   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1998

                                                       REGISTRATION NO. 333
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                TC PIPELINES, LP

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          4922                  52-2135448
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                             FOUR GREENSPOINT PLAZA
                             16945 NORTHCHASE DRIVE
                              HOUSTON, TEXAS 77060
                                 (281) 539-4500

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                           KENNETH R. BLACKMAN, ESQ.
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                               ONE NEW YORK PLAZA
                            NEW YORK, NEW YORK 10004
                                 (212) 859-8000

  (Name and Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service)
                         ------------------------------

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:

        KENNETH R. BLACKMAN, ESQ.                  MICHAEL ROSENWASSER, ESQ.
          CRAIG F. MILLER, ESQ.                    JONATHAN P. CRAMER, ESQ.
Fried, Frank, Harris, Shriver & Jacobson            Andrews & Kurth L.L.P.
           One New York Plaza                          805 Third Avenue
        New York, New York 10004                   New York, New York 10022
             (212) 859-8000                             (212) 850-2800

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED        PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE      MAXIMUM OFFERING       AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED (1)    PRICE PER UNIT (2)    OFFERING PRICE     REGISTRATION FEE
Common units representing limited partner
  interests.................................      17,986,000            $20.25           $364,216,500          $101,253

(1) Includes common units issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION. DATED DECEMBER   , 1998.
[LOGO]
                            15,640,000 Common Units

                                TC PIPELINES, LP

                     Representing Limited Partner Interests
                                  ------------

    This is an initial public offering of common units representing limited partner interests in TC PipeLines, LP. TC PipeLines was recently formed to acquire, own and participate in the management of United States-based pipeline assets. TC PipeLines will own a 30% general partner interest in Northern Border Pipeline Company, a Texas general partnership engaged in pipeline transportation of natural gas. All of the 15,640,000 common units are being sold by TC PipeLines.

    TC PipeLines intends, to the extent there is sufficient cash available from operations, to distribute to each holder of common units a minimum quarterly distribution of at least $0.375 per common unit per quarter or $1.50 per common unit on an annualized basis. TC PipeLines' general partner has broad discretion in making cash distributions and establishing reserves. During a subordination period, which generally will not end prior to March 31, 2004, TC PipeLines will pay such minimum quarterly distribution to holders of common units before any distributions will be paid on our subordinated limited partner interests.

    Prior to the offering, there has been no public market for the common units. It is currently estimated that the initial public offering price per common unit will be between $ and $ . TC PipeLines intends to list the common units on
the New York Stock Exchange under the symbol "      ".

    SEE "RISK FACTORS" ON PAGE 27 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING COMMON UNITS.

    Those risks include the following:

    - TC PipeLines' cash flow and performance are dependent upon the cash flow of Northern Border Pipeline, which has a limited number of major customers, all of which have long-term contracts and are affected by regulatory decisions of the Federal Energy Regulatory Commission.

    - TC PipeLines' cash distributions to unitholders are not guaranteed, will depend on future cash distributions from Northern Border Pipeline and will be affected by the funding of reserves, expenditures and other matters.

                                                          (CONTINUED ON PAGE II)
                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                             Per
                                                         Common Unit       Total
                                                        --------------  -----------
Initial public offering price.........................   $               $
Underwriting discount.................................   $               $
Proceeds, before expenses, to TC PipeLines............   $               $

    The underwriters may, under certain circumstances, purchase up to an additional 2,346,000 common units from TC PipeLines at the initial public offering price less the underwriting discount.
                                ----------------

    The underwriters expect to deliver the common units against payment in New
York, New York on         , 1999.

GOLDMAN, SACHS & CO.

        SALOMON SMITH BARNEY

                MERRILL LYNCH & CO.

                        MORGAN STANLEY DEAN WITTER

                                 PAINEWEBBER INCORPORATED

                                ----------------

                     Prospectus dated              , 1999.

    - TC PipeLines' future performance will depend in part on the successful completion of projects by Northern Border Pipeline.

    - TC PipeLines may be unable to control certain major decisions by Northern Border Pipeline's management committee.

    - Potential conflicts of interest could arise as a result of the General Partner's relationship with TransCanada PipeLines Limited, its parent corporation (which is also in the natural gas transmission business), on the one hand, and TC PipeLines or any of TC PipeLines' other partners, on the other hand. The General Partner's affiliates, including TransCanada, are permitted to compete with TC PipeLines.

    - The Partnership Agreement limits the liability and reduces the fiduciary duties of the General Partner.

    - The federal income tax benefits of an investment in TC PipeLines depend on the classification of TC PipeLines as a partnership for federal income tax purposes. TC PipeLines will not obtain a ruling from the IRS on this or any other matter.

                               ------------------

    TC PipeLines intends to furnish to its unitholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year of TC PipeLines.

                               ------------------

                           FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY....................................................................          1
  TC PipeLines, LP....................................................................          1
  Northern Border Pipeline System.....................................................          1
  Business Strategy and Competitive Strengths.........................................          2
  TransCanada PipeLines Limited.......................................................          4
  The Transactions....................................................................          5
  Summary Pro Forma Financial Data of the Partnership.................................          7
  Summary Historical Financial and Operating Data of Northern Border Pipeline.........          8
  Summary of Risk Factors.............................................................          9
  Cash Available for Distribution.....................................................         14
  Partnership Structure and Management................................................         16
  Ownership Chart.....................................................................         17
  The Offering........................................................................         18
  Summary of Tax Considerations.......................................................         24
RISK FACTORS..........................................................................         27
  Risks Inherent in the Partnership's Business........................................         27
  Risks Inherent in an Investment in the Partnership..................................         32
  Conflicts of Interest and Fiduciary Responsibilities................................         36
  Tax Risks...........................................................................         38
THE TRANSACTIONS......................................................................         42
USE OF PROCEEDS.......................................................................         43
PRO FORMA CAPITALIZATION..............................................................         44
DILUTION..............................................................................         45
CASH DISTRIBUTION POLICY..............................................................         46
  General.............................................................................         46
  Quarterly Distributions of Available Cash...........................................         47
  Distributions from Operating Surplus During Subordination Period....................         48
  Distributions from Operating Surplus After Subordination Period.....................         49
  Incentive Distribution Rights--Hypothetical Annualized Yield........................         49
  Distributions from Capital Surplus..................................................         50
  Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.........         51
  Distributions of Cash Upon Liquidation..............................................         52
CASH AVAILABLE FOR DISTRIBUTION.......................................................         54
SELECTED PRO FORMA FINANCIAL DATA OF THE PARTNERSHIP..................................         56
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF NORTHERN BORDER PIPELINE..........         57
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................         58
  Pro Forma Financial Condition and Results of Operations of the Partnership..........         58
  Results of Operations of Northern Border Pipeline...................................         58
  Liquidity and Capital Resources of Northern Border Pipeline.........................         60
  Description of Indebtedness of Northern Border Pipeline.............................         61
  Interest Rate Risk Management of Northern Border Pipeline...........................         63
  Project Cost Containment Mechanism..................................................         63
  Recent Developments.................................................................         64
  Year 2000...........................................................................         64
MARKET OVERVIEW.......................................................................         66
BUSINESS OF THE PARTNERSHIP...........................................................         68

  Business Strategy and Competitive Strengths of the Partnership......................         68
BUSINESS OF NORTHERN BORDER PIPELINE..................................................         70
  Structure...........................................................................         70
  General.............................................................................         70
  The Pipeline System.................................................................         70
  The Chicago Project.................................................................         71
  Project 2000........................................................................         72
  Competition.........................................................................         72
  Shippers............................................................................         72
  FERC Regulation.....................................................................         73
  Environmental and Safety Matters....................................................         76
  Properties..........................................................................         76
  Litigation..........................................................................         77
  How to Obtain Other Information About the Partnership...............................         78
MANAGEMENT............................................................................         79
  Partnership Management..............................................................         79
  Directors and Executive Officers of the General Partner.............................         80
  Reimbursement of Expenses of the General Partner and Its Affiliates.................         81
  Executive Compensation..............................................................         81
  Compensation of Directors...........................................................         81
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................         82
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES..................................         83
  Conflicts of Interest...............................................................         83
  Fiduciary and Other Duties..........................................................         86
DESCRIPTION OF THE COMMON UNITS.......................................................         88
  The Units...........................................................................         88
  Transfer Agent and Registrar........................................................         89
  Transfer of Common Units............................................................         89
DESCRIPTION OF THE SUBORDINATED UNITS.................................................         91
  Conversion of Subordinated Units....................................................         91
  Limited Voting Rights...............................................................         91
  Distributions Upon Liquidation......................................................         92
THE PARTNERSHIP AGREEMENT.............................................................         93
  Organization and Duration...........................................................         93
  Purpose.............................................................................         93
  Power of Attorney...................................................................         93
  Capital Contributions...............................................................         94
  Limited Liability...................................................................         94
  Issuance of Additional Securities...................................................         95
  Amendment of Partnership Agreement..................................................         95
  Merger, Sale or Other Disposition of Assets.........................................         97
  Termination and Dissolution.........................................................         97
  Liquidation and Distribution of Proceeds............................................         98
  Withdrawal or Removal of the General Partner........................................         98
  Transfer of General Partner Interest and Incentive Distribution Rights..............         99
  TransCanada Ownership of General Partner............................................        100
  Change of Management Provisions.....................................................        100
  Limited Call Right..................................................................        100
  Meetings; Voting....................................................................        101
  Status as Limited Partner or Assignee...............................................        101
  Non-Citizen Assignees; Redemption...................................................        102

  Indemnification.....................................................................        102
  Books and Reports...................................................................        103
  Right to Inspect Partnership Books and Records......................................        103
  Registration Rights.................................................................        103
UNITS ELIGIBLE FOR FUTURE SALE........................................................        104
NORTHERN BORDER PIPELINE PARTNERSHIP AGREEMENT........................................        106
  Organization and Partners...........................................................        106
  Purpose.............................................................................        106
  Management and Voting...............................................................        106
  Operator............................................................................        108
  Cash Distribution Policy............................................................        108
  Audit and Compensation Committee....................................................        109
  Allocation of Income, Gain, Loss and Deduction......................................        109
  Transfer of Interest................................................................        109
  Additional Capital Requirements.....................................................        109
  Change to Corporate Form............................................................        109
  Withdrawal of General Partners......................................................        110
  Indemnification.....................................................................        110
  Termination and Dissolution.........................................................        110
  Liquidation and Distribution of Proceeds............................................        110
TAX CONSIDERATIONS....................................................................        111
  Legal Opinions and Advice...........................................................        111
  Tax Rates...........................................................................        112
  Partnership Status..................................................................        112
  Limited Partner Status..............................................................        113
  Tax Consequences of Unit Ownership..................................................        114
  Allocation of Partnership Income, Gain, Loss and Deduction..........................        116
  Tax Treatment of Operations.........................................................        117
  Disposition of Common Units.........................................................        120
  Uniformity of Units.................................................................        123
  Tax-Exempt Organizations and Certain Other Investors................................        124
  Administrative Matters..............................................................        125
  State, Local and Other Tax Considerations...........................................        127
INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS...............................        128
VALIDITY OF THE COMMON UNITS..........................................................        129
EXPERTS...............................................................................        129
UNDERWRITING..........................................................................        U-1
INDEX TO FINANCIAL STATEMENTS.........................................................        F-1
Appendix A--Form of Agreement of Limited Partnership..................................        A-1
Appendix B--Form of Application for Transfer of Common Units..........................        B-1
Appendix C--Glossary of Certain Terms.................................................        C-1
Appendix D--Pro Forma Available Cash from Operating Surplus...........................        D-1

                        GUIDE TO READING THIS PROSPECTUS

    The following should help you understand some of the conventions and defined terms used in this prospectus:

    - Periodically throughout this prospectus, we refer to ourselves, TC PipeLines, LP, as "we," "us", "TC PipeLines" or "the Partnership." Generally we refer to ourselves as "we" or "us" when discussing operations (such as "We were recently formed to acquire a 30% general partner interest in Northern Border Pipeline Company"), and as "the Partnership" when discussing our entity or its structure (such as "The Partnership conducts its operations through the Intermediate Partnership"). In addition, as the context requires, references to "we", "us" and "the Partnership" include TC PipeLines Intermediate Limited Partnership, our subsidiary partnership (the "Intermediate Partnership").

    - "Northern Border Pipeline" means Northern Border Pipeline Company, a Texas general partnership engaged in pipeline transportation of natural gas.

    - For ease of reference, a Glossary of certain terms used in this prospectus is included as Appendix C to this prospectus. Capitalized terms not otherwise defined have the meanings given in the Glossary.

    - Unless otherwise specified, the information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

    - Unless otherwise specified, references in this prospectus to "$" or "dollars" are to United States dollars.

                               PROSPECTUS SUMMARY

    THE SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON UNITS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS.

                                TC PIPELINES, LP

    We were recently formed to acquire, own and participate in the management of United States-based pipeline assets. We will own a 30% interest in Northern Border Pipeline Company ("Northern Border Pipeline"). TC PipeLines GP, Inc., a newly formed corporation and a wholly owned subsidiary of TransCanada PipeLines Limited ("TransCanada"), serves as our General Partner (the "General Partner"), and will manage and operate our activities.

    Northern Border Pipeline owns a 1,213-mile United States interstate pipeline system (the "Pipeline System") that transports natural gas from the Montana-Saskatchewan border to natural gas markets in the midwestern United States. The Pipeline System was initially constructed in 1982 with capacity additions to the Pipeline System in 1991, 1992 and 1998. The Chicago Project, completed in late 1998, increased the Pipeline System's receipt capacity by 41.8% to its current capacity of 2,375 million cubic feet per day ("MMcfd"). In 1997, Northern Border Pipeline transported 18.7% of the total amount of Canadian natural gas shipped to United States markets.

    In 1997, approximately 87% of the natural gas transported by the Pipeline System was produced in the Western Canadian Sedimentary Basin ("WCSB") located in the provinces of Alberta, British Columbia and Saskatchewan. As of December 31, 1997, the WCSB had remaining established reserves of natural gas of 61 trillion cubic feet ("Tcf").

    Northern Border Pipeline generates revenue from agreements with shippers for the receipt and delivery of natural gas at points along the Pipeline System. Northern Border Pipeline transports natural gas under a cost of service tariff regulated by the United States Federal Energy Regulatory Commission ("FERC") under which shippers are required to pay transportation costs whether or not they use any capacity. As a result of the long-term nature of its shipper contracts, the financial results of Northern Border Pipeline are not immediately affected by reductions in capacity utilization. Furthermore, Northern Border Pipeline does not own the natural gas that it transports and therefore it does not assume any natural gas commodity price risk.

                        NORTHERN BORDER PIPELINE SYSTEM

    Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border near Port of Morgan, Montana, to interconnecting pipelines in the upper midwest of the United States. The Pipeline System has pipeline access to natural gas reserves in both the WCSB in Canada and the Williston Basin in the United States. Interconnecting pipeline facilities provide Northern Border Pipeline shippers access to markets in the Midwest, including Chicago. Access beyond Chicago to markets throughout the United States is provided by transportation, displacement and exchange arrangements by third parties. Northern Border Pipeline's capacity utilization was an average of 102% of summer design capacity during 1997.

    Natural gas produced in Canada and delivered to Northern Border Pipeline has increased from 483.4 billion cubic feet ("Bcf") in 1993 to 543.6 Bcf in 1997. Transportation capacity has been increased by up to 700 MMcfd as a result of the Chicago Project becoming operational in late 1998.

    The first segment of the Pipeline System, which extends from the Canadian border to Ventura, Iowa, was completed and placed in service in 1982. In 1991, an additional compressor station was added to the Pipeline System. In 1992, Northern Border Pipeline acquired and placed in service a 147-mile pipeline extension which terminates near Harper, Iowa. As a result of these 1991 and 1992 projects, the throughput capacity of the Pipeline System increased by 463 MMcfd to 1,675 MMcfd.

    There were seven compressor stations on the Pipeline System as of December 31, 1997. Other facilities included three pipeline field offices and warehouses, six major measurement stations and 39 microwave tower sites.

    The Chicago Project, completed in December 1998, extended the Pipeline System from Harper, Iowa to Manhattan, Illinois near Chicago, and expanded the Pipeline System's capacity. New contracts with shippers entered into in connection with the Chicago Project provide for additional receipts into the Pipeline System of 700 MMcfd of natural gas. As a result of the Chicago Project, total receipt capacity on the Pipeline System is 2,375 MMcfd. The Chicago Project includes 243 miles of new pipeline and 147 miles of pipeline loop, as well as the installation of additional compression facilities. In connection with the Chicago Project, Northern Border Pipeline added eight new compressor stations and upgraded five existing compressor stations.

    Interconnecting pipeline facilities provide Northern Border Pipeline's shippers with flexible access to end markets. The interconnect at Ventura, Iowa functions as a large market center, where natural gas volumes transported on the Pipeline System are sold, traded and received for transport to significant consuming markets in the Midwest and to interconnecting pipeline facilities destined for other markets. The interconnect at Harper, Iowa with Natural Gas Pipeline Company of America ("NGPL") and the Chicago Project extension to Manhattan, Illinois also provide access for natural gas transported through the Pipeline System to Chicago and other midwest markets and to interconnecting pipeline facilities destined for other markets.

    The Pipeline System is operated by Northern Plains Natural Gas Company ("Northern Plains"), a wholly owned subsidiary of Enron Corp. ("Enron"). Management of Northern Border Pipeline is overseen by a four-member management committee (the "Northern Border Pipeline Management Committee"). We designate one representative to the Northern Border Pipeline Management Committee with 30% voting power and the general partners of Northern Border Partners L.P. ("NBP"), a publicly traded partnership that is not affiliated with us, designate three representatives having an aggregate 70% voting power.

                  BUSINESS STRATEGY AND COMPETITIVE STRENGTHS

    The Partnership was created to acquire, own and participate in the management and growth of United States-based pipeline assets.

    We believe that the continuing growth in demand for natural gas is driving the need for new pipeline capacity in North America. The Pipeline System's Chicago Project is an example of a project built to transport Canadian natural gas to growing markets. With increasing volumes of natural gas expected to reach the northern midwest market during 1999 to 2001 and with the growth of markets in the northeastern United States, we believe that there will be a need to transport increasing volumes of natural gas between these two regions.

    We intend to capitalize on these opportunities by facilitating the flow of natural gas to the growing natural gas consuming markets in the United States. By participating in selected expansions and targeted acquisitions we will seek to leverage the strategic location and capability of the Pipeline System. Our strategy is designed to generate increasing amounts of cash from operations to distribute to our unitholders.

    Key elements of our business strategy are to:

    - SERVE GROWING MARKETS FOR NATURAL GAS IN THE UNITED STATES. Natural gas consumption in the United States northeast markets increased by 18.8% from 1994 to 1997 and we expect these markets to grow at approximately 3.5% per year at least until 2003. We anticipate acquiring ownership interests in and enhancing transmission pathways which serve these regional demands for natural gas.

    - PURSUE STRATEGIC ACQUISITIONS. We will seek to acquire significant ownership positions in fully operating pipeline transmission assets in the United States. We will concentrate on acquiring ownership positions in pipeline transmission assets that complement our existing asset to serve growing markets for natural gas in the United States.

    - CREATE VALUE BY ESTABLISHING CROSS-COUNTRY ROUTES. Through our participation in extensions of the Pipeline System and through acquisitions by the Partnership we envision establishing cross-country routes for natural gas transmission. By facilitating cross-country routes we would create a wider range of end-market options for shippers in order to enhance the value of our existing asset and our future acquisitions.

    - APPLY TRANSCANADA'S EXPERTISE TO EFFICIENTLY MANAGE ASSETS. We will use the combined experience of our management and our affiliate TransCanada to efficiently manage existing and newly acquired assets.

    - CAPITALIZE ON NON-GAS OPPORTUNITIES. We believe that opportunities may exist to acquire ownership interests in non-natural gas transmission assets that will complement our other assets throughout the United States.

    We believe we are well positioned to execute our strategy due to the following strengths:
    - RELATIONSHIP WITH TRANSCANADA. We believe that one of TransCanada's strengths is the identification, development and construction of new natural gas transmission pipelines. Due to our relationship with TransCanada, these transmission assets may provide acquisition opportunities for us.

    - ACCESS TO PUBLIC CAPITAL. Our competitive advantage relative to large corporate energy services companies (including TransCanada) arises from our ability to access public capital with a structure that allows us to distribute a greater portion of cash from operations.

    - EXPERIENCED MANAGEMENT RESOURCES. In addition to the experienced management of the General Partner, TransCanada will make available the services of its management who have substantial experience in and understanding of the natural gas transmission business, knowledge of Canadian and United States regulatory matters and a demonstrated ability to operate pipeline transmission assets in an efficient and profitable manner.

    - STRATEGICALLY LOCATED AND COST COMPETITIVE EXISTING PIPELINE ASSETS. The Pipeline System links historically increasing natural gas production in western Canada with the United States interstate pipeline system. We believe that the interconnections with other interstate natural gas transmission systems as well as the cost competitiveness of its tariffs have made Northern Border Pipeline an attractive transportation option for shippers.

    - STABLE CASH FLOW FROM OPERATIONS. Pipeline transportation of natural gas in a regulated environment is a relatively stable business well suited to our strategy.

                         TRANSCANADA PIPELINES LIMITED

    Our General Partner is a 100% wholly owned subsidiary of TransCanada. TransCanada has extensive operations in four principal lines of business: energy transmission, energy marketing, energy processing and international energy services.

    On the basis of market capitalization, TransCanada is one of the largest energy services companies in North America. It is the largest carrier of natural gas in North America by volume and operates the longest and most extensive pipeline network in Canada. As of December 31, 1997, it transported approximately 81% of all Canadian natural gas production, which represented 18% of all North American natural gas production. Through the Canadian Mainline and the Alberta System, TransCanada owns and operates natural gas transmission systems with approximately 22,700 miles of pipeline. TransCanada extends its reach in North America through various ownership interests in approximately 5,560 miles of natural gas and crude oil pipelines.

    For the nine months ended September 30, 1998, TransCanada had revenues of Cdn.$13 billion and net income from continuing operations of Cdn.$475 million. As of September 30, 1998, TransCanada had assets of Cdn.$25 billion. TransCanada's common shares trade primarily on the Toronto, Montreal and the New York stock exchanges under the symbol TRP.

                              ENERGY TRANSMISSION

CANADIAN MAINLINE

    TransCanada owns and operates a 9,005-mile natural gas transmission system in Canada (the "Canadian Mainline"). The Canadian Mainline is a high pressure pipeline which transports natural gas from western Canada to large, diverse markets in eastern Canada and in the northeastern and midwestern United States. Beginning at the Alberta-Saskatchewan border, the Canadian Mainline crosses the provinces of Saskatchewan, Manitoba and Ontario and ends at the Quebec-Vermont border. The Canadian Mainline also connects with other pipelines that deliver natural gas to Canada and the United States.

ALBERTA SYSTEM

    TransCanada owns and operates the Alberta System, which collects and transports natural gas for use in Alberta and for delivery to connecting pipelines (including the Canadian Mainline) at the Alberta border for delivery to eastern Canada and export to the United States.

NORTH AMERICAN PIPELINE INVESTMENTS

    TransCanada has ownership interests in other North American pipeline systems. These interests include:

    - a 50% interest in the Great Lakes System beginning at the Canada-United States border near Emerson, Manitoba and extending through the United States to Sarnia, Ontario;

    - a 29% interest in the Iroquois System beginning at the Canada-United States border near Iroquois, Ontario, extending through the states of New York and Connecticut and ending in Long Island, New York;

    - a 50% interest in Tuscarora Pipeline extending from Malin, Oregon to Reno, Nevada;

    - a 50% interest in Trans Quebec & Maritimes Pipeline extending from Montreal to Quebec City, in the province of Quebec;

    - a 69.5% interest in the Foothills (Sask.) System beginning at the Alberta-Saskatchewan border near Empress, Alberta and extending to the Pipeline System;

    - a 74.5% interest in the Foothills (Alta.) System located within the province of Alberta and connecting with the Foothills (Sask.) and the Foothills (South B.C.) Systems;

    - a 74.5% interest in the Foothills (South B.C.) System extending from the Alberta-British Columbia border to the British Columbia-Idaho border;

    - a 100% interest in the Alberta Natural Gas System extending from Alberta's western border through British Columbia to the United States border;

    - a 50% interest in Express Pipeline, a crude oil pipeline extending from Hardisty, Alberta and ending near Wood River, Illinois; and

    - a 21.4% interest in the Portland System, which is currently under construction, extending from the Canada-United States border near Pittsburg, New Hampshire and ending near Dracut, Massachusetts.

    As discussed under "Business of the Partnership--Business Strategy and Competitive Strengths of the Partnership", TransCanada's various United States pipeline assets may provide opportunities for our growth through acquisitions.

                                OTHER BUSINESSES

    TransCanada has a substantial energy commodity marketing business in North America. Its diversified energy marketing business includes the marketing of natural gas, natural gas liquids, crude oil, refined products and electricity. TransCanada markets these energy commodities in both Canada and the United States and provides a range of supply, storage and transportation services to its customers.

    TransCanada's energy processing operations consist of the processing of hydrocarbons into other forms of energy and products in Canada and the United States. The processing assets include natural gas gathering and processing facilities, extraction plants, two specialty chemicals operations and independent power plants, including a 70% interest in the Ocean State Power generation plant.

    TransCanada also invests in energy transmission and power generation operations and investigates and develops energy-related business opportunities outside of Canada and the United States.

                                THE TRANSACTIONS

    We estimate that the net proceeds to the Partnership from the sale of common units offered through this prospectus will be approximately $285 million (assuming an initial public offering price of $19.50 per common unit and after deducting underwriting discounts and commissions but before deducting expenses incurred in connection with the offering). Concurrently with the closing of the offering, the following transactions (the "Transactions") will take place:

    - TransCan Northern Ltd. and TransCanada Border PipeLine Ltd. (the "TransCanada Subsidiaries") will contribute their combined 30% general partner interest in Northern Border Pipeline to the Partnership in exchange for, in the case of TransCanada Border PipeLine Ltd., a number of common units (which will not be outstanding after the Transactions), and, in the case of TransCan Northern Ltd., (1) a number of common units (which will not be outstanding after the Transactions), (2) 3,960,000 subordinated units, (3) a 2% combined general partner interest in the Partnership and the Intermediate Partnership, (4) the Incentive Distribution Rights, and (5) the Partnership's assumption of approximately $135 million of indebtedness associated with the asset contributed by TransCan Northern Ltd.;

    - the Partnership will use a portion of the net proceeds of the offering to repay the approximately $135 million of assumed indebtedness and to pay expenses incurred in connection with the offering;

    - the Partnership will use the remainder of the net proceeds to redeem all of the common units issued to the TransCanada Subsidiaries; and

    - TransCan Northern Ltd. will transfer its subordinated units, Incentive Distribution Rights and general partner interest to the General Partner.

    After giving effect to these transactions, the TransCanada Subsidiaries will not own any direct interests in the Partnership, and the General Partner will not own any common units but will own 3,960,000 subordinated units, the Incentive Distribution Rights and the general partner interests.

    The asset conveyed to the Partnership by the TransCanada Subsidiaries constitutes all of the initial assets of the Partnership. Prior to the offering, there has been no public market for the common units of the Partnership. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the common units.

    We will use the net proceeds from any exercise of the underwriters' over-allotment option to redeem subordinated units from the General Partner on a one-for-one basis equal to the number of common units issued upon the exercise of such option.

    Concurrently with the closing of the offering, the Intermediate Partnership,
as borrower, will enter into a $   million unsecured revolving credit facility
(the "Revolving Credit Facility"), with TransCanada PipeLine USA Ltd. (a wholly
owned subsidiary of TransCanada), as lender. We may borrow up to $   million
from time to time under the Revolving Credit Facility to fund capital expenditures, fund capital contributions to Northern Border Pipeline and for working capital and other general business purposes, including enabling the Partnership to make distributions on the units.

              SUMMARY PRO FORMA FINANCIAL DATA OF THE PARTNERSHIP

                                                               NINE MONTHS
                                                                  ENDED         YEAR ENDED
                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   1998            1997
                                                              --------------  --------------
                                                                       (UNAUDITED)

                                                                  (thousands of dollars,
                                                                 except per unit amounts)
INCOME STATEMENT DATA:
  Equity income from investment in Northern Border Pipeline
    (1).....................................................        21,615          21,832
  General and administrative expenses.......................          (900)         (1,200)
                                                              --------------  --------------
  Net income to partners....................................        20,715          20,632
                                                              --------------  --------------
                                                              --------------  --------------
  Net income per unit (1)...................................    $     1.04      $     1.03
                                                              --------------  --------------
                                                              --------------  --------------
BALANCE SHEET DATA (AT PERIOD END):
  Investment in Northern Border Pipeline (2)................       236,777
  Total assets..............................................       236,778
  Partners' capital
    General partner (3).....................................         4,737
    Common units (3)........................................       185,159
    Subordinated units (3)..................................        46,882
                                                              --------------
                                                                   236,778
                                                              --------------
                                                              --------------

------------------------------

(1) Pro forma equity income represents 30% of the net income of Northern Border Pipeline. The General Partner's allocation of pro forma net income is based on an aggregate 2% interest in the Partnership, which has been deducted before calculating the pro forma net income per unit. The computation of pro forma net income per unit assumes that 15,640,000 common units and 3,960,000 subordinated units are outstanding at all times during the periods presented.

(2) The pro forma investment balance as of September 30, 1998 represents the combined carrying values of the investment in Northern Border Pipeline as reflected in the financial records of TransCan Northern Ltd. and TransCanada Border PipeLine Ltd. as of that date. The balance also equates to 30% of the net assets of Northern Border Pipeline as of September 30, 1998.

(3) Pro forma partners' capital is allocated 2% to the General Partner, 78.2% to common unitholders and 19.8% to subordinated unitholders.

    For a more complete description of the assumptions used in preparing the Summary Pro Forma Financial Data of the Partnership, see Notes to TC PipeLines, LP Pro Forma Financial Statements, included elsewhere in this prospectus.

               SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA OF
                            NORTHERN BORDER PIPELINE

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                 ------------------------  ---------------------------------------------------------------
                                    1998         1997         1997        1996         1995       1994(1)       1993(1)
                                 -----------  -----------  ----------  -----------  ----------  ------------  ------------
                                       (UNAUDITED)

                                                       (thousands of dollars, except operating data)
INCOME STATEMENT DATA:
  Operating revenues, net......     145,476      140,369      186,050     201,943      206,497      211,580       205,242
  Operations and maintenance...      16,872       21,027       28,522      26,974       25,573       27,682        25,793
  Depreciation and
    amortization...............      30,060       28,988       38,708      46,979       47,081       41,959        39,539
  Taxes other than income......      17,267       17,793       22,393      24,390       23,886       24,438        21,393
                                 -----------  -----------  ----------  -----------  ----------  ------------  ------------
    Operating income...........      81,277       72,561       96,427     103,600      109,957      117,501       118,517
  Interest expense.............     (30,422)     (24,162)     (33,020)    (33,117)     (35,205)     (38,424)      (40,671)
  Other income (expense).......      21,196        4,955        9,365       3,360         (217)      (1,919)       (2,440)
                                 -----------  -----------  ----------  -----------  ----------  ------------  ------------
    Net income.................      72,051       53,354       72,772      73,843       74,535       77,158        75,406
                                 -----------  -----------  ----------  -----------  ----------  ------------  ------------
                                 -----------  -----------  ----------  -----------  ----------  ------------  ------------
CASH FLOW DATA:
  Net cash provided by
    operating activities.......      83,390      121,604      115,328     136,808      127,429      121,679       118,333
  Capital expenditures.........     484,219       69,773      152,070      18,597        8,310        3,086         1,268
  Distributions to partners....      61,205       99,322       99,322     102,845       98,517       87,509        90,036
BALANCE SHEET DATA (AT PERIOD
  END):
  Net property, plant and
    equipment..................   1,602,862      998,361    1,100,890     937,859      957,587      983,843     1,015,567
  Total assets.................   1,653,804    1,043,262    1,147,120     974,137    1,011,361    1,063,210     1,097,383
  Long-term debt, including
    current maturities.........     724,000      410,000      459,000     377,500      410,000      445,000       470,000
  Partners' capital............     789,258      520,994      581,412     526,962      555,964      579,946       590,297
OPERATING DATA (UNAUDITED):
  Natural gas delivered
    (MMcf).....................     463,209      471,695      633,280     633,908      615,133      597,898       570,469
  Average throughput (MMcfd)...       1,733        1,761        1,770       1,764        1,720        1,663         1,592

------------------------

(1) Certain figures have been reclassified to conform with the presentation used in the audited financial statements for the year ended December 31, 1997.

                            SUMMARY OF RISK FACTORS

    LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION, ALTHOUGH MANY OF THE BUSINESS RISKS TO WHICH THE PARTNERSHIP WILL BE SUBJECT ARE SIMILAR TO THOSE THAT WOULD BE FACED BY A CORPORATION ENGAGED IN A SIMILAR BUSINESS. YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE COMMON UNITS.

                  RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

- Our cash flow and performance are dependent upon the cash flow of Northern Border Pipeline, which has a limited number of major customers, all of which have entered into long-term contracts which require customers to pay regardless of whether they transport natural gas. As a result, Northern Border Pipeline's ability to make distributions will depend upon the ability of its customers to pay and not upon the amount of natural gas transported. The failure of these customers to perform under their contracts or the exercise by these customers of contractual termination rights could have an adverse effect on Northern Border Pipeline's cash flow and financial condition, unless Northern Border Pipeline reallocates costs to other shippers (subject to FERC approval) or obtains contracts to replace their current contracts or it otherwise obtains shipper commitments that replace the lost revenues.

- Cash distributions are not guaranteed and may fluctuate with our performance. Our cash flow is dependent upon transportation contracts entered into by Northern Border Pipeline with shippers on the Pipeline System. Cash distributions will also be affected by the funding of reserves, expenditures and other matters, some of which may be beyond our control. Our ability to distribute cash may be limited during the existence of any events of default under the terms of the debt of Northern Border Pipeline or any debt of the Partnership.

- Northern Border Pipeline is subject to extensive regulation by the FERC. Revenues from the Pipeline System are determined in accordance with a cost of service form of tariff approved by the FERC. We cannot give any assurance that the FERC will continue to permit Northern Border Pipeline to use this form of tariff. Northern Border Pipeline is required to file a rate proceeding with the FERC by May 31, 1999. A reduction in the FERC-approved return on equity (currently 12.0%), a reduction in its rate base, the exclusion of cost of service amounts or any other adverse change would adversely affect the amount of cash available for distribution to you.

- Our future performance may depend on Northern Border Pipeline's successful completion of projects that will be included in its rate base. In order to avoid a reduction in the level of cash available for distributions to its partners (and, consequently, cash potentially available for distribution by us to you), based on its current FERC-approved tariff, Northern Border Pipeline must maintain or increase its rate base through projects that maintain or add to existing pipeline facilities. Northern Border Pipeline's ability to complete such replacements or additions is subject, among other things, to numerous business, economic, regulatory, competitive and political uncertainties beyond its control and there is no assurance that such projects will be completed.

- The FERC may not permit Northern Border Pipeline to include certain costs associated with the Chicago Project in its rate base. In such case, Northern Border Pipeline would not be able to recover such costs from its shippers and cash available for distribution to you would be adversely affected.

- The long-term financial conditions of both Northern Border Pipeline and the Partnership are dependent on the continued availability of western Canadian natural gas for export to the United States. We believe that substantial additional natural gas reserves remain to be discovered, developed and produced in western Canada. These natural gas reserve prospects may require significant capital expenditures by others for exploration and development drilling, as well as the installation of production, gathering, storage, transportation and other facilities that permit gas to be produced and delivered to pipelines that interconnect with the Pipeline System. Low prices for natural gas, regulatory limitations or the lack of available capital for such projects could adversely affect the development of additional reserves and production, gathering, storage, transportation and other facilities in this area. We cannot give any assurances as to the timing of discovery or development of additional natural gas reserves or their availability to interconnect with the Pipeline System.

- Northern Border Pipeline faces competition from planned and existing pipeline systems with respect to its transportation services.

- Northern Border Pipeline is required to comply with various affirmative and negative covenants in the loan documents relating to its debt, including a restriction on making distributions to the partners of Northern Border Pipeline if an event of default exists or would exist upon making such distribution.

- In connection with our acquisition strategy, we cannot give any assurances that, among other things: (1) we will be able to identify attractive acquisition candidates; (2) we will be able to obtain necessary financing on acceptable terms; (3) any acquisitions will not be dilutive to earnings and distributions; and (4) any additional debt incurred to finance an acquisition will not affect our ability to make distributions to you. Our acquisition strategy also involves numerous risks including: (1) difficulties inherent in the integration of operations and systems, (2) the diversion of management's attention from other business concerns, and (3) the potential loss of key employees of acquired businesses.

- Northern Border Pipeline's operations are subject to certain operational hazards and unforseen interruptions, such as natural disasters, adverse weather, accidents or other events beyond our General Partner's control.

               RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

- NBP (which is unaffiliated with us) controls 70% of the voting power of the Northern Border Pipeline Management Committee. Therefore, except as to matters requiring unanimity, NBP has the power to approve a particular matter by majority vote despite the fact that our representative voted against such project or other matter. NBP has three general partners, two affiliated with Enron, and one affiliated with The Williams Companies, Inc. ("Williams").

- Voting rights of the unitholders are limited. As a result of such limited voting rights, unitholders will not have the ability to participate in Partnership governance to the same degree as holders of capital stock in a corporation.

- Our General Partner will manage and operate the Partnership. Unitholders will have no right to elect our General Partner on an annual or other continuing basis, and the General Partner generally may not be removed except pursuant to the vote of the holders of at least 66 2/3% of the outstanding units, including units owned by the General Partner and its affiliates. As a result, unitholders will have limited say in matters affecting the operation of the Partnership, and if such holders are in disagreement with the decisions of the General Partner, they may remove our General Partner only as provided in the Partnership Agreement.

- Certain change of management provisions in the Partnership Agreement are intended to discourage a person or group from attempting to remove our General Partner or otherwise change management of the Partnership.

- In establishing the terms of the offering, including the number and initial offering price of the common units, the number of common units and subordinated units to be received by the General Partner and its affiliates and the Minimum Quarterly Distribution, we have relied on certain assumptions concerning our future operations. Although we believe our assumptions are within a range of reasonableness, whether the assumptions are realized is not, in many cases, within our control and cannot be predicted with any degree of certainty. If our assumptions are not realized, the actual Available Cash from Operating Surplus that we generate could be substantially less than that currently expected and may be less in any quarter than that required to make the Minimum Quarterly Distribution. See "Cash Available for Distribution".

- The Partnership may sell additional limited partner interests, diluting existing unitholders' interests, subject to limited restrictions.

- The assumed initial public offering price of $19.50 per unit exceeds pro forma tangible net book value of $11.84 per unit. You will incur immediate and substantial dilution of $7.66 per common unit.

- Prior to the offering there has been no public market for the common units.

- If 20% or less of the common units are held by persons other than our General Partner and its affiliates, our General Partner will have the right to purchase all, but not less than all, of the remaining common units held by such unaffiliated persons at the then current market price.

- In limited circumstances, the business and assets of Northern Border Pipeline may be transferred to a corporation without the vote or consent of unitholders. See "Northern Border Pipeline Partnership Agreement-- Change to Corporate Form". We believe that it is unlikely that circumstances requiring such a transfer will occur. However, a transfer to corporate form would result in Northern Border Pipeline being subject to corporate income taxes and would likely be materially adverse to its (and, therefore, our) results of operations and financial condition.

- If the Partnership were deemed to be an unregistered "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"), its contracts may be voidable and its offers of securities may be subject to rescission, as well as other materially adverse consequences. While we believe that the Partnership is not an investment company under the 1940 Act, there is a risk that a court could reach a contrary conclusion.

- We do not presently have sufficient stand-alone management resources to operate without services to be provided by TransCanada and are largely dependent upon TransCanada to pursue our business plan as described under "Business of the Partnership--Business Strategy and Competitive Strengths of the Partnership".

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

- Since our General Partner is related to both TransCanada and to us (its directors and officers have fiduciary duties to TransCanada and it has fiduciary duties to us), conflicts of interest between us and TransCanada may arise from time to time. The following situations, among others, could give rise to conflicts of interest:

    - our General Partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves, which can impact the amount of cash that is distributed by us to our unitholders and to our General Partner;

    - our General Partner may take actions on behalf of the Partnership that have the effect of enabling our General Partner or its affiliates to receive repayment of amounts outstanding under the Revolving Credit Facility, distributions on their own units or Incentive Distribution Rights or hastening the expiration of the Subordination Period or the conversion of their subordinated units into common units;

    - certain officers of our General Partner, who will provide services to us, will also devote significant time to the businesses of our General Partner's affiliates and will be compensated by these affiliates for the services rendered to them; and

    - our General Partner would negotiate the terms of any asset acquisition from TransCanada, subject to approval by the Conflicts Committee consisting of the unaffiliated directors of the General Partner.

- Also, our General Partner is permitted to resolve conflicts of interest by considering the interests of all the parties to the conflict. Therefore, our General Partner can consider the interests of TransCanada if a conflict of interest arises.

- You have agreed in the Partnership Agreement to limit the liability and reduce the fiduciary duties of our General Partner to the unitholders. The Partnership Agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of fiduciary duty. Holders of common units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law.

- Affiliates of the General Partner currently engage in and in the future are expected to continue to engage in other businesses or activities, including those that might be in direct competition with the Partnership. By purchasing a common unit, you effectively consent to such actions and the Partnership Agreement does not prohibit such actions.

                                   TAX RISKS

- The availability to you of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting the Partnership. We have, however, received an opinion from the law firm of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) that we will be classified as a partnership for federal income tax purposes. You should be aware that opinions of counsel are based on certain factual assumptions and are not binding on the IRS or any court.

- You will be required to pay income taxes on your allocable share of the Partnership's income, whether or not you receive cash distributions from the Partnership.

- Distributions to you in excess of the taxable income allocated to you would reduce your tax basis, with the result that you may recognize a substantial taxable gain upon a sale of your units, even if the sale price is less than the original cost. Some part of that gain will likely be ordinary income.

- Investment in common units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including IRAs and other retirement plans) from the ownership of a common unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

- In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), any losses generated by the Partnership will generally only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including other passive activities or investments. Passive losses which are not deductible because they exceed the unitholder's income generated by the Partnership may be deducted in full when the unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party.

- The General Partner has applied to register the Partnership as a "tax shelter" with the Secretary of the Treasury. We cannot give any assurance that the Partnership will not be audited by the IRS or that tax adjustments will not be made. Any adjustments in the Partnership's tax returns will lead to adjustments in your tax return and may lead to audits of your tax return and adjustments of items unrelated to the Partnership.

- The Partnership will adopt certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury regulations. A successful challenge to those conventions by the IRS could (1) adversely affect the amount of tax benefits available to a purchaser of common units, (2) affect the timing of such tax benefits or the amount of gain from the sale of common units, (3) have a negative impact on the value of the common units or (4) result in audit adjustments to the tax returns of unitholders.

- You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property. The Partnership will initially own property or do business in Illinois, Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Texas of which states only Texas and South Dakota do not currently impose a personal income tax.

    See "Risk Factors", "Cash Distribution Policy", "Cash Available for Distribution", "Conflicts of Interest and Fiduciary Responsibilities", "The Partnership Agreement" and "Tax Considerations" for a more detailed description of these and other risk factors and conflicts of interest that should be considered in evaluating an investment in the common units.

                        CASH AVAILABLE FOR DISTRIBUTION

    We believe that we should have sufficient Available Cash from our Operating Surplus (including borrowings under the Revolving Credit Facility) to enable us to distribute the Minimum Quarterly Distribution on the common units and subordinated units to be outstanding immediately after the consummation of the offering with respect to each quarter at least through the quarter ending March 31, 2002. Available Cash for any quarter will consist generally of all cash on hand at the end of such quarter, as adjusted for reserves. The definition of Available Cash is set forth in the Glossary. Operating Surplus generally consists of cash generated from operations after deducting related expenditures
and other items, plus $    million. Our belief is based on a number of
assumptions, including the assumptions that:

    - there will be no significant changes in Canadian law or export policy that would adversely affect the levels of imports of Canadian natural gas into the United States;

    - there will be no significant changes in FERC regulation, including the ratemaking methodology, which generally allows Northern Border Pipeline to recover its costs and earn a 12.0% return on equity with a deemed income tax cost recovery component;

    - the project cost containment mechanism, which was instituted to allocate the risks of the levels of capital costs associated with the Chicago Project between Northern Border Pipeline and its shippers, results in Northern Border Pipeline being allowed to include in its rate base the entire cost of construction of the Chicago Project;

    - Northern Border Pipeline's Project 2000 achieves an in-service date on or before November 1, 2000. See "Business of Northern Border
      Pipeline--Project 2000";

    - Northern Border Pipeline's debt/equity capitalization remains at approximately its current ratio;

    - business, economic, regulatory, political and competitive conditions will not change substantially; and

    - ongoing maintenance capital expenditures and/or capital contributions to Northern Border Pipeline will be funded through a combination of cash reserved by us and/or short-term financings by us.

    Although we believe these assumptions are within a range of reasonableness, whether they are realized is not, in a number of cases, within our control and cannot be predicted with any degree of certainty. In the event that our assumptions are not realized, the actual Available Cash from our Operating Surplus could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make cash distributions at the levels described above. In addition, the terms of Northern Border Pipeline's indebtedness will restrict the ability of Northern Border Pipeline to distribute cash to its general partners (including the Intermediate Partnership) in the event of a default under the terms of such indebtedness. Accordingly, we can give no assurance that we will make distributions of the Minimum Quarterly Distribution or any other amounts. See "Risk Factors--Risks Inherent in an Investment in the Partnership", "Cash Available for Distribution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". We do not intend to update the expression of belief set forth above.

    We will need $30.0 million of Available Cash from our Operating Surplus to distribute the Minimum Quarterly Distribution for four quarters on the common units and the subordinated units and make the related distribution on the combined 2% general partner interest (approximately $23.5 million for the common units, approximately $5.9 million for the subordinated units and approximately

$0.6 million for the combined 2% general partner interest). These amounts for three quarters would be $22.5 million in total (approximately $17.6 million for the common units, approximately $4.4 million for the subordinated units and approximately $0.5 million for the combined general partner interest). If the Transactions to be consummated at the closing of the offering had been completed on January 1, 1997, pro forma Available Cash from our Operating Surplus generated during 1997 would have been approximately $28.6 million. The amount of pro forma Available Cash from our Operating Surplus generated for the nine months ended September 30, 1998 would have been approximately $17.5 million. These amounts would not have been sufficient to allow us to distribute the Minimum Quarterly Distribution on the common units and the subordinated units and the related distribution on the general partner interest with respect to such periods by approximately $1.4 million for 1997 and approximately $5.0 million for the nine months ended September 30, 1998.

    The amounts of pro forma Available Cash from Operating Surplus set forth above were derived from the pro forma financial statements of the Partnership and the historical financial statements of Northern Border Pipeline in the manner set forth in Appendix D. The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present our results of operations of the Partnership had the Transactions actually been completed as of the dates indicated. Furthermore, Available Cash from Operating Surplus as defined in the Partnership Agreement is a cash accounting concept, while our pro forma financial statements and Northern Border Pipeline's historical financial statements have been prepared on an accrual basis. As a consequence, the amount of pro forma Available Cash from Operating Surplus shown above should be viewed only as a general indication of the amount of Available Cash from Operating Surplus that we might have generated had the Partnership been formed in earlier periods. For definitions of Available Cash and Operating Surplus, see the Glossary.

                      PARTNERSHIP STRUCTURE AND MANAGEMENT

    The Intermediate Partnership will own our 30% general partner interest in Northern Border Pipeline and the Intermediate Partnership or a similar entity will own any other operating assets that we may acquire. Upon consummation of the Transactions, the Partnership will own a 98.9899% limited partner interest in the Intermediate Partnership and our General Partner will own a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Intermediate Partnership. The General Partner, therefore, will own an aggregate 2% general partner interest in the Partnership and the Intermediate Partnership on a combined basis.

    Following the offering, the executives who currently manage TransCanada's investment in Northern Border Pipeline will manage and operate our business as the executives of our General Partner or its affiliates. Our General Partner will not receive any management fee or other compensation in connection with its management of the Partnership, but will be reimbursed for all direct and indirect expenses incurred on behalf of the Partnership (including wages, salaries, incentive compensation and the cost of employee benefit plans paid or provided to employees, officers and directors of our General Partner) and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by our General Partner and its affiliates in connection with the operation of the Partnership's business.

    TransCanada has agreed with the underwriters of the offering that it will retain beneficial ownership of our General Partner until both (1) TransCanada (or an affiliate) is no longer providing the Revolving Credit Facility and (2) six months after such time as none of the officers of our General Partner are directors, officers or employees of TransCanada or its other affiliates.

    Conflicts of interest may arise between our General Partner and its affiliates, including TransCanada, on the one hand, and the Partnership, the Intermediate Partnership and the unitholders, on the other, including conflicts relating to the compensation of the directors, officers and employees of our General Partner and the determination of fees and expenses that are allocable to the Partnership. Our General Partner will have a conflicts committee (the "Conflicts Committee"), consisting of two independent members of its board of directors, that will be available at our General Partner's discretion to review matters involving conflicts of interest. See "Management" and "Conflicts of Interest and Fiduciary Responsibilities".

    Our principal executive offices are located at Four Greenspoint Plaza, 16945 Northchase Drive, Houston, Texas 77060 and our phone number is (281) 539-4500.

    The following chart depicts the organization and ownership of the Partnership, the Intermediate Partnership and Northern Border Pipeline after giving effect to the consummation of the Transactions, including the sale of the common units offered hereby, and assuming that the underwriters' over-allotment option is not exercised. The percentages reflected in the organization chart represent the approximate ownership interest in each of the Partnership and the Intermediate Partnership individually and not on an aggregate basis. Except for the organization chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest of the unitholders in the Partnership and the Intermediate Partnership on a combined basis. The 2% ownership of the General Partner referred to in this prospectus reflects the approximate effective ownership interest of our General Partner in the Partnership and the Intermediate Partnership on a combined basis.

                               [Ownership Chart]

------------------------

(1) Northern Border Intermediate Limited Partnership, a subsidiary of Northern Border Partners, L.P., is not affiliated with us.

                                  THE OFFERING

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Securities Offered................  15,640,000 common units (17,986,000 common units if the underwriters' over-allotment option is exercised in
                                    full).
Units to Be Outstanding After the
  Offering........................  15,640,000 common units and 3,960,000 subordinated units, representing an aggregate 78.2% and 19.8% limited
                                    partner interest in the Partnership, respectively. If
                                    the underwriters' over-allotment option is exercised in
                                    full, 2,346,000 additional common units will be issued
                                    by the Partnership. The net proceeds from any exercise
                                    of the underwriters' over-allotment option will be used
                                    to redeem subordinated units from the General Partner on
                                    a one-for-one basis. Accordingly, if the underwriters'
                                    over-allotment option is exercised in full 17,986,000
                                    common units and 1,614,000 subordinated units,
                                    representing an aggregate 89.9% and 8.1% limited partner
                                    interest in the Partnership, respectively, will be
                                    outstanding.

Distributions of Available Cash...  -  Available Cash will generally be distributed 98% to unitholders and 2% to the General Partner within 45
                                       days after the end of each quarter. The first
                                       distribution to the unitholders will be made within
                                       45 days after the quarter ending March 31, 1999. The
                                       Minimum Quarterly Distribution for the period from
                                       the closing of the offering through March 31, 1999
                                       will be adjusted downward based on the actual length
                                       of such period.

                                    -  If distributions of Available Cash from our Operating
                                       Surplus exceed the Minimum Quarterly Distribution and
                                       certain other specified target levels ("Target
                                       Distribution Levels"), the General Partner will
                                       receive a percentage of such excess distributions
                                       that will increase to up to 50% of the excess
                                       distributions above the highest Target Distribution
                                       Level. See "Cash Distribution Policy-- Incentive
                                       Distribution Rights--Hypothetical Annualized Yield".
Distributions to Common and
  Subordinated Unitholders........  -  We intend, to the extent there is sufficient
                                    Available Cash from our Operating Surplus, to distribute
                                       to each holder of common units at least the Minimum
                                       Quarterly Distribution of $0.375 per common unit per
                                       quarter. The Minimum Quarterly Distribution is not
                                       guaranteed and is subject to adjustment as described
                                       under "Cash Distribution Policy--Adjustment of
                                       Minimum Quarterly Distribution and Target
                                       Distribution Levels".

                                    -  With respect to each quarter during the Subordination
                                       Period, which will generally not end prior to March
                                       31, 2004, the common unitholders will generally have
                                       the right to receive the Minimum Quarterly
                                       Distribution, plus any arrearages thereon ("Common
                                       Unit Arrearages"),


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                                       and our General Partner will have the right to
                                       receive the related distribution on its general
                                       partner interest, before any distribution of
                                       Available Cash from our Operating Surplus is made to
                                       the subordinated unitholders. This subordination
                                       feature will enhance our ability to distribute the
                                       Minimum Quarterly Distribution on the common units
                                       during the Subordination Period.

                                    -  Subordinated units will not accrue distribution
                                       arrearages. Upon expiration of the Subordination
                                       Period, common units will no longer accrue
                                       distribution arrearages. See "Cash Distribution
                                       Policy".

Subordination Period..............  -  The Subordination Period will generally extend from the closing of the offering until the first day of any
                                       quarter beginning after March 31, 2004, provided that
                                       certain financial tests have been satisfied.
                                       Generally, these tests will have been satisfied when
                                       we have paid from our Operating Surplus, and
                                       generated from our Adjusted Operating Surplus, the
                                       Minimum Quarterly Distribution on all units and the
                                       general partner interest for each of the three
                                       preceding four-quarter periods.

                                    -  Upon expiration of the Subordination Period, all
                                       remaining subordinated units will convert into common
                                       units on a one-for-one basis and will thereafter
                                       participate pro rata with the other common units in
                                       distributions of Available Cash. See "Cash
                                       Distribution Policy--Distributions from Operating
                                       Surplus during Subordination Period".

Early Conversion of Subordinated
  Units...........................  -  If the tests for conversion set forth above have been met for any quarter ending on or after March 31, 2002,
                                       one-third of the subordinated units will convert into
                                       common units. If such tests have been met for any
                                       quarter ending on or after March 31, 2003, an
                                       additional one-third of the subordinated units will
                                       convert into common units.

                                    -  The early conversion of the second one-third of
                                       subordinated units may not occur until at least one
                                       year following the early conversion of the first
                                       one-third of subordinated units. See "Cash
                                       Distribution Policy-- Distributions from Operating
                                       Surplus during Subordination Period".

Incentive Distribution Rights.....  -  If quarterly distributions of Available Cash exceed the Target Distribution Levels, our General Partner will
                                       receive distributions which are generally equal to
                                       15%, then 25% and then 50% of the distributions of
                                       Available Cash that exceed such Target Distribution
                                       Levels.

                                    -  The Target Distribution Levels are based on the
                                    amounts of Available Cash from our Operating Surplus
                                       distributed


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                                       with respect to a given quarter that exceed
                                       distributions made with respect to the Minimum
                                       Quarterly Distribution and Common Unit Arrearages, if
                                       any. See "Cash Distribution Policy--Incentive
                                       Distribution Rights-- Hypothetical Annualized Yield".
                                       The rights to distributions described above that are
                                       in excess of the General Partner's combined 2%
                                       interest are referred to as "Incentive Distribution
                                       Rights".
Adjustment of Minimum Quarterly
  Distribution and Target
  Distribution Levels.............  -  The Minimum Quarterly Distribution and the Target
                                       Distribution Levels are subject to downward
                                       adjustments in the event that unitholders receive
                                       distributions of Available Cash from our Capital
                                       Surplus (generally, cash generated by certain
                                       borrowings or sales of assets) or legislation is
                                       enacted or existing law is modified or interpreted by
                                       the relevant governmental authority in a manner that
                                       causes us to be treated as an association taxable as
                                       a corporation or otherwise taxable as an entity for
                                       federal, state or local income tax purposes.

                                    -  If, as a result of distributions of Available Cash
                                    from our Capital Surplus, the unitholders receive a full
                                       return of the initial public offering price of the
                                       common units and any unpaid Common Unit Arrearages,
                                       the distributions of Available Cash payable to the
                                       General Partner will increase to 50% of all amounts
                                       distributed thereafter. See "Cash Distribution
                                       Policy--General", "--Distributions from Capital
                                       Surplus" and "--Adjustment of Minimum Quarterly
                                       Distribution and Target Distribution Levels".

Partnership's Ability to Issue
  Additional Units................  Our Partnership Agreement generally authorizes us to issue an unlimited number of additional limited partner
                                    interests of the Partnership for such consideration and
                                    on such terms and conditions as shall be established by
                                    our General Partner in its sole discretion without the
                                    approval of the unitholders. During the Subordination
                                    Period, however, we cannot, without the approval of a
                                    Unit Majority, issue:

                                    (1) equity securities ranking prior or senior to the
                                    common units on distributions, or

                                    (2) an aggregate of more than 9,400,000 common units
                                        (which number excludes common units issued upon
                                        exercise of the underwriters' over-allotment option,
                                        upon conversion of subordinated units, pursuant to
                                        employee benefit plans or in connection with the
                                        making of certain acquisitions or capital
                                        improvements that are accretive to our cash flow on
                                        a per unit basis), or an equivalent number of
                                        securities ranking on a parity with the common
                                        units.


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                                    A Unit Majority means, during the Subordination Period,
                                    at least a majority of the outstanding common units
                                    (excluding common units held by our General Partner and
                                    its affiliates), voting as a class, and at least a
                                    majority of the outstanding subordinated units, voting
                                    as a class, and, after the Subordination Period, at
                                    least a majority of the outstanding common units. See
                                    "The Partnership Agreement--Issuance of Additional
                                    Securities".

Limited Call Right................  If at any time 20% or less of the outstanding common units are held by persons other than our General Partner
                                    and its affiliates, the General Partner may purchase all
                                    of the remaining common units at a price generally equal
                                    to the then current market price of the common units.
                                    See "The Partnership Agreement--Limited Call Right".

Limited Voting Rights.............  Unitholders will not have voting rights except with respect to the following matters, for which our
                                    Partnership Agreement in most cases requires the
                                    approval of a Unit Majority and in some cases requires
                                    approval by the holders of a greater percentage of
                                    units:

                                    -  a sale or exchange of all or substantially all of our
                                       assets;
                                    -  the removal or the withdrawal of the General Partner;
                                    -  the election of a successor General Partner;
                                    -  a dissolution or reconstitution of the Partnership;
                                    -  a merger of the Partnership;
                                    -  issuance of limited partner interests in certain
                                    limited circumstances;
                                    -  approval of certain actions of our General Partner
                                       (including the transfer by our General Partner of its
                                       general partner interest or Incentive Distribution
                                       Rights under certain circumstances); and
                                    -  certain amendments to the Partnership Agreement,
                                       including any amendment that would cause us to be
                                       treated as an association taxable as a corporation.

                                    Holders of subordinated units will generally vote as a
                                    class separate from the holders of common units. Under
                                    our Partnership Agreement, the General Partner generally
                                    will be permitted to effect amendments to the
                                    Partnership Agreement that do not materially adversely
                                    affect unitholders. See "The Partnership Agreement".

Loss of Voting Rights in Certain
  Circumstances...................  Any person or group (other than the General Partner and its affiliates or a direct transferee of the General
                                    Partner or its affiliates) that acquires beneficial
                                    ownership of 20% or more of the common units will lose
                                    its voting rights with respect to all of its common
                                    units. See "The Partnership Agreement--Change of
                                    Management Provisions".

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Removal and Withdrawal of Our
  General Partner.................  -  Subject to certain conditions, our General Partner may be removed upon the approval of the holders of at
                                       least 66 2/3% of the outstanding units (including
                                       units held by our General Partner and its affiliates)
                                       and the election of a successor general partner by
                                       the vote of the holders of a Unit Majority. A meeting
                                       of holders of the common units may be called only by
                                       our General Partner or by the holders of 20% or more
                                       of the outstanding common units.

                                    -  Our General Partner has agreed not to voluntarily
                                       withdraw as general partner of the Partnership and
                                       the Intermediate Partnership prior to March 31, 2009,
                                       subject to limited exceptions, without obtaining the
                                       approval of at least a majority of the outstanding
                                       common units (excluding common units held by the
                                       General Partner and its affiliates) and furnishing an
                                       Opinion of Counsel (as defined in the Glossary). See
                                       "The Partnership Agreement--Withdrawal or Removal of
                                       the General Partner" and "--Meetings; Voting".

Consequences of Removal of Our
  General Partner in Certain
  Circumstances...................  If our General Partner is removed other than for Cause
                                    (as defined in the Glossary):

                                    -  the Subordination Period will end and all outstanding
                                       subordinated units will immediately convert into
                                       common units on a one-for-one basis;
                                    -  any existing Common Unit Arrearages will be
                                       extinguished; and
                                    -  our General Partner will have the right to convert
                                    its general partner interest (and its Incentive
                                       Distribution Rights) into common units or to receive
                                       cash in exchange for such interests.

                                    See "The Partnership Agreement--Change of Management
                                    Provisions".

Distributions Upon Liquidation....  If we liquidate during the Subordination Period, under certain circumstances holders of outstanding common
                                    units will be entitled to receive more per unit in
                                    liquidating distributions than holders of outstanding
                                    subordinated units. The per unit difference will be
                                    dependent upon the amount of gain or loss recognized by
                                    us in liquidating our assets and will be limited to the
                                    Unrecovered Capital of a common unit and any Common Unit
                                    Arrearages. Following conversion of the subordinated
                                    units into common units, all units will be treated the
                                    same upon liquidation of the Partnership. See "Cash
                                    Distribution Policy--Distributions of Cash Upon
                                    Liquidation".


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Use of Proceeds...................  We estimate that the net proceeds we will receive from the sale of common units offered through this prospectus
                                    will be approximately $285 million, after deducting
                                    underwriting discounts and commissions but before
                                    deducting expenses incurred in connection with the
                                    offering. The net proceeds of the offering will be
                                    applied to:

                                    -  repay approximately $135 million of assumed
                                       indebtedness owed to affiliates of TransCanada;
                                    -  pay expenses incurred in connection with the
                                    offering; and
                                    -  redeem common units from the TransCanada Subsidiaries
                                       to be issued in connection with the Transactions.

                                    We will use the net proceeds from any exercise of the
                                    underwriters' over-allotment option to redeem
                                    subordinated units from our General Partner on a
                                    one-for-one basis equal to the number of common units
                                    issued upon the exercise of such option. Accordingly, we
                                    will retain none of the net proceeds of the offering.
                                    See "Use of Proceeds".

Listing...........................  We intend to apply to list the common units on the New
                                    York Stock Exchange (the "NYSE").

NYSE Symbol.......................  "    ".

                         SUMMARY OF TAX CONSIDERATIONS

    THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP WILL DEPEND IN PART ON YOUR OWN TAX CIRCUMSTANCES. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN COMMON UNITS.

    THE FOLLOWING IS A BRIEF SUMMARY OF MATERIAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF COMMON UNITS. THE FOLLOWING DISCUSSION, INSOFAR AS IT RELATES TO UNITED STATES FEDERAL INCOME TAX LAWS, IS BASED UPON THE OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON (A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS), SPECIAL COUNSEL TO THE GENERAL PARTNER AND THE PARTNERSHIP ("COUNSEL"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DISCUSSION IN "TAX CONSIDERATIONS", PARTICULARLY THE QUALIFICATIONS ON THE OPINIONS OF COUNSEL DESCRIBED THEREIN.

                     PARTNERSHIP STATUS; CASH DISTRIBUTIONS

    In the opinion of Counsel, we will be classified for federal income tax purposes as a partnership, and the beneficial owners of common units will generally be considered our partners. Accordingly, we will pay no federal income taxes, and you will be required to report on your federal income tax return your share of the Partnership's income, gains, losses and deductions. In general, cash distributions to you will be taxable only if, and to the extent that, they exceed the tax basis in your common units.

                            PARTNERSHIP ALLOCATIONS

    In general, our income and loss will be allocated to the General Partner and the unitholders for each taxable year in accordance with their respective percentage interests in the Partnership, as determined annually and prorated on a monthly basis and subsequently apportioned among the General Partner and the unitholders of record as of the opening of the first business day of the month to which they relate, even though unitholders may dispose of their units during the month in question. At any time and to the extent that distributions are made on the common units and not on the subordinated units, or that distributions pursuant to the Incentive Distribution Rights are made to the General Partner, gross income will be allocated to the recipients to the extent of such distributions. You will be required to take into account, in determining your federal income tax liability, your share of income generated by us for each taxable year of the Partnership ending within or with your taxable year even if cash distributions are not made to you. As a consequence, your share of our taxable income (and possibly the income tax payable by you with respect to such income) may exceed the cash actually distributed to you.

                    RATIO OF TAXABLE INCOME TO DISTRIBUTIONS

    We estimate that if you purchase common units in the offering and hold them through December 31, 2002 you will be allocated, on a cumulative basis, an
amount of federal taxable income for such period that will be approximately   %
of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2002, the ratio of taxable income to cash distributions to holders of common units will increase. These estimates are based upon the assumptions that gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties which are beyond our control. Further, the estimates are based on current tax law and certain tax reporting positions that we intend to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentages could be higher or lower than as described above and any differences could be material. See "Tax Considerations--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions," and "--Tax Treatment of Operations".

                             BASIS OF COMMON UNITS

    Your initial tax basis for a common unit purchased in the offering will generally be the amount paid for the common unit plus your share of our nonrecourse liabilities. Your basis will generally be increased by your share of our income and decreased by your share of our losses and distributions.

               LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

    In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), our losses will only be available to offset our future income and cannot be used to offset income from other activities, including passive activities or investments, salary, or active business income. Any losses unused by virtue of the passive loss rules may be fully deducted when you dispose of all of your common units in a taxable transaction with an unrelated party.

                              SECTION 754 ELECTION

    We intend to make the election provided for by Section 754 of the Internal Revenue Code of 1986 (the "Code"), which will generally result in holders of common units being allocated income and deductions calculated by reference to the portion of their purchase price attributable to each of our assets.

                          DISPOSITION OF COMMON UNITS

    If you sell common units you will recognize gain or loss equal to the difference between the amount realized and the adjusted tax basis of those common units. Thus, distributions of cash from us to you in excess of the income allocated to you will, in effect, become taxable income if you sell the common units at a price greater than your adjusted tax basis even if the price is less than your original cost. A substantial portion of the amount realized (whether or not representing gain) may be ordinary income.

                   STATE, LOCAL AND OTHER TAX CONSIDERATIONS

    In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which a unitholder resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, you should consider their potential impact on your investment in the Partnership. The Partnership will initially own property or do business in Illinois, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota and Texas. Of those states, only Texas and South Dakota do not currently impose a personal income tax. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to you. Withholding, the amount of which may be more or less than a particular unitholder's income tax liability owed to the state, may not relieve the nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

    It is your responsibility to investigate the legal and tax consequences, under the laws of pertinent states and localities, of investment in the Partnership. Accordingly, you should consult, and must depend upon, your own tax counsel or other advisor with regard to those matters. Further, it is your responsibility to file all United States federal, state and local tax returns that may be required of you. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

    OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
                                   INVESTORS

    An investment in common units by tax-exempt organizations (including IRAs and other retirement plans), regulated investment companies (mutual funds) and foreign persons raises issues unique to such persons. Virtually all of the Partnership income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and thus will be taxable to such unitholder. Furthermore, no significant amount of our gross income will be qualifying income for purposes of determining whether a unitholder will qualify as a regulated investment company, and a unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of a common unit and, thus, will be required to file federal income tax returns and to pay tax on such unitholder's share of our taxable income. Furthermore, distributions to foreign unitholders will be subject to federal income tax withholding. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors".

                            TAX SHELTER REGISTRATION

    The Code generally requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that we are not subject to this registration requirement. Nevertheless, the General Partner has applied to register us as a tax shelter with the Secretary of the Treasury. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See "Tax Considerations--Administrative Matters-- Registration as a Tax Shelter".

                                  RISK FACTORS

    LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION, ALTHOUGH MANY OF THE BUSINESS RISKS TO WHICH THE PARTNERSHIP WILL BE SUBJECT ARE SIMILAR TO THOSE THAT WOULD BE FACED BY A CORPORATION ENGAGED IN A SIMILAR BUSINESS. YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE COMMON UNITS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR PARTNERSHIP. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE THE TRADING PRICES OF OUR COMMON UNITS COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                  RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

OUR CASH FLOW AND PERFORMANCE ARE DEPENDENT UPON A LIMITED NUMBER OF MAJOR SHIPPERS OF NORTHERN BORDER PIPELINE, ALL OF WHICH HAVE LONG-TERM CONTRACTS

    Northern Border Pipeline has a limited number of major shippers, all of which have long-term contracts. If any shippers either fail to perform their contractual obligations or exercise their contractual termination rights, Northern Border Pipeline's cash flows and financial condition could be adversely affected. As a result, the cash available for distribution by us to you could be adversely affected.

    All of the firm capacity of the Pipeline System is contractually committed through October 2001. Over 90% of the Pipeline System's contracted capacity is committed through September 2003. We cannot give any assurances that Northern Border Pipeline will be able to renew or replace these contracts. The renewal or replacement of the existing long-term transportation contracts with customers of Northern Border Pipeline will depend on a number of factors beyond our control, including:

    - the supply of natural gas in Canada and the United States;

    - competition from alternative sources of supply in the United States;

    - competition from other pipelines; and

    - the price of, and demand for, natural gas in markets served by the Pipeline System.

    Two of Northern Border Pipeline's customers were responsible for approximately half of its total revenue in 1997. Its largest customer, Pan-Alberta Gas U.S., Inc. ("PAGUS"), accounted for approximately 46% of total revenue in 1997 and TransCanada accounted for approximately 7% of total revenue in 1997. While no other single customer of Northern Border Pipeline accounted for more than 5% of total revenue in 1997, approximately 93% of total revenue was derived from Northern Border Pipeline's 20 largest customers.

CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH PARTNERSHIP PERFORMANCE

    Although we will distribute all of our Available Cash, we can give no assurances regarding the amounts of Available Cash that we will generate. At the start, we will derive all of our cash flow from our 30% general partner interest in Northern Border Pipeline. The actual amounts of Available Cash will depend upon numerous factors relating to both our and Northern Border Pipeline's businesses which may be beyond our control, including, generally, profitability of operations, required principal and interest payments on any debt, the cost of acquisitions (including related debt service payments), our issuance of debt and equity securities, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors. The following factors will also influence the cash distributions:

    - the tariff and transportation charges to be collected by Northern Border Pipeline for transportation services on the Pipeline System;

    - the amount of cash distributed to us by Northern Border Pipeline;

    - the amount of cash set aside by us; and

    - the amount of any cash required to be contributed by us to Northern Border Pipeline.

    Under certain circumstances, the application of Northern Border Pipeline's cash distribution policy could result in a reduced distribution to its partners, including us, in any particular quarter. For example, in the fourth quarter of 1997 Northern Border Pipeline made no cash distributions to its partners as a result of a rate refund to shippers. This rate refund resulted from a FERC mandated retroactive adjustment to Northern Border Pipeline's depreciation schedule. See "Business of Northern Border Pipeline--FERC Regulation-- Cost of Service Tariff" and "Northern Border Pipeline Partnership Agreement--Cash Distribution Policy".

    Cash distributions are dependent primarily on our cash flow, including from our reserves, and not on our profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when we record losses and may not be made during periods when we record profits. Our Partnership Agreement gives our General Partner discretion in establishing reserves for the proper conduct of our business that will affect the amount of Available Cash.

    We will need $30.0 million of Available Cash from our Operating Surplus to distribute the Minimum Quarterly Distribution for four quarters on the common units and the subordinated units and make the related distribution on the combined 2% general partner interest (approximately $23.5 million for the common units, approximately $5.9 million for the subordinated units and approximately $0.6 million for the combined 2% general partner interest). These amounts for three quarters will be $22.5 million in total (approximately $17.6 million for the common units, approximately $4.4 million for the subordinated units and approximately $0.5 million for the combined general partner interest). If the Transactions to be consummated at the closing of the offering had been completed on January 1, 1997 pro forma Available Cash from Operating Surplus generated during 1997 would have been approximately $28.6 million. The amount of pro forma Available Cash from Operating Surplus generated for the nine month period ended September 30, 1998 would have been approximately $17.5 million. These amounts would not have been sufficient to allow the Partnership to distribute the Minimum Quarterly Distribution on the common units and the subordinated units and the related distribution on the general partner interest with respect to such periods by approximately $1.4 million for 1997 and approximately $5.0 million for the nine months ended September 30, 1998.

OUR DISTRIBUTIONS TO YOU WILL DEPEND UPON THE ABILITY OF NORTHERN BORDER PIPELINE'S CUSTOMERS TO PAY

    The transportation contracts in place with respect to the Pipeline System are contracts which require customers to pay regardless of whether they transport natural gas. As a result, Northern Border Pipeline's profitability and its ability to make distributions will depend upon the ability of its customers to pay and not upon the amount of natural gas transported. Because demand for natural gas is subject to numerous factors outside our control, we cannot give any assurances regarding such demand in the future. We cannot predict the impact of future economic conditions, fuel conservation measures, alternate fuel requirements, government regulations or technological advances in fuel economy and energy generation devices, all of which could reduce the demand for transportation of natural gas and the ability of Northern Border Pipeline's customers to pay. A failure to pay by any of these shippers may decrease Northern Border Pipeline's cash flow and distributions to the Partnership and, consequently, our cash distributions to you.

NO ASSURANCE THAT THE PRESENT FORM OF TARIFF WILL BE MAINTAINED; UNCERTAIN REGULATORY STANDARD

    Northern Border Pipeline is subject to extensive regulation by the FERC. The FERC's regulatory authority extends to such matters as:

    - Northern Border Pipeline's cost of service form of tariff;

    - Northern Border Pipeline's allowed rate of return on equity;

    - the services that Northern Border Pipeline is permitted to perform or abandon;

    - the ability of Northern Border Pipeline to seek recovery of various categories of costs; and

    - the acquisition, construction and disposition of pipeline facilities by Northern Border Pipeline.

    We cannot give any assurances that the FERC will continue to permit Northern Border Pipeline to use the present form of tariff. Northern Border Pipeline is required to file a rate proceeding with the FERC by May 31, 1999. Under FERC regulations, customers are allowed to contest Northern Border Pipeline's rates or rate structure and terms and conditions of service. A reduction in the FERC-allowed rate of return on equity (currently 12.0%) or any other adverse change, such as the exclusion of cost of service amounts, would adversely affect the amount of cash available for distribution to you. See "Business of Northern Border Pipeline--FERC Regulation--Cost of Service Tariff".

    Given the extent of regulation of Northern Border Pipeline by the FERC and the possibility for additional changes to regulations, we cannot give any assurances regarding the likely federal regulations under which Northern Border Pipeline will operate in the future, nor do we know the effect such regulation will have on Northern Border Pipeline's or our financial positions, results of operations and cash flows or whether our cash flow will be adequate to make distributions to you.

OUR FUTURE PERFORMANCE MAY DEPEND ON NORTHERN BORDER PIPELINE'S SUCCESSFUL COMPLETION OF PROJECTS

    Northern Border Pipeline reflects the Pipeline System in its financial statements in various accounts collectively referred to as "rate base". Northern Border Pipeline is generally allowed to collect from its customers a return on the net book value of the regulated rate base as well as recover that rate base through depreciation. The amount Northern Border Pipeline may collect from customers decreases as the rate base decreases through annual depreciation charges. In order to avoid a reduction in the level of cash available for distributions to its partners (and, consequently, cash potentially available for distribution by us to you), based on its current FERC-approved tariff, Northern Border Pipeline must maintain or increase its rate base through projects that maintain or add to existing pipeline facilities. These projects will depend upon, among other things:

    - sufficient demand for natural gas;

    - an adequate supply of proved natural gas reserves;

    - transportation capacity both upstream and downstream of the Pipeline
      System;

    - the execution of natural gas transportation contracts;

    - the approval of any expansion or extension of the Pipeline System by the Northern Border Pipeline Management Committee (or in certain cases, a ruling from an arbitrator), see "Northern Border Pipeline Partnership Agreement";

    - obtaining financing for such projects; and

    - receipt and acceptance of necessary regulatory approvals.

    Northern Border Pipeline's ability to complete such projects is also subject, among other things, to numerous business, economic, regulatory, competitive and political uncertainties beyond its control, and there is no assurance that such projects will be completed.

NORTHERN BORDER PIPELINE MAY NOT BE ABLE TO INCLUDE CERTAIN COSTS ASSOCIATED WITH THE CHICAGO PROJECT IN ITS RATE BASE

    The FERC may not permit Northern Border Pipeline to include certain costs associated with construction of the Chicago Project in its rate base. In such case, Northern Border Pipeline would not be able to recover such costs from its shippers and cash available for distribution to you would be adversely affected.

    As part of the settlement of Northern Border Pipeline's 1995 rate case with the FERC, a Project Cost Containment Mechanism ("PCCM") was instituted to allocate the risks of the capital costs associated with the Chicago Project between Northern Border Pipeline and its shippers. The PCCM amount is determined by comparing the final cost of the Chicago Project to the budgeted cost. The settlement agreement required the budgeted cost for the Chicago Project, which had been initially filed with the FERC for approximately $839 million, to be adjusted for the effects of inflation and for costs attributable to changes in project scope, as defined by the agreement. The budgeted cost of the Chicago Project, as adjusted for the effects of inflation and project scope changes, has been estimated as of the project's in-service date to be $889 million. Northern Border Pipeline's initial notification to the FERC and its shippers reflects the conclusion that there would be no adjustment to rate base related to the PCCM. Northern Border Pipeline is obligated by the settlement agreement to update its calculation of the PCCM six-months after the project's in-service date. The settlement agreement requires the calculation of the PCCM to be reviewed by an independent national accounting firm. Although the General Partner believes the initial computation has been completed pursuant to the terms of the settlement agreement, it is unable to make a definitive determination at this time whether any adjustments will be required. Should subsequent developments cause costs not to be recovered pursuant to the PCCM a non-cash charge to write down transmission plant may result and such charge could be material to the operating results of the Partnership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Project Cost Containment Mechanism".

DEPENDENCE OF PIPELINE SYSTEM UPON THE AVAILABILITY OF CANADIAN NATURAL GAS

    The long-term financial conditions of Northern Border Pipeline and the Partnership are dependent on the continued availability of western Canadian natural gas for import into the United States. The willingness of Canadian producers and marketers to export natural gas to the United States is to some extent dependent upon relative prices for natural gas in United States and Canadian markets. We believe that substantial additional natural gas reserves remain to be discovered, developed and produced in western Canada. These natural gas reserve prospects may require significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to pipelines that interconnect with the Pipeline System. Low prices for natural gas, regulatory limitations, or the lack of available capital for such projects could adversely affect the development of additional reserves and production, gathering, storage and pipeline transmission and import and export of natural gas supplies. We cannot give any assurances as to the timing of discovery or development of additional natural gas reserves or their availability to interconnect with the Pipeline System.

THE PIPELINE SYSTEM MIGHT BE USED LESS IF DEMAND FOR NATURAL GAS DECREASES

    Northern Border Pipeline's business depends in part on the level of demand for western Canadian natural gas in the markets the Pipeline System serves. The volumes of natural gas delivered to markets the Pipeline System serves from sources other than western Canada affects the demand for western Canadian natural gas and the demand for the use of the Pipeline System. Levels of demand for western Canadian natural gas also influence the ability and willingness of shippers to use the Pipeline System to meet demand.

    A variety of factors could cause the demand for natural gas to fall in the markets that the Pipeline System serves. These factors include:

    - economic conditions;

    - fuel conservation measures;

    - alternative fuel requirements;

    - government regulation; and

    - technological advances in fuel economy and energy generation devices.

    We cannot predict whether or how these or other factors will affect demand for the use of the Pipeline System. If the Pipeline System is used less over the long term, we may have lower revenues and less cash to distribute to you.

COMPETITION FROM OTHER PLANNED AND EXISTING PIPELINES

    Other pipeline systems that transport natural gas serve the same markets served by the Pipeline System. As a result, Northern Border Pipeline faces competition from such pipeline systems with respect to its transportation services.

    The Alliance Pipeline, which recently received regulatory approval will, if constructed, compete directly with Northern Border Pipeline in the transportation of natural gas from the WCSB to markets in the midwest United States.

    TransCanada owns and operates a pipeline system which transports natural gas from the same natural gas reserves in western Canada that are used by Northern Border Pipeline's customers.

    Natural gas is also produced in the United States and transported by competing unaffiliated pipeline systems to the same destinations as natural gas transported by the Pipeline System.

NORTHERN BORDER PIPELINE'S INDEBTEDNESS MAY LIMIT ITS ABILITY TO MAKE DISTRIBUTIONS TO THE PARTNERSHIP AND MAY AFFECT ITS OPERATIONS

    As of September 30, 1998, Northern Border Pipeline's total long-term indebtedness was $724 million, representing approximately 48% of Northern Border Pipeline's total capitalization (defined as total long-term debt plus total partners' capital). Its leverage may (1) adversely affect its ability to finance its future operations and capital needs, (2) limit its ability to pursue acquisitions, expansion plans and other business opportunities and (3) make its results of operations more susceptible to adverse economic or operating conditions. Furthermore, the payment of principal and interest on Northern Border Pipeline's indebtedness will reduce the cash available for distribution to its partners (including us) and, therefore, on your units. As of September 30, 1998, Northern Border Pipeline had $276 million of unused borrowing capacity under its revolving credit facility. Future borrowings, whether under Northern Border Pipeline's credit facility or otherwise, could result in a significant increase in Northern Border Pipeline's leverage.

    In addition, Northern Border Pipeline is prohibited from making cash distributions during an event of default under its indebtedness. Furthermore, various limitations in Northern Border Pipeline's indebtedness that limit its ability to incur indebtedness and to engage in certain transactions could reduce its ability to capitalize on business opportunities that arise in the course of its business. Any subsequent refinancing of its existing indebtedness or any new indebtedness could have similar or greater restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Partnership--Capital Resources, Liquidity and Financial Condition".

RISK OF ENVIRONMENTAL AND SAFETY COSTS AND LIABILITIES

    Northern Border Pipeline's operations are subject to federal and state laws and regulations relating to environmental protection and operational safety. Although we believe that Northern Border Pipeline's operations are in general compliance in all material respects with applicable environmental and safety regulations, risks of substantial costs and liabilities are inherent in pipeline operations, and we cannot give any assurances that such costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from Northern Border Pipeline's operations, could result in substantial costs and liabilities to Northern Border Pipeline. If Northern Border Pipeline is not able to recover such resulting costs, your cash distributions could be adversely affected.

RISKS OF ACQUISITION STRATEGY

    There can be no assurance that we will identify attractive acquisition candidates in the future, that we will be able to acquire such assets on economically acceptable terms, that any acquisitions will not be dilutive to earnings and operating surplus or that any additional debt incurred to finance an acquisition will not affect our ability to make distributions to you.

    Our acquisition strategy involves numerous risks, including difficulties inherent in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired businesses. In addition, future acquisitions also may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, the Partnership may be required to secure additional financing. There is no assurance that such additional financing will be available to us on acceptable terms.

NORTHERN BORDER PIPELINE'S OPERATIONS WILL BE SUBJECT TO CERTAIN OPERATIONAL HAZARDS AND UNFORESEEN INTERRUPTIONS

    Northern Border Pipeline's operations are subject to certain operational hazards and unforeseen interruptions, such as natural disasters, adverse weather, accidents or other events beyond our General Partner's control. A casualty occurrence might result in a loss of equipment or life, as well as injury and extensive property or environmental damage.

               RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

MAJORITY CONTROL OF NORTHERN BORDER PIPELINE MANAGEMENT COMMITTEE BY NBP MAY LIMIT OUR ABILITY TO INFLUENCE NORTHERN BORDER PIPELINE COMPANY

    The Partnership owns a 30% general partner interest in Northern Border Pipeline. The remaining 70% general partner interest in Northern Border Pipeline is currently owned by NBP, a publicly traded limited partnership (which is not affiliated with us). The general partners of NBP are Northern Plains, Pan Border Gas Company ("Pan Border"), and Northwest Border Pipeline Company ("Northwest Border"). Northern Plains and Pan Border are wholly owned subsidiaries of Enron.

    Management of Northern Border Pipeline is overseen by the four-member Northern Border Pipeline Management Committee. Our Partnership controls 30% of the voting power of the Northern Border Pipeline Management Committee and has the right to designate one member. NBP controls 70% of the voting power of the Northern Border Pipeline Management Committee and has the right to designate three members. NBP has allocated its voting power on the Northern Border Pipeline Management Committee among its own general partners pro rata in accordance with their relative general partner interests in NBP. As a result, the 70% voting power of NBP's representatives on the Northern Border Pipeline Management Committee is allocated as follows: 35% to Northern Plains, 22.75% to Pan Border and 12.25% to Northwest Border.

Each of Northern Plains, Pan Border and Northwest Border has the right to designate one member of the Northern Border Pipeline Management Committee. Enron (through Northern Plains and Pan Border) controls 57.75% of the voting power of the Northern Border Pipeline Management Committee and has the right to designate two of its members. Therefore, except as to any matters requiring unanimity, Enron has the power to approve a particular matter requiring a majority vote despite the fact that our representative may vote against such project or other matter. Conversely, with respect to any matter requiring a majority vote Enron may disapprove a particular matter despite the fact that our representative may vote in favor of such matter. See "Northern Border Pipeline Partnership Agreement--Management and Voting".

YOUR VOTING RIGHTS ARE LIMITED; REMOVAL OF THE GENERAL PARTNER IS DIFFICULT

    The General Partner will manage and operate the Partnership. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our General Partner on an annual or other continuing basis, and our General Partner may not be removed except pursuant to the vote of the holders of at least
66 2/3% of the outstanding units (including units owned by the General Partner and its affiliates) and upon the election of a successor general partner by the vote of the holders of a Unit Majority. The ownership of an aggregate of 20.2% (8.2% upon exercise of the underwriters' over-allotment option in full) of the outstanding units by our General Partner and its affiliates has the practical effect of making our General Partner's removal difficult. In addition, the Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove our General Partner or otherwise change the management of the Partnership. If our General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and units held by our General Partner and its affiliates are not voted in favor of such removal: (1) the Subordination Period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis, (2) any existing Common Unit Arrearages will be extinguished and (3) our General Partner will have the right to convert its general partner interests (and its Incentive Distribution Rights) into common units or to receive cash in exchange for such interests. The effect of these provisions may be to diminish the price at which the common units will trade under certain circumstances.

    The Partnership Agreement also contains provisions limiting the ability of unitholders to call meetings of unitholders or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. All matters (other than removal of the General Partner) requiring the approval of the unitholders during the Subordination Period must first be proposed by our General Partner. Further, if any person or group (other than our General Partner or its affiliates or a direct transferee of General Partner or its affiliates) acquires beneficial ownership of 20% or more of any class of units then outstanding, such person or group will lose voting rights with respect to all of its units. As a result, you will have limited influence on matters affecting our operations, and third parties may find it difficult to attempt to gain control of us, or influence our activities. See "The Partnership Agreement--Withdrawal or Removal of the General Partner" and "--Change of Management Provisions".

PARTNERSHIP ASSUMPTIONS CONCERNING FUTURE OPERATIONS MAY NOT BE REALIZED

    In establishing the terms of the offering, including the number and initial offering price of the common units, the number of subordinated units to be received by the General Partner and its affiliates and the Minimum Quarterly Distribution, we have relied on certain assumptions concerning our future operations. See "Cash Available for Distribution".

    Although we believe our assumptions are within a range of reasonableness, whether the assumptions are realized is not, in many cases, within our control and cannot be predicted with any degree of certainty. In the event that our assumptions are not realized, the actual Available Cash from Operating Surplus that we generate could be substantially less than that currently expected and may be less in any quarter than that required to make the Minimum Quarterly Distribution. See "Cash Available for Distribution".

WE MAY ISSUE ADDITIONAL COMMON UNITS THEREBY DILUTING EXISTING UNITHOLDERS' INTERESTS

    Our General Partner can cause the Partnership to issue additional common units, without the approval of unitholders, in the following circumstances:

    - upon exercise of the underwriters' over-allotment option

    - upon conversion of the subordinated units

    - pursuant to employee benefit plans

    - upon conversion of the general partner interests and Incentive Distribution Rights into common units as a result of the withdrawal of our General Partner; or

    - in connection with the Partnership making certain acquisitions or capital improvements that are accretive to our cash flow on a per-unit basis.

    In addition, during the Subordination Period, our General Partner has broad discretion, without the approval of the unitholders, to cause the Partnership to issue up to an additional 9,400,000 common units or an equivalent number of securities ranking on a parity with the common units. After the end of the Subordination Period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Based on the circumstances of each case, the issuance of additional common units or securities ranking senior to or on a parity with the common units may dilute the value of the interests of the then-existing holders of common units in the net assets of the Partnership, dilute the interests of unitholders in distributions by the Partnership and, if issued during the Subordination Period, reduce the support provided by the subordination feature of the subordinated units. The Partnership Agreement does not give the unitholders the right to approve the issuance by the Partnership of equity securities ranking junior to the common units at any time.

ISSUANCE OF ADDITIONAL COMMON UNITS, INCLUDING UPON CONVERSION OF SUBORDINATED UNITS, WILL INCREASE RISK THAT WE WILL BE UNABLE TO PAY THE FULL MINIMUM QUARTERLY DISTRIBUTION ON ALL COMMON UNITS

    Our ability to pay the full Minimum Quarterly Distribution on all the common units may be reduced by any increase in the number of outstanding common units, whether as a result of the conversion of subordinated units, upon the conversion of the general partner interests and the Incentive Distribution Rights or as a result of the withdrawal of the General Partner or future issuances of common units. Any of these actions will increase the percentage of the aggregate Minimum Quarterly Distribution payable to the common unitholders and decrease the percentage of the aggregate Minimum Quarterly Distribution payable to the subordinated unitholders, which will in turn have the effect of:

    - reducing the amount of support provided by the subordination feature of the subordinated units; and

    - increasing the risk that the Partnership will be unable to pay the Minimum Quarterly Distribution in full on all the common units.

PURCHASERS OF COMMON UNITS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

    The assumed initial public offering price of $19.50 per unit exceeds pro forma tangible net book value of $11.84 per unit. You will incur immediate and substantial dilution of $7.66 per common unit. See "Dilution".

COST REIMBURSEMENTS DUE TO OUR GENERAL PARTNER MAY BE SUBSTANTIAL

    Prior to making any distribution on the common units, we will reimburse our General Partner and its affiliates (including officers and directors of the General Partner) for all expenses incurred by our General Partner and its affiliates on our behalf (including wages, salaries, incentive compensation and the cost of employee benefit plans paid or provided to employees, officers and directors of the General Partner), which expenses will be determined by our General Partner in its sole discretion. In addition, our General Partner and its affiliates may provide us services for which we will be charged reasonable fees as determined by the General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect our ability to make distributions.

LACK OF PUBLIC MARKET FOR COMMON UNITS; POSSIBLE INABILITY TO RESELL AT INITIAL PUBLIC OFFERING PRICE

    Prior to the offering, there has been no public market for the common units. We are applying to list the common units for trading on the NYSE. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial public offering price for the common units will be determined through negotiations between our General Partner and the representatives of the underwriters. Investors may not be able to resell their common units at or above the initial public offering price. See "Underwriting".

OUR GENERAL PARTNER WILL HAVE A LIMITED CALL RIGHT WITH RESPECT TO THE COMMON UNITS

    If 20% or less of the common units are held by persons other than our General Partner and its affiliates, the General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining common units held by such unaffiliated persons at a price generally equal to the then-current market price of the common units. As a consequence, you may be required to sell your common units at a time when you may not desire to sell them or at a price that is less than the price you would desire to receive upon such sale. You may also incur a tax liability upon such sale. See "The Partnership Agreement--Limited Call Right".

YOU MAY NOT HAVE LIMITED LIABILITY IN CERTAIN CIRCUMSTANCES; LIABILITY FOR RETURN OF CERTAIN DISTRIBUTIONS

    The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were to be determined that (1) the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or (2) the right or the exercise of the right by the unitholders as a group to remove or replace our General Partner, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Partnership's business, then you could be held liable in certain circumstances for the Partnership's obligations to the same extent as a general partner. In addition, under certain circumstances a unitholder may be liable to the Partnership for the amount of a distribution for a period of three years from the date of the distribution. See "The Partnership Agreement-- Limited Liability" for a discussion of the limitations on liability and the implications thereof to a unitholder.

UNITHOLDERS HAVE NOT BEEN REPRESENTED BY COUNSEL

    Unitholders, other than the General Partner, have not been represented by counsel in connection with the offering, including the preparation of the Partnership Agreement or the other agreements referred to herein or in establishing the terms of the offering.

WITHOUT THE CONSENT OF EACH UNITHOLDER, NORTHERN BORDER PIPELINE MIGHT BE CONVERTED INTO A CORPORATION

    If it becomes unlawful to conduct the business of Northern Border Pipeline and certain other conditions are satisfied, the business and assets of Northern Border Pipeline will automatically be transferred to a corporation without the vote or consent of unitholders. Therefore, you would not receive a proxy or consent solicitation statement in connection with such transaction. However, we believe that it is unlikely that circumstances requiring such an automatic transfer will occur. A transfer to corporate form would result in Northern Border Pipeline being subject to corporate income taxes and would be likely to be materially adverse to its (and, therefore, our) results of operations and financial condition.

    In addition, Northern Border Pipeline may transfer its business and assets to a corporation upon the approval of partners owning at least two-thirds in interest. Since NBP holds 70% of the voting power of Northern Border Pipeline, it could vote its interest in favor of a transfer of Northern Border Pipeline's business and assets to a corporation. General partners of Northern Border Pipeline (including those who did not consent to such a transaction) would be bound by the terms of any such transaction receiving the requisite unitholder vote and, under current law, would have no statutory dissenters' appraisal rights in connection with the transaction. Our Partnership Agreement prohibits our representative on the Northern Border Pipeline Management Committee from approving such a transaction by Northern Border Pipeline without the prior approval of the holders of at least 66 2/3% of the units outstanding during the Subordination Period or a majority of units outstanding thereafter. We have no present intention of proposing any such transaction.

RISKS RELATED TO THE INVESTMENT COMPANY ACT OF 1940

    If the Partnership were deemed to be an unregistered "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"), its contracts may be voidable and its offers of securities may be subject to rescission, as well as other materially adverse consequences.

    The sole asset of the Partnership immediately after the offering will consist of a 30% general partner interest in Northern Border Pipeline. The Partnership could be deemed to be an "investment company" under the 1940 Act if the 30% general partner interest constitutes an "investment security", as defined in the 1940 Act. If the Partnership were deemed to be an "investment company", then it would be required to be registered as an investment company under the 1940 Act. In that case, there would be a substantial risk that the Partnership would be in violation of the 1940 Act because of the practical inability to register under the 1940 Act. The Partnership believes that it is not an investment company under the 1940 Act. This belief is based upon the Partnership's determination that the 30% general partner interest it holds is not an "investment security" for purposes of the 1940 Act. This determination is based upon, among other things, the Partnership's role as a general partner of, and participation in the management of the affairs of, Northern Border Pipeline (and the assumption that Northern Border Pipeline does not convert to corporate form). There is, however, a risk that a court could reach a contrary conclusion.

DEPENDENCE UPON TRANSCANADA FOR MANAGEMENT

    We do not presently have sufficient stand-alone management resources to operate without services to be provided by TransCanada and are largely dependent upon TransCanada to pursue our business plan as described under "Business of the Partnership--Business Strategy and Competitive Strengths of the Partnership".

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

OUR GENERAL PARTNER MAY HAVE CONFLICTS OF INTEREST

    Since our General Partner is related to both TransCanada and to us (its directors and officers have fiduciary duties to TransCanada and it has fiduciary duties to
us), conflicts of interest between us and TransCanada may arise from time to time. The following situations could give rise to conflicts of interest:

    - the General Partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves, which can impact the amount of cash that is distributed by us to our unitholders and to the General Partner;

    - the General Partner may take actions on behalf of the Partnership that have the effect of enabling the General Partner or its affiliates to receive repayment of amounts outstanding under the Revolving Credit Facility, distributions on their own units or Incentive Distribution Rights or hastening the expiration of the Subordination Period or the conversion of their subordinated units into common units;

    - the General Partner determines whether to issue additional units or other equity securities or whether to purchase outstanding units;

    - the General Partner controls payments to TransCanada for any services rendered for our benefit;

    - the General Partner determines which costs are reimbursable by us;

    - the General Partner controls the enforcement of obligations owed to us by the General Partner;

    - the General Partner would negotiate the terms of any asset acquisition from TransCanada, subject to approval by the Conflicts Committee consisting of the directors of the General Partner not affiliated with TransCanada;

    - the General Partner decides whether to retain separate counsel, accountants or others to perform services for us;

    - certain officers of the General Partner, who will provide us services, will also devote significant time to the businesses of the General Partner's affiliates and will be compensated by these affiliates for the services rendered to them; and

    - the General Partner is not restricted from causing the Partnership to pay the General Partner or its affiliates for any services rendered on terms that are fair and reasonable to the Partnership or entering into additional contractual arrangements with any of such entities on behalf of the Partnership.

    Also, our Partnership Agreement allows the General Partner to resolve conflicts of interest by considering the interests of all the parties to the conflict. Therefore, the General Partner can consider the interests of TransCanada if a conflict of interest arises.

OUR PARTNERSHIP AGREEMENT RESTRICTS THE GENERAL PARTNER'S FIDUCIARY DUTIES

    The General Partner generally has a fiduciary duty to us and to our unitholders. As a result, the General Partner must exercise good faith and integrity in handling our assets and affairs. However, Delaware law allows Delaware limited partnerships to modify the fiduciary duties of their general partners. Our Partnership Agreement limits the fiduciary duties of the General Partner to us and to our unitholders and restricts the remedies available to unitholders for actions taken by the General Partner that might otherwise constitute breaches of fiduciary duty. In addition, by purchasing a common unit you effectively consent to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law. The General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership and the unitholders if the resolution of such conflict is fair and reasonable to the Partnership. These modifications of the standards of fiduciary duty may make it much more difficult for a unitholder to successfully challenge the actions of or failure to act by the General Partner as being in breach of a fiduciary duty. See

"Conflicts of Interest and Fiduciary Responsibilities".

GENERAL PARTNER'S RIGHT TO CALL FOR AND PURCHASE UNITS

    The Partnership Agreement provides that it will not constitute a breach of the General Partner's fiduciary duties to the Partnership if the General Partner exercises its right to call for and purchase units or assigns such right to one of its affiliates or the Partnership. See "The Partnership Agreement--Limited Call Right".

COMPETITION FROM THE GENERAL PARTNER'S AFFILIATES

    Affiliates of the General Partner, including TransCanada, currently engage and in the future are expected to continue to engage in other businesses or activities, including those that might be in direct competition with the Partnership. See "Business of the Partnership--Business Strategy and Competitive Strengths of the Partnership". By purchasing a common unit, you effectively consent to such action and the Partnership Agreement does not prohibit such actions.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Partnership Agreement expressly limits the liability of the General Partner by providing that the General Partner, its affiliates and its officers and directors will not be liable for monetary damages to us, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith. In addition, we are required to indemnify the General Partner, its affiliates and their respective officers, directors, employees, agents and trustees to the fullest extent permitted by law against liabilities, costs and expenses incurred by the General Partner or such other persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than a General Partner) not opposed to, our best interests and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

    The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict the fiduciary duties of the General Partner that would be in effect under common law were it not for the Partnership Agreement. See "Conflicts of Interest and Fiduciary Responsibilities-- Conflicts of Interest".

                                   TAX RISKS

    For a general discussion of the expected federal income tax consequences of owning and disposing of common units, see "Tax Considerations".

TAX TREATMENT IS DEPENDENT ON PARTNERSHIP STATUS

    The availability to a unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting the Partnership. We have, however, received an opinion from the law firm of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) that we will be classified as a partnership for federal income tax purposes. You should be aware that opinions of counsel are based on certain factual assumptions and are not binding on the IRS or any court. See "Tax Considerations--Partnership Status".

    If we were classified as an association taxable as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates (currently 35%), distributions would generally be taxed again to the unitholders as corporate distributions, and no income, gains, losses, deductions or credits would flow through to the unitholders. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to you would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders and thus would likely result in a substantial reduction in the value of the common units.

    We cannot provide any assurances that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity-level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement relating to the distributions will be subject to change including a decrease in the Minimum Quarterly Distribution and the Target Distribution Levels. See "Cash Distribution Policy".

NO IRS RULING WITH RESPECT TO TAX CONSEQUENCES

    We have not requested a ruling from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from our counsel's conclusions expressed herein or from the positions taken by the Partnership. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of our counsel's conclusions or the positions taken by the Partnership, and some or all of such conclusions or positions ultimately may not be sustained. Any such contest with the IRS may materially and adversely impact the market for the common units and the price at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the General Partner.

RISK OF TAX LIABILITY EXCEEDING CASH DISTRIBUTIONS

    You will be required to pay federal income taxes and, in certain cases, state and local income taxes on your allocable share of the Partnership's income, whether or not you receive cash distributions from the Partnership. We cannot assure that you will receive cash distributions equal to your allocable share of taxable income from the Partnership or even the tax liability to you resulting from that income. Further, you may incur a tax liability, in excess of the amount of cash received, upon the sale of your common units. See "Tax Considerations--Tax Consequences of Unit Ownership" and "--Disposition of Common Units".

TAX GAIN OR LOSS ON DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN EXPECTED

    Upon the sale of common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in such common units. Thus, prior Partnership distributions in excess of cumulative net taxable income in respect of a common unit which decreased your tax basis in such common unit will, in effect, become taxable income if the common unit is sold at a price greater than your tax basis in such common units, even if the price is less than your original cost. A substantial portion of the amount realized (whether or not representing gain) may be ordinary income. Furthermore, should the IRS successfully contest certain conventions to be used by the Partnership, you could realize more gain on the sale of units than would be the case under such conventions without the benefit of decreased income in prior years.

OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
INVESTORS

    Investment in common units by certain tax-exempt entities, regulated investment companies (mutual funds) and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including IRAs and other retirement plans) from the ownership of a common unit will be unrelated business taxable income and thus will be taxable to such unitholder. Very little of the Partnership's income will be qualifying income to a regulated investment company. Distributions to foreign persons will be subject to withholding. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors".

LIMITATIONS ON DEDUCTIBILITY OF LOSSES

    In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), any losses generated by the Partnership will generally only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including other passive activities or investments, salary, or active business income. Passive losses which are not deductible because they exceed the unitholder's income generated by the Partnership may be deducted in full when the unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. Net passive income from the Partnership may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations--Tax Consequences of Unit Ownership--Limitations on Deductibility of Partnership Losses".

TAX SHELTER REGISTRATION COULD INCREASE RISK OF POTENTIAL IRS AUDIT

    Our General Partner has applied to register the Partnership as a "tax shelter" with the Secretary of the Treasury. We cannot give any assurance that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a unitholder owning less than a 1% interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to the Partnership. Each unitholder would bear the cost of any expenses incurred in connection with an examination of his personal tax return.

POSSIBLE LOSS OF TAX BENEFITS RELATING TO NON-UNIFORMITY OF COMMON UNITS AND NONCONFORMING DEPRECIATION CONVENTIONS

    Because the Partnership cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of the common units to a purchaser of common units must be maintained. To maintain uniformity and for other reasons, the Partnership will adopt certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to you or could affect the timing of such tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns. See "Tax Considerations--Uniformity of Units".

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

    In addition to federal income taxes, you will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which the Partnership does business or owns property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. The Partnership will initially own assets or do business in Illinois, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota and Texas. Of these states, only Texas and South Dakota do not currently impose a personal income tax. It is your responsibility to file all required United States federal, state and local tax returns. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership. See "Tax Considerations--State, Local and Other Tax Considerations".

REPORTING OF PARTNERSHIP TAX INFORMATION AND RISK OF AUDITS

    The Partnership will furnish you with a Schedule K-1 that sets forth your share of Partnership income, gains, losses and deductions. In preparing these schedules, the Partnership will use various accounting and reporting conventions and adopt various depreciation and amortization methods. We cannot give any assurances that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of your individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

                                THE TRANSACTIONS

    We estimate that the net proceeds we will receive from the sale of common units offered through this prospectus will be approximately $285 million (assuming an initial public offering price of $19.50 per common unit and after deducting underwriting discounts and commissions but before deducting expenses incurred in connection with the offering). Concurrent with the closing of the offering, the following transactions will take place:

    - the TransCanada Subsidiaries will contribute their combined 30% general partner interest in Northern Border Pipeline to the Partnership in exchange for, in the case of TransCanada Border PipeLine Ltd., a number of common units (which will not be outstanding after the Transactions, and, in the case of TransCan Northern Ltd., (1) a number of common units (which will not be outstanding after the Transactions), (2) 3,960,000 subordinated units, (3) a 2% combined general partner interest in the Partnership and the Intermediate Partnership, (4) the Incentive Distribution Rights, and (5) the Partnership's assumption of approximately $135 million of indebtedness associated with the asset contributed by TransCan Northern Ltd.;

    - the Partnership will use a portion of the net proceeds of the offering to repay the approximately $135 million of assumed indebtedness and to pay expenses incurred in connection with the offering;

    - the Partnership will use the remainder of the net proceeds of the offering to redeem all of the common units issued to the TransCanada Subsidiaries; and

    - TransCan Northern Ltd. will transfer its subordinated units, Incentive Distribution Rights and general partner interests to the General Partner.

    After giving effect to these transactions, the TransCanada Subsidiaries will not own any direct interests in the Partnership, and the General Partner will not own any common units but will own 3,960,000 subordinated units, the Incentive Distribution Rights and the general partner interests.

    The asset conveyed to the Partnership by the TransCanada Subsidiaries constitutes all of the initial assets of the Partnership. Prior to the offering, there has been no public market for the common units of the Partnership. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the common units.

    We will use the net proceeds from any exercise of the underwriters' over-allotment option to redeem subordinated units from our General Partner on a one-for-one basis equal to the number of common units issued upon the exercise of such option.

    Concurrently with the closing of the offering, the Intermediate Partnership, as borrower, and TransCanada PipeLine USA Ltd. (a wholly owned subsidiary of TransCanada), as lender will enter into the $ million unsecured Revolving Credit Facility. We may borrow up to $ million from time to time under the Revolving Credit Facility to fund capital expenditures, fund capital contributions to Northern Border Pipeline and for working capital and other general business purposes, including enabling the Partnership to make distributions on the units.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from the sale of common units offered through this prospectus will be approximately $285 million, assuming an initial public offering price of $19.50 per common unit, and after deducting underwriting discounts and commissions but before deducting expenses incurred in connection with the offering. The net proceeds of the offering will be applied to:

    - repay approximately $135 million of assumed indebtedness owed to affiliates of TransCanada. Such indebtedness consists of (i) an $81.2 million loan bearing interest at 7.58% with a fixed repayment schedule ending on December 2, 2006, and (ii) a $53.5 million demand loan bearing interest at 8.5% which is subordinated to the loan described in (i).

    - pay expenses incurred in connection with the offering (estimated to be approximately $3.0 million); and

    - redeem common units from the TransCanada Subsidiaries to be issued in connection with the Transactions.

    We will use the net proceeds from any exercise of the underwriters' over-allotment option to redeem subordinated units from our General Partner on a one-for-one basis equal to the number of common units issued upon the exercise of such option.

    Accordingly, we will retain none of the net proceeds of the offering.

                            PRO FORMA CAPITALIZATION

    The following table sets forth (1) the capitalization of the Partnership as of September 30, 1998, (2) the pro forma adjustments required to reflect the Transactions, including the sale of common units offered hereby (at an assumed initial public offering price of $19.50 per common unit) and the application of the net proceeds therefrom as described in "Use of Proceeds" and (3) the pro forma capitalization of the Partnership as of September 30, 1998. In each case, the table assumes that the underwriters' over-allotment option is not exercised. The table is derived from and should be read in conjunction with the pro forma and historical financial statements and notes thereto included elsewhere in this prospectus.

                                                                                 PRO FORMA             PRO FORMA
                                                       TC PIPELINES, LP       ADJUSTMENTS(A)       TC PIPELINES, LP
                                                     ---------------------  -------------------  ---------------------
                                                          (UNAUDITED)           (UNAUDITED)           (UNAUDITED)

                                                                          (thousands of dollars)
Long-term debt, including current maturities.......           --                     134,770(b)           --
                                                                                    (134,770)(d)
Partners' capital
  General partner..................................           --                           1(a)             4,737
                                                                                       4,736(b)
  Common units.....................................           --                      50,389(b)           185,159
                                                                                     282,156(c)
                                                                                    (147,386)(d)
  Subordinated units...............................           --                      46,882(b)            46,882
                                                           ----------             ----------           ----------
  Total partners' capital..........................           --                     236,778              236,778
                                                           ----------             ----------           ----------
    Total capitalization...........................           --                     236,778              236,778
                                                           ----------             ----------           ----------
                                                           ----------             ----------           ----------

------------------------

(a) Upon formation, cash amounting to $1,000 is deposited into the Partnership in exchange for an initial general partner interest.

(b) As contemplated in the offering, the investment in Northern Border Pipeline is conveyed to the Partnership by the TransCanada Subsidiaries in exchange for a number of common units (which will not be outstanding after the Transactions), 3,960,000 subordinated units, a 2% combined general partnership interest in the Partnership and the Intermediate Partnership, the right to receive incentive distributions, and the Partnership's assumption of approximately $135 million of indebtedness associated with the investment.

(c) Net proceeds to the Partnership from the sale of common units are expected to be approximately $282 million, after deducting underwriting discounts and commissions and expenses of the offering estimated to be approximately $23 million.

(d) The Partnership will use a portion of the proceeds to repay the approximately $135 million of assumed indebtedness. The remainder of the net proceeds will be used to redeem all of the common units issued to TransCan Northern Ltd. and TransCanada Border PipeLine Ltd.

    For a more complete discussion of the assumptions on which the pro forma capitalization table is based, see the Notes to Pro Forma Financial Statements of the Partnership included elsewhere in this prospectus.

                                    DILUTION

    On a pro forma basis as of September 30, 1998 after giving effect to the Transactions, the tangible net book value of the Partnership's assets would have been approximately $237 million or $11.84 per common unit (assuming an initial public offering price of $19.50 per common unit). Purchasers of common units in the offering will experience substantial and immediate dilution in tangible net book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit..............  $   19.50
Less: Pro forma tangible net book value per common unit after the
  offering (1).....................................................  $   11.84
                                                                     ---------
Immediate dilution in tangible net book value per common unit to
  new investors....................................................  $    7.66
                                                                     ---------
                                                                     ---------

------------------------

(1) Determined by dividing the total number of units (15,640,000 common units, 3,960,000 subordinated units and the 2% general partner interest having dilutive effect equivalent to 400,000 units) to be outstanding after the offering made hereby into the pro forma tangible net book value of the Partnership, after giving effect to the application of the net proceeds of the offering.

    The following table sets forth the number of units that will be issued by the Partnership and the total consideration to the Partnership contributed by the General Partner and its affili-ates in respect of their units and by the purchasers of common units in this offering upon the consummation of the
Transactions:

                                                 UNITS ACQUIRED             TOTAL CONSIDERATION
                                           --------------------------  -----------------------------
                                              NUMBER        PERCENT         AMOUNT         PERCENT
                                           -------------  -----------  ----------------  -----------
General Partner and its
  affiliates(1)(2).......................      4,360,000        21.8%  $    102,007,000        25.1%
New investors............................     15,640,000        78.2        304,980,000        74.9
                                           -------------         ---   ----------------         ---
Total....................................     20,000,000         100   $    406,987,000         100
                                           -------------         ---   ----------------         ---
                                           -------------         ---   ----------------         ---

------------------------------

(1) Upon the consummation of the Transactions, the General Partner and its affiliates will own an aggregate 3,960,000 subordinated units and a 2% general partner interest in the Partnership having a dilutive effect equivalent to 400,000 units.

(2) The assets and liabilities contributed and sold by the TransCanada Subsidiaries will be recorded at historical cost in accordance with generally accepted accounting principles. Book value of the consideration provided by the TransCanada Subsidiaries as of September 30, 1998 is $102 million.

                            CASH DISTRIBUTION POLICY
                                    GENERAL

AVAILABLE CASH

    The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash in the manner described herein. Available Cash is defined in the Glossary and generally means, with respect to any quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (1) provide for the proper conduct of the Partnership's business, (2) comply with applicable law or any Partnership debt instrument or other agreement, or (3) provide funds for distributions to unitholders and the General Partner in respect of any one or more of the next four quarters.

OPERATING SURPLUS AND CAPITAL SURPLUS

    Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed to unitholders relative to the General Partner, and under certain circumstances it determines whether holders of subordinated units receive any distributions. See "--Quarterly Distributions of Available Cash".

    Operating Surplus is defined in the Glossary and refers generally to (1) the cash balance of the Partnership on the date the Partnership commences
operations, plus $    million, plus all cash receipts of the Partnership from
its operations since the closing of the Transactions (excluding cash constituting Capital Surplus), less (2) all Partnership operating expenses, debt service payments (including reserves therefor but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), maintenance capital expenditures and reserves established for future Partnership operations, in each case since the closing of the Transactions.

    Capital Surplus is also defined in the Glossary and will generally be generated only by borrowings (other than Working Capital Borrowings), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets all as disposed of in the ordinary course of business).

    To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is from Operating Surplus or from Capital Surplus, all Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any Available Cash in excess of such amount (irrespective of its source) will be deemed to be from Capital Surplus and distributed accordingly.

    If Available Cash from Capital Surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the initial public offering price of the common units (the "Initial Unit Price"), plus any Common Unit Arrearages, the distinction between Operating Surplus and Capital Surplus will cease, and all distributions of Available Cash will be treated as if they were from Operating Surplus. The Partnership does not anticipate that there will be significant distributions from Capital Surplus.

SUBORDINATED UNITS

    The subordinated units that will be issued to the General Partner are entitled to receive the Minimum Quarterly Distribution only after the common units have received the Minimum Quarterly Distribution plus any arrearages thereon. The subordinated units are not entitled to arrearages. Upon expiration of the Subordination Period, which will generally not occur prior to March 31, 2004, the subordinated units will convert into common units on a one-for-one basis and will thereafter participate pro rata with the other common units in distributions of Available Cash. The subordinated units are also subordinated to the common units upon liquidation and have fewer voting rights than the common units.

INCENTIVE DISTRIBUTION RIGHTS

    Incentive Distribution Rights represent the right to receive an increasing percentage of quarterly distributions of Available Cash from Operating Surplus after the Minimum Quarterly Distribution and the Target Distribution Levels have been achieved. The Incentive Distribution Rights are held by the General Partner. The Target Distribution Levels are based on the amounts of Available Cash from Operating Surplus distributed in excess of the payments made with respect to the Minimum Quarterly Distribution and Common Unit Arrearages, if any, and the related 2% distribution to the General Partner.

EFFECT OF ISSUANCE OF ADDITIONAL UNITS

    Subject to the limitations described under "The Partnership Agreement--Issuance of Additional Securities", the Partnership has the authority to issue additional common units or other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the General Partner in its sole discretion and without the approval of the unitholders. It is possible that the Partnership will fund acquisitions through the issuance of additional common units or other equity securities of the Partnership. Holders of any additional common units issued by the Partnership will be entitled to share equally with the then-existing holders of common units in distributions of Available Cash by the Partnership. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in the net assets of the Partnership. The General Partner will be required to make an additional capital contribution to the Partnership or the Intermediate Partnership (other than in connection with the exercise of the underwriters' over-allotment option) in connection with the issuance of additional partnership interests.

                   QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

    The Partnership will make distributions to its partners with respect to each quarter of the Partnership prior to its liquidation in an amount equal to 100% of its Available Cash for such quarter. The Partnership expects to make distributions of all Available Cash within approximately 45 days after the end of each quarter, commencing with the quarter ending March 31, 1999, to holders of record on the applicable record date. The Minimum Quarterly Distribution and the Target Distribution Levels for the period from the closing of the offering through March 31, 1999 will be adjusted downward based on the actual length of such period. The Minimum Quarterly Distribution and the Target Distribution Levels are also subject to certain other adjustments as described below under "--Distributions from Capital Surplus" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

    With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of common units will have the right to receive the Minimum Quarterly Distribution, plus any Common Unit Arrearages, prior to any distribution of Available Cash to the holders of subordinated units. This subordination feature will enhance the Partnership's ability to distribute the Minimum Quarterly Distribution on the common units during the Subordination Period. There is no guarantee, however, that the Minimum Quarterly Distribution will be made on the common units. Upon expiration of the Subordination Period, all subordinated units will be converted on a one-for-one basis into common units and will participate pro rata with all other common units in future distributions of Available Cash. Under certain circumstances, up to 66 2/3% of the subordinated units may convert into common units prior to the expiration of the Subordination Period. Common units will not accrue arrearages with respect to distributions for any quarter after the Subordination Period and subordinated units will not accrue any arrearages with respect to distributions for any quarter.

        DISTRIBUTIONS FROM OPERATING SURPLUS DURING SUBORDINATION PERIOD

    The Subordination Period will generally extend from the closing of the offering until the first day of any quarter beginning after March 31, 2004 in respect of which (1) distributions of Available Cash from Operating Surplus on the common units and the subordinated units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding common units and subordinated units during such periods, (2) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the common units and subordinated units that were outstanding on a fully diluted basis and the related distribution on the general partner interests in the Partnership and the Intermediate Partnership during such periods, and (3) there are no outstanding Common Unit Arrearages.

    Prior to the end of the Subordination Period, a portion of the subordinated units will convert into common units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after (a) March 31, 2002 with respect to one-third of the subordinated units (1,320,000 subordinated units) and (b) March 31, 2003 with respect to one-third of the subordinated units (1,320,000 subordinated units) in respect of which (1) distributions of Available Cash from Operating Surplus on the common units and the subordinated units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding common units and subordinated units during such periods, (2) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the common units and subordinated units that were outstanding on a fully diluted basis and the related distribution on the general partner interests in the Partnership during such periods, and (3) there are no outstanding Common Unit Arrearages; provided, however, that the early conversion of the second one-third of subordinated units may not occur until at least one year following the early conversion of the first one-third of subordinated units.

    Upon expiration of the Subordination Period, all remaining subordinated units will convert into common units on a one-for-one basis and will thereafter participate, pro rata, with the other common units in distributions of Available Cash. In addition, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and units held by the General Partner and its affiliates are not voted in favor of such removal, (1) the Subordination Period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis, (2) any existing Common Unit Arrearages will be extinguished, and (3) the General Partner will have the right to convert its general partner interest (and the Incentive Distribution Rights) into common units or to receive cash in exchange for such interest.

    "Adjusted Operating Surplus" for any period generally means Operating Surplus generated during such period, less (a) any net increase in Working Capital Borrowings during such period and (b) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period; and plus (x) any net decrease in Working Capital Borrowings during such period and (y) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Operating Surplus generated during a period is equal to the difference between (1) the Operating Surplus determined at the end of such period and (2) the Operating Surplus determined at the beginning of such period.

    Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter during the Subordination Period will be made in the following manner:

    First, 98% to the common units, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding common unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    Second, 98% to the common units, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding common unit an amount equal to any Common Unit Arrearages accrued and unpaid with respect to any prior quarters during the Subordination Period;

    Third, 98% to the subordinated units, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding subordinated unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    Thereafter, in the manner described in "--Incentive Distribution Rights--Hypothetical Annualized Yield" below.

    The above references to the 2% of Available Cash from Operating Surplus distributed to the General Partner are references to the amount of the percentage interest in distributions from the Partnership and the Intermediate Partnership of the General Partner on a combined basis (exclusive of its or any of its affiliates' interest as holders of the units). The General Partner will own a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Intermediate Partnership. With respect to any common unit, the term "Common Unit Arrearages" refers to the amount by which the Minimum Quarterly Distribution in any quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a common unit issued in the offering, cumulative for such quarter and all prior quarters during the Subordination Period. Common Unit Arrearages will not accrue interest.

        DISTRIBUTIONS FROM OPERATING SURPLUS AFTER SUBORDINATION PERIOD

    Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter after the Subordination Period will be made in the following manner:

    First, 98% to all units, pro rata, and 2% to the General Partner, until there has been distributed in respect of each unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    Thereafter, in the manner described in "--Incentive Distribution Rights--Hypothetical Annualized Yield" below.

          INCENTIVE DISTRIBUTION RIGHTS--HYPOTHETICAL ANNUALIZED YIELD

    For any quarter for which Available Cash from Operating Surplus is distributed to the common and subordinated unitholders in an amount equal to the Minimum Quarterly Distribution on all units and to the common unitholders in an amount equal to any unpaid Common Unit Arrearages, then any additional Available Cash from Operating Surplus in respect of such quarter will be distributed among the unitholders and the General Partner in the following manner:

    First, 98% to all units, pro rata, and 2% to the General Partner, until the unitholders have received (in addition to any distributions to common unitholders to eliminate Common Unit Arrearages) a total of $0.3945 for such quarter in respect of each outstanding unit (the "First Target Distribution");

    Second, 85% to all units, pro rata, and 15% to the General Partner, until the unitholders have received (in addition to any distributions to common unitholders to eliminate Common Unit Arrearages) a total of $0.46625 for such quarter in respect of each outstanding unit (the "Second Target Distribution");

    Third, 75% to all units, pro rata, and 25% to the General Partner, until the unitholders have received (in addition to any distributions to common unitholders to eliminate Common Unit Arrearages) a total of $0.60975 for such quarter in respect of each outstanding unit (the "Third Target Distribution"); and

    Thereafter, 50% to all units, pro rata, and 50% to the General Partner.

    The distributions to the General Partner set forth above (other than in its capacity a holder of Units) that are in excess of its aggregate 2% general partner interest represent the Incentive Distribution Rights. The right to receive Incentive Distribution Rights is not part of the general partner interest and may be transferred separately from such interests, subject to certain restrictions. See "The Partnership Agreement--Transfer of General Partner Interest and Incentive Distribution Rights".

    The following table illustrates the percentage allocation of the additional Available Cash from Operating Surplus between the unitholders and the General Partner up to the various Target Distribution Levels and a hypothetical annualized percentage yield to be realized by a unitholder at each Target Distribution Level. For purposes of the following table, the annualized percentage yield is calculated on a pretax basis by dividing each level of distribution by the assumed initial public offering price of $19.50 per common unit. The calculations are also based on the assumption that the quarterly distribution amounts shown do not include any Common Unit Arrearages. The amounts set forth under "Marginal Percentage Interest in Distributions" in the table below are the percentage interests of the General Partner and the unitholders in any Available Cash from Operating Surplus distributed up to and including the corresponding amount in the column "Quarterly Distribution Amount per Common Unit". The percentage interests shown for the unitholders and the General Partner for the Minimum Quarterly Distribution are also applicable to quarterly distribution amounts that are less than the Minimum Quarterly Distribution.

                                                                                           MARGINAL PERCENTAGE INTEREST IN
                                                          QUARTERLY
                                                         DISTRIBUTION                               DISTRIBUTIONS
                                                          AMOUNT PER       HYPOTHETICAL    --------------------------------
                                                         COMMON UNIT        ANNUALIZED                           GENERAL
                                                         (ANNUALIZED)        YIELD(1)         UNITHOLDERS        PARTNER
                                                       ----------------  ----------------  -----------------  -------------
Minimum Quarterly Distribution.......................            $1.500              7.69%            98%               2%
First Target Distribution............................             1.578              8.09             98                2
Second Target Distribution...........................             1.865              9.56             85               15
Third Target Distribution............................             2.439             12.51             75               25
Thereafter...........................................  above $    2.439       above 12.51%            50               50

------------------------------

(1) Calculated on a pre-tax basis by dividing each level of distribution (annualized) by the assumed initial offering price of $19.50 per common unit.

                       DISTRIBUTIONS FROM CAPITAL SURPLUS

    Distributions by the Partnership of Available Cash from Capital Surplus will be made in the following manner:

    First, 98% to all units, pro rata, and 2% to the General Partner, until the Partnership has distributed, in respect of each outstanding common unit issued in the offering, Available Cash from Capital Surplus in an aggregate amount per common unit equal to the Initial Unit Price;

    Second, 98% to the common units, pro rata, and 2% to the General Partner, until the Partnership has distributed, in respect of each outstanding common unit, Available Cash from Capital Surplus in an aggregate amount equal to any unpaid Common Unit Arrearages with respect to such common unit; and

    Thereafter, all distributions of Available Cash from Capital Surplus will be distributed as if they were from Operating Surplus.

    As a distribution of Available Cash from Capital Surplus is made, it is treated as if it were a repayment of the Initial Unit Price. To reflect such repayment, the Minimum Quarterly Distribution and the Target Distribution Levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Capital of the common units immediately after giving effect to such repayment and the denominator of which is the Unrecovered Capital of the common units immediately prior to such repayment. This adjustment to the Minimum Quarterly Distribution may make it more likely that subordinated units will be converted into common units (whether pursuant to the termination of the Subordination Period or to the provisions permitting early conversion of some subordinated units) and may accelerate the dates at which such conversions occur.

    When "payback" of the Initial Unit Price has occurred, i.e., when the Unrecovered Capital of the common units is zero (and any accrued Common Unit Arrearages have been paid), then in effect the Minimum Quarterly Distribution and each of the Target Distribution Levels will have been reduced to zero for subsequent quarters. Thereafter, all distributions of Available Cash from all sources will be treated as if they were from Operating Surplus. Because the Minimum Quarterly Distribution and the Target Distribution Levels will have been reduced to zero, the General Partner will be entitled thereafter to receive 50% of all distributions of Available Cash in its capacities as General Partner and as holder of the Incentive Distribution Rights (in addition to any distributions to which they may be entitled as holders of units).

    Distributions of Available Cash from Capital Surplus will not reduce the Minimum Quarterly Distribution or Target Distribution Levels for the quarter with respect to which they are distributed.

                        ADJUSTMENT OF MINIMUM QUARTERLY
                            DISTRIBUTION AND TARGET
                              DISTRIBUTION LEVELS

    In addition to reductions of the Minimum Quarterly Distribution and Target Distribution Levels made upon a distribution of Available Cash from Capital Surplus, the Minimum Quarterly Distribution, the Target Distribution Levels, the Unrecovered Capital, the number of additional common units issuable during the Subordination Period without a unitholder vote, the number of common units issuable upon conversion of the subordinated units and other amounts calculated on a per unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of common units (whether effected by a distribution payable in common units or otherwise), but not by reason of the issuance of additional common units for cash or property. For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the Minimum Quarterly Distribution, each of the Target Distribution Levels and the Unrecovered Capital of the common units would each be reduced to 50% of its initial level.

    The Minimum Quarterly Distribution and the Target Distribution Levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and the Target Distribution Levels would be reduced to an amount equal to the product of (1) the Minimum Quarterly Distribution and each of the Target Distribution Levels, respectively, multiplied by (2) one minus the sum of (x) the maximum effective federal income tax rate to which the Partnership is then subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

                     DISTRIBUTIONS OF CASH UPON LIQUIDATION

    Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of from time to time and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the unitholders and the General Partner in accordance with their respective capital account balances as so adjusted.

    Partners are entitled to liquidating distributions in accordance with capital account balances. The allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of the Partnership, to the extent required to permit common unitholders to receive their Unrecovered Capital plus any unpaid Common Unit Arrearages. Thus, net losses recognized upon liquidation of the Partnership will be allocated to the holders of the subordinated units to the extent of their capital account balances before any loss is allocated to the holders of the common units, and net gains recognized upon liquidation will be allocated first to restore negative balances in the capital account of the General Partner and any unitholders and then to the common unitholders until their capital account balances equal their Unrecovered Capital plus unpaid Common Unit Arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of the Partnership to enable the holders of common units to fully recover all of such amounts, even though there may be cash available for distribution to the holders of subordinated units.

    The manner of such adjustment is as provided in the Partnership Agreement, the form of which is included as Appendix A to this prospectus. If the liquidation of the Partnership occurs before the end of the Subordination Period, any net gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

        First, to the General Partner and the holders of units having negative balances in their capital accounts to the extent of and in proportion to such negative balances;

        Second, 98% to the common units, pro rata, and 2% to the General Partner, until the capital account for each common unit is equal to the sum of (1) the Unrecovered Capital in respect of such common unit, (2) the amount of the Minimum Quarterly Distribution for the quarter during which liquidation of the Partnership occurs and (3) any unpaid Common Unit Arrearages in respect of such common unit;

        Third, 98% to the subordinated units, pro rata, and 2% to the General Partner, until the capital account for each subordinated unit is equal to the sum of (1) the Unrecovered Capital in respect of such subordinated unit and (2) the amount of the Minimum Quarterly Distribution for the quarter during which the liquidation of the Partnership occurs;

        Fourth, 98% to all units, pro rata, and 2% to the General Partner, until there has been allocated under this paragraph an amount per unit equal to
    (1) the sum of the excess of the First Target Distribution per unit over the Minimum Quarterly Distribution per unit for each quarter of the Partnership's existence, less (2) the cumulative amount per unit of any distributions of

    Available Cash from Operating Surplus in excess of the Minimum Quarterly Distribution per unit that were distributed 98% to the units, pro rata, and 2% to the General Partner for each quarter of the Partnership's existence;

        Fifth, 85% to all units, pro rata, and 15% to the General Partner, until there has been allocated under this paragraph an amount per unit equal to
    (1) the sum of the excess of the Second Target Distribution per unit over the First Target Distribution per unit for each quarter of the Partnership's existence, less (2) the cumulative amount per unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per unit that was distributed 85% to the units, pro rata, and 15% to the General Partner for each quarter of the Partnership's existence;

        Sixth, 75% to all units, pro rata, and 25% to the General Partner, until there has been allocated under this paragraph an amount per unit equal to
    (1) the sum of the excess of the Third Target Distribution per unit over the Second Target Distribution per unit for each quarter of the Partnership's existence, less (2) the cumulative amount per unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution per unit that was distributed 75% to the units, pro rata, and 25% to the General Partner for each quarter of the Partnership's existence; and

        Thereafter, 50% to all units, pro rata, and 50% to the General Partner.

    If the liquidation occurs after the Subordination Period, the distinction between common units and subordinated units will disappear, so that clauses (1) and (3) of paragraph second above and all of paragraph third above will no longer be applicable.

    Upon liquidation of the Partnership, any loss will generally be allocated to the General Partner and the unitholders as follows:

        First, 98% to holders of subordinated units in proportion to the positive balances in their respective capital accounts and 2% to the General Partner, until the capital accounts of the holders of the subordinated units have been reduced to zero;

        Second, 98% to the holders of common units in proportion to the positive balances in their respective capital accounts and 2% to the General Partner, until the capital accounts of the common unitholders have been reduced to zero; and

        Thereafter, 100% to the General Partner.

    If the liquidation occurs after the Subordination Period, the distinction between common units and subordinated units will disappear, so that all of paragraph first above will no longer be applicable.

    In addition, interim adjustments to capital accounts will be made at the time the Partnership issues additional interests in the Partnership or makes distributions of property. Such adjustments will be based on the fair market value of the interests or the property distributed and any gain or loss resulting therefrom will be allocated to the unitholders and the General Partner in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional interests in the Partnership, distributions of property by the Partnership, or upon liquidation of the Partnership, will be allocated in a manner which results, to the extent possible, in the capital account balances of the General Partner equaling the amount which would have been the General Partner's capital account balances if no prior positive adjustments to the capital accounts had been made.

                        CASH AVAILABLE FOR DISTRIBUTION

    We believe that we should have sufficient Available Cash from our Operating Surplus (including borrowings under the Revolving Credit Facility) to enable us to distribute the Minimum Quarterly Distribution on the common units and subordinated units to be outstanding immediately after the consummation of the offering with respect to each quarter at least through the quarter ending March 31, 2002. Available Cash for any quarter will consist generally of all cash on hand at the end of such quarter, as adjusted for reserves. The definition of Available Cash is set forth in the Glossary. Operating Surplus generally consists of cash generated from operations after deducting related expenditures
and other items, plus $      million. Our belief is based on a number of
assumptions, including the assumptions that:

    - there will be no significant changes in Canadian law or export policy that would adversely impact the levels of imports of Canadian natural gas into the United States;

    - there will be no significant changes in FERC regulation, including the ratemaking methodology, which generally allows Northern Border Pipeline to recover its costs and earn a 12.0% return on equity with a deemed income tax cost recovery component;

    - the project cost containment mechanism, which was instituted to allocate the risks of the levels of capital costs associated with the Chicago Project between Northern Border Pipeline and its shippers, results in Northern Border Pipeline being allowed to include in its rate base the entire cost of construction of the Chicago Project;

    - Northern Border Pipeline's Project 2000 achieves an in-service date on or before November 1, 2000. See "Business of Northern Border
      Pipeline--Project 2000";

    - Northern Border Pipeline's debt/equity capitalization remains at approximately its current ratio;

    - business, economic, regulatory, political and competitive conditions will not change substantially; and

    - ongoing maintenance capital expenditures and/or capital contibution to Northern Border Pipeline will be funded through a combination of cash reserved by us and/or short-term financings by us.

    Although we believe such assumptions are within a range of reasonableness, whether the assumptions are realized is not, in a number of cases, within our control and cannot be predicted with any degree of certainty. In the event that our assumptions are not realized, the actual Available Cash from Operating Surplus that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make cash distributions at the levels described above. In addition, the terms of Northern Border Pipeline's indebtedness will restrict the ability of Northern Border Pipeline to distribute cash to its general partners (including the Intermediate Partnership) in the event of a default under the terms of such indebtedness. Accordingly, no assurance can be given that distributions of the Minimum Quarterly Distribution or any other amounts will be made. See "Risk Factors--Risks Inherent in an Investment in the Partnership", "Cash Distribution Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". We do not intend to update the expression of belief set forth above.

    We will need $30.0 million of Available Cash from our Operating Surplus to distribute the Minimum Quarterly Distribution for four quarters on the common units and the subordinated units and to make the related distribution on the combined 2% general partner interest (approximately $23.5 million for the common units, approximately $5.9 million for the subordinated units and approximately $0.6 million for the combined 2% general partner interest). These amounts for three quarters would be $22.5 million in total (approximately

$17.6 million for the common units, approximately $4.4 million for the subordinated units and approximately $0.5 million for the combined general partner interest). If the Transactions had been completed on January 1, 1997, pro forma Available Cash from Operating Surplus generated during 1997 would have been approximately $28.6 million. The amount of pro forma Available Cash from Operating Surplus generated for the nine months ended September 30, 1998 would have been approximately $17.5 million. These amounts would not have been sufficient to allow the Partnership to distribute the Minimum Quarterly Distribution on the common units and the subordinated units and the related distribution on the general partner interest with respect to such periods by approximately $1.4 million for 1997 and approximately $5.0 million for the nine months ended September 30, 1998.

    The amounts of pro forma Available Cash from Operating Surplus set forth above were derived from the pro forma financial statements of the Partnership and historical financial statements of Northern Border Pipeline in the manner set forth in Appendix D. The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present our results of operations had the Transactions actually been completed as of the dates indicated. Furthermore, Available Cash from Operating Surplus as defined in the Partnership Agreement is a cash accounting concept, while our pro forma financial statements and Northern Border Pipeline's historical financial statements have been prepared on an accrual basis. As a consequence, the amount of pro forma Available Cash from Operating Surplus shown above should only be viewed as a general indication of the amount of Available Cash from Operating Surplus that we might have generated had the Partnership been formed in earlier periods. For definitions of Available Cash and Operating Surplus, see the Glossary.

              SELECTED PRO FORMA FINANCIAL DATA OF THE PARTNERSHIP

    The following unaudited Selected Pro Forma Financial Data as of and for the nine months ended September 30, 1998 and for the year ended December 31, 1997 is derived from the Partnership's Pro Forma Financial Statements appearing elsewhere in this prospectus. For the purpose of this pro forma financial data, it is assumed that the Partnership will be in a position to exercise significant influence over Northern Border Pipeline and the investment is accounted for using the equity method of accounting. The pro forma financial data is based on currently available information and certain estimates and assumptions, and therefore the actual financial data will differ from the pro forma financial data. For a more complete discussion of the assumptions used in preparing the Selected Pro Forma Financial Data, see Notes to TC PipeLines, LP Pro Forma Financial Statements appearing elsewhere in this prospectus. The following information should not be deemed indicative of future operating results for the Partnership.

                                                                             NINE MONTHS ENDED      YEAR ENDED
                                                                             SEPTEMBER 30, 1998  DECEMBER 31, 1997
                                                                             ------------------  -----------------
                                                                                          (UNAUDITED)

                                                                               (thousands of dollars, except per
                                                                                         unit amounts)
INCOME STATEMENT DATA:
  Equity income from investment in Northern Border Pipeline(1).............           21,615             21,832
  General and administrative expenses......................................             (900)            (1,200)
                                                                                  ----------     -----------------
    Net income to partners.................................................           20,715             20,632
                                                                                  ----------     -----------------
                                                                                  ----------     -----------------
    Net income per unit(1).................................................     $       1.04        $      1.03
                                                                                  ----------     -----------------
                                                                                  ----------     -----------------
BALANCE SHEET DATA (AT PERIOD END):
  Investment in Northern Border Pipeline(2)................................          236,777
  Total assets.............................................................          236,778
  Partners' capital
    General Partner(3).....................................................            4,737
    Common units(3)........................................................          185,159
    Subordinated units(3)..................................................           46,882
                                                                                  ----------
                                                                                     236,778
                                                                                  ----------
                                                                                  ----------

------------------------

(1) Pro forma equity income represents 30% of the net income of Northern Border Pipeline. The General Partner's allocation of pro forma net income is based on an aggregate 2% interest in the Partnership, which has been deducted before calculating the pro forma net income per unit. The computation of pro forma net income per unit assumes that 15,640,000 common units and 3,960,000 subordinated units are outstanding at all times during the periods presented.

(2) The pro forma investment balance as of September 30, 1998 represents the combined carrying values of the investment in Northern Border Pipeline as reflected in the financial records of TransCan Northern Ltd. and TransCanada Border PipeLine Ltd. as at that date. The balance also equates to 30% of the net assets of Northern Border Pipeline as at September 30, 1998.

(3) Pro forma partners' capital is allocated 2% to the General Partner, 78.2% to the common unitholders and 19.8% to subordinated unitholders.

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
                            NORTHERN BORDER PIPELINE

    The selected financial information below for Northern Border Pipeline as of and for the years ended December 31, 1997, 1996 and 1995 is derived from the audited financial statements of Northern Border Pipeline and the financial information below for Northern Border Pipeline as of and for the nine months ended September 30, 1998 and 1997 is derived from the unaudited financial statements of Northern Border Pipeline. In addition, the financial information below for Northern Border Pipeline as of and for the years ended December 31, 1994 and 1993 is derived from the audited financial statements of Northern Border Pipeline, reclassified to conform with the presentation used in the audited financial statements for the year ended December 31, 1997. The operating data for all periods presented is derived from the records of Northern Border Pipeline. Management of Northern Border Pipeline has reported that it is of the opinion that the unaudited financial statements reflect all adjustments which are necessary for a fair statement of results of the interim periods. The Selected Historical Financial and Operating Data below should be read in conjunction with the financial statements of Northern Border Pipeline, included elsewhere in this prospectus, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                 ------------------------  ---------------------------------------------------------------
                                    1998         1997         1997        1996         1995       1994(1)       1993(1)
                                 -----------  -----------  ----------  -----------  ----------  ------------  ------------
                                       (UNAUDITED)

                                                       (thousands of dollars, except operating data)
INCOME STATEMENT DATA:
  Operating revenues, net......     145,476      140,369      186,050     201,943      206,497      211,580       205,242
  Operations and maintenance...      16,872       21,027       28,522      26,974       25,573       27,682        25,793
  Depreciation and
    amortization...............      30,060       28,988       38,708      46,979       47,081       41,959        39,539
  Taxes other than income......      17,267       17,793       22,393      24,390       23,886       24,438        21,393
                                 -----------  -----------  ----------  -----------  ----------  ------------  ------------
    Operating income...........      81,277       72,561       96,427     103,600      109,957      117,501       118,517
  Interest expense.............     (30,422)     (24,162)     (33,020)    (33,117)     (35,205)     (38,424)      (40,671)
  Other income (expense).......      21,196        4,955        9,365       3,360         (217)      (1,919)       (2,440)
                                 -----------  -----------  ----------  -----------  ----------  ------------  ------------
    Net income.................      72,051       53,354       72,772      73,843       74,535       77,158        75,406
                                 -----------  -----------  ----------  -----------  ----------  ------------  ------------
                                 -----------  -----------  ----------  -----------  ----------  ------------  ------------
CASH FLOW DATA:
  Net cash provided by
    operating activities.......      83,390      121,604      115,328     136,808      127,429      121,679       118,333
  Capital expenditures.........     484,219       69,773      152,070      18,597        8,310        3,086         1,268
  Distributions to partners....      61,205       99,322       99,322     102,845       98,517       87,509        90,036

BALANCE SHEET DATA (AT PERIOD
  END):
  Net property, plant and
    equipment..................   1,602,862      998,361    1,100,890     937,859      957,587      983,843     1,015,567
  Total assets.................   1,653,804    1,043,262    1,147,120     974,137    1,011,361    1,063,210     1,097,383
  Long-term debt, including
    current maturities.........     724,000      410,000      459,000     377,500      410,000      445,000       470,000
  Partners' capital............     789,258      520,994      581,412     526,962      555,964      579,946       590,297

OPERATING DATA (UNAUDITED):
  Natural gas delivered
    (MMcf).....................     463,209      471,695      633,280     633,908      615,133      597,898       570,469
  Average throughput (MMcfd)...       1,733        1,761        1,770       1,764        1,720        1,663         1,592

------------------------

(1) Certain figures have been reclassified to conform with the presentation used in the audited financial statements for the year ended December 31, 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP SHOULD BE READ IN CONJUNCTION WITH THE PARTNERSHIP'S PRO FORMA FINANCIAL STATEMENTS AND NOTES THERETO AND THE HISTORICAL RESULTS OF OPERATIONS FOR NORTHERN BORDER PIPELINE SHOULD BE READ IN CONJUNCTION WITH NORTHERN BORDER PIPELINE'S HISTORICAL FINANCIAL STATEMENTS AND NOTES THERETO. FOR MORE DETAILED INFORMATION REGARDING THE BASIS OF PRESENTATION OF THE FOLLOWING FINANCIAL INFORMATION, SEE THE NOTES TO EACH OF THE PRO FORMA AND HISTORICAL FINANCIAL STATEMENTS, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

   PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP

    Upon the closing of the offering, the Partnership will own a 30% general partner interest in Northern Border Pipeline. The Partnership will account for this interest using the equity method of accounting. The Partnership's investment initially will be recorded at the combined carrying values of the investment in Northern Border Pipeline as reflected in the financial records of the TransCanada Subsidiaries as of that date. In accordance with the equity method of accounting, the future carrying value of this investment will be adjusted to include the Partnership's 30% share of earnings or losses of Northern Border Pipeline. Any distributions received or receivable by the Partnership from Northern Border Pipeline will reduce the future carrying value of the investment and additional contributions to Northern Border Pipeline will increase the carrying value of the investment.

    The Partnership's results of operations after the closing of the offering is expected to be influenced by and to reflect the same factors that influence the financial results of Northern Border Pipeline until such time as the Partnership owns additional assets.

    In connection with the Transactions, the Intermediate Partnership will enter into the $ million unsecured Revolving Credit Facility with TransCanada PipeLine USA Ltd., a wholly owned subsidiary of TransCanada. The purpose of the Revolving Credit Facility is to provide borrowings to fund capital expenditures, to fund capital contributions to Northern Border Pipeline and for working capital and other general business purposes, including distributions on the units.

    The Partnership expects that Northern Border Pipeline will request capital contributions in aggregate of approximately $20 million from the Partnership in 1999 and 2000. The Partnership expects to fund these capital contributions from cash reserves and/or drawings under the Revolving Credit Facility.

               RESULTS OF OPERATIONS OF NORTHERN BORDER PIPELINE

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

    Operating revenue increased $5.1 million (4%) for the nine months ended September 30, 1998, as compared to the same period in 1997 due primarily to returns on higher levels of invested equity.

    Operations and maintenance expense decreased $4.1 million (20%) for the nine months ended September 30, 1998, as compared to the same period in 1997 primarily due to a regulatory credit recorded in 1998. During the construction of the Chicago Project, Northern Border Pipeline has placed certain new facilities into service to maintain natural gas flow at firm contracted capacity while existing facilities are being modified. The regulatory credit of approximately $4.7 million, recorded in the nine months ended September 30, 1998, offsets the increase in cost of service for the new facilities placed in service to date. Northern Border Pipeline is allowed to recover the regulatory credit from its shippers over a ten-year period commencing with the in-service date of the Chicago Project.

    Depreciation and amortization expense increased $1.1 million (4%) for the nine months ended September 30, 1998, as compared to the same period in 1997 primarily due to facilities that were placed in service in 1998.

    Interest expense increased $6.3 million (26%) for the nine months ended September 30, 1998, as compared to the same period in 1997 due primarily to an increase in average debt outstanding, reflecting amounts borrowed to finance a portion of the capital expenditures for the Chicago Project.

    Other income increased $16.2 million (328%) for the nine months ended September 30, 1998, as compared to the same period in 1997. The increase was primarily due to a $17.3 million increase in the debt and equity allowance for funds used during construction ("AFUDC"). Equity AFUDC is a regulatory allowance that represents the capitalization of the allowed equity return associated with a construction program. The increase in AFUDC primarily relates to Northern Border Pipeline's expenditures for the Chicago Project. (See "--Liquidity and Capital Resources of Northern Border Pipeline--Cash Flows from Investing Activities"). Other income for 1997 included $2.8 million received by Northern Border Pipeline for vacating certain microwave frequency bands.

1997 COMPARED TO 1996

    Operating revenue decreased $15.9 million (8%) for the year ended December 31, 1997, as compared to the results for the comparable period in 1996 due primarily to lower depreciation and amortization expense, taxes other than income and return on a lower rate base. These lower recoveries were partially offset by higher operations and maintenance expense recoveries. Additionally, in accordance with the Stipulation and Agreement ("Stipulation") approved by the FERC to settle Northern Border Pipeline's November 1995 rate case, the allowed equity rate of return was 12.75% through September 30, 1996 and 12.0% thereafter.

    Operations and maintenance expense increased $1.5 million (6%) for the year ended December 31, 1997, from the comparable period in 1996 due primarily to higher administrative expenses.

    Depreciation and amortization expense decreased $8.3 million (18%) for the year ended December 31, 1997, as compared to the same period in 1996. In accordance with the terms of the Stipulation, filed with the FERC in 1996 and approved in August 1997, the depreciation rate applied to Northern Border Pipeline's gross transmission plant was 2.5% for 1997. The average depreciation rate applied to gross transmission plant for the year ended December 31, 1996 was 3.1%.

    Taxes other than income decreased $2.0 million (8%) for the year ended December 31, 1997, as compared to the results for the same period in 1996 due primarily to lower property tax assessments received in various states where the Pipeline System operates.

    Interest expense for the year ended December 31, 1997 was not significantly different from the results for the same period in 1996.

    Other income increased $6.0 million (179%) for the year ended December 31, 1997, as compared to the same period in 1996. The increase was primarily due to $4.8 million received by Northern Border Pipeline for vacating certain microwave frequency bands and a $4.2 million increase in AFUDC. The increase in AFUDC primarily relates to Northern Border Pipeline's expenditures for the Chicago Project (See "--Liquidity and Capital Resources of Northern Border Pipeline--Cash Flows from Investing Activities").

1996 COMPARED TO 1995

    Operating revenue decreased $4.6 million (2%) for the year ended December 31, 1996, as compared to the results for the comparable period in 1995, due primarily to equity returns on a lower rate base and lower interest expense. These lower recoveries were partially offset by higher operations and maintenance expense recoveries. Operating revenue for 1996 reflect the terms of the Stipulation filed by Northern Border Pipeline for FERC approval, which was subsequently approved by the FERC in 1997, to settle its November 1995 rate case.

    Operations and maintenance expense increased $1.4 million (5%) for the year ended December 31, 1996, from the comparable period in 1995 due primarily to expenses incurred in conjunction with Northern Border Pipeline's November 1995 rate case proceeding as well as higher administrative expenses.

    Depreciation and amortization expense remained constant for the year ended December 31, 1996, as compared to the results for the same period in 1995. Depreciation and amortization expense for 1996 is reduced approximately $7.4 million from the level authorized in Northern Border Pipeline's FERC tariff to reflect the Stipulation discussed above, which results in an average depreciation rate for transmission plant of 3.1% for the year ended December 31, 1996 which matches the rate used in 1995. In accordance with the terms of the Stipulation, the depreciation rate applied to Northern Border Pipeline's gross transmission plant was reduced to 2.7% effective June 1996 from the 3.6% rate in its FERC tariff.

    Interest expense decreased $2.1 million (6%) for the year ended December 31, 1996, as compared to the results for the same period in 1995 due to a decrease in the average debt outstanding. Average debt outstanding has decreased between the two periods reflecting principal payments of $32.5 million made under the Northern Border Pipeline bank loan agreement.

    Other income/(expense) increased $3.6 million for the year ended December 31, 1996, from results for the year ended December 31, 1995, primarily due to the reversal of previously established reserves for regulatory issues.

          LIQUIDITY AND CAPITAL RESOURCES OF NORTHERN BORDER PIPELINE

CASH FLOWS FROM OPERATING ACTIVITIES

    Cash flows provided by operating activities decreased $38.2 million to $83.4 million for the nine-month period ended September 30, 1998, as compared to the same period in 1997. Operating activities for the 1997 period included $40.4 million collected by Northern Border Pipeline that was subsequently refunded to its shippers in October 1997 in accordance with its November 1995 rate case settlement.

    Cash flows provided by operating activities decreased $21.5 million to $115.3 million for the year ended December 31, 1997 as compared to the same period in 1996 primarily related to a $52.6 million refund in October 1997 in accordance with the Stipulation approved by the FERC to settle Northern Border Pipeline's rate case. During 1997, $40.4 million had been collected subject to refund by Northern Border Pipeline as a result of its November 1995 rate case. Cash flows provided by operating activities increased $9.4 million to $136.8 million for the year ended December 31, 1996 as compared to the same period in 1995, due primarily to amounts collected subject to refund by Northern Border Pipeline as a result of its rate case.

CASH FLOWS FROM INVESTING ACTIVITIES

    Capital expenditures of $484.2 million for the nine months ended September 30, 1998 are comprised of $474.4 million for the Chicago Project and $10.0 million for linepack gas acquired from Northern Border Pipeline's shippers. For the comparable period in 1997, capital expenditures were $69.8 million, which included $57.2 million for the Chicago Project.

    Capital expenditures of $152.1 million for the year ended December 31, 1997, include $135.7 million for the Chicago Project. The remaining $16.4 million of capital expenditures for 1997 are primarily related to renewals and replacements of Northern Border Pipeline's existing facilities. For the comparable period in 1996, capital expenditures were $18.6 million, which included $11.8 million for the Chicago Project, and $6.8 million primarily related to renewals and replacements of Northern Border Pipeline's existing facilities.

    Total capital expenditures for 1998 are estimated to be $683.0 million for the Chicago Project, $12.0 million for linepack gas and $10.0 million for renewals and replacements of existing facilities. The General Partner anticipates that Northern Border Pipeline will fund approximately 65% of its 1998 capital expenditures by borrowing on its revolving credit facility. Funds required to meet the remainder of Northern Border Pipeline's capital expenditures will be provided primarily from capital contributions from the general partners of Northern Border Pipeline.

CASH FLOWS FROM FINANCING ACTIVITIES

    Cash flows provided by financing activities were $400.8 million for the nine months ended September 30, 1998, as compared to cash flows used in financing activities of $37.5 million for the comparable period in 1997. Net cash contributions from partners were $135.8 million for the nine months ended September 30, 1998, which included amounts needed to finance a portion of the capital expenditures for the Chicago Project, as compared to net cash distributions of $59.3 million for the comparable period in 1997. Additionally, in the nine months ended September 30, 1998, borrowings under the Pipeline Credit Agreement totaled $265.0 million and were used to finance a portion of the capital expenditures for the Chicago Project. For the comparable period in 1997, borrowings under the Pipeline Credit Agreement of $160.0 million were used primarily to retire amounts related to Northern Border Pipeline's existing bank loan and credit agreements of $137.5 million.

    Cash flows provided by financing activities were $52.4 million for the year ended December 31, 1997, as compared to cash flows used in financing activities of $125.3 million for the year ended December 31, 1996. In 1997, sources of funds from financing activities included a contribution from partners of $81.0 million. Borrowings under the Pipeline Credit Agreement totaled $209 million and were used primarily to retire amounts related to Northern Border Pipeline's existing bank loan agreements of $137.5 million and for construction expenditures related to the Chicago Project. In 1996, net principal reductions on Northern Border Pipeline's bank loan agreements totaled $22.5 million.

            DESCRIPTION OF INDEBTEDNESS OF NORTHERN BORDER PIPELINE

DESCRIPTION OF NOTES

    The following is a summary of the terms of $250 million aggregate principal amount of notes (the "Notes") issued by Northern Border Pipeline in a private placement pursuant to a Note Purchase Agreement dated as of July 15, 1992, as amended by a Supplemental Agreement dated as of June 1, 1995 (collectively, the "Note Agreement"), copies of which are filed as an exhibit to the Registration Statement of which this prospectus is a part. This summary is qualified in its entirety by reference to the Note Agreement.

    Northern Border Pipeline's obligations under the Note Agreement are unsecured and non-recourse to the general partners of Northern Border Pipeline. The Note Agreement provides for four series of Notes with varying interest rates and maturity dates. The Series A Notes in an aggregate principal amount of $66 million bear interest at an annual rate of 8.26%, payable semiannually, and mature in August 2000. The Series B Notes in an aggregate principal amount of $41 million bear interest at an annual rate of 8.38%, payable semiannually, and mature in August 2001. The Series C Notes in an aggregate principal amount of $78 million bear interest at an annual rate of 8.49%, payable semiannually, and mature in August 2002. The Series D Notes in an aggregate principal amount of $65 million bear interest at an annual rate of 8.57%, payable semiannually, and mature in August 2003.

    Northern Border Pipeline may at any time, at its option and upon written notice, prepay the Notes of one or more series in whole or in part (in a minimum amount of, and otherwise in multiples of, $1.0 million). Optional prepayments will be payable with accrued interest plus any Make-Whole Amount (as defined in the Note Agreement) premium.

    The Note Agreement contains various restrictive and affirmative covenants applicable to Northern Border Pipeline, including:

    - requirement that the ratio of Northern Border Pipeline's aggregate indebtedness to Partners' Capital (as defined in the Note Agreement) not exceed 2.3 to 1 on a consolidated basis. As of September 30, 1998, the ratio was 1.47 to 1 on a consolidated basis;

    - restrictions on any indebtedness senior to the Notes;

    - requirement that Northern Plains or another person approved by a majority of the holders of the Notes outstanding at the time of selection by the Northern Border Pipeline Management Committee be the Operator of Northern Border Pipeline;

    - restrictions on certain liens, investments, lines of business, mergers, consolidations, or sales of assets of Northern Border Pipeline;

    - restrictions on amendments, modification, or cancellation of any Controlled Service Agreement or related Support Agreement (as defined in the Note Agreement), subject to certain exceptions; and

    - restrictions on transactions with affiliates of Northern Border Pipeline except on an arm's-length basis.

    Under the Note Agreement, so long as no Default or Event of Default (as defined in the Note Agreement) exists or would result, Northern Border Pipeline is permitted to make cash distributions to its partners if the aggregate amount of cash distributions made from January 1, 1992 to the date of the proposed cash distribution (the Computation Period, as defined in the Note Agreement) would not exceed $20 million plus (or minus in case of a negative amount) the sum of
(1) Consolidated Net Income (as defined in the Note Agreement) for the Computation Period, (2) an amount equal to the aggregate net cash proceeds received by Northern Border Pipeline during the Computation Period from the sale of partnership interests or from capital contributions treated as equity in accordance with Required Accounting Principles (as defined in the Note Agreement), (3) an amount equal to Current Taxes (as defined in the Note Agreement) for the Computation Period and interest payable in respect of any income tax deficiencies (to the extent recovered pursuant to the FERC tariff during the Computation Period), (4) an amount equal to 35% of Deferred Income Taxes (as defined in the Note Agreement) during the Computation Period, and (5) an amount equal to 35% of Depreciation (as defined in the Note Agreement) during the Computation Period. Under the most restrictive debt covenant, the partners' capital that could have been distributed as of September 30, 1998 was $176 million.

    If an Event of Default (as defined in the Note Agreement) exists, the holders of Notes may accelerate the maturity of the Notes and exercise other rights and remedies.

DESCRIPTION OF BANK CREDIT FACILITY

    Northern Border Pipeline entered into a credit agreement, dated as of June 16, 1997 (the "Pipeline Credit Agreement") with certain financial institutions for which the First National Bank of Chicago acts as Administrative Agent, to borrow up to an aggregate principal amount of $750 million. The following is a summary of the terms of the Pipeline Credit Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus is a part. This summary is qualified in its entirety by reference to the Pipeline Credit Agreement.

    Northern Border Pipeline's obligations under the Pipeline Credit Agreement are unsecured obligations, rank equally with the Notes and are non-recourse to the general partners of Northern Border Pipeline. The Pipeline Credit Agreement is comprised of a $200 million five-year revolving credit facility to be used for the retirement of Northern Border Pipeline's prior credit facility and for general business purposes and a $550 million three-year revolving credit facility to be used for the construction of the Chicago Project. The three-year revolving credit facility may be converted to a term loan maturing in June 2002 once the Chicago Project has been placed in service and certain other conditions are met. The Pipeline Credit Agreement permits Northern Border Pipeline to choose among various interest rate options, to specify the portion of the borrowings to be covered by specific interest rate options and to specify the interest rate period, subject to certain parameters. Northern Border Pipeline may borrow under either facility at fixed interest rates or a margin added or subtracted from a London Interbank Offered Rate ("LIBOR") index (and further adjusted based on Northern Border Pipeline's leverage ratio) or pursuant to an auction procedure set forth in the Pipeline Credit Agreement. Northern Border Pipeline is required to pay a facility fee on the aggregate principal amount of $750 million. As of September 30, 1998, $127.5 million and $346.5 million had been borrowed on the five-year and three-year revolving credit facilities, respectively.

    The Pipeline Credit Agreement contains various restrictive covenants applicable to Northern Border Pipeline, including restrictions on liens, additional indebtedness, investments, mergers, consolidations, sales of assets, guarantees, entering into transactions with affiliates, allowing final judgments in excess of $25 million to remain undischarged or unbonded, maintaining or contributing to any ERISA Plan without obtaining the prior written consent of the Majority Banks (as defined in the Pipeline Credit Agreement), and not permitting the ratio of Northern Border Pipeline's Indebtedness to the sum of its General Partners' Capital plus Indebtedness to exceed .65 to 1 on a consolidated basis. As of September 30, 1998, the ratio was .48 to 1 on a consolidated basis.

    The Pipeline Credit Agreement also contains various affirmative covenants, customary for this type of facility, including that Northern Border Pipeline will use its best efforts to cause its Tariff to remain effective at all times, use it best efforts to maintain existing Service Agreements and Support Agreements (as defined in the Pipeline Credit Agreement), and that Northern Border Pipeline will require that all shippers meet certain credit worthiness standards.

    If an Event of Default (as defined in the Pipeline Credit Agreement) occurs under the Pipeline Credit Agreement, the lending banks may accelerate the maturity of the amounts due thereunder and exercise other rights and remedies.

           INTEREST RATE RISK MANAGEMENT OF NORTHERN BORDER PIPELINE

    During September 1998, Northern Border Pipeline executed anticipatory hedge transactions with an aggregate notional amount of $150 million to fix the interest rate for a planned issuance of fixed rate debt during 1999. The average effective interest rate on the transactions, based on ten-year U.S. Treasury Notes, is 4.90%. As of September 30, 1998, the estimated fair value which would be payable to terminate the anticipatory hedge transactions, taking into account current interest rates, was approximately $5 million.

                       PROJECT COST CONTAINMENT MECHANISM

    In connection with the rate case filed with the FERC in November 1995, Northern Border Pipeline reached a settlement accord with shippers holding approximately 90% of the aggregate contracted firm capacity as of October 15, 1996 and filed for FERC approval of a Stipulation and Agreement (the "Stipulation") to settle that rate case. The Stipulation was approved by the FERC in August 1997. As agreed to in the Stipulation, after completion of construction of the Chicago Project in December 1998, Northern Border Pipeline implemented a new depreciation schedule with an extended depreciable life, a $31 million settlement adjustment mechanism that effectively reduces the allowed return on rate base and the PCCM. The purpose of the PCCM was to limit Northern Border Pipeline's ability to include cost overruns in rate base and to provide incentives to Northern Border Pipeline for cost underruns. The Stipulation required the budgeted cost for the Chicago Project, which had been initially filed with the FERC for approximately $839 million, to be adjusted for the effects of inflation and for costs attributable to changes in project scope, as defined by the Stipulation.

    In the determination of the PCCM, the actual cost of the project is compared to the budgeted cost. If there is a cost overrun of $6 million or less, the shippers will bear the actual cost of the project through its inclusion in Northern Border Pipeline's rate base. If there is a cost savings of $6 million or less, the full budgeted cost will be included in the rate base. If there is a cost overrun or cost savings of more than $6 million but less than 5% of the budgeted cost, that amount will be allocated 50% to Northern Border Pipeline and 50% to its shippers (50% of the difference between 5% of the budgeted cost and $6 million will be included in Northern Border Pipeline's rate base and 50% will be excluded). All cost overruns exceeding 5% of the budgeted cost are excluded from the rate base.

    The budgeted cost of the Chicago Project, as adjusted for the effects of inflation and project scope changes, has been estimated as of the project's in-service date to be $889 million. Northern Border Pipeline's initial notification to the FERC and its shippers reflects the conclusion that there would be no adjustment to rate base related to the PCCM. Northern Border Pipeline is obligated by the Stipulation to update its calculation of the PCCM six months after the project's in-service date. The Stipulation requires the calculation of the PCCM to be reviewed by an independent national accounting firm. Although the Partnership believes the initial computation has been completed pursuant to the terms of the Stipulation, it is unable to make a definitive determination at this time whether any adjustments will be required. Should subsequent developments cause costs not to be recovered pursuant to the PCCM, a non-cash charge to write down transmission plant may result and such charge could be material to the operating results of the Partnership.

                              RECENT DEVELOPMENTS

    On December 9, 1998, Northern Border Pipeline issued a capital call to its general partners in the aggregate amount of $26 million. During December 1998, each of the general partners of Northern Border Pipeline made its full pro rata contribution of capital pursuant to this call. In addition, on December 22, 1998, the Chicago Project went into service.

                                   YEAR 2000

    Northern Border Pipeline, similar to most businesses, relies heavily on information systems technology to operate in an efficient and effective manner. Much of this technology takes the form of computers and associated hardware for data processing and analysis, but, in addition, a great deal of information processing technology is embedded in microelectronic devices. The Year 2000 ("Y2K") problem results from the use in computer hardware and software of two digits rather than four digits to define the applicable year. As a result, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, many computer applications could fail or create erroneous results. The effects of the Y2K problem are compounded because of the interdependence of computer and telecommunication systems in the United States and throughout the world. This interdependence is true for Northern Border Pipeline and its suppliers and customers.

NORTHERN BORDER PIPELINE

    To address this potential problem, a comprehensive Year 2000 Plan has been developed by Northern Border Pipeline to identify, inventory, assess, test, and remediate all of its computer and operational systems that could be affected by the Y2K problem. The plan provides for the assessment of the Y2K readiness of key third-party service providers that Northern Border Pipeline relies on, such as power and telecommunications suppliers, as well as the development of contingency plans to address potential internal and external failures related to Y2K issues. A Y2K team has been established to oversee the implementation and execution of the Year 2000 Plan.

    Northern Border Pipeline has completed an initial inventory of its computer hardware, software and embedded systems and has assessed the compliance for most items. The testing and remediation process for computer hardware and software is well underway. Comprehensive plans have been drafted for integrated testing of critical operational equipment that contain embedded microprocessors. Requests for Y2K compliance status have been sent to key third-party service providers and to upstream and downstream entities that interconnect to the Pipeline System.

    Preliminary contingency plans have been developed that address options for dealing with unforeseen Y2K-related failures in the infrastructure supporting Northern Border Pipeline. Because of Northern Border Pipeline's internal backup electrical and communications systems, we believe that it is well prepared to deal with unresolved compliance problems in these areas, should the need arise. We anticipate that Northern Border Pipeline's contingency planning process will be a dynamic process that will reassess the changing Y2K compliance situation periodically.

    Northern Border Pipeline has not incurred material historical costs associated with the Y2K issue. Further, we anticipate that Northern Border Pipeline's future costs of implementing the plan will not be material. Although we believe our estimates are reasonable, there can be no assurance that the actual costs of implementing the plan will not differ materially from the estimated costs or that Northern Border Pipeline will not be adversely affected by Y2K issues.

OUR GENERAL PARTNER

    The Partnership and the General Partner are not materially dependent upon computer systems to conduct their businesses. Accordingly, we do not believe that the Y2K problem will have a material adverse effect on our business, financial condition or results of operations.

                                MARKET OVERVIEW

    The supply of Canadian natural gas imported into the United States has increased from 2.22 Tcf in 1993 to 2.91 Tcf in 1997, an increase of 31%. Total United States natural gas demand in the same period has increased by over 8%. Canadian natural gas has been steadily increasing its market share in the United States relative to United States production from 11% in 1993 to over 13% in 1997.

                        IMPORTS OF CANADIAN NATURAL GAS

                                                                         1993       1994       1995       1996       1997
                                                                       ---------  ---------  ---------  ---------  ---------
United States Natural Gas Demand (Tcf)(1)............................      20.28      20.71      21.58      21.97      21.97
Canadian Imports (Tcf)(2)............................................       2.22       2.53       2.77       2.85       2.91
Canadian Imports Share of United States Market.......................       11.0%      12.2%      12.8%      13.0%      13.2%

------------------------

(1) EIA "Natural Gas Monthly", October 1998.

(2) NEB Report: "Natural Gas Exports--By Export Point".

    The Pipeline System has access to extensive natural gas reserves in the WCSB, located in the provinces of Alberta, British Columbia, and Saskatchewan. As of December 31, 1997, the WCSB had remaining established reserves of natural gas of 61 Tcf with a remaining reserves to production ratio of approximately 11 years at current levels of production. WCSB production has increased 6% since 1995 and it is expected to continue to grow until at least 2004. As described in the table below, marketable natural gas production is expected to increase by 22% for the period 1999 to 2004.

         WCSB MARKETABLE NATURAL GAS PRODUCTION: HISTORICAL & FORECAST

                                1995(1)      1996(1)      1997(1)      1998(2)      1999(2)      2000(2)      2001(2)      2002(2)
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Production (Bcfd)...........        14.6         15.3         15.5         16.1         17.3         17.8         19.3         19.4

Annual Production Growth
  (%).......................                       5%           1%           4%           7%           3%           8%           1%

                                2003(2)      2004(2)
                              -----------  -----------
Production (Bcfd)...........        19.6         19.7
Annual Production Growth
  (%).......................          1%           1%

------------------------

(1) Canadian Association of Petroleum Producers Statistical Handbook.

(2) Sproule's Productive Capability Test of the conventional gas supply of the WCSB.

    The Pipeline System currently serves the East North Central Region ("ENC") of the United States as well as Montana, North Dakota, South Dakota, Minnesota and Iowa. The ENC is defined by the United States Energy Information Administration ("EIA") as Ohio, Wisconsin, Indiana, Michigan and Illinois. As a percentage of the total United States natural gas demand the ENC has accounted for between 17% and 18% since 1993, and is expected to grow at 1.6% per year until at least 2003.

    One of our strategic objectives is to expand eastward into the United States northeast markets ("NE"). The EIA defines the NE as Maine, Massachusetts, Vermont, Rhode Island, New Hampshire, Connecticut, New York, New Jersey and Pennsylvania. Between 1993 and 1997, NE demand increased by 19% and currently represents 14.4% of United States demand for natural gas. The NE market is forecasted to grow at approximately 3.5% per year until at least 2003.

    Set forth below is the historical gas demand for the ENC and the NE markets of the United States.

                      HISTORICAL NATURAL GAS DEMAND (1)(2)

                                                                     1993       1994       1995       1996       1997
                                                                   ---------  ---------  ---------  ---------  ---------
ENC Demand (Tcf).................................................       3.58       3.59       3.78       3.96       3.85
ENC % of Total United States Demand..............................       17.6%      17.3%      17.5%      18.0%      17.5%
NE Demand (Tcf)..................................................       2.66       2.80       2.99       3.00       3.16
NE % of Total United States Demand...............................       13.1%      13.5%      13.9%      13.7%      14.4%

------------------------

(1) EIA "Natural Gas Monthly", various issues.

(2) Regional demand does not include pipeline, lease and plant fuel.

    The growth in natural gas demand in the NE and ENC has been propelled by the electrical generation business (including cogeneration and independent power plants) and the commercial and industrial sectors. The growth reflects not only an increase in United States demand for energy in general, but also the influence of the Clean Air Act and other environmental legislation and the favorable environmental impact of using cleaner burning natural gas rather than fuel oil and coal. These factors are expected to continue to increase the demand for natural gas in the United States.

                          BUSINESS OF THE PARTNERSHIP

    We were recently formed to acquire, own and participate in the management and growth of United States based pipeline assets. We will initially own a 30% interest in Northern Border Pipeline. Our General Partner will manage and operate our activities.

         BUSINESS STRATEGY AND COMPETITIVE STRENGTHS OF THE PARTNERSHIP

    We believe that the continuing growth in demand for natural gas is driving the need for new pipeline capacity in North America. The Pipeline System's Chicago Project is an example of a project built to transport Canadian natural gas to growing markets. With increasing volumes of natural gas expected to reach the northern midwest market during 1999 to 2001 and with the growth of markets in the northeastern United States, we believe that there will be a need to transport increasing volumes of natural gas between these two regions.

    We intend to capitalize on these opportunities by facilitating the flow of natural gas to the growing natural gas consuming markets in the United States. By participating in selected expansions and targeted acquisitions we will seek to leverage the strategic location and capability of the Pipeline System. Our strategy is designed to generate increasing amounts of cash from operations to distribute to our unitholders.

    Key elements of our business strategy are to:

    - SERVE GROWING MARKETS FOR NATURAL GAS IN THE UNITED STATES. Natural gas consumption in the United States northeast markets increased by 18.8% from 1994 to 1997 and we expect these markets to grow at approximately 3.5% per year at least until 2003. We anticipate acquiring ownership interests in and enhancing transmission pathways which serve these regional demands for natural gas.

    - PURSUE STRATEGIC ACQUISITIONS. We will seek to acquire significant ownership positions in fully operating pipeline transmission assets in the United States, with minimal development risk, relatively stable cash flows and growth potential. We will concentrate on acquiring ownership positions in pipeline transmission assets that complement our existing asset to serve growing markets for natural gas in the United States.

    - CREATE VALUE BY ESTABLISHING CROSSCOUNTRY ROUTES. Through our participation in extensions of the Pipeline System and through aquisitions by the Partnership we envision establishing cross-country routes for natural gas transmission. By facilitating cross-country routes we would create a wider range of end-market options for shippers in order to enhance the value of our existing asset and our future acquisitions.

    - APPLY TRANSCANADA'S EXPERTISE TO EFFICIENTLY MANAGE ASSETS. We will use the combined experience of our management and our affiliate TransCanada to efficiently manage existing and newly acquired assets. TransCanada has significant experience and expertise in the development, design, construction and management of natural gas transmission pipelines, including the negotiation of shipper contracts and connections with other pipeline systems, dealing with the FERC and other regulators and the oversight of operational management. We expect that, in most cases, the day to day operation of the Partnership's pipeline transmission assets will be provided by unaffiliated entities.

    - CAPITALIZE ON NON-GAS OPPORTUNITIES. We believe that opportunities may exist to acquire ownership interests in non-natural gas transmission assets that will complement our other assets throughout the United States. We currently do not have specific plans or commitments to make any such acquisitions.

    We believe we are well positioned to execute our strategy due to the following competitive strengths:

    - RELATIONSHIP WITH TRANSCANADA. One component of TransCanada's corporate strategy is to develop markets in the United States for the consumption of western Canadian natural gas. To achieve this objective, TransCanada has developed and expects to continue to develop pipeline assets which either link western Canadian natural gas supplies directly to United States markets or complement pipelines which do so by broadening their coverage of the United States market. We believe that one of TransCanada's strengths is the identification, development and construction of new natural gas transmission pipelines. Due to our relationship with TransCanada, these transmission assets may provide acquisition opportunities for us, although TransCanada has no obligation to offer any assets to us and no assurances can be given that it will offer us any such assets in the future or, if offered, that they will be offered on terms attractive to us.

    - ACCESS TO PUBLIC CAPITAL. We believe the Partnership can compete successfully with large corporate buyers to acquire developed natural gas pipeline transmission assets in the United States. Our competitive advantage relative to large corporate energy services companies (including TransCanada) arises from our ability to access public capital with a structure that allows us to distribute a greater portion of cash from operations.

    - EXPERIENCED MANAGEMENT RESOURCES. In addition to the experienced management of the General Partner, TransCanada will make available the services of its management who have substantial experience in and understanding of the natural gas transmission business, knowledge of Canadian and United States regulatory matters, and a demonstrated ability to operate pipeline transmission assets in an efficient and profitable manner.

    - STRATEGICALLY LOCATED AND COST COMPETITIVE EXISTING PIPELINE ASSETS. The Pipeline System links historically increasing natural gas production in western Canada with the United States interstate pipeline system. We believe that the interconnections with other interstate natural gas transmission systems as well as the cost competitiveness of its tariffs have made Northern Border Pipeline an attractive transportation option for shippers. We believe that the strategic and cost competitive position of the Pipeline System provides the Partnership with a base to effectively serve developing natural gas markets in the United States.

    - STABLE CASH FLOW FROM OPERATIONS. Pipeline transportation of natural gas in a regulated environment is a relatively stable business well suited to our strategy. As of December 31, 1998, 91% of the Pipeline System's summer design capacity is under contract through October 31, 2003. The weighted average contract life as of December 31, 1998 is approximately 7.6 years. Our strategy of growth through acquisition of ownership interests in developed assets is designed to minimize some of the risks inherent in the identification, development and construction of pipelines.

                      BUSINESS OF NORTHERN BORDER PIPELINE

                                   STRUCTURE

    Our Partnership owns a 30% general partner interest in Northern Border Pipeline. The remaining 70% general partner interest is currently owned by NBP, a publicly traded limited partnership that is not affiliated with the Partnership.

    Management of Northern Border Pipeline is overseen by the four-member Northern Border Pipeline Management Committee. Our Partnership controls 30% of the voting power of the Northern Border Pipeline Management Committee and has the right to designate one member. NBP controls 70% of the voting power of the Northern Border Pipeline Management Committee and has the right to designate three members. Under its partnership agreement, voting power on the Northern Border Pipeline Management Committee is allocated among NBP's three general partners in proportion to their relative general partner interests in NBP. As a result, the 70% voting power of NBP's representatives on the Northern Border Pipeline Management Committee is allocated as follows: 35% to Northern Plains (a subsidiary of Enron), 22.75% to Pan Border (a subsidiary of Enron) and 12.25% to Northwest Border (a subsidiary of Williams). Each of Northern Plains, Pan Border and Northwest Border has the right to designate one member of the Northern Border Pipeline Management Committee.

    Enron (through Northern Plains and Pan Border) controls 57.75% of the voting power of the Northern Border Pipeline Management Committee and has the right to designate two of the members of this Management Committee. The Pipeline System is also operated by Northern Plains pursuant to an operating agreement.

                                    GENERAL

    Northern Border Pipeline's revenue is derived from agreements with various shippers for the transportation of natural gas. It transports natural gas under a FERC-regulated tariff that provides an opportunity to recover all of the operations and maintenance costs of the pipeline, taxes other than income taxes, interest, depreciation and amortization, an allowance for income taxes and a regulated return on equity. Northern Border Pipeline is generally allowed to collect from its shippers a return on regulated rate base as well as recover that rate base through depreciation and amortization. In the absence of additions to the rate base, the amount received by Northern Border Pipeline from its regulated return on equity decreases as the rate base is recovered.

    Billings for firm transportation agreements are based on contracted volumes to determine the allocable share of the cost of service and are not dependent upon the percentage of available capacity actually used.

    Northern Border Pipeline does not own the natural gas that it transports and therefore it does not assume any natural gas commodity price risk.

                              THE PIPELINE SYSTEM

    With the recent completion of the Chicago Project in December 1998, Northern Border Pipeline owns a 1,213-mile United States interstate Pipeline System that transports natural gas from the Montana-Saskatchewan border near Port of Morgan, Montana, to interconnecting pipelines in the upper midwest of the United States. The Pipeline System was initially constructed in 1982 with capacity additions to the Pipeline System in 1991, 1992, and 1998.

    The Pipeline System has pipeline access to natural gas reserves in the WCSB in the provinces of Alberta, British Columbia and Saskatchewan in Canada, as well as the Williston Basin in the United States. The Pipeline System also has access to production of Syngas from the Dakota Gasification Plant in North Dakota. Interconnecting pipeline facilities provide Northern Border Pipeline shippers access to markets in the Midwest, including Chicago. Access beyond Chicago throughout the United States is provided by transportation, displacement and exchange arrangements by third parties.

    The first segment of the Pipeline System, which extends from the Canadian border to Ventura, Iowa, was completed and placed in service in 1982. In 1991, an additional compressor station was added to the Pipeline System. In 1992 a 30-inch diameter pipeline, approximately 147 miles in length, was acquired and placed in service. This pipeline interconnects with the original system near Ventura, Iowa and terminates near Harper, Iowa where it interconnects with the facilities of NGPL. As a result of these 1991 and 1992 projects, the throughput capacity of the Pipeline System increased by 463 MMcfd to 1,675 MMcfd.

    There were seven compressor stations on the Pipeline System as of December 31, 1997. Other facilities include three pipeline field offices and warehouses, six major measurement stations and 39 microwave tower sites.

    The Chicago Project, completed in December 1998, extended the Pipeline System from Harper, Iowa to Manhattan, Illinois, near Chicago, and expanded the Pipeline System's transportation capacity by up to 700 MMcfd. As a result of the Chicago Project, total receipt capacity on the Pipeline System is 2,375 MMcfd. In connection with the Chicago Project, Northern Border Pipeline installed 228,500 compressor horsepower at eight new compressor stations and upgraded five existing compressor stations by removing from service units producing 100,000 compressor horsepower and installing units producing 175,000 compressor horsepower. The project's facilities also include 243 miles of new pipeline and 147 miles of pipeline loop.

    At its northern end, the Pipeline System is connected to TransCanada's majority-owned Foothills (Sask.) System in Canada, which in turn is connected to the Alberta System of TransCanada's wholly owned subsidiary NGT and the pipeline system of the unaffiliated Transgas Limited in Saskatchewan. The Alberta System gathers and transports a substantial portion of Canadian natural gas production. The Pipeline System also connects with facilities of Williston Basin Interstate Pipeline at Glen Ullin and Buford, North Dakota and facilities of Dakota Gasification Company at Hebron, North Dakota in the northern portion of the system.

    Interconnecting pipeline facilities provide Northern Border Pipeline's shippers with flexible access to end markets. The Ventura, Iowa interconnect with Northern Natural Gas Company functions as a large market center, where natural gas volumes transported on the Pipeline System are sold, traded and received for transport to significant consuming markets in the Midwest and to interconnecting pipeline facilities destined for other markets. The Harper, Iowa interconnect with NGPL and the Chicago Project extension to Manhattan, Illinois also provide access for natural gas transported through the Pipeline System to Chicago and other midwest markets and to interconnecting pipeline facilities destined for other markets. The Pipeline System has various other delivery and interconnection points along its length.

    The Pipeline System is operated by Northern Plains pursuant to an operating agreement. Northern Plains employs approximately 190 individuals to operate the Pipeline System. These employees are located at the operating headquarters in Omaha, Nebraska and at locations along the pipeline route. Northern Plains' employees are not represented by any labor union and are not covered by any collective bargaining agreements.

                              THE CHICAGO PROJECT

    The Chicago Project was completed and placed in service in December 1998, expanding and extending the Pipeline System to Manhattan, Illinois, near Chicago. New transportation contracts entered into in connection with the Chicago Project provide for additional receipts into the Pipeline System of 700 MMcfd, with 648 MMcfd to be transported through the pipeline's extension into Illinois and the remainder being delivered at various points along the Pipeline System.

                                  PROJECT 2000

    In October 1998, Northern Border Pipeline filed a certificate application with the FERC to seek approval of its Project 2000 to expand and extend its Pipeline System into Indiana by November 2000. In addition to providing incremental Canadian natural gas to United States markets, Project 2000 would afford shippers on the extended pipeline system access to industrial gas consumers in northern Indiana. Project 2000 capital expenditures are estimated at $190 million and, with timely approval from the FERC, the General Partner anticipates construction activities to begin in late 1999. The Partnership's share of such capital expenditures is expected to be approximately $20.0 million payable during 1999 and 2000. Proposed facilities will include approximately
34.4 miles of 36-inch pipeline and a total net increase of 53,000 compressor horsepower.

    As a result of the proposed expansion, the pipeline will have receipt capacity of 2,433 MMcfd from the Port of Morgan, Montana to Ventura, Iowa, 1,491 MMcfd from Ventura to Harper, Iowa, 844 MMcfd from Harper to Manhattan, Illinois, and 544 MMcfd on the new extension from Manhattan to North Hayden, Indiana. Six project shippers have agreed to take transportation service of all the capacity, subject to Northern Border Pipeline satisfying certain conditions including receipt of FERC and other regulatory approvals by certain specified dates.

    The proposed pipeline extension will interconnect with Northern Indiana Public Service Company ("NIPSCO"), a local distribution company at the terminus. NIPSCO has confirmed to Northern Border Pipeline that the interconnect will be able to take away the required capacity. The Foothills (Sask.) System has advised Northern Border Pipeline that it intends to file for the required authorizations to construct and operate any necessary facilities needed to accommodate increased deliveries by the Foothills (Sask.) System to Northern Border Pipeline at Port of Morgan.

                                  COMPETITION

    If constructed, the Alliance Pipeline, which recently received Canadian and United States regulatory approvals, would compete directly with Northern Border Pipeline. The Alliance Pipeline would transport gas from the WCSB to the midwestern United States.

    It is expected that the Alliance Pipeline would provide its shippers with an option to ship liquids-rich gas. Further deliveries of natural gas by Alliance (without the liquids-rich element) would require facilities to extract the natural gas liquids. Alliance has stated that it may build a natural gas liquids extraction plant near the pipeline's terminus in Chicago.

    While there will be a large increase in natural gas moving from the WCSB to Chicago if the Alliance project is completed, there are several projects proposed for the 1999 to 2001 timeframe to transport natural gas from the Chicago area to growing eastern markets. The proposed projects currently being pursued by unrelated third parties are targeting markets in eastern Canada and the northeast United States. None of these proposed projects have received final regulatory approval.

    TransCanada owns and operates a pipeline system which transports natural gas from the same natural gas reserves in western Canada that supply Northern Border Pipeline's customers. Shippers of TransCanada compete for the same supplies of natural gas as shippers of Northern Border Pipeline.

    Natural gas is also produced in the United States and transported by other competing unaffiliated pipeline systems to the same destinations as the Pipeline System.

                                    SHIPPERS

    The Pipeline System serves a number of shippers with diverse financial and market profiles. Based upon existing contracts and the expanded Pipeline System's capacity, 92% of the firm capacity (based on annual cost of service obligations) is contracted by producers and marketers. The remaining firm capacity is contracted to local distribution companies (5%) and interstate pipelines (3%). At present, the termination dates of these contracts range from October 31, 2001 to October 31, 2013. The weighted average contract life as of November 30, 1998 (based upon annual cost of service obligations) is approximately 7.6 years.

    There are four contracts totaling 143 MMcfd (3.8% of projected firm capacity) with termination dates of December 31, 2008 or July 31, 2009 that may be terminated by the shippers if the production of synthetic gas at the Dakota Gasification Plant by Dakota Gasification Company ceases.

    Firm shippers on the Pipeline System which are affiliated with TransCanada or the general partners of NBP are: Enron Capital & Trade Resources Corp., a subsidiary of Enron; TransCanada; and Transcontinental Gas Pipe Line Corporation, a subsidiary of Williams. Together those shippers are responsible for a certain portion of the cost of service recovery when the Chicago Project became operational.

    Northern Border Pipeline's largest shipper, PAGUS, currently holds, under three transportation contracts, 741 MMcfd of capacity. One of the transportation contracts with PAGUS is supported by various credit support arrangements.

    In June 1998, PAGUS amended its transportation contracts covering 741 MMcfd of capacity. The amendments extend the contracts for two years through October 2003. With such extensions, 90% of the Pipeline System's firm capacity is extended to September 2003.

    Order 636 (see "FERC Regulation") has created a secondary market in existing Northern Border Pipeline capacity. There have been temporary releases of capacity where the releasing party (which is not relieved of its obligations under its contract) receives credit against its firm transportation contract for revenues received as a result of the temporary release. In addition to the temporary releases, several shippers have permanently released a portion of their capacity to other shippers who have agreed to comply with the underlying contractual and regulatory obligations associated with such capacity.

                                FERC REGULATION

GENERAL

    Northern Border Pipeline is subject to extensive regulation by the FERC as a "natural gas company" under the Natural Gas Act (the "NGA"). Under the NGA and the Natural Gas Policy Act ("NGPA"), the FERC has jurisdiction over Northern Border Pipeline with respect to virtually all aspects of its business, including transportation of natural gas, rates and charges, construction of new facilities, extension or abandonment of service and facilities, accounts and records, depreciation and amortization policies, the acquisition and disposition of facilities, the initiation and discontinuation of services, and certain other matters. Northern Border Pipeline, where required, holds certificates of public convenience and necessity issued by the FERC covering its facilities, activities and services. Under Section 8 of the NGA, the FERC has the power to prescribe the accounting treatment for items for regulatory purposes. The Northern Border Pipeline books and records are periodically audited pursuant to Section 8.

    Northern Border Pipeline's rates and charges for transportation in interstate commerce are subject to regulation by the FERC. Rates charged by natural gas companies may not exceed rates deemed just and reasonable by the FERC. In addition, natural gas companies are prohibited from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service. Certain types of rates may be discounted without further FERC authorization.

COST OF SERVICE TARIFF

    Northern Border Pipeline's firm transportation shippers contract to pay for an allocable share of the cost of service associated with the Pipeline System's capacity. During any given month, all such shippers pay a uniform charge per dekatherm-mile of capacity contracted, calculated under a cost of service tariff. Similarly during any given month, the shippers' obligations to pay their allocable share of the cost of service are not dependent upon the percentage of available capacity actually used. The cost of service tariff is regulated by the FERC and provides an opportunity to recover all operations and maintenance costs of the Pipeline System, taxes other than income taxes, interest, depreciation and amortization, an allowance for income taxes and a regulated equity return. Northern Border Pipeline may not charge or collect more than its cost of service pursuant to its tariff on file with the FERC.

    Northern Border Pipeline bills the cost of service on an estimated basis for a six month cycle. Any net excess or deficiency resulting from the comparison of the cost of service determined for that period in accordance with the FERC tariff to the estimated billing is accumulated, including carrying charges thereon, and is either billed to or credited back to the shippers' accounts.

    Northern Border Pipeline also provides interruptible transportation service. The maximum rate charged to interruptible shippers is calculated from cost of service estimates on the basis of contracted capacity. Except for any period when the risk conditions described in the next paragraph are applicable, all revenue from the interruptible transportation service is credited back to the firm shippers' accounts.

    Northern Border Pipeline is at risk for the recovery of the annual cost of service associated with the capacity from the addition of a compressor station in 1991 and the addition of four compressor stations and the acquisition of the 147-mile, 30-inch diameter pipeline in 1992. See "Business of Northern Border Pipeline--The Pipeline System". In the event that a portion of that capacity were to become uncontracted, or the government authorizations to export or import natural gas from Canada were to lapse, the FERC has stated that Northern Border Pipeline would not be allowed to recover from the remaining firm shippers on the system that portion of its cost of service related to those facilities and the uncontracted capacity associated with these facilities.

    The cost of service has been levelized due primarily to annual depreciation changes. This means that the annual cost of service, since the effective date of Northern Border Pipeline's 1992 rate case, was designed to be generally level until January 1, 1997, after which time a higher levelized cost of service was to be effective through 2001. As a result of Northern Border Pipeline's rate case filed in November 1995 and the proposed change in the depreciation schedule in conjunction with the Chicago Project, the depreciation rate applied to Northern Border Pipeline's gross transmission plant was reduced effective June 1, 1996, from 3.6% to 2.7%. Beginning January 1, 1997, the depreciation rate was reduced to 2.5%. Commencing with the in-service date of the Chicago Project, the depreciation rate will be 2% and is scheduled to increase on January 1, 2000 and each year thereafter until it reaches 3.2% in 2002.

    The November 1995 rate case was filed in compliance with Northern Border Pipeline's FERC tariff for the determination of its allowed equity rate of return. In this proceeding, Northern Border Pipeline reached a settlement accord with shippers holding approximately 90% of the aggregate contracted firm capacity as of October 15, 1996 (the "Shippers") and filed for FERC approval of a Stipulation and Agreement ("Stipulation") to settle its rate case. The Stipulation was approved by the FERC in August 1997. The Stipulation allowed Northern Border Pipeline to retain its 12.75% equity rate of return through September 30, 1996, and a 12% rate beginning October 1, 1996. In addition, the depreciation rate applied to Northern Border Pipeline's gross transmission plant was reduced as described in the previous paragraph. Under the Stipulation, the Shippers agreed that for at least seven years following the completion of the Chicago Project, Northern Border Pipeline may continue to calculate its allowance for income taxes as a part of its cost of service in the manner it has historically used. In addition, in connection with the completion of the Chicago Project, Northern Border Pipeline has implemented a new depreciation schedule with an extended depreciable life, a capital project cost containment mechanism and a $31 million settlement adjustment mechanism. The settlement adjustment mechanism will effectively reduce the allowed return on rate base. In October 1997, Northern Border Pipeline made refunds to its shippers in the amount of $52.6 million, previously reserved, drawing on an existing $750 million revolving credit facility and utilizing cash on hand.

OPEN ACCESS REGULATION

    Beginning on April 8, 1992, the FERC issued a series of orders (together, "Order 636") designed to restructure the way that pipelines deliver transportation services. Among other things, Order 636 required companies to unbundle their services and offer sales, transportation, storage, gathering and other services separately; to permanently assign their firm capacity on upstream pipelines to firm shippers wanting such capacity; and to provide all transportation services on a basis that is equal in quality for all shippers. Order 636 was substantially affirmed by the United States Court of Appeals for the District of Columbia.

    Order 636 adopted "right of first refusal" ("ROFR") procedures (imposed by the FERC as a condition to the pipeline's right to abandon long-term transportation service) to govern a shipper's continuing rights to transportation services when its contract with the pipeline expires. The FERC's rules require existing shippers to match any bid of up to five years in order to retain their capacity. In a Notice of Proposed Rulemaking issued by the FERC on July 20, 1998, the FERC has proposed to eliminate the requirement that shippers match any bid up to 5 years from the ROFR and indicated that it is considering whether the ROFR should be eliminated entirely. The effect of the Order 636 ROFR procedures and the FERC's proposals to revise those procedures on Northern Border Pipeline's ability to renew or recontract firm capacity under long-term service agreements once existing agreements expire cannot be quantified at this time.

    Beginning in 1996, the FERC issued a series of orders (together "Order 587") amending its open access regulations to standardize certain business practices and procedures governing transactions between interstate natural gas pipelines, their customers, and others doing business with the pipelines. These business standards, developed by the Gas Industry Standards Board ("GISB"), govern important business practices such as shipper supplied service nominations, allocation of available capacity, accounting and invoicing of transportation service, standardized Internet business transactions, and capacity release. Northern Border Pipeline has implemented changes to its tariff and internal systems so it can fully comply with the business standards as required by these orders.

    In 1998, the FERC initiated a number of proceedings to further amend its open access regulations. In a Notice of Proposed Rulemaking ("NOPR") issued on July 20, 1998, the FERC proposed changes to its regulations governing short-term transportation services. Among the proposals considered in the NOPR are auctions for short-term capacity, removal of price caps for secondary market transactions, revisions to its reporting requirements, revisions to tariff provisions governing imbalances, and negotiated services. In a companion Notice of Inquiry issued the same day, the FERC has requested industry comment on its pricing policies in the existing long-term market for transportation services and its pricing policies for new capacity. The FERC also issued a NOPR to revise its procedures under which shippers or others may have complaints considered by the FERC. The impact on Northern Border Pipeline of any final rules adopted by the Commission as a result of these proceedings cannot be assessed at this time.

    The FERC has also commenced proceedings to revise its pipeline construction regulations. On September 30, 1998, the FERC issued a NOPR to amend its regulations to reflect current FERC policies governing the issuance of pipeline construction certificates and to codify the filing of certain related information. Also on September 30, 1998, the FERC issued a NOPR that would give applicants seeking to construct, operate or abandon natural gas services or facilities the option of using a pre-filing collaborative process to resolve significant issues among parties and the pipeline. The NOPR also proposes that a significant portion of the environmental review process could be completed as part of the collaborative process. As part of the NOPR, the FERC intends to examine existing landowner notification policies related to pipeline construction and certain environmental and pipeline construction issues. The impact on Northern Border Pipeline of any final rules adopted by the Commission as a result of these proceedings cannot be assessed at this time.

                        ENVIRONMENTAL AND SAFETY MATTERS

    The operations of Northern Border Pipeline are subject to federal, state and local laws and regulations relating to safety and the protection of the environment which include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, the Compensation and Liability Act of 1980, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, the Natural Gas Pipeline Safety Act of 1969, as amended, and the Pipeline Safety Act of 1992. The General Partner believes that Northern Border Pipeline's operations and facilities are in general compliance in all material respects with applicable environmental and safety regulations.

    Northern Border Pipeline has ongoing environmental and safety audit programs. As part of the construction of the Chicago Project, Northern Border Pipeline was required to comply with numerous environmental conditions. Northern Border Pipeline provides environmental training to all construction personnel. Northern Border Pipeline has obtained the necessary air quality permits for construction and operation of the new and upgraded compressor stations and is working with regulatory agencies through the start-up phases of new equipment and its operations.

                                   PROPERTIES

    Northern Border Pipeline holds the right, title and interest in the Pipeline System. Northern Border Pipeline owns all of its material equipment and personal property and leases office space in Omaha, Nebraska. With respect to real property, the Pipeline System falls into two basic categories: (a) parcels which Northern Border Pipeline owns in fee, such as certain of the compressor stations, measurement stations and pipeline field office sites; and (b) parcels where the interest of Northern Border Pipeline derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities permitting the use of such land for the construction and operation of the Pipeline System. The right to construct and operate the pipeline across certain property was obtained by Northern Border Pipeline through exercise of the power of eminent domain. Northern Border Pipeline continues to have the power of eminent domain in each of the states in which it operates the Pipeline System, although it may not have the power of eminent domain with respect to Native American tribal lands.

    Approximately 90 miles of the pipeline is located on fee, allotted and tribal lands within the exterior boundaries of the Fort Peck Indian Reservation in Montana. Tribal lands are lands owned in trust by the United States for the Fort Peck Tribes and allotted lands are lands owned in trust by the United States for an individual Indian or Indians. In 1980, Northern Border Pipeline entered into a pipeline right-of-way lease with the Fort Peck Tribal Executive Board, for and on behalf of the Assiniboine and Sioux Tribes of the Fort Peck Indian Reservation. This pipeline right-of-way lease, which was approved by the Department of the Interior in 1981, granted to Northern Border Pipeline the right and privilege to construct and operate its pipeline on certain tribal lands, for a term of 15 years, renewable for an additional 15 year term at the option of Northern Border Pipeline without additional rental. Northern Border Pipeline notified the Bureau of Indian Affairs ("BIA") in March 1996 that it was exercising its option to renew the pipeline right-of-way lease for an additional 15 year term. Northern Border Pipeline continues to operate on this portion of the pipeline located on tribal lands in accordance with its renewal rights.

    In conjunction with obtaining a pipeline right-of-way lease across tribal lands located within the exterior boundaries of the Fort Peck Indian Reservation, Northern Border Pipeline also obtained a right-of-way across allotted lands located within the reservation boundaries. This right-of-way, granted by the BIA on March 25, 1981, for and on behalf of individual Indian owners, expired on March 31, 1996. Before the termination date, Northern Border Pipeline undertook efforts to obtain voluntary consents from individual Indian owners for a new right-of-way, and Northern Border Pipeline filed applications with the BIA for new right-of-way grants across those tracts of allotted lands where a sufficient number of consents from the Indian owners had been obtained. Also, a condemnation action was filed in Federal Court in the District of Montana concerning those remaining tracts of allotted land for which a majority of consents were not timely received. An order in this proceeding was issued by the Federal Court granting Northern Border Pipeline continued access and possession during the pendency of the condemnation action on the tracts in question. A stipulation has been entered into involving all but one tract involved in the condemnation action in which the parties have agreed that the Court may enter an order assessing compensation in the amount established in an agreed upon appraisal. The condemnation of the one tract where a stipulation was not reached has been set for trial in order to determine the value of the interest being condemned. Amounts ordered by the Court as compensation should be included in Northern Border Pipeline's cost of service. To date, the BIA has not issued a formal right-of-way grant for those tracts for which sufficient landowners consents were obtained. It is anticipated that the issuance of such a grant will take place in conjunction with the resolution of the condemnation action.

                                   LITIGATION

    In addition to the condemnation actions and matters related to the FERC regulation, various legal actions that have arisen in the ordinary course of business are pending with respect to Northern Border Pipeline. In the General Partner's opinion, none of these proceedings would reasonably be expected to have a material adverse impact on Northern Border Pipeline's results of operations or financial position. See "Business of Northern Border Pipeline--Properties".

    The Partnership (exclusive of its interest in Northern Border Pipeline) is not currently a party to any legal proceedings that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the Partnership's results of operations or financial position.

             HOW TO OBTAIN OTHER INFORMATION ABOUT THE PARTNERSHIP

    The Partnership has not previously been subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Partnership has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), regarding the common units. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Partnership and the common units offered hereby, you may desire to review the Registration Statement, including its exhibits and schedules. Statements made in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete; you may desire to review such contracts, agreements or other documents filed as exhibits to the Registration Statement for a more complete description of the matter involved, and each such statement in this prospectus is qualified in its entirety by such reference. The Registration Statement (including the exhibits and schedules) filed with the SEC by the Partnership may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the SEC's Web site on the Internet at http://www.sec.gov. The SEC's telephone number is 1-800-SEC-0330.

    As a result of the offering, the Partnership will become subject to the informational requirements of the Exchange Act and will file periodic reports and other information with the SEC. Such reports and other information filed by the Partnership may be inspected and copied at the public reference facilities at the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the SEC's Web site on the Internet at http:// www.sec.gov.

                                   MANAGEMENT

                             PARTNERSHIP MANAGEMENT

    The General Partner will manage and operate the activities of the Partnership pursuant to the Partnership Agreement. The unitholders will not directly or indirectly participate in the management or operation of the Partnership or have actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Partnership. Notwithstanding any limitation on its obligations or duties, the General Partner will be liable, as general partner of the Partnership, for all debts of the Partnership (to the extent not paid by the Partnership), except to the extent that indebtedness or other obligations incurred by the Partnership are made specifically non-recourse to the General Partner. Whenever possible, the General Partner intends to make any such indebtedness or other obligations non-recourse to the General Partner.

    At least two of the members of the Board of Directors of the General Partner who are neither officers or employees of the General Partner nor directors, officers or employees of any affiliate of the General Partner (and have not been for the past five years) will serve on the Conflicts Committee. The Conflicts Committee will have the authority to review specific matters as to which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Partnership. Any matters approved by the Conflicts Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all partners of the Partnership and not a breach by the General Partner or its Board of Directors of any duties they may owe the Partnership or the unitholders. See "Conflicts of Interest and Fiduciary Responsibilities--Fiduciary and Other Duties". In addition, the members of the Conflicts Committee will also constitute an Audit Committee which will review the external financial reporting of the Partnership, recommend engagement of the Partnership's independent public accountants and review the Partnership's procedures for internal auditing and the adequacy of its internal accounting controls. The members of the Conflicts Committee will also serve on the Compensation Committee, which will oversee compensation decisions for the officers of the General Partner as well as the compensation plans described below.

    As is commonly the case with publicly traded limited partnerships, the Partnership will not directly employ any of the persons responsible for managing or operating the Partnership. In general, the current TransCanada personnel involved in managing TransCanada's interest in Northern Border Pipeline and other United States pipeline investments are expected to manage and operate the Partnership's business as officers and employees of the General Partner and its affiliates.

    Certain officers of the General Partner may spend a substantial amount of time managing the business and affairs of TransCanada and its other affiliates and may face a conflict regarding the allocation of their time between the Partnership and TransCanada's other business interests. The General Partner intends to cause its officers to devote as much time to the management of the Partnership as is necessary for the proper conduct of its business and affairs.

            DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER

    The following table sets forth certain information with respect to the executive officers and member of the Board of Directors of the

General Partner. Executive officers and directors are elected for one-year terms.

NAME                                                      AGE                 POSITION WITH GENERAL PARTNER
----------------------------------------------------     -----     ----------------------------------------------------
George W. Watson....................................          51   Chairman
John W. Carruthers..................................          45   President, Chief Executive Officer
Paul F. MacGregor...................................          41   Vice President, Business Development
Bruce A. Westell....................................          52   Vice President and Treasurer
Gary G. Penrose.....................................          56   Vice President, Taxation
Rhondda E.S. Grant..................................          41   Corporate Secretary
Stephen J.J. Letwin.................................          43   Director, Chief Financial Officer

    GEORGE W. WATSON has been Chief
Executive Officer of TransCanada since 1994 and President since 1993. From 1990 to 1993, Mr. Watson was TransCanada's Chief Financial Officer, and, in 1993, became a member of TransCanada's board of directors. Mr. Watson is a member of the boards of several of TransCanada's subsidiaries and affiliates as well as the Toronto-Dominion Bank, a publicly traded Canadian company which is not affiliated with TransCanada. Mr. Watson holds an MBA, in finance and marketing, and a BSc in electrical engineering, both from Queen's University. He also completed the Advanced Management Program at Harvard University in 1988. Mr. Watson was recently elected Vice-Chair of the Interstate Natural Gas Association of America.

    JOHN W. CARRUTHERS has been Vice-President of Business Development for TransCanada's energy transmission business unit since July 1998 and, from 1997 to July 1998, he was Vice-President of Strategic Development of that business unit. Mr. Carruthers was Vice-President, Business Development of TransCanada's energy management group in 1996 and General Manager, international business development in 1995. From 1992 to 1995, Mr. Carruthers was Amoco Canada's Manager of Finance & Administration. Mr. Carruthers is Chairman of the Board of Express Pipeline and has been TransCanada's, and is expected to be the Partnership's, representative on the Northern Border Pipeline Management Committee. Mr. Carruthers is also a member of the Management Committees of several of TransCanada's North American pipeline investments including the Iroquois System, the Trans Quebec and Maritimes System and the Portland System. Mr. Carruthers holds a BComm from the University of Calgary.

    PAUL F. MACGREGOR has been Vice-President, North American pipeline investments for TransCanada's energy transmission business unit since July 1998. Prior to that time and since 1997, Mr. MacGregor has been a Vice-President of Alberta Natural Gas Company Ltd, a subsidiary of TransCanada. In 1996, Mr. MacGregor was Director of Field Operations for TransCanada. From 1993 to 1995, Mr. MacGregor was Regional Manager, Field Operations for TransCanada in North Bay, Ontario. Mr. MacGregor has been with TransCanada since 1981 holding various positions in the Facilities Planning and Evaluations, Finance and Operations groups. Mr. MacGregor holds an MBA, with a major in accounting, from McMaster University, and a BSc in civil engineering from the University of Waterloo.

    BRUCE A. WESTELL has been Vice-President and Treasurer of TransCanada since February 1997 and Treasurer since August 1990. Mr. Westell holds an MBA from the University of Western Ontario and a BMath from the University of Waterloo.

    GARY G. PENROSE has been Vice-President, Taxation of TransCanada since February 1997. Prior thereto he was General Manager, Taxation. Mr. Penrose has been with TransCanada since 1972 and for the past 20 years has been a member of the Taxation Group. Mr. Penrose is a Chartered Accountant and holds a BA from York University.

    RHONDDA E.S. GRANT has acted as Corporate Secretary and Associate General Counsel, Corporate of TransCanada since July 1998. From 1994 to 1998, Ms. Grant was Corporate Secretary and Associate General Counsel of NOVA Corporation. From 1989 to 1995, Ms. Grant was Senior Corporate Counsel at NOVA Corporation. Ms. Grant holds a Bachelor of Laws and a BA (Honours) from the University of British Columbia.

    STEPHEN J.J. LETWIN has been a Senior Vice-President and the Chief Financial Officer of TransCanada since March 1998. From 1996, when he joined TransCanada, to 1998, Mr. Letwin was President of TransCanada Energy USA Inc., an energy processing and marketing company. From 1992 to 1995, Mr. Letwin was Senior Vice-President and Chief Financial Officer of Numac Energy Inc. (an oil and gas company). Mr. Letwin holds a BSc (Honours) from McMaster University and obtained an MBA (Finance) from Windsor University and he attended the Executive Program at Queen's University. In addition, Mr. Letwin is a Certified General Accountant.

    Shortly after the consummation of the Transactions, the General Partner will add two directors who will be neither owners, officers, nor employees of the General Partner nor officers, directors or employees, of any affiliate of the General Partner (and have not been for the past five years). These two additional directors will be appointed to the Conflicts Committee, Audit Committee and Compensation Committee.

      REIMBURSEMENT OF EXPENSES OF THE GENERAL PARTNER AND ITS AFFILIATES

    The General Partner will not receive any management fee or other compensation in connection with its management of the Partnership. The General Partner and its affiliates, including TransCanada, performing services for the Partnership will be reimbursed for all expenses incurred on behalf of the Partnership, including the costs of employee, officer and director compensation and benefits properly allocable to the Partnership, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. The Partnership Agreement provides that the General Partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.

                             EXECUTIVE COMPENSATION

    The Partnership and the General Partner were formed in December 1998. Accordingly, the General Partner paid no compensation to its directors and officers with respect to fiscal 1998, nor did any obligations accrue in respect of management incentive or retirement benefits for the directors and officers with respect to such year. Officers and employees of the General Partner may participate in employee benefit plans and arrangements sponsored by the General Partner or its affiliates, including plans which may be established by the General Partner or its affiliates in the future.

    Shortly after the consummation of the Transactions, the General Partner expects that the Compensation Committee will consider and implement incentive compensation arrangements for key officers of the General Partner. The General Partner expects that these arrangements would provide additional compensation to these key officers under circumstances where the General Partner is receiving distributions pursuant to the Incentive Distribution Rights. See "Cash Distribution Policy-- Incentive Distribution Rights--Hypothetical Annualized Yield". This incentive compensation will be an expense of the Partnership.

                           COMPENSATION OF DIRECTORS

    No additional remuneration will be paid to officers or employees of the General Partner who also serve as directors. The General Partner anticipates that each independent director will receive a combination of cash and units for attending meetings of the Board of Directors as well as committee meetings. In addition, each independent director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees thereof. Each director will be fully indemnified by the Partnership for his actions associated with being a director to the extent permitted under Delaware law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of units that will be issued upon the consummation of the Transactions and held by beneficial owners of 5% or more of the units, by directors of the General Partner and by all directors and executive officers of the General Partner as a group.

                                                                            PERCENTAGE                      PERCENTAGE
                                                                                OF                              OF
                                                             COMMON           COMMON       SUBORDINATED    SUBORDINATED
                                                           UNITS TO BE      UNITS TO BE     UNITS TO BE     UNITS TO BE
                                                          BENEFICIALLY     BENEFICIALLY    BENEFICIALLY    BENEFICIALLY
NAME OF BENEFICIAL OWNER                                      OWNED            OWNED           OWNED           OWNED
-------------------------------------------------------  ---------------  ---------------  -------------  ---------------
TransCanada PipeLines Limited(1).......................                                       3,960,000           100%

TC PipeLines GP, Inc.(2)...............................                                       3,960,000            100

George W. Watson.......................................            --

John W. Carruthers.....................................            --

Paul F. MacGregor......................................            --

Bruce A. Westell.......................................            --

Gary G. Penrose........................................            --

Rhondda E.S. Grant.....................................            --

Stephen J. J. Letwin...................................            --

All directors and executive officers as a group (7
  persons).............................................            --

------------------------------

(1) TransCanada PipeLines Limited is the sole ultimate stockholder of TC PipeLines GP, Inc. The address of TransCanada PipeLines Limited is 111 Fifth Avenue S.W. Calgary, Alberta T2P 3Y6.

(2) The address of TC PipeLines GP, Inc. is Four Greenspoint Plaza, 16945 Northchase Drive Houston, Texas 77060. If the over-allotment option is exercised, the General Partner will own 1,614,000 subordinated units.

    The following table sets forth the beneficial ownership of TransCanada common shares held by directors and executive officers of the General Partner as of December 17, 1998.

                                                                                               SHARES         PERCENT
                                                                                            BENEFICIALLY        OF
NAME OF BENEFICIAL OWNER                                                                      OWNED(1)         CLASS
------------------------------------------------------------------------------------------  ------------  ---------------

George W. Watson..........................................................................      411,574          *

John W. Carruthers........................................................................       30,322          *

Paul F. MacGregor.........................................................................       14,629          *

Bruce A. Westell..........................................................................       71,823          *

Gary G. Penrose...........................................................................       36,076          *

Rhondda E.S. Grant........................................................................          651          *

Stephen J.J. Letwin.......................................................................       72,582          *

All directors and executive officers as a group (7 persons)...............................      637,657          *

------------------------

*   Less than 1%.

(1) Includes both outstanding TransCanada common shares and TransCanada common shares such person has the right to acquire within 60 days after the date of this prospectus by exercise of outstanding stock options. Shares subject to exercisable stock options include 372,132 for Mr. Watson; 30,222 for Mr. Carruthers; 14,372 for Mr. MacGregor; 70,650 for Mr. Westell; 35,388 for Mr. Penrose; 651 for Ms. Grant; and 71,582 for Mr. Letwin.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES
                             CONFLICTS OF INTEREST

    Certain conflicts of interest exist and may arise in the future as a result of the relationships between the General Partner and TransCanada, its indirect ultimate sole stockholder, and its other affiliates, on the one hand, and the Partnership and its limited partners, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner, including its investments in its affiliates (such as the Partnership), in a manner beneficial to TransCanada. At the same time, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and the unitholders. The Partnership Agreement contains certain provisions that allow the General Partner to take into account the interests of parties in addition to the Partnership in resolving conflicts of interest, thereby limiting its fiduciary duty to the unitholders, as well as provisions that may restrict the remedies available to unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of the General Partner to TransCanada may, therefore, come into conflict with the duties of the General Partner to the Partnership and the unitholders. The Conflicts Committee of the Board of Directors of the General Partner will, at the request of the General Partner, review conflicts of interest that may arise between the General Partner, TransCanada or its other affiliates, on the one hand, and the Partnership, on the other. See "--Fiduciary and Other Duties" and "Management--Partnership Management".

    The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Act that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been resolved in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and its officers and directors and the remedies available to the unitholders.

    Conflicts of interest could arise with respect to the situations described below, among others:

CERTAIN ACTIONS TAKEN BY THE GENERAL PARTNER MAY AFFECT THE AMOUNT OF CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS OR ACCELERATE THE CONVERSION OF SUBORDINATED UNITS

    Decisions of the General Partner with respect to the amount and timing of asset purchases and sales, cash expenditures, borrowings, issuances of additional units and the creation, reduction or increase of reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash from the Partnership's Operating Surplus to meet the Minimum Quarterly Distribution and Target Distributions Levels on all units in a given quarter or in subsequent quarters. The Partnership Agreement provides that any borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty owed by the General Partner to the Partnership or the unitholders, including borrowings that have the purpose or effect, directly or indirectly, of enabling the General Partner and its affiliates to receive distributions on any units held by them or the Incentive Distribution Rights or hasten the expiration of the Subordination Period or the conversion of the subordinated units into common units. The Partnership Agreement provides that the Partnership and the Intermediate Partnership may borrow funds from the General Partner and its affiliates. The General Partner and its affiliates may not borrow funds from the Partnership or the Intermediate Partnership. Furthermore, any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Operating Surplus and Capital Surplus will be deemed not to constitute a breach of any duty

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of the General Partner to the Partnership or the unitholders.

THE PARTNERSHIP WILL NOT HAVE ANY EMPLOYEES AND WILL RELY ON THE EMPLOYEES OF THE GENERAL PARTNER AND ITS AFFILIATES

    The Partnership will not have any officers or employees and will rely solely on officers and employees of the General Partner and its affiliates. Affiliates of the General Partner will conduct business and activities of their own in which the Partnership will have no economic interest. If such separate activities of the affiliates of the General Partner are significantly greater than the activities of the Partnership, there could be material competition between the Partnership, the General Partner and affiliates of the General Partner for the time and effort of the officers and employees who provide services to the General Partner. Certain of the officers of the General Partner who will provide services to the Partnership will not be required to work full time on the affairs of the Partnership. Such officers may devote significant time to the affairs of the General Partner's affiliates and will be compensated by these affiliates for the services rendered to them. There may be significant conflicts between the Partnership and affiliates of the General Partner regarding the availability of such officers of the General Partner to manage the Partnership.

THE PARTNERSHIP WILL REIMBURSE THE GENERAL PARTNER AND ITS AFFILIATES FOR CERTAIN EXPENSES.

    Under the terms of the Partnership Agreement, the Partnership will reimburse the General Partner and its affiliates for costs incurred in managing and operating the Partnership, including costs incurred in rendering corporate staff and support services to the Partnership. The Partnership Agreement provides that the General Partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. See "Management--Reimbursement of Expenses of the General Partner and its Affiliates".

THE GENERAL PARTNER INTENDS TO LIMIT ITS LIABILITY WITH RESPECT TO THE PARTNERSHIP'S OBLIGATIONS

    Whenever possible, the General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto having no recourse against the General Partner or its assets. The Partnership Agreement provides that any action by the General Partner in so limiting the liability of the General Partner or that of the Partnership will not be deemed to be a breach of the General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

COMMON UNITHOLDERS WILL HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF THE GENERAL PARTNER AND ITS AFFILIATES UNDER AGREEMENTS WITH THE PARTNERSHIP

    Any agreements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from the Partnership, the right to enforce the obligations of the General Partner and such affiliates in favor of the Partnership. Therefore, the General Partner, in its capacity as the general partner of the Partnership, will be primarily responsible for enforcing such obligations, including the Revolving Credit Facility.

CONTRACTS BETWEEN THE PARTNERSHIP, ON THE ONE HAND, AND THE GENERAL PARTNER AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS

    Under the terms of the Partnership Agreement, the General Partner is not restricted from causing the Partnership to pay the General Partner or its affiliates for any services rendered or entering into additional contractual arrangements with any of such entities on behalf of the Partnership, provided such services or contractual agreements are on terms fair and reasonable to the Partnership. See "--Fiduciary and Other Duties". Neither the

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Partnership Agreement nor any of the other agreements, contracts and arrangements (including the Revolving Credit Facility) between the Partnership, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. In addition, the General Partner will negotiate the terms of any acquisitions from TransCanada, subject to the approval of the Conflicts Committee consisting of the directors of the General Partner unaffiliated with TransCanada.

    All of such transactions entered into after the sale of the common units offered in the offering are to be on terms which are fair and reasonable to the Partnership, provided that any transaction shall be deemed fair and reasonable if (1) such transaction is approved by the Conflicts Committee, (2) its terms are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (3) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), the transaction is fair to the Partnership. The General Partner and its affiliates will have no obligation to permit the Partnership to use any facilities or assets of the General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation of the General Partner and its affiliates to enter into any such contracts.

COMMON UNITS ARE SUBJECT TO THE GENERAL PARTNER'S LIMITED CALL RIGHT

    The General Partner may exercise its right to call and purchase common units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership. The General Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a common unitholder may have his common units purchased from him even though he may not desire to sell them, and the price paid may be less than the amount the holder would desire to receive upon sale of his common units. For a description of such right, see "The Partnership Agreement--Limited Call Right".

THE PARTNERSHIP MAY RETAIN SEPARATE COUNSEL FOR ITSELF OR FOR THE HOLDERS OF COMMON UNITS; ADVISORS RETAINED BY THE PARTNERSHIP FOR THE OFFERING HAVE NOT BEEN RETAINED TO ACT FOR HOLDERS OF COMMON UNITS

    The common unitholders have not been represented by counsel in connection with the preparation of the Partnership Agreement or other agreements referred to herein or in establishing the terms of the offering. The attorneys, independent public accountants and others who have performed services for the Partnership in connection with the offering have been retained by the General Partner, its affiliates and the Partnership and may continue to be retained by the General Partner, its affiliates and the Partnership after the offering. Attorneys, independent public accountants and others who will perform services for the Partnership in the future will be selected by the General Partner or the Conflicts Committee and may also perform services for the General Partner and its affiliates. The Partnership may retain separate counsel for itself or the holders of common units in the event of a conflict of interest arising between the General Partner and its affiliates, on the one hand, and the Partnership or the holders of common units, on the other, after the sale of the common units offered hereby, depending on the nature of such conflict, but it does not intend to do so in most cases.

THE GENERAL PARTNER'S AFFILIATES MAY COMPETE WITH THE PARTNERSHIP UNDER CERTAIN CIRCUMSTANCES

    The Partnership Agreement provides that the General Partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in the Partnership. TransCanada and other affiliates of the General Partner will not be prohibited from engaging in other businesses or activities, including those that might be in direct competition with the Partnership. Accordingly, TransCanada and its affiliates (other than

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the General Partner) are free to engage in any type of business activity whatsoever, including those that may be in direct competition with the Partnership.

                           FIDUCIARY AND OTHER DUTIES

    The General Partner will be accountable to the Partnership and the unitholders as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the assets and affairs of the Partnership. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by a general partner to other partners and to partnerships is relatively undeveloped. Neither the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") nor case law defines with particularity the fiduciary duties owed by a general partner to limited partners of a limited partnership, but the Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by a general partner to limited partners and the partnership.

    Fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. In order to induce the General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions intended to have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Partnership and its partners and waiving or consenting to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

    The Partnership Agreement provides that in order to become a limited partner of the Partnership, a holder of common units is required to agree to be bound by the provisions thereof, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against such person.

    The Partnership Agreement provides that whenever a conflict arises between the General Partner or its affiliates, on the one hand, and the Partnership or any other partner, on the other, the General Partner shall resolve such conflict. The General Partner in general shall not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution shall conclusively be deemed to be fair and reasonable to the Partnership if such resolution is (1) approved by the Conflicts Committee (although no party is obligated to seek such approval and the General Partner may adopt a resolution or course of action that has not received such approval), (2) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or
(3) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting practices or principles and such other factors as its deems relevant. Thus,

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unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partner. In connection with the resolution of any conflict that arises, unless the General Partner has acted in bad faith, the action taken by the General Partner shall not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Partnership Agreement also provides that in certain circumstances the General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

    The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

    The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decisions pursuant to the authority prescribed in the Partnership Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partner and its officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith.

    In addition, under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partner and its officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or such other persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe their conduct was unlawful. See "The Partnership Agreement--Indemnification". Thus, the General Partner could be indemnified for its negligent acts if it met such requirements concerning good faith and the best interests of the Partnership.

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                        DESCRIPTION OF THE COMMON UNITS

    Upon consummation of the offering, the common units will be registered under the Exchange Act and the rules and regulations promulgated thereunder, and the Partnership will be subject to the reporting and certain other requirements of the Exchange Act. The Partnership will be required to file periodic reports containing financial and other information with the SEC.

    Purchasers of common units in the offering and subsequent transferees of common units (or their brokers, agents or nominees on their behalf) who wish to become unitholders of record will be required to execute Transfer Applications, the form of which is included as Appendix B to this prospectus, before the purchase or transfer of such common units will be registered on the records of the Transfer Agent and before cash distributions or federal income tax allocations can be made to the purchaser or transferee. The Partnership will be entitled to treat the nominee holder of a common unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

                                   THE UNITS

    The common units and the subordinated units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to Partnership distributions, together with a description of the circumstances under which subordinated units may convert into common units, see "Cash Distribution Policy" and "Description of Subordinated Units". For a description of the rights and privileges of limited partners under the Partnership Agreement, see "The Partnership Agreement".

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
                          TRANSFER AGENT AND REGISTRAR

DUTIES

          will serve as registrar and transfer agent (the "Transfer Agent") for the common units and will receive a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of common units will be borne by the Partnership and not by the holders of common units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a common unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Partnership's cash distributions. The Partnership will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

RESIGNATION OR REMOVAL

    The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the Partnership of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

                            TRANSFER OF COMMON UNITS

    Until a common unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a Transfer Application by such investor in connection with such common units. Any subsequent transfers of a common unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application (the form of which is set forth as Appendix B to this prospectus and which is also set forth on the reverse side of the certificates representing the common units), the transferee of common units (1) becomes the record holder of such common units and shall constitute an assignee until admitted into the Partnership as a substitute limited partner, (2) automatically requests admission as a substituted limited partner in the Partnership, (3) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement,
(4) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (5) grants powers of attorney to officers of the General Partner and any liquidator of the Partnership as specified in the Partnership Agreement and (6) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred common units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the General Partner.

    Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred common units. A purchaser or transferee of common units who

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does not execute and deliver a Transfer Application obtains only (a) the right to assign the common units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred common units. Thus, a purchaser or transferee of common units who does not execute and deliver a Transfer Application will not receive cash distributions or federal income tax allocations unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such common units, and may not receive certain federal income tax information or reports furnished to record holders of common units. The transferor of common units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the common units, but a transferee agrees, by acceptance of the certificate representing common units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects to or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Partnership Agreement--Status as Limited Partner or Assignee".

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
                     DESCRIPTION OF THE SUBORDINATED UNITS

    The subordinated units are a separate class of interests in the Partnership, and the rights of holders of such interests to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of common units. For any given quarter, any Available Cash will first be distributed to the General Partner and to the holders of common units, and then will be distributed to the holders of subordinated units depending upon the amount of Available Cash for the quarter, the amount of Common Unit Arrearages, if any, and other factors discussed below.

                        CONVERSION OF SUBORDINATED UNITS

    The Subordination Period will generally extend from the closing of the offering until the first day of any quarter beginning after March 31, 2004 in respect of which (1) distributions of Available Cash from Operating Surplus on the common units, the subordinated units and the related distributions on the general partner interests with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding common units, the subordinated units and the related distributions on the general partner interests during such periods, (2) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the common units and the subordinated units that were outstanding on a fully diluted basis and the related distributions on the general partner interests during such periods, and (3) there are no outstanding Common Unit Arrearages.

    Prior to the end of the Subordination Period and to the extent the tests for conversion described below are satisfied, a portion of the subordinated units may be eligible to convert into common units prior to March 31, 2004. Subordinated units will convert into common units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after (a) March 31, 2002 with respect to one-third of the subordinated units (1,320,000 subordinated units) and (b) March 31, 2003 with respect to one-third of the subordinated units (1,320,000 subordinated units), in respect of which each of the financial tests described in clauses
(1), (2) and (3) above have been satisfied; provided, however, that the early conversion of the second one-third of subordinated units may not occur until at least one year following the early conversion of the first one-third of subordinated units.

    Upon expiration of the Subordination Period, all remaining subordinated units will convert into common units on a one-for-one basis and will thereafter participate, pro rata, with the other common units in distributions of Available Cash. In addition, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and units held by the General Partner and its affiliates are not voted in favor of such removal, (1) the Subordination Period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis, (2) any existing Common Unit Arrearages will be extinguished and (3) the General Partner will have the right to convert its general partner interests (and Incentive Distribution Rights) into common units or to receive cash in exchange for such interests.

                             LIMITED VOTING RIGHTS

    Holders of subordinated units will generally vote as a class separate from the holders of common units and, as in the case of holders of common units, will have very limited voting rights. During the Subordination Period, common units and subordinated units each vote separately as a class on the following matters:
(1) a sale or exchange of all or substantially all of the Partnership's assets,
(2) the election of a successor General Partner, (3) a dissolution or reconstitution of the Partnership, (4) a merger of the Partnership,

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(5) issuance of limited partner interests in certain circumstances and (6)
certain amendments to the Partnership Agreement, including any amendment that would cause the Partnership to be treated as an association taxable as a corporation. The subordinated units are not entitled to vote on approval of certain actions of the General Partner (including the withdrawal of the General Partner or the transfer by the General Partner of its general partner interest or Incentive Distribution Rights under certain circumstances). Removal of the General Partner requires a two-thirds vote of all outstanding units. Under the Partnership Agreement, the General Partner generally will be permitted to effect amendments to the Partnership Agreement that do not materially adversely affect unitholders.

                         DISTRIBUTIONS UPON LIQUIDATION

    If the Partnership liquidates during the Subordination Period, under certain circumstances holders of outstanding common units will be entitled to receive more per unit in liquidating distributions than holders of outstanding subordinated units. The per unit difference will be dependent upon the amount of gain or loss recognized by the Partnership in liquidating its assets. Following conversion of the subordinated units into common units, all units will be treated the same upon liquidation of the Partnership.

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
                           THE PARTNERSHIP AGREEMENT

    THE FOLLOWING PARAGRAPHS ARE A SUMMARY OF THE MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT. THE FORM OF THE PARTNERSHIP AGREEMENT FOR THE PARTNERSHIP IS INCLUDED IN THIS PROSPECTUS AS APPENDIX A. THE FORM OF PARTNERSHIP AGREEMENT FOR THE INTERMEDIATE PARTNERSHIP (THE "INTERMEDIATE PARTNERSHIP AGREEMENT") IS INCLUDED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART. THE PARTNERSHIP WILL PROVIDE PROSPECTIVE INVESTORS WITH A COPY OF THE FORM OF THE INTERMEDIATE PARTNERSHIP AGREEMENTS UPON REQUEST AT NO CHARGE. THE DISCUSSIONS PRESENTED HEREIN AND BELOW OF THE MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PARTNERSHIP AGREEMENT AND THE INTERMEDIATE PARTNERSHIP AGREEMENT. THE PARTNERSHIP WILL BE THE SOLE LIMITED PARTNER OF THE INTERMEDIATE PARTNERSHIP, WHICH WILL OWN, MANAGE AND OPERATE THE PARTNERSHIP'S BUSINESS. THE GENERAL PARTNER WILL SERVE AS THE GENERAL PARTNER OF THE PARTNERSHIP AND OF THE INTERMEDIATE PARTNERSHIP, OWNING AN AGGREGATE 2% GENERAL PARTNER INTEREST IN THE PARTNERSHIP AND THE INTERMEDIATE PARTNERSHIP ON A COMBINED BASIS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO THE "PARTNERSHIP AGREEMENT" CONSTITUTE REFERENCES TO THE PARTNERSHIP AGREEMENT AND THE INTERMEDIATE PARTNERSHIP AGREEMENT, COLLECTIVELY.

    CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT ARE SUMMARIZED ELSEWHERE IN THIS PROSPECTUS UNDER VARIOUS HEADINGS. WITH REGARD TO THE TRANSFER OF COMMON UNITS, SEE "DESCRIPTION OF THE COMMON UNITS--TRANSFER OF COMMON UNITS". WITH REGARD TO DISTRIBUTIONS OF AVAILABLE CASH, SEE "CASH DISTRIBUTION POLICY". WITH REGARD TO ALLOCATIONS OF TAXABLE INCOME AND TAXABLE LOSS, SEE "TAX CONSIDERATIONS". PROSPECTIVE INVESTORS ARE URGED TO REVIEW THESE SECTIONS OF THIS PROSPECTUS AND THE PARTNERSHIP AGREEMENT CAREFULLY.

                           ORGANIZATION AND DURATION

    The Partnership was organized in December 1998. The Partnership will dissolve on December 31, 2097, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

                                    PURPOSE

    The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of the Intermediate Partnership and engaging in any business activity that may be engaged in by the Intermediate Partnership or that is approved by the General Partner. The Intermediate Partnership Agreement provides that the Intermediate Partnership may, directly or indirectly, engage in (1) the operations as conducted immediately prior to the offering, including the ownership of a general partner interest in Northern Border Pipeline, (2) any other activity approved by the General Partner but only to the extent that the General Partner reasonably determines that, as of the date of the acquisition or commencement of such activity, such activity generates "qualifying income" (as such term is defined in Section 7704 of the Code) or (3) any activity that enhances the operations of an activity that is described in (1) or (2) above. Although the General Partner has the ability under the Partnership Agreement to cause the Partnership and the Intermediate Partnership to engage in activities other than the transportation of natural gas, the General Partner has no current plans to do so. See "Business Strategy and Competitive Strengths". The General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership.

                               POWER OF ATTORNEY

    Each Limited Partner, and each person who acquires a unit from a unitholder and executes and delivers a Transfer Application with respect thereto, grants to the General Partner and, if a liquidator of the Partnership has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership or the

                                       93
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amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

                             CAPITAL CONTRIBUTIONS

    For a description of the initial capital contributions to be made to the Partnership, see "The Transactions." The unitholders are not obligated to make additional capital contributions to the Partnership, except as described below under "--Limited Liability".

                               LIMITED LIABILITY

    Assuming that a Limited Partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his common units plus his share of any undistributed profits and assets of the Partnership. If it were determined, however, that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the Limited Partners could be held personally liable for the Partnership's obligations under the laws of Delaware to the same extent as the General Partner with respect to persons who transact business with the Partnership reasonably believing, based on the Limited Partner's conduct, that the Limited Partner is a general partner.

    Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

    The Intermediate Partnership will initially conduct business in at least seven states. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Intermediate Partnership conducts business, including qualifying the Intermediate Partnership to do business there. Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Intermediate Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the

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statutes of any relevant jurisdiction, then the Limited Partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partner under certain circumstances. The Partnership will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

                       ISSUANCE OF ADDITIONAL SECURITIES

    The Partnership Agreement authorizes the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the General Partner in its sole discretion without the approval of any limited partners; provided that, during the Subordination Period, except as provided in the following sentence, the Partnership may not issue, without the approval of the holders of a Unit Majority, (a) equity securities of the Partnership ranking prior or senior to the common units or (b) an aggregate of more than 9,400,000 additional common units or other securities ranking on a parity with the common units. During the Subordination Period, the Partnership may also issue an unlimited number of additional common units or parity securities without the approval of the unitholders (1) upon exercise of the underwriters' overallotment option, (2) upon conversion of subordinated units,
(3) pursuant to employee benefit plans, (4) upon conversion of the general partner interests and Incentive Distribution Rights as a result of a withdrawal of the General Partner, (5) in the event of a combination or subdivision of common units, or (6) in connection with an Acquisition or Capital Improvement that would have resulted, on a pro forma basis, in an increase in Adjusted Operating Surplus on a per unit basis pro forma for the preceding four-quarter period (or within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, such an Acquisition or Capital Improvement). In accordance with Delaware law and the provisions of the Partnership Agreement, the Partnership may also issue additional Partnership Securities that, in the sole discretion of the General Partner, may have special voting rights to which the common units are not entitled.

    Upon issuance of additional Partnership Securities (other than upon exercise of the over-allotment option), the General Partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in the Partnership and Intermediate Partnership. Moreover, the General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates in the Partnership (including their interest represented by common units and subordinated units) that existed immediately prior to each such issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests that may be issued by the Partnership.

                       AMENDMENT OF PARTNERSHIP AGREEMENT

    Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment (other than certain amendments discussed below), the General Partner is required to seek written approval of the holders of the number of units required to approve such amendment or call a meeting of the Limited Partners to consider and vote upon the proposed amendment. In general, proposed amendments must be approved by holders of a Unit Majority, except that no amendment may be made which would (1) enlarge the obligations of any Limited Partner without its consent, unless approved by at least a majority

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of the type or class of limited partner interests so affected, (2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion, (3) change the term of the Partnership, (4) provide that the Partnership is not dissolved upon the expiration of its term or upon an election to dissolve the Partnership by the General Partner that is approved by holders of a Unit Majority or (5) give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of holders of a Unit Majority. The provision of the Partnership Agreement preventing the amendments having the effects described in clauses (1)-(5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

    The General Partner may generally make amendments to the Partnership Agreement without the approval of any Limited Partner or assignee to reflect (1) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership, (2) the admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (3) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that neither the Partnership nor the Intermediate Partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, (4) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, or the General Partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed, (5) subject to the limitations on the issuance of additional common units or other limited or general partner interests described above, an amendment that in the discretion of the General Partner is necessary or advisable in connection with the authorization of additional limited or general partner interests, (6) any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone, (7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (8) any amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Intermediate Partnership) as otherwise permitted by the Partnership Agreement, (9) a change in the fiscal year or taxable year of the Partnership and changes related thereto, and (10) any other amendments substantially similar to any of the foregoing.

    In addition to the General Partner's right to amend the Partnership Agreement as described above, the General Partner may make amendments to the Partnership Agreement without the approval of any Limited Partner or assignee if such amendments, in the discretion of the General Partner, (1) do not adversely affect the Limited Partners in any material respect, (2) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (3) are necessary or advisable to facilitate the trading of limited partner interests (including the division of any class or classes of outstanding limited partner interests into different classes to facilitate uniformity of tax

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consequences within such classes of limited partner interests) or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Limited Partners, (4) are necessary or advisable in connection with any action taken by the General Partner relating to splits or combinations of units pursuant to the provisions of the Partnership Agreement or (5) are required to effect the intent expressed in this prospectus or the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement.

    The General Partner will not be required to obtain an Opinion of Counsel (as defined below) in the event of the amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective without the approval of holders of at least 90% of the units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability under applicable law of any limited partner in the Partnership or the limited partner of the Intermediate Partnership.

    Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

                  MERGER, SALE OR OTHER DISPOSITION OF ASSETS

    The General Partner is generally prohibited, without the prior approval of holders of a Unit Majority, from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Intermediate Partnership; provided that the General Partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The General Partner may also sell all or substantially all of the Partnership's assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. Furthermore, provided that certain conditions are satisfied, the General Partner may merge the Partnership or any member of the Partnership Group into, or convey some or all of the Partnership Group's assets to, a newly formed entity if the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other transaction or event.

                          TERMINATION AND DISSOLUTION

    The Partnership will continue until December 31, 2097, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon (1) the election of the General Partner to dissolve the Partnership, if approved by the holders of a Unit Majority, (2) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Intermediate Partnership, (3) the entry of a decree of judicial dissolution of the Partnership or (4) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor). Upon

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a dissolution pursuant to clause (4), the holders of a Unit Majority may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as general partner an entity approved by the holders of a Unit Majority subject to receipt by the Partnership of an opinion of counsel to the effect that (x) such action would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Intermediate Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (herein, an "Opinion of Counsel").

                    LIQUIDATION AND DISTRIBUTION OF PROCEEDS

    Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy-- Distributions of Cash Upon Liquidation". Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

                  WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

    The General Partner has agreed not to withdraw voluntarily as a general partner of the Partnership and the Intermediate Partnership prior to March 31, 2009 (with limited exceptions described below), without obtaining the approval of the holders of at least a majority of the outstanding common units (excluding common units held by the General Partner and its affiliates) and furnishing an Opinion of Counsel. On or after March 31, 2009, the General Partner may withdraw as the General Partner (without first obtaining approval from any unitholder) by giving 90 days' written notice, and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the General Partner may withdraw without unitholder approval upon 90 days' notice to the Limited Partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates (other than the General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partner (in certain limited instances) to sell or otherwise transfer all of its general partner interests in the Partnership without the approval of the unitholders. See "--Transfer of General Partner Interest and Incentive Distribution Rights".

    Upon the withdrawal of the General Partner under any circumstances (other than as a result of a transfer by the General Partner of all or a part of its general partner interests in the Partnership), the holders of a Unit Majority may select a successor to such withdrawing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal the holders of a Unit Majority agree in writing to continue the business of the Partnership and to appoint a successor General Partner. See "--Termination and Dissolution".

    The General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units (including units held by the General Partner and its affiliates) and the Partnership receives an Opinion of Counsel. The ownership of an aggregate of 20.2% of the outstanding units by the General Partner has the practical effect of making the General Partner's removal quite difficult. Any such removal is also subject to the approval of a

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successor general partner by the vote of the holders of a Unit Majority. The
Partnership Agreement also provides that if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and units held by the General Partner and its affiliates are not voted in favor of such removal (1) the Subordination Period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis, (2) any existing Common Unit Arrearages will be extinguished and (3) the General Partner will have the right to convert its general partner interests and all the Incentive Distribution Rights into common units or to receive cash in exchange for such interests.

    Withdrawal or removal of the General Partner as a general partner of the Partnership also constitutes withdrawal or removal, as the case may be, of the General Partner as a general partner of the Intermediate Partnership.

    In the event of removal of the General Partner under circumstances where Cause exists or withdrawal of the General Partner where such withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interests and Incentive Distribution Rights of the departing General Partner (the "Departing Partner") in the Partnership and the Intermediate Partnership for a cash payment equal to the fair market value of such interests. Under all other circumstances where the General Partner withdraws or is removed by the Limited Partners, the Departing Partner will have the option to require the successor general partner to purchase such general partner interests of the Departing Partner and its Incentive Distribution Rights for such amount. In each case, such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by an expert chosen by agreement of the experts selected by each of them). In addition, the Partnership will be required to reimburse the Departing Partner for all amounts due the Departing Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership.

    If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's general partner interests in the Partnership and the Intermediate Partnership and its Incentive Distribution Rights will automatically convert into common units equal to the fair market value of such interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

     TRANSFER OF GENERAL PARTNER INTEREST AND INCENTIVE DISTRIBUTION RIGHTS

    Except for a transfer by a General Partner of all, but not less than all, of its general partner interest in the Partnership and the Intermediate Partnership to (a) an affiliate of the General Partner or (b) another person in connection with the merger or consolidation of the General Partner with or into another person or the transfer by the General Partner of all or substantially all of its assets to another person, the General Partner may not transfer all or any part of its general partner interest in the Partnership and the Intermediate Partnership to another person prior to March 31, 2009, without the approval of the holders of at least a majority of the outstanding common units (excluding common units held by the General Partner and its affiliates); provided that, in each case, such transferee assumes the rights and duties of the General Partner to whose interest such transferee has succeeded, agrees to be bound by the provisions of the Partnership Agreement, furnishes an Opinion of Counsel and agrees to acquire all (or the appropriate portion thereof, as applicable) of the General Partner's interest in the Intermediate Partnership and agrees to be bound by the provisions of the Intermediate Partnership

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Agreement. The General Partner shall have the right at any time, however, to transfer its common units and subordinated units to one or more persons (other than the Partnership) without unitholder approval. At any time, the stockholder(s) of the General Partner may sell or transfer all or part of their interest in the General Partner to an affiliate without the approval of the unitholders. The General Partner or its affiliates or a subsequent holder may transfer its Incentive Distribution Rights to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person without the prior approval of the unitholders; provided that, in each case, such transferee agrees to be bound by the provisions of the Partnership Agreement. Prior to March 31, 2009, other transfers of the Incentive Distribution Rights will require the affirmative vote of holders of a Unit Majority. On or after March 31, 2009, the Incentive Distribution Rights will be freely transferable.

                    TRANSCANADA OWNERSHIP OF GENERAL PARTNER

    TransCanada has agreed with the underwriters of the offering that it will retain beneficial ownership of the General Partner until both (1) TransCanada (or an affiliate) is no longer providing the Revolving Credit Facility and (2) six months after such time as none of the officers of the General Partner are directors, officers or employees of TransCanada or its other affiliates.

                        CHANGE OF MANAGEMENT PROVISIONS

    The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove the General Partner as general partner of the Partnership or otherwise change the management of the Partnership. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, such person or group loses voting rights with respect to all of its units. The Partnership Agreement also provides that if the General Partner is removed as a general partner of the Partnership under circumstances where Cause does not exist and units held by the General Partner and its affiliates are not voted in favor of such removal, (1) the Subordination Period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis, (2) any existing Common Unit Arrearages will be extinguished and (3) the General Partner will have the right to convert its general partner interests (and all of its Incentive Distribution Rights) into common units or to receive cash in exchange for such interests.

                               LIMITED CALL RIGHT

    If at any time not more than 20% of the then-issued and outstanding limited partner interests of any class (including common units) are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such a purchase shall be the greater of (1) the highest price paid by the General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase such limited partner interests, and (2) the Current Market Price (as defined in the Glossary) as of the date three days prior to the date such notice is mailed. As a consequence of the General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by such unitholder of his common units in the market. See "Tax Considerations-- Disposition of Common Units".

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                                MEETINGS; VOTING

    Except as described below with respect to a Person or group owning 20% or more of all units, unitholders or assignees who are record holders of units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to common units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such common units on any matter, vote such common units at the written direction of such record holder. Absent such direction, such common units will not be voted (except that, in the case of common units held by the General Partner on behalf of Non-citizen Assignees (as defined below), the General Partner shall distribute the votes in respect of such common units in the same ratios as the votes of limited partners in respect of other units are cast).

    The General Partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of units as would be necessary to authorize or take such action at a meeting of all of the unitholders. Meetings of the unitholders of the Partnership may be called by the General Partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of unitholders of such class or classes, unless any such action by the unitholders requires approval by holders of a greater percentage of such units, in which case the quorum shall be such greater percentage.

    Each record holder of a unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the Partnership. See "--Issuance of Additional Securities". However, if at any time any person or group (other than the General Partner and its affiliates or a direct transferee of the General Partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, such person or group will lose voting rights with respect to all of its units and such units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar Partnership purposes. The Partnership Agreement provides that common units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, subordinated units will vote together with common units as a single class.

    Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units (whether or not such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

                     STATUS AS LIMITED PARTNER OR ASSIGNEE

    Except as described above under "--Limited Liability", the common units will be fully paid, and unitholders will not be required to make additional contributions to the Partnership.

    An assignee of a common unit, subsequent to executing and delivering a Transfer Application, but pending its admission

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as a substituted Limited Partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a Limited Partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substitute Limited Partner at the written direction of such assignee. See "--Meetings; Voting". Transferees who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of common units. See "Description of the Common Units-- Transfer of Common Units".

                       NON-CITIZEN ASSIGNEES; REDEMPTION

    If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any Limited Partner or assignee, the Partnership may redeem the units held by such Limited Partner or assignee at their Current Market Price. In order to avoid any such cancellation or forfeiture, the General Partner may require each Limited Partner or assignee to furnish information about his nationality, citizenship or related status. If a Limited Partner or assignee fails to furnish information about such nationality, citizenship or other related status within 30 days after a request for such information or the General Partner determines after receipt of such information that the Limited Partner or assignee is not an eligible citizen, such Limited Partner or assignee may be treated as a non-citizen assignee ("Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted Limited Partner, a Non-citizen Assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon liquidation of the Partnership.

                                INDEMNIFICATION

    The Partnership Agreement provides that the Partnership will indemnify (1) the General Partner, (2) any Departing Partner, (3) any Person who is or was an affiliate of a General Partner or any Departing Partner, (4) any Person who is or was a member, partner, officer, director, employee, agent or trustee of a General Partner or any Departing Partner or any affiliate of a General Partner or any Departing Partner, or (5) any Person who is or was serving at the request of a General Partner or any Departing Partner or any affiliate of a General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, regardless of whether

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the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

                               BOOKS AND REPORTS

    The General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, the fiscal year of the Partnership is the calendar year.

    The Partnership will furnish or make available (including by electronic means) to record holders of common units (1) within 120 days after the close of each fiscal year of the Partnership an annual report containing audited financial statements and a report thereon by its independent public accountants and (2) within 90 days after the close of each quarter (other than the fourth quarter), certain summary financial information.

    The Partnership will furnish each record holder of a unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The Partnership's ability to furnish such summary information to unitholders will depend on the cooperation of such unitholders in supplying certain information to the Partnership. Every unitholder (without regard to whether he supplies such information to the Partnership) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

                 RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

    The Partnership Agreement provides that a Limited Partner can for a purpose reasonably related to such Limited Partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (1) a current list of the name and last known address of each partner, (2) a copy of the Partnership's tax returns, (3) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (4) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (5) information regarding the status of the Partnership's business and financial condition, and
(6) such other information regarding the affairs of the Partnership as is just and reasonable. The General Partner may, and intends to, keep confidential from the Limited Partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

                              REGISTRATION RIGHTS

    Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed to register for resale under the Securities Act and applicable state securities laws any common units or other securities of the Partnership (including subordinated units) proposed to be sold by the General Partner or any of its affiliates if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Partnership is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions. See "Units Eligible for Future Sale".

                         UNITS ELIGIBLE FOR FUTURE SALE

    After the sale of the common units offered hereby, the General Partner will hold 3,960,000 (or 1,614,000 if the underwriters' over-allotment option is exercised in full) subordinated units (all of which will convert into common units at the end of the Subordination Period and some of which may convert earlier). The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

    The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of the Partnership (as that term is defined in the rules and regulations under the Securities Act) may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ("Rule 144") or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of (1) 1% of the total number of such securities outstanding or (2) the average weekly reported trading volume of the common units for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Partnership. A person who is not deemed to have been an affiliate of the Partnership at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell such common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.

    Prior to the end of the Subordination Period, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the common units or an aggregate of more than 9,400,000 additional common units (which number shall be subject to adjustment in the event of a combination or subdivision of common units and shall exclude common units issued upon exercise of the underwriters' over-allotment option, upon conversion of subordinated units, upon conversion of the General Partner interest as a result of a withdrawal of the General Partner, pursuant to an employee benefit plan or in connection with certain acquisitions or capital improvements), or an equivalent amount of securities ranking on a parity with the common units, without the approval of the holders of a Unit Majority. The Partnership Agreement provides that, after the Subordination Period, the Partnership may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the common units at any time. Any issuance of additional common units or certain other equity securities would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. See "The Partnership Agreement--Issuance of Additional Securities".

    Pursuant to the Partnership Agreement, the General Partner and its affiliates will have the right, upon the terms and subject to the conditions therein, to cause the Partnership to register under the Securities Act and state laws the offer and sale of any units that they hold. Subject to the terms and conditions of the Partnership Agreement, such registration rights allow the General Partner and its affiliates or their assignees holding any units to require registration of any such units and to include any such units in a registration by the Partnership of other units, including units offered by the Partnership or by any unitholder. Such registration rights will continue in effect for two years following any withdrawal or removal of the General Partner as a general partner of the Partnership. In connection with

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
any such registration, the Partnership will indemnify each unitholder participating in such registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. The Partnership will bear all costs and expenses of any such registration. In addition, the General Partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

    The Partnership, the Intermediate Partnership, the General Partner, TransCanada and certain of its affiliates and the officers and directors of the General Partner have agreed with the underwriters not to dispose of or hedge any of their common units or subordinated units or securities convertible into or exchangeable for, or that represent the right to receive, common units or subordinated units or any securities that are senior to or pari passu with common units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters (other than the redemption of the subordinated units in the event the over-allotment option is exercised).

                 NORTHERN BORDER PIPELINE PARTNERSHIP AGREEMENT

    Upon the consummation of the offering, the principal asset of the Partnership will be a 30% general partner interest in Northern Border Pipeline. The rights, benefits, privileges and obligations of the Partnership as a partner in Northern Border Pipeline are governed by the terms and provisions set forth in the Partnership Agreement for Northern Border Pipeline (the "Northern Border Pipeline Partnership Agreement"). The following paragraphs are a summary of certain provisions of the Northern Border Pipeline Partnership Agreement, a copy of which is included as an exhibit to the Registration Statement of which this prospectus is a part. The following discussion is qualified in its entirety by reference to the Northern Border Pipeline Partnership Agreement. Prospective investors are urged to review these sections of this prospectus and the Northern Border Pipeline Partnership Agreement carefully.

                           ORGANIZATION AND PARTNERS

    Northern Border Pipeline is a general partnership that was formed effective as of March 9, 1978 pursuant to the Uniform Partnership Act as then in effect in the State of Texas. Upon completion of the offering, the general partners of Northern Border Pipeline will be the Partnership (through the Intermediate Partnership), which will own a 30% general partner interest, and NBP (through a subsidiary limited partnership), which will own the remaining 70% general partner interest. The address of Northern Border Pipeline is 1111 South 103rd Street, Omaha, Nebraska 68124-1000, and its telephone number is (402) 398-7700.

                                    PURPOSE

    The purpose of Northern Border Pipeline under the Northern Border Pipeline Partnership Agreement is limited to the planning, design, financing, construction, ownership and operation of the Pipeline System (together with all related properties and facilities) and any extensions, expansions, additions or other improvements thereto. Unless all of the partners in Northern Border Pipeline agree otherwise, such purpose clause has the effect of restricting Northern Border Pipeline from constructing or acquiring additional natural gas transmission assets (other than those that constitute an expansion, extension, addition or improvement of the Pipeline System) and from expanding the scope of its activities beyond the natural gas transmission business.

                             MANAGEMENT AND VOTING

    Except for the day to day management of the affairs of Northern Border Pipeline and the operation of the Pipeline System, which are the responsibility of the operator (see "--Operator"), management of Northern Border Pipeline will be overseen by the Northern Border Pipeline Management Committee, composed of one representative of the Partnership and three representatives of NBP, one designated by each general partner of NBP. The representative of the Partnership on the Northern Border Pipeline Management Committee will receive no fee from the Partnership for serving in such capacity other than reimbursement for expenses incurred in connection therewith. Voting power on the Northern Border Pipeline Management Committee is based on the percentage interest of the general partners, so that the representative of the Partnership will control 30% of the total voting power and the representatives of NBP will control 70% of the total voting power. Under the Northern Border Pipeline Partnership Agreement, voting power on the Northern Border Pipeline Management Committee is allocated in accordance with the relative interests of the general partners of NBP. Accordingly, the 70% voting power of the NBP's representatives on the Northern Border Pipeline Management Committee is allocated as follows: 35% to the representative designated by Northern Plains, an affiliate of Enron, 22.75% to the representative designated by Pan Border, also an affiliate of Enron, and 12.25% to the representative designated by Northwest Border, an affiliate of Williams. Enron (through Northern Plains and Pan Border) controls 57.75% of the voting power of the Northern Border Pipeline Management

Committee and has the right to designate two of its members.

    Each member of the Northern Border Pipeline Management Committee is entitled to vote its percentage of voting power without regard to the decision of the other members. Thus, except as to any matters before the Northern Border Pipeline Management Committee requiring unanimity, it is possible that the Northern Border Pipeline Management Committee could approve a particular project by majority vote, and obligate the Partnership with respect to such project to the full extent of its 30% interest, despite the fact that the Partnership's representative on the Northern Border Pipeline Management Committee voted against such project. The Partnership representative will generally be obligated to vote the interest of the Partnership in Northern Border Pipeline in a manner that is in the best interests of the Partnership. The Partnership Agreement currently modifies such duty, however, by providing that the general partner of the Partnership or a person designated by it to serve on the Northern Border Pipeline Management Committee will not be in breach of the terms of the Partnership Agreement or in breach of a fiduciary duty to the Partnership or the unitholders with respect to the voting of the Partnership's interest on the Northern Border Pipeline Management Committee if the person designated by such general partner of the Partnership to serve on the Northern Border Pipeline Management Committee acted in good faith and in a manner reasonably believed by such person to be in, or not inconsistent with, the best interests of the Partnership. See "Conflicts of Interest and Fiduciary Responsibility--Fiduciary Duties of the General Partners and the Partnership Policy Committee".

    Generally, the Northern Border Pipeline Management Committee will act by majority vote. However, unanimity will be required with respect to certain matters: (1) expansions or extensions of the Pipeline System requiring capital expenditures in an amount (currently $19.6 million or more) requiring certification of such facilities by the FERC, (2) settlement of cases brought under Section 4 or 5 of the Natural Gas Act, (3) certain transfers of general partner interests in Northern Border Pipeline and (4) any change in, or suspension of, the cash distribution policy of Northern Border Pipeline. If, however, all but one of the members of the Northern Border Pipeline Management Committee vote in favor of a matter requiring unanimous approval (other than transfers of general partner interests), any one of the partners voting in favor of such matter has the right to submit such matter to an arbitration panel composed of three independent natural gas industry experts (one appointed by the members voting in favor of such matter, one appointed by the dissenting member and a third appointed by such two experts). The arbitration panel will determine if Northern Border Pipeline should proceed with the disputed matter, using the best interests of Northern Border Pipeline as its sole criteria. If the panel concludes that approval of the matter before it is in the best interests of Northern Border Pipeline, such matter will be deemed to have received unanimous approval despite the disapproving vote of the dissenting member. If the matter approved by the arbitration panel involves a project the cost of which is such that FERC certification of the facilities is required, however, the partner represented by the dissenting member will not be required (but shall have the option) to advance funds with respect to such project. Thus, for example, if the representative of the Partnership votes against such an extension of the Pipeline System requiring FERC certification, the three representatives of NBP vote in favor of such extension and the arbitration panel concludes that such extension is in the best interests of Northern Border Pipeline, then Northern Border Pipeline would be allowed to proceed with the proposed extension and the Partnership would have the right, but would not be obligated, to contribute its pro rata share of the equity contributions to fund such extension. If the Partnership elected not to make such additional contributions, its interest in Northern Border Pipeline would be diluted, and NBP would be required to fund 100% of such additional contributions (if it elected to go forward on such basis).

                                    OPERATOR

    The Northern Border Pipeline Partnership Agreement designates Northern Plains as the operator of the Pipeline System. Northern Plains' rights and obligations as operator are set forth in the Northern Border Pipeline Partnership Agreement and in a separate Operating Agreement between Northern Plains and Northern Border Pipeline. The initial term of the Operating Agreement expires in 2007, and the Operating Agreement will continue in effect thereafter on a year-to-year basis unless terminated by Northern Border Pipeline or Northern Plains. Substantially all of the services provided by the operator are provided by employees of Northern Plains who devote their time to the day-to-day operations of Northern Border Pipeline. Northern Plains may be removed as operator upon the unanimous vote of the members of the of Northern Border Pipeline Management Committee (other than the member appointed by Northern Plains), or if the total number of members on the Northern Border Pipeline Management Committee has increased to five or more members by the vote of members representing 65% or more of the total interest in Northern Border Pipeline, in support of a finding that the operator has, through misfeasance, nonfeasance or gross negligence, acted in a manner contrary to the best interests of Northern Border Pipeline. The operator is entitled to reimbursement for all reasonable costs, including overhead and administrative expenses, incurred by it and its affiliates in connection with the performance of its responsibilities as operator. In addition, Northern Border Pipeline has agreed to indemnify the operator against any claims and liabilities arising out of the good faith performance by the operator of its responsibilities pursuant to the Northern Border Pipeline Partnership Agreement (to the extent the operator is acting within the scope of its authority and in the course of Northern Border Pipeline's business).

                            CASH DISTRIBUTION POLICY

    Because the principal asset of the Partnership will be its 30% general partner interest in Northern Border Pipeline, the ability of the Partnership to generate income and make distributions to the unitholders is dependent upon the receipt of cash distributions by the Partnership from Northern Border Pipeline. In general, the Northern Border Pipeline Partnership Agreement provides that distributions to the partners in Northern Border Pipeline are to be made on a pro rata basis according to each partner's capital account balance. The amount and timing of such distributions are determined by the Northern Border Pipeline Management Committee. Any changes to, or suspension of, the cash distribution policy of Northern Border Pipeline requires the unanimous approval of the Northern Border Pipeline Management Committee, subject to arbitration in the event three of the four members of the Northern Border Pipeline Management Committee vote in favor of such change or suspension. See "Northern Border Pipeline Partnership Agreement--Management and Voting".

    The cash distribution policy of Northern Border Pipeline as currently approved by the Northern Border Pipeline Management Committee, by unanimous vote, provides that distributions are to be made by Northern Border Pipeline quarterly in an amount equal to the previous quarter's sum (if positive) of (1) 100% of net income generated by Northern Border Pipeline during such quarter (excluding certain noncash items), plus (2) 100% of the current portion of any allowance for income taxes as reflected in Northern Border Pipeline's tariff for such quarter, plus (3) an amount equal to 35% of the sum of deferred tax expense, depreciation expense, amortization of regulatory assets (or minus, in the case of amortization of regulatory liabilities) for such quarter, minus (4) an amount equal to 35% of maintenance capital expenditures for such quarter as computed in accordance with Northern Border Pipeline's tariff. See also "Cash Distribution Policy--General". Decisions by Northern Border Pipeline regarding amounts to be placed in or released from reserves consistent with the Northern Border Pipeline Partnership Agreement will affect the amount of its net book income, and therefore the amount of cash distributed to the

Partnership. Cash distributions are currently made by Northern Border Pipeline on a quarterly basis approximately one month after the end of the quarter.

    Under certain circumstances, the application of Northern Border Pipeline's cash distribution policy could result in a reduced distribution to its partners, including us, in any particular quarter. For example, in the fourth quarter of 1997 Northern Border Pipeline made no cash distributions to its partners as a result of a rate refund to shippers. This rate refund resulted from a FERC mandated retroactive adjustment to Northern Border Pipeline's depreciation schedule. See "Business of Northern Border Pipeline--FERC Regulation-- Cost of Service Tariff" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Financial Condition and Results of Operations of the Partnership".

                        AUDIT AND COMPENSATION COMMITTEE

    The Northern Border Pipeline Partnership Agreement authorizes each representative on the Northern Border Pipeline Management Committee other than Northern Plains, if Northern Plains or its affiliate is the operator, to appoint one member to serve on a three member Audit and Compensation Committee. No member of such committee may also be an officer, director or employee of the operator, which is currently Northern Plains, or of any affiliate thereof. The Audit and Compensation Committee is responsible for all matters relating to any audits of Northern Border Pipeline and review of the compensation of the operator's senior management and reimbursement of the operator for its costs and expenses relating to personnel. The Audit and Compensation Committee is obligated to report to the Northern Border Pipeline Management Committee on an annual basis with respect to such matters.

                 ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION

    The Northern Border Pipeline Partnership Agreement provides that, if Northern Border Pipeline has a net profit or a net loss, items of income, gain, loss and deduction will be allocated to the respective capital accounts of the partners in accordance with their respective interests in Northern Border Pipeline (i.e., based on relative capital account balances). Such allocations are subject to retroactive adjustment resulting from any changes in a partner's capital account pursuant to FERC or other governmental orders or regulations.

                              TRANSFER OF INTEREST

    In general, the general partners in Northern Border Pipeline are not permitted to transfer their respective general partner interests (or any indebtedness owed to them by Northern Border Pipeline) without the unanimous consent of the Northern Border Pipeline Management Committee. Each such general partner may, however, encumber its interests in the profits and surplus of Northern Border Pipeline (and any such indebtedness) and transfer its interest in Northern Border Pipeline (or any such indebtedness) to a corporation that is an affiliate of such transferor in connection with a statutory merger with such corporation or sale of all or substantially all of its assets to such corporation.

                        ADDITIONAL CAPITAL REQUIREMENTS

    The Northern Border Pipeline Partnership Agreement provides that the Northern Border Pipeline Management Committee may request additional capital contributions from the general partners of Northern Border Pipeline. Each such general partner has the right, but not the obligation, to contribute its pro rata portion of the total amount of additional contributions requested. If the Partnership elected not to make such additional contribution, its interest in Northern Border Pipeline would be diluted, and NBP would be required to fund 100% of such additional contribution (if it elected to go forward on such basis).

                            CHANGE TO CORPORATE FORM

    The Northern Border Pipeline Partnership Agreement provides that, under certain circumstances, the business and assets of Northern Border Pipeline will be transferred to

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
a corporation in which each partner would receive shares of stock sufficient to give it an ownership interest in such corporation that is equal to its then existing ownership interest in Northern Border Pipeline. Such transfer will occur automatically in the event it becomes unlawful for Northern Border Pipeline to carry on its business and Northern Border Pipeline holds an effective certificate of public convenience and necessity from the FERC at such time. The General Partner believes it is unlikely that circumstances requiring such an automatic transfer will occur. The general partners in Northern Border Pipeline may also cause such a transfer to a corporation to take place upon the approval of partners owning at least a two-thirds interest of Northern Border Pipeline. Pursuant to the terms of the Partnership Agreement, however, the Partnership's representative on the Northern Border Pipeline Management Committee may not approve such a transaction without first obtaining the approval of the holders of at least 66 2/3% of the outstanding units during the Subordination Period and a majority thereafter.

                         WITHDRAWAL OF GENERAL PARTNERS

    The general partners in Northern Border Pipeline have the right to withdraw from Northern Border Pipeline. In such event, the withdrawing partner's capital account is treated as a contingent liability of Northern Border Pipeline to be repaid upon liquidation of Northern Border Pipeline or at such other time as the Northern Border Pipeline Management Committee determines that such amount may be repaid without undue hardship to Northern Border Pipeline.

                                INDEMNIFICATION

    Pursuant to the terms of the Northern Border Pipeline Partnership Agreement, Northern Border Pipeline has agreed to indemnify the operator and the members of the Northern Border Pipeline Management Committee and any other committees established by such committee (including the Audit and Compensation Committee) against any claims and liabilities arising out of the good faith performance by such persons of their responsibilities and obligations (to the extent within the scope of their authority) in the course of Northern Border Pipeline's business.

                          TERMINATION AND DISSOLUTION

    The Northern Border Pipeline Partnership Agreement provides that Northern Border Pipeline will automatically dissolve upon (1) the transfer by Northern Border Pipeline of all of its business and assets to a corporation (see "--Change to Corporate Form"), (2) the sale or abandonment of all or substantially all of Northern Border Pipeline's business and assets (provided that any such sale or abandonment may be made only pursuant to unanimous written consent of all general partners) or (3) the occurrence of any event that makes it unlawful for the business of Northern Border Pipeline to be carried on. In addition to such automatic dissolution events, Northern Border Pipeline may be dissolved by unanimous consent of all of its partners, upon the occurrence of a bankruptcy or similar event with respect to a partner or the dissolution of a partner.

                    LIQUIDATION AND DISTRIBUTION OF PROCEEDS

    The Northern Border Pipeline Partnership Agreement provides that, following the dissolution of Northern Border Pipeline, unless Northern Border Pipeline is reconstituted and continued pursuant to the terms of the Northern Border Pipeline Partnership Agreement, the business and affairs of Northern Border Pipeline will be wound up and the assets thereof liquidated in an orderly manner. Any amounts remaining upon satisfaction of Northern Border Pipeline's obligations to its creditors will be distributed to the partners in accordance with the positive balances in their respective capital accounts.

                               TAX CONSIDERATIONS

    THIS SECTION IS A SUMMARY OF MATERIAL TAX CONSIDERATIONS THAT MAY BE RELEVANT TO PROSPECTIVE UNITHOLDERS WHO ARE INDIVIDUAL CITIZENS OR RESIDENTS OF THE UNITED STATES AND, TO THE EXTENT SET FORTH BELOW UNDER "--LEGAL OPINIONS AND ADVICE", EXPRESSES THE OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON (A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS), SPECIAL COUNSEL TO THE GENERAL PARTNER AND THE PARTNERSHIP ("COUNSEL"), INSOFAR AS IT RELATES TO MATTERS OF UNITED STATES FEDERAL INCOME TAX LAW AND LEGAL CONCLUSIONS WITH RESPECT THERETO. THIS SECTION IS BASED UPON CURRENT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), EXISTING AND PROPOSED REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS, ALL OF WHICH ARE SUBJECT TO CHANGE. SUBSEQUENT CHANGES IN SUCH AUTHORITIES MAY CAUSE THE TAX CONSEQUENCES TO VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED BELOW. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS SECTION TO THE PARTNERSHIP ARE REFERENCES TO BOTH THE PARTNERSHIP AND THE INTERMEDIATE PARTNERSHIP.

    NO ATTEMPT HAS BEEN MADE IN THE FOLLOWING DISCUSSION TO COMMENT ON ALL FEDERAL INCOME TAX MATTERS AFFECTING THE PARTNERSHIP OR THE UNITHOLDERS. MOREOVER, THE DISCUSSION FOCUSES ON UNITHOLDERS WHO ARE INDIVIDUAL CITIZENS OR RESIDENTS OF THE UNITED STATES AND HAS ONLY LIMITED APPLICATION TO CORPORATIONS, ESTATES, TRUSTS, NON-RESIDENT ALIENS OR OTHER UNITHOLDERS SUBJECT TO SPECIALIZED TAX TREATMENT (SUCH AS TAX-EXEMPT INSTITUTIONS, FOREIGN PERSONS, INDIVIDUAL RETIREMENT ACCOUNTS, REITS OR MUTUAL FUNDS). ACCORDINGLY, EACH PROSPECTIVE UNITHOLDER SHOULD CONSULT, AND SHOULD DEPEND ON, HIS OWN TAX ADVISOR IN ANALYZING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO HIM OF THE OWNERSHIP OR DISPOSITION OF COMMON UNITS.

                           LEGAL OPINIONS AND ADVICE

    Counsel is of the opinion that, based on the accuracy of the representations and covenants and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (1) the Partnership and the Intermediate Partnership will each be treated as a partnership, and (2) owners of common units (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as partners of the Partnership (but not the Intermediate Partnership). In addition, all statements as to matters of United States federal income tax law and legal conclusions with respect thereto contained in this section, unless otherwise noted, reflect the opinion of Counsel.

    No ruling has been or will be requested from the IRS and the IRS has made no determination with respect to the foregoing issues or any other matter affecting the Partnership or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the General Partner. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

    For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues:

    (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (see "--Tax Treatment of Operations--Treatment of Short Sales"),

    (2) whether a unitholder acquiring common units in separate transactions must maintain a single aggregate adjusted tax basis in his

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        common units (see "--Disposition of Common Units--Recognition of Gain or
        Loss"),

    (3) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Common Units-- Allocations Between Transferors and Transferees"), and

    (4) whether the Partnership's method for depreciating Section 743 adjustments is sustainable (see "--Tax Treatment of Operations--Section 754 Election").

                                   TAX RATES

    In general, the highest marginal United States federal income tax rate for individuals for 1998 is 39.6% and the maximum United States federal income tax rate for net capital gains of an individual is 20% if the asset was held for more than 12 months at the time of disposition.

                               PARTNERSHIP STATUS

    A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

    No ruling has been or will be sought from the IRS and the IRS has made no determination as to the status of the Partnership or the Intermediate Partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership and the Intermediate Partnership will each be classified as a partnership for federal income tax purposes.

    In rendering its opinion, Counsel has relied on certain factual representations and covenants made by the Partnership and the General Partner, and has assumed that Northern Border Pipeline Company is organized and will be operated in accordance with the Texas Uniform Partnership Act and the Northern Border Pipeline Partnership Agreement as currently in effect. The representations and covenants upon which Counsel has relied are:

        (a) Neither the Partnership nor the Intermediate Partnership will elect to be treated as an association or corporation;

        (b) The Partnership will be operated in accordance with (1) all applicable partnership statutes, (2) the Partnership Agreement, and (3) the description thereof in this prospectus;

        (c) The Intermediate Partnership will be operated in accordance with (1) all applicable partnership statutes, (2) the Intermediate Partnership Agreement, and (3) the description thereof in this prospectus;

        (d) For each taxable year, more than 90% of the gross income of the Partnership will be derived from (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, or product thereof and naturally occurring carbon dioxide or (ii) other items of income that counsel has opined or may opine is "qualifying income" within the meaning of Section 7704(d) of the Code; and

        (e) Neither the General Partner, the Partnership nor the Intermediate Partnership will approve any modification to the Northern Border Pipeline partnership agreement, which modification would permit Northern Border Pipeline to engage in any activity other than the transportation (within the meaning of Section 7704(d) of the Code) of natural gas without first receiving an opinion of counsel to the effect that such modification will not cause Northern Border Pipeline to

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    have income that is not qualifying income (as described below).

    Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of natural gas. Other types of qualifying income include interest (from other than a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Based upon the representations of the Partnership and the General Partner and a review of the applicable legal authorities, Counsel is of the opinion that at least 90% of the Partnership's gross income will constitute qualifying income.

    If the Partnership fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

    If the Partnership or the Intermediate Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed to the Partnership or the Intermediate Partnership at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the unitholder's tax basis in his common units) or taxable capital gain (after the unitholder's tax basis in his common units is reduced to zero). Accordingly, treatment of either the Partnership or the Intermediate Partnership as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

    The discussion below is based on the assumption that the Partnership will be classified as a partnership for federal income tax purposes.

                             LIMITED PARTNER STATUS

    Unitholders who have become limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Counsel is also of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of the Partnership for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and

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deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such common units.

    A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales".

    Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes.

                       TAX CONSEQUENCES OF UNIT OWNERSHIP

FLOW-THROUGH OF TAXABLE INCOME

    No federal income tax will be paid by the Partnership. Instead, each unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether corresponding cash distributions are received by such unitholder. Consequently, a unitholder may be allocated income from the Partnership even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending with or within the taxable year of the unitholder.

TREATMENT OF PARTNERSHIP DISTRIBUTIONS

    Distributions by the Partnership to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "--Disposition of Common Units" below. Any reduction in a unitholder's share of the Partnership's liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that unitholder. To the extent that Partnership distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "--Limitations on Deductibility of Partnership Losses".

    A decrease in a unitholder's percentage interest in the Partnership because of the issuance by the Partnership of additional common units will decrease such unitholder's share of nonrecourse liabilities of the Partnership, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if such distribution reduces the unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

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
RATIO OF TAXABLE INCOME TO DISTRIBUTIONS

    The Partnership estimates that a purchaser of common units in the offering who holds such common units from the date of the closing of the offering through December 31, 2002 will be allocated, on a cumulative basis, an amount of federal
taxable income for such period that will be approximately   % of the cash
distributed with respect to that period. The Partnership anticipates that after the taxable year ending December 31, 2002 the ratio of taxable income to cash distributions to the unitholders will increase. The foregoing estimates are based upon the assumption that gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond the control of the Partnership. Further, the estimates are based on current tax law and certain tax reporting positions that the Partnership intends to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentage could be higher or lower, and any such differences could be material and could materially affect the value of the common units.

BASIS OF COMMON UNITS

    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of the Partnership's nonrecourse liabilities. That basis will be increased by his share of Partnership income and by any increases in his share of Partnership nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from the Partnership, by the unitholder's share of Partnership losses, by any decrease in his share of Partnership nonrecourse liabilities and by his share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of Partnership debt which is recourse to the General Partner, but will have a share, generally based on his share of profits, of Partnership nonrecourse liabilities. See "--Disposition of Common Units--Recognition of Gain or Loss".

LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

    The deduction by a unitholder of his share of Partnership losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

    In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of Partnership nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person or can look only to units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases (other

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than tax basis increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

    The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by the Partnership will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a unitholder's income generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

    A unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

LIMITATIONS ON INTEREST DEDUCTIONS

    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (1) interest on indebtedness properly allocable to property held for investment, (2) the Partnership's interest expense attributed to portfolio income, and (3) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

           ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

    In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the unitholders in accordance with their respective percentage interests in the Partnership. At any time that distributions are made to the common units and not to the subordinated units, or that distributions made pursuant to the Incentive Distribution Rights are made to the General Partner, gross income will be allocated to the recipients to the extent of such distribution. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated first, to the General Partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement) and, second, to the General Partner.

    As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair

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
market value of property contributed to the Partnership by the General Partner ("Contributed Property"). The effect of these allocations to a unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to their fair market value at the time of contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

    Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

    Counsel is of the opinion that, except as described in "--Tax Treatment of Operations-- Section 754 Election" and "--Disposition of Common Units--Allocations Between Transferors and Transferees", allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a unitholder's distributive share of an item of income, gain, loss or deduction.

                          TAX TREATMENT OF OPERATIONS

ACCOUNTING METHOD AND TAXABLE YEAR

    The Partnership will use the year ending December 31 as its taxable year and will adopt the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending within or with the taxable year of the unitholder. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "--Disposition of Common Units--Allocations Between Transferors and Transferees".

INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

    The tax basis of the various assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. A portion of the Partnership assets will initially have an aggregate tax basis equal to the tax basis of those assets in the possession of TransCan Northern Ltd. immediately prior to the closing of the offering; the balance of the Partnership's assets will have an initial tax basis equal to their fair market value on the date of the closing of the offering. The federal income tax burden associated with the difference between the fair market value of property contributed by TransCan Northern Ltd. and the tax basis established for such property will be borne by

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the General Partner. See "--Allocation of Partnership Income, Gain, Loss and
Deduction".

    To the extent allowable, the Partnership may elect to use the depletion, depreciation and cost recovery methods that will result in the largest deductions in the early years of the Partnership. The Partnership generally will not be entitled to any amortization deductions with respect to any goodwill conveyed to the Partnership on formation. Property subsequently acquired or constructed by the Partnership may be depreciated using accelerated methods permitted by the Code.

    If the Partnership disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions as ordinary income upon a sale of his interest in the Partnership. See "--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss".

    Costs incurred in organizing the Partnership may be amortized over any period selected by the Partnership not shorter than 60 months. The costs incurred in promoting the issuance of units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under recently adopted regulations, the underwriting discounts and commissions would be treated as a syndication cost.

SECTION 754 ELECTION

    The Partnership intends to make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit the Partnership to adjust a common unit purchaser's (other than a common unit purchaser that purchases common units from the Partnership) tax basis in the Partnership's assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's tax basis in such assets ("common basis") and (2) his Section 743(b) adjustment to that basis.)

    Proposed Treasury regulations under Section 743 of the Code require, if the remedial allocation method is adopted (which the Partnership intends to do), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Nevertheless, the proposed regulations under Section 197 indicate that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although the proposed regulations under Section 743 will likely eliminate many of the problems if finalized in their current form, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the common basis in such properties. Pursuant to the Partnership Agreement, the Partnership is authorized to adopt a convention to preserve the uniformity of units even if such convention

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is not consistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed
Treasury Regulation Section 1.197-2(g)(3). See "--Uniformity of Units".

    Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the proposed regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3) (neither of which is expected to directly apply to a material portion of the Partnership's assets). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "--Uniformity of Units".

    The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment to goodwill not so allocated by the Partnership to the extent that, as an intangible asset, it would be amortizable over a longer period of time or under a less accelerated method than the tangible assets of the Partnership.

    A Section 754 election is advantageous if the transferee's tax basis in his units is higher than such units' share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such units is lower than such unit's share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or adversely by the election.

    The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Partnership's opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

ALTERNATIVE MINIMUM TAX

    Although it is not expected that the Partnership will generate significant tax preference items or adjustments, each unitholder will be required to take into account his distributive share of any items of

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Partnership income, gain, deduction or loss for purposes of the alternative minimum tax. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

    The federal income tax consequences of the ownership and disposition of units will depend in part on estimates by the Partnership of the relative fair market values, and determinations of the initial tax bases, of the assets of the Partnership. Although the Partnership may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by the Partnership. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

TREATMENT OF SHORT SALES

    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of ownership of those units. If so, he would no longer be a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

    - any Partnership income, gain, deduction or loss with respect to those units would not be reportable by the unitholder;

    - any cash distributions received by the unitholder with respect to those units would be fully taxable; and

    - all of such distributions would appear to be treated as ordinary income.

    Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "--Disposition of Common Units--Recognition of Gain or Loss".

                          DISPOSITION OF COMMON UNITS

RECOGNITION OF GAIN OR LOSS

    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Because the amount realized includes a unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from such sale.

    Prior Partnership distributions in excess of cumulative net taxable income in respect of a common unit which decreased a unitholder's tax basis in such common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in such common unit, even if the price is less than his original cost.

    Should the IRS successfully contest the convention used by the Partnership to amortize only a portion of the Section 743(b) adjustment (described under "--Tax Treatment of Operations--Section 754 Election") attributable to an amortizable Section 197 intangible after a sale by the General Partner of units, a unitholder could realize additional gain from the sale of units than had such convention

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been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other unitholders.

    Except as set forth below, gain or loss recognized by a unitholder (other than a "dealer" in units) on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized on the sale of units held for more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss (which will likely be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit and may be recognized even if there is a net taxable loss realized on the sale of the unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

    The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of common units, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the Partnership because, similar to corporate stock, interests in the Partnership are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the unitholders. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling.

    Certain provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or terminated at its fair market value) if the taxpayer or related persons enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

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ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

    In general, the Partnership's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

    The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the unitholder's interest), taxable income or losses of the Partnership might be reallocated among the unitholders. The Partnership is authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

    A unitholder who owns units at any time during a quarter and who disposes of such units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of Partnership income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

NOTIFICATION REQUIREMENTS

    A unitholder who sells or exchanges units is required to notify the Partnership in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

CONSTRUCTIVE TERMINATION

    The Partnership and the Intermediate Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. If the Partnership elects to be treated as a large partnership, it will not terminate by reason of the sale or exchange of interests in the Partnership. A termination of the Partnership will cause a termination of the Intermediate Partnership. A termination of the Partnership will result in the closing of the Partnership's taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Partnership's taxable year may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of Partnership deductions for depreciation. A termination could also result in penalties if the Partnership

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were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted prior to the termination.

ENTITY-LEVEL COLLECTIONS

    If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any General Partner or any former unitholder, the Partnership is authorized to pay those taxes from Partnership funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to current unitholders. The Partnership is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

                              UNIFORMITY OF UNITS

    Because the Partnership cannot match transferors and transferees of units, uniformity of the economic and tax characteristics of the units to a purchaser of such units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the Units. See "--Tax Treatment of Operations--
Section 754 Election".

    The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the Common Basis of which is not amortizable, consistent with the proposed regulations under Section 743 but despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3) (neither of which is expected to directly apply to a material portion of the Partnership's assets). See "--Tax Treatment of Operations--Section 754 Election". To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization convention under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation

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and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. See "--Disposition of Common Units--Recognition of Gain or Loss".

              TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

    Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

    A regulated investment partnership or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will include that type of income.

    Non-resident aliens and foreign corporations, trusts or estates which hold units will be considered to be engaged in business in the United States on account of ownership of units. As a consequence they will be required to file federal tax returns in respect of their share of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require the Partnership to change these procedures.

    Because a foreign corporation which owns units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's income and gain (as adjusted for changes in the foreign corporation's "United States net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a "qualified resident." In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Code.

    Under a ruling of the IRS a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of such unit to the extent that such gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a unit if that foreign unitholder has held less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded

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on an established securities market at the time of the disposition.

                             ADMINISTRATIVE MATTERS

PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

    The Partnership intends to furnish to each unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each unitholder's share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the Partnership will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Partnership cannot assure prospective unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units.

    The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

    Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner of the Partnership.

    The Tax Matters Partner will make certain elections on behalf of the Partnership and unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to Partnership items. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in the profits of the Partnership and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. However, if the Partnership elects to be treated as a large partnership, a partner will not have the right to participate in settlement conferences with the IRS or to seek a refund.

    A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. However, if the Partnership elects to be treated as a large partnership, its partners would be required to treat all Partnership items in a manner consistent with the Partnership return.

    If the Partnership elects to be treated as a large partnership, each partner would take into account separately his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities

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and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate. Moreover, miscellaneous itemized deductions would not be passed through to the partners and 30% of such deductions would be used at the partnership level.

    A number of other changes to the tax compliance and administrative rules relating to electing large partnerships have been made. One provision requires that each partner in an electing large partnership, such as the Partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Under prior law, adjustments relating to partnership items for a previous taxable year were taken into account by those persons who were partners in the previous taxable year. Alternatively, a partnership could elect to or, in some circumstances, could be required to directly pay the tax resulting from any such adjustments. In either case, therefore, unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of units. It is not expected that the Partnership will elect to have the large partnership provisions apply because of the cost of their application.

NOMINEE REPORTING

    Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (1) a person that is not a United States person,
(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (c) the amount and description of units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the units with the information furnished to the Partnership.

REGISTRATION AS A TAX SHELTER

    The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the General Partner, as a principal organizer of the Partnership, will register the Partnership as a tax shelter with the Secretary of the Treasury in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each such failure. The unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit

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
generated by the Partnership is claimed or income of the Partnership is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

ACCURACY-RELATED PENALTIES

    An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

    A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (1) with respect to which there is, or was, "substantial authority" or (2) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

    A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

                   STATE, LOCAL AND OTHER TAX CONSIDERATIONS

    In addition to federal income taxes, unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in the Partnership. The Partnership will own property or do business in Illinois, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota and Texas. Of those, only Texas and South Dakota do not currently impose a personal income tax. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld

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may be treated as if distributed to unitholders for purposes of determining the amounts distributed by the Partnership. See "--Disposition of Common Units--Entity-Level Collections". Based on current law and its estimate of future Partnership operations, the General Partner anticipates that any amounts required to be withheld will not be material.

    It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal, tax returns that may be required of such unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

            INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. See "Tax Considerations-- Uniformity of Units--Tax-Exempt Organizations and Certain Other Investors". The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

    Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

    In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partner also would be a fiduciary of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

    The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities--i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company"--i.e., it is primarily engaged in the

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production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

    Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                          VALIDITY OF THE COMMON UNITS

    The validity of the common units will be passed upon for the Partnership by the law firm of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Certain legal matters in connection with the common units offered hereby are being passed upon for the underwriters by Andrews & Kurth L.L.P., New York, New York, who also acts as regulatory counsel for Northern Border Pipeline with respect to certain FERC matters.

                                    EXPERTS

    The balance sheet of TC PipeLines, LP as of December 23, 1998 has been included in this prospectus and in the Registration Statement in reliance upon the report of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The balance sheet of TC PipeLines GP, Inc. as of December 23, 1998 has been included in this prospectus and in the Registration Statement in reliance upon the report of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The balance sheets of Northern Border Pipeline Company as of December 31, 1997, 1996 and 1995, and the related statements of income, changes in partners' capital and cash flows for the years then ended, included in this prospectus and in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    With respect to the unaudited balance sheet of Northern Border Pipeline Company as of September 30, 1998, the related statements of income and cash flows for the three-month and nine-month periods ended September 30, 1998 and 1997, and the related statements of changes in partners' capital for the three-month and nine-month periods ended September 30, 1998, included in this prospectus and in the Registration Statement, Arthur Andersen LLP has reported that they have applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                  UNDERWRITING

    The Partnership and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the common units being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of common units indicated in the following table. Goldman, Sachs & Co., Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and PaineWebber Incorporated are the representatives of the Underwriters.

                          Underwriters                               Number of Common Units
-----------------------------------------------------------------  --------------------------
Goldman, Sachs & Co..............................................
Salomon Smith Barney Inc.........................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................
Morgan Stanley & Co. Incorporated................................
PaineWebber Incorporated.........................................
                                                                           -----------
    Total........................................................           15,640,000
                                                                           -----------
                                                                           -----------

                               ------------------

    If the Underwriters sell more common units than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 2,346,000 common units from the Partnership to cover such sales. They may exercise that option for 30 days. If any common units are purchased pursuant to that option, the Underwriters will severally purchase common units in approximately the same proportion as set forth in the table above.

    The following tables show the per common unit and total underwriting discounts and commissions to be paid to the Underwriters by the Partnership. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional common units.

                            Paid by the Partnership

                              No Exercise   Full Exercise
                              ------------  -------------
Per common unit.............   $             $
Total.......................   $             $

    Common units sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the Underwriters to securities dealers may
be sold at a discount of up to $      per common unit from the initial public
offering price. Any such securities dealers may resell any common units purchased from the Underwriters to certain other brokers or dealers at a
discount of up to $      per common unit from the initial public offering price.
If all the common units are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    The Partnership, the Intermediate Partnership, the General Partner, TransCanada and certain of its affiliates and the officers and directors of the General Partner have agreed with the Underwriters not to dispose of or hedge any of their common units or subordinated units or securities convertible into or exchangeable for, or that represent the right to receive, common units or subordinated units or any securities that are senior to or pari passu with common units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives (other than the redemption of subordinated units in the event the overallotment option is exercised). See "Units Available for Future Sale" for a discussion of certain transfer restrictions.

    Prior to the offering, there has been no public market for the common units. The initial public offering price will be negotiated among the General Partner and the representatives. Among the factors to be considered in determining the initial public offering price of the common units, in addition to prevailing market conditions, will be Northern Border Pipeline's historical performance, the Partnership's pro forma historical performance, estimates of the business potential and earnings prospects of the Partnership, an assessment of the Partnership's management and the consideration of the above factors in relation to market valuation of companies in related businesses, including NBP.

    The common units will be listed on the New York Stock Exchange under the
symbol "      ". In order to meet one of the requirements for listing the common units on the NYSE, the Underwriters have undertaken to sell lots of 100 or more common units to a minimum of 2,000 beneficial holders.

    In connection with the offering, the Underwriters may purchase and sell common units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of common units than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common units while the offering is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common units. As a result, the price of the common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

    The Partnership estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3 million.

    Because the National Association for Securities Dealers, Inc. ("NASD") views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Accordingly, the representatives have informed the Partnership that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange. The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of common units offered.

    The Partnership, the Intermediate Partnership, the General Partner, TransCanada and certain of its affiliates have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

    Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, TransCanada and its subsidiaries in the ordinary course of business and have received customary fees for performing such services.

                                TC PIPELINES, LP
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
TC PipeLines, LP:

  Pro Forma Balance Sheet--September 30, 1998..............................................................        F-2
  Pro Forma Statements of Income--Nine Months Ended September 30, 1998 and Year Ended December 31, 1997....        F-3
  Notes to Pro Forma Financial Statements..................................................................        F-4
  Report of Independent Chartered Accountants..............................................................        F-6
  Balance Sheet--December 23, 1998.........................................................................        F-7
  Note to Balance Sheet....................................................................................        F-7

Northern Border Pipeline Company:

  Report of Independent Public Accountants dated January 22, 1997..........................................        F-8
  Balance Sheets--December 31, 1996 and 1995...............................................................        F-9
  Statements of Income--Years Ended December 31, 1996 and 1995.............................................       F-10
  Statements of Cash Flows--Years Ended December 31, 1996 and 1995.........................................       F-11
  Statements of Changes in Partners' Capital--Years Ended December 31, 1996 and 1995.......................       F-12
  Notes to Financial Statements............................................................................       F-13

  Report of Independent Public Accountants dated January 26, 1998..........................................       F-20
  Balance Sheets--December 31, 1997 and 1996...............................................................       F-21
  Statements of Income--Years Ended December 31, 1997 and 1996.............................................       F-22
  Statements of Cash Flows--Years Ended December 31, 1997 and 1996.........................................       F-23
  Statements of Changes in Partners' Capital--Years Ended December 31, 1997 and 1996.......................       F-24
  Notes to Financial Statements............................................................................       F-25

  Report of Independent Public Accountants dated October 13, 1998..........................................       F-32
  Balance Sheet--September 30, 1998........................................................................       F-33
  Statements of Income--Three Months Ended September 30, 1998 and 1997; Nine Months Ended September 30,
    1998 and 1997..........................................................................................       F-34
  Statements of Cash Flows--Three Months Ended September 30, 1998 and 1997; Nine Months Ended September 30,
    1998 and 1997..........................................................................................       F-35
  Statements of Changes in Partners' Capital--Three Months Ended September 30, 1998; Nine Months Ended
    September 30, 1998.....................................................................................       F-36
  Selected Notes to Financial Statements...................................................................       F-37

TC PipeLines GP, Inc. (General Partner):

  Report of Independent Chartered Accountants..............................................................       F-39
  Balance Sheet--December 23, 1998.........................................................................       F-40
  Note to Balance Sheet....................................................................................       F-40

                                TC PIPELINES, LP

                            PRO FORMA BALANCE SHEET

                               SEPTEMBER 30, 1998

                             (THOUSANDS OF DOLLARS)

                                                                                            PRO FORMA       PRO FORMA
                                                                        TC PIPELINES, LP   ADJUSTMENTS   TC PIPELINES, LP
                                                                        ----------------   -----------   ----------------
                                                                          (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
ASSETS

Cash..................................................................         --                  1(a)            1
                                                                                             282,156(e)
                                                                                            (282,156)(f)
Investment in Northern Border Pipeline................................         --            236,777(c)      236,777
                                                                              ---          -----------      --------
                                                                               --            236,778         236,778
                                                                              ---          -----------      --------
                                                                              ---          -----------      --------
LIABILITIES AND PARTNERS' CAPITAL
Long-Term Debt........................................................         --            134,770(c)      --
                                                                                            (134,770)(f)
Partners' Capital
    General Partner...................................................         --                  1(a)        4,737
                                                                                               4,736(c)
    Common Units......................................................         --             50,389(c)      185,159
                                                                                             282,156(e)
                                                                                            (147,386)(f)
    Subordinated Units................................................         --             46,882(c)       46,882
                                                                              ---          -----------      --------
                                                                               --            236,778         236,778
                                                                              ---          -----------      --------
                                                                               --            236,778         236,778
                                                                              ---          -----------      --------
                                                                              ---          -----------      --------

      The accompanying notes to the pro forma financial statements are an integral part of these statements.

                                TC PIPELINES, LP

                         PRO FORMA STATEMENTS OF INCOME

                (THOUSANDS OF DOLLARS, EXCEPT PER UNIT AMOUNTS)

                                                                                        YEAR ENDED DECEMBER 31, 1997
                                 NINE MONTHS ENDED SEPTEMBER 30, 1998         -------------------------------------------------
                            -----------------------------------------------                                        PRO FORMA
                                                PRO FORMA     PRO FORMA TC                          PRO FORMA    TC PIPELINES,
                            TC PIPELINES, LP   ADJUSTMENTS   PIPELINES, LP     TC PIPELINES, LP    ADJUSTMENTS         LP
                            ----------------   -----------   --------------   ------------------   -----------   --------------
                              (UNAUDITED)      (UNAUDITED)    (UNAUDITED)        (UNAUDITED)       (UNAUDITED)    (UNAUDITED)
Equity Income from
  Investment in Northern
  Border Pipeline.........       --              21,615(g)        21,615                 --          21,832(g)        21,832
General and Administrative
  Expenses................       --                (900)(h)         (900)                            (1,200)(h)       (1,200)
                            ----------------   -----------       -------                ---        -----------       -------
Net Income to Partners....       --              20,715           20,715                 --          20,632           20,632
                            ----------------   -----------       -------                ---        -----------       -------
                            ----------------   -----------       -------                ---        -----------       -------
Net Income Per Unit.......                                        $ 1.04(i)                                           $ 1.03(i)
                                                                 -------                                             -------
                                                                 -------                                             -------

      The accompanying notes to the pro forma financial statements are an integral part of these statements.

                                TC PIPELINES, LP

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                    SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                                  (UNAUDITED)

NOTE 1  BASIS OF PRESENTATION

    TC PipeLines, LP was formed on December 16, 1998 as a Delaware limited partnership. The accompanying unaudited pro forma financial information has been prepared by management in accordance with accounting principles generally accepted in the United States. The pro forma financial statements of TC PipeLines, LP have been prepared from information derived from the audited financial statements of TC PipeLines, LP and the audited and unaudited financial statements of Northern Border Pipeline Company ("Northern Border Pipeline") appearing elsewhere in this registration statement, and the assumptions outlined in Note 2 below. Northern Border Pipeline is currently owned by Northern Border Partners, L.P. (70%), TransCan Northern Ltd. (24%) and TransCanada Border PipeLine Ltd. (6%).

NOTE 2  PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

    The pro forma financial statements of TC PipeLines, LP have been prepared as if the transactions to be effected at the consummation of an offering (the "offering") as described in a prospectus (the "prospectus") included in this registration statement had been completed on September 30, 1998, in the case of the pro forma balance sheet and as of January 1,1997, in the case of the pro forma statements of income for the year ended December 31, 1997 and the nine months ended September 30, 1998. The financial statements are based on currently available information and certain estimates and assumptions, and therefore the actual financial statements will differ from the pro forma financial statements. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated in the prospectus and that the pro forma financial statements give appropriate effect to those assumptions.

    The unaudited pro forma financial statements have been presented in response to requirements of the United States Securities and Exchange Commission and do not purport to be indicative of the financial position and results of operations of TC PipeLines, LP as of such dates or for such periods, nor are they indicative of future results. The unaudited pro forma financial information should be read in conjunction with the historical audited financial statements and notes thereto of TC PipeLines, LP and Northern Border Pipeline.

    The significant assumptions are as follows.

    (a) Upon formation, cash amounting to $1,000 is deposited into the Partnership in exchange for an initial general partnership interest.

    (b) TransCan Northern Ltd. and TransCanada Border PipeLine Ltd., both of which are wholly-owned subsidiaries of TransCanada PipeLines Limited, will convey their combined 30% equity interest in Northern Border Pipeline to TC PipeLines, LP indirectly through a separate intermediate partnership (collectively, the "Partnership"). TC PipeLines GP, Inc. ("General Partner") will serve as the general partner of the Partnership.

    (c) The Partnership is in a position to exercise significant influence over Northern Border Pipeline and the investment is accounted for using the equity method of accounting. The pro forma investment balance as of September 30,1998 represents the combined carrying values of the investment in Northern Border Pipeline as reflected in the financial records of

                                TC PIPELINES, LP

                    SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                                  (UNAUDITED)

NOTE 2  PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (CONTINUED)
       TransCan Northern Ltd. and TransCanada Border PipeLine Ltd. as of that date. The balance also equates to 30% of the net assets of Northern Border Pipeline as of September 30, 1998.

        As contemplated in the offering, the investment in Northern Border Pipeline is conveyed to the Partnership in exchange for a number of common units (which will not be outstanding after the Transactions), 3,960,000 subordinated units, a 2% combined general partnership interest in the Partnership and the Intermediate Partnership, the right to receive incentive distributions, and the Partnership's assumption of approximately $135 million of indebtedness associated with the investment.

    (d) The underwriters' over-allotment option is not exercised.

    (e) Net proceeds to the Partnership from the sale of common units are expected to be approximately $282 million, after deducting underwriting discounts and commissions and expenses of the offering totaling $23 million.

    (f) The Partnership will use a portion of the proceeds to repay the approximately $135 million of assumed indebtedness. The remainder of the net proceeds will be used to redeem all of the common units issued to TransCan Northern Ltd. and TransCanada Border PipeLine Ltd.

    (g) Pro forma equity income represents 30% of the net income of Northern Border Pipeline.

    (h) Annual incremental general and administrative expenses of the Partnership are estimated to be $1.2 million.

    (i) The General Partner's allocation of net income is based on a 2% interest in the Partnership, which has been deducted before calculating net income per unit. The computation of net income per unit assumes that 15,640,000 common units and 3,960,000 subordinated units are outstanding at all times during the periods presented.

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Board of Directors of TC PipeLines GP, Inc., general partner of TC PipeLines, LP

    We have audited the accompanying balance sheet of TC PipeLines, LP (the "Partnership") as of December 23, 1998. This financial statement is the responsibility of the management of the Partnership's general partner, TC PipeLines GP, Inc. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TC PipeLines, LP as of December 23, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Calgary, Canada
December 23, 1998

                                TC PIPELINES, LP

                                 BALANCE SHEET

                               DECEMBER 23, 1998

ASSETS
  Cash.............................................................................  $      10
  Investment in TC PipeLines Intermediate Limited Partnership......................        990
                                                                                     ---------
                                                                                     $   1,000
                                                                                     ---------
                                                                                     ---------
PARTNERS' CAPITAL..................................................................  $   1,000
                                                                                     ---------
                                                                                     ---------

                             NOTE TO BALANCE SHEET

    TC PipeLines, LP (the "Partnership") was formed on December 16, 1998 as a Delaware limited partnership. The Partnership was formed to acquire a 30% interest in the assets of Northern Border Pipeline Company. In order to simplify the Partnership's obligations under the laws of selected jurisdictions in which the Partnership will conduct business, the Partnership's activities will be conducted through a separate intermediate partnership, TC PipeLines Intermediate Limited Partnership (the "Intermediate Partnership"). The assets and liabilities of the Partnership will be conveyed to and assumed by the Intermediate Partnership.

    The Partnership intends to offer 15,640,000 common units, representing limited partner interests in the Partnership, pursuant to a public offering and to concurrently issue 3,960,000 subordinated units, representing additional limited partner interests in the Partnership, to TransCan Northern Ltd., as well as an aggregate 2% general partner interest in the Partnership and the Intermediate Partnership, on a combined basis.

    TC PipeLines GP, Inc. as general partner contributed $10 and TransCan Northern Ltd. as the organizational limited partner, contributed $990 to the Partnership on December 23, 1998. The Partnership invested $990 in the Intermediate Partnership. There have been no other transactions involving the Partnership as of December 23, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management Committee of Northern Border Pipeline Company:

    We have audited the accompanying balance sheets of Northern Border Pipeline Company (a Texas partnership) as of December 31, 1996 and 1995, and the related statements of income, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Border Pipeline Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Omaha, Nebraska,
January 22, 1997

                        NORTHERN BORDER PIPELINE COMPANY

                                 BALANCE SHEETS

                             (THOUSANDS OF DOLLARS)

                                                                                     DECEMBER 31,    DECEMBER 31,
                                                                                         1996            1995
                                                                                    --------------  --------------
ASSETS
NATURAL GAS TRANSMISSION PLANT
  In service......................................................................      1,493,525       1,494,837
  Construction work in progress...................................................         19,591           5,056
                                                                                    --------------  --------------
    Total property, plant and equipment...........................................      1,513,116       1,499,893
  Less: Accumulated provision for depreciation and amortization...................        575,257         542,306
                                                                                    --------------  --------------
  Net property, plant and equipment...............................................        937,859         957,587
                                                                                    --------------  --------------
CURRENT ASSETS
  Cash and cash equivalents.......................................................          4,294          11,428
  Receivables.....................................................................         19,264          20,195
  Materials and supplies, at cost.................................................          3,847           4,065
                                                                                    --------------  --------------
    Total current assets..........................................................         27,405          35,688
                                                                                    --------------  --------------
DEFERRED CHARGES..................................................................          8,873          18,086
                                                                                    --------------  --------------
                                                                                          974,137       1,011,361
                                                                                    --------------  --------------
                                                                                    --------------  --------------
PARTNERS' CAPITAL AND LIABILITIES
PARTNERS' CAPITAL.................................................................        526,962         555,964
                                                                                    --------------  --------------
LONG-TERM DEBT, net of current maturities.........................................        360,000         395,000
                                                                                    --------------  --------------
CURRENT LIABILITIES
  Current maturities of long-term debt............................................         17,500          15,000
  Note payable....................................................................         10,000              --
  Accounts payable................................................................          2,846           1,173
  Accrued taxes other than income.................................................         20,968          19,903
  Accrued interest................................................................         10,353          10,516
  Over recovered cost of service..................................................          4,236           2,508
  Accumulated provision for billings subject to refund............................         12,227              --
                                                                                    --------------  --------------
    Total current liabilities.....................................................         78,130          49,100
                                                                                    --------------  --------------
RESERVES AND DEFERRED CREDITS.....................................................          9,045          11,297
                                                                                    --------------  --------------
                                                                                          974,137       1,011,361
                                                                                    --------------  --------------
                                                                                    --------------  --------------

  The accompanying notes to financial statements are an integral part of these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                              STATEMENTS OF INCOME

                             (THOUSANDS OF DOLLARS)

                                                                                                 FOR THE YEAR
                                                                                              ENDED DECEMBER 31,
                                                                                             --------------------
                                                                                               1996       1995
                                                                                             ---------  ---------
OPERATING REVENUES.........................................................................    201,943    206,497
                                                                                             ---------  ---------
OPERATING EXPENSES
  Operations and maintenance...............................................................     26,974     25,573
  Depreciation and amortization............................................................     46,979     47,081
  Taxes other than income..................................................................     24,390     23,886
                                                                                             ---------  ---------
    Operating expenses.....................................................................     98,343     96,540
                                                                                             ---------  ---------
OPERATING INCOME...........................................................................    103,600    109,957
                                                                                             ---------  ---------
INTEREST EXPENSE...........................................................................     33,117     35,205
                                                                                             ---------  ---------
OTHER INCOME (EXPENSE)
  Other income (expense), net..............................................................      2,964       (307)
  Allowance for equity funds used during construction......................................        396         90
                                                                                             ---------  ---------
    Other income (expense).................................................................      3,360       (217)
                                                                                             ---------  ---------
NET INCOME.................................................................................     73,843     74,535
                                                                                             ---------  ---------
                                                                                             ---------  ---------

  The accompanying notes to financial statements are an integral part of these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                            STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                                                                                FOR THE YEAR
                                                                                             ENDED DECEMBER 31,
                                                                                           ----------------------
                                                                                              1996        1995
                                                                                           ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income.............................................................................      73,843      74,535
                                                                                           ----------  ----------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization........................................................      47,010      47,083
    Amortization of debt expense.........................................................         924       1,066
    Allowance for equity funds used during construction..................................        (396)        (90)
    Provision for billings subject to refund.............................................      12,227          --
    Other reserves and deferred credits..................................................      (2,252)      5,714
    Changes in current assets and liabilities:
      Receivables........................................................................         931      (2,045)
      Materials and supplies.............................................................         218        (253)
      Accounts payable...................................................................       1,673        (252)
      Accrued taxes other than income....................................................       1,065        (295)
      Accrued interest...................................................................        (163)       (243)
      Over recovered cost of service.....................................................       1,728       2,209
                                                                                           ----------  ----------
        Total adjustments................................................................      62,965      52,894
                                                                                           ----------  ----------
        Net cash provided by operating activities........................................     136,808     127,429
                                                                                           ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment, net........................................     (18,597)     (8,310)
                                                                                           ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to Partners..............................................................    (102,845)    (98,517)
  Retirement of long-term debt...........................................................     (32,500)    (35,000)
  Borrowings on note payable.............................................................      10,000          --
                                                                                           ----------  ----------
  Net cash used in financing activities..................................................    (125,345)   (133,517)
                                                                                           ----------  ----------
NET CHANGE IN CASH AND CASH EQUIVALENTS..................................................      (7,134)    (14,398)
Cash and cash equivalents--beginning of year.............................................      11,428      25,826
                                                                                           ----------  ----------
Cash and cash equivalents--end of year...................................................       4,294      11,428
                                                                                           ----------  ----------
                                                                                           ----------  ----------

  The accompanying notes to financial statements are an integral part of these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                             (THOUSANDS OF DOLLARS)

                                                                                          NORTHERN
                                                                                           BORDER
                                                           TRANSCANADA                  INTERMEDIATE
                                                             BORDER        TRANSCAN       LIMITED
                                                          PIPELINE LTD.  NORTHERN LTD.  PARTNERSHIP     TOTAL
                                                          -------------  -------------  ------------  ----------
Balance, December 31, 1994..............................       92,792          81,193       405,961      579,946
Net income..............................................       11,925          10,435        52,175       74,535
Distributions...........................................      (15,763)        (13,793)      (68,961)     (98,517)
                                                          -------------  -------------  ------------  ----------
Balance, December 31, 1995..............................       88,954          77,835       389,175      555,964
Net income..............................................       11,237          10,916        51,690       73,843
Distributions...........................................      (13,936)        (16,917)      (71,992)    (102,845)
Ownership transfer......................................      (54,637)         54,637            --           --
                                                          -------------  -------------  ------------  ----------
Balance, December 31, 1996..............................       31,618         126,471       368,873      526,962
                                                          -------------  -------------  ------------  ----------
                                                          -------------  -------------  ------------  ----------

  The accompanying notes to financial statements are an integral part of these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND MANAGEMENT

    Northern Border Pipeline Company (Northern Border Pipeline) is a general partnership, formed March 9, 1978, pursuant to the Texas Uniform Partnership Act. The ownership percentages of the partners in Northern Border Pipeline (Partners) at December 31, 1996 and 1995, are as follows:

PARTNER                                                                                                 1996         1995
---------------------------------------------------------------------------------------------------     -----        -----
Northern Border Intermediate Limited Partnership...................................................          70           70
TransCanada Border PipeLine Ltd....................................................................           6           16
TransCan Northern Ltd..............................................................................          24           14

    The pipeline system owned by Northern Border Pipeline is a 969-mile natural gas transmission line extending from the United States-Canadian border near Port of Morgan, Montana, to a terminus near Harper, Iowa, where it interconnects with the system of Natural Gas Pipeline Company of America.

    Northern Border Pipeline is managed by a Management Committee that includes three representatives from Northern Border Intermediate Limited Partnership (Partnership) and one representative from TransCanada Border PipeLine Ltd. and TransCan Northern Ltd. (collectively TransCanada), both of which are wholly-owned subsidiaries of TransCanada PipeLines Limited. The Partnership's representatives selected by its general partners, Northern Plains Natural Gas Company (Northern Plains), a wholly-owned subsidiary of Enron Corp. (Enron), Pan Border Gas Company, a wholly-owned subsidiary of PanEnergy Corp. (PanEnergy), and Northwest Border Pipeline Company, a wholly-owned subsidiary of The Williams Companies, Inc., have 35%, 22.75% and 12.25%, respectively, of the voting interest on the Management Committee. The representative designated by TransCanada votes the remaining 30% interest. The day-to-day management of Northern Border Pipeline's affairs is the responsibility of Northern Plains (the Operator), as defined by the operating agreement between Northern Border Pipeline and Northern Plains. Northern Border Pipeline is charged for the salaries, benefits and expenses of the Operator. Substantially all of the operations and maintenance expenses are paid to the Operator and other Enron affiliates.

    Net income and distributions are allocated based on ownership percentage. Effective December 1, 1996, TransCan Northern Ltd. purchased a portion of the TransCanada Border Pipeline Ltd. equity ownership in Northern Border Pipeline. The net income and distributions are reflected in the capital account balances at their new ownership interests from that date forward.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Northern Border Pipeline is subject to regulation by the Federal Energy Regulatory Commission (FERC). Northern Border Pipeline's accounting policies conform to generally accepted accounting principles, as applied in the case of regulated entities.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        NORTHERN BORDER PIPELINE COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (A) PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION AND AMORTIZATION

    Property, plant and equipment is stated at original cost. Construction work in progress shown on the accompanying balance sheet includes approximately $16.8 million and $4.6 million at December 31, 1996 and 1995, respectively, of project-to-date expenditures on Northern Border Pipeline's proposed expansion and extension of its pipeline from its current terminus near Harper, Iowa to a point near Manhattan, Illinois (The Chicago Project) (see Note 5).

    Expenditures for maintenance and repairs are charged to operations in the period incurred. The provision for depreciation and amortization of the transmission line is an integral part of Northern Border Pipeline's FERC tariff and its levelized cost of service. The effective depreciation rate applied to Northern Border Pipeline's gross transmission plant in both 1996 and 1995 was 3.1% (see Note 5).

    Composite rates are applied to all other functional groups of property having similar economic characteristics. The original cost of property retired is charged to accumulated depreciation and amortization, net of salvage and cost of removal. No retirement gain or loss is included in income except in the case of extraordinary retirements or sales.

    (B) INCOME TAXES

    Income taxes are the responsibility of the Partners and are not reflected in these financial statements. However, the Northern Border Pipeline FERC tariff establishes the method of accounting for and calculating income taxes and requires Northern Border Pipeline to reflect in its cost of service the income taxes which would have been paid or accrued if Northern Border Pipeline were organized during the period as a corporation. As a result, for purposes of calculating the return allowed by the FERC, Partners' capital and rate base are reduced by the amount equivalent to the net accumulated deferred income taxes. Such amounts were $306.7 million and $322.7 million as of December 31, 1996 and 1995, respectively, and are primarily related to accelerated depreciation and other plant-related differences.

    (C) CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these investments.

    (D) REVENUE RECOGNITION

    Northern Border Pipeline bills the cost of service on an estimated basis for a six month cycle. Any net excess or deficiency resulting from the comparison of the cost of service determined for that period in accordance with the FERC tariff (incurred cost of service) to the estimated billing is accumulated, including carrying charges thereon and is either billed to or credited back to the shippers. Revenues reflect incurred cost of service. An amount equal to differences between billing estimates and the incurred cost of service, including carrying charges, is reflected in current assets or current liabilities.

                        NORTHERN BORDER PIPELINE COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (E) ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

    The allowance for funds used during construction (AFUDC) represents the estimated costs, during the period of construction, of funds used for construction purposes. Recognition of this allowance is appropriate because it constitutes an actual cost of construction. For regulated activities, Northern Border Pipeline is permitted to earn a return on and recover AFUDC through its inclusion in rate base and the provision for depreciation. The rate employed for the equity component of AFUDC is the equity rate of return stated in Northern Border Pipeline's FERC tariff.

    (F) RISK MANAGEMENT

    Financial instruments are used by Northern Border Pipeline in the management of its interest rate exposure. A control environment has been established which includes policies and procedures for risk assessment and the approval, reporting and monitoring of financial instrument activities. As a result, Northern Border Pipeline has entered into various interest rate swap agreements with major financial institutions which hedge interest rate risk by effectively converting certain of its floating rate debt to fixed rate debt. Northern Border Pipeline does not use these agreements for trading purposes. The cost or benefit of the interest rate swap agreements is recognized currently as a component of interest expense.

3. SHIPPER SERVICE AGREEMENTS

    Operating revenues are collected pursuant to the FERC tariff which directs that Northern Border Pipeline collect its cost of service through the firm transportation service agreements (firm service agreements). Northern Border Pipeline's FERC tariff provides an opportunity to recover all operations and maintenance costs of the pipeline, taxes other than income taxes, interest, depreciation and amortization, an allowance for income taxes and a regulated equity return. Billings for the firm service agreements are based on contracted volumes to determine the allocable share of cost of service and are not dependent on the volumes actually transported.

    Northern Border Pipeline has firm service agreements for various terms extending as long as October 2012. Based on existing contracts and capacity, Northern Border Pipeline has contracts for its entire firm capacity through October 2001. Northern Border Pipeline also has interruptible service contracts with numerous other shippers as a result of its self-implementing blanket transportation authority. Revenues received from the interruptible service contracts are credited to the cost of service reducing the billings for the firm service agreements.

    Northern Border Pipeline's largest shipper, Pan-Alberta Gas (U.S.) Inc. (PAG-US), is obligated for approximately 49.0% of the cost of service through its firm service agreements which expire in October 2001. Operating revenues from the PAG-US firm service agreements and interruptible service contracts for the years ended December 31, 1996 and 1995 were $101.7 million and $99.9 million, respectively. Northern Natural Gas Company, a wholly-owned subsidiary of Enron, and Panhandle Eastern Pipe Line Company, a wholly-owned subsidiary of PanEnergy, have executed financial guarantees representing 17.2% and 10.7%, respectively, of the total cost of service related to the contracted capacity of PAG-US. The remaining 21.1% of the cost of service obligation of PAG-US is supported by various credit support arrangements, including among others, a letter of credit, an escrow account and an upstream capacity transfer agreement.

                        NORTHERN BORDER PIPELINE COMPANY

3. SHIPPER SERVICE AGREEMENTS (CONTINUED)
    Shippers affiliated with the Partners of Northern Border Pipeline have firm service agreements representing approximately 10.4% of the cost of service through October 2001. These firm service agreements extend for various terms which range from October 2005 to December 2008. Operating revenues from the affiliated firm service agreements and interruptible service contracts for the years ended December 31, 1996 and 1995 were $22.7 million and $18.8 million, respectively.

4. CREDIT FACILITIES, SHORT-TERM BORROWINGS AND LONG-TERM DEBT

    In October 1996, Northern Border Pipeline entered into a one-year $50 million revolving credit agreement with a financial institution. The credit agreement permits Northern Border Pipeline to choose among various interest rate options, to specify the portion of the borrowings to be covered by specific interest rate options and to specify the interest rate period, subject to certain parameters. The interest rate options available under the credit agreement are based upon the London Interbank Offered Rate (LIBOR), certificate of deposit rates or other short-term interest rates. Compensating balances are not required, but Northern Border Pipeline is required to pay a commitment fee on unborrowed funds. In late December 1996, $10 million was borrowed under the credit agreement at an interest rate of 5.94% and is shown as a note payable in the accompanying balance sheet.

    Northern Border Pipeline has senior notes in the aggregate principal amount of $250 million at both December 31, 1996 and 1995, pursuant to note purchase agreements, which combined have an average fixed interest rate of 8.43%. Annual principal payments on the senior notes begin August 2000, with the final principal payment due August 2003.

    As of December 31, 1996 and 1995, Northern Border Pipeline had outstanding $127.5 million and $160 million, respectively, under an amended bank loan agreement. The amended bank loan agreement provides for fixed, semi-annual repayments and has a final maturity of December 31, 1999. The amended bank loan agreement permits Northern Border Pipeline to choose among various interest rate options, to specify the portion of the borrowings to be covered by specific interest rate options and to specify the interest rate period, subject to certain parameters. The interest rate options available to Northern Border Pipeline under the amended bank loan agreement are based upon LIBOR, CD Advances rate or U.S. prime rate.

    At both December 31, 1996 and 1995, Northern Border Pipeline had outstanding interest rate swap agreements with notional amounts of $90 million and $115 million, respectively. Under the agreements, which have a remaining average maturity of approximately three years as of December 31, 1996, Northern Border Pipeline makes payments to counterparties at fixed rates and in return receives payments at variable rates based on LIBOR. At both December 31, 1996 and 1995, Northern Border Pipeline was in a payable position relative to its counterparties. The average effective interest rate of Northern Border Pipeline's amended bank loan agreement, taking into consideration the interest rate swap agreements, was 7.32% and 7.39% at December 31, 1996 and 1995, respectively.

                        NORTHERN BORDER PIPELINE COMPANY

4. CREDIT FACILITIES, SHORT-TERM BORROWINGS AND LONG-TERM DEBT (CONTINUED)
    The average interest rates and interest paid, net of amounts capitalized, on the total outstanding debt, including the interest rate swap agreements, were as follows:

                                                                                                 1996       1995
                                                                                               ---------  ---------
Average interest rate during the year........................................................       8.37%      8.34%
Average interest rate at December 31.........................................................       8.21%      8.38%
Interest paid, net of amounts capitalized, during the year (in millions of dollars)..........  $    31.9  $    34.3

    Aggregate repayments of long-term debt required for the next five years are as follows: $17.5 million, $50 million, $60 million, $66 million and $41 million for 1997, 1998, 1999, 2000 and 2001, respectively.

    The credit agreement, senior notes and amended bank loan agreement restrict the incurrence of other indebtedness by Northern Border Pipeline and also place certain restrictions on distributions to the partners of Northern Border Pipeline. Under the most restrictive of the covenants, as of December 31, 1996 and 1995, respectively, $27 million and $29 million of Partners' capital of Northern Border Pipeline could be distributed.

    The following estimated fair values of financial instruments represent the amount at which each instrument could be exchanged in a current transaction between willing parties. Based on quoted market prices for similar issues with similar terms and remaining maturities, the estimated fair value of the senior notes was approximately $271 million and $282 million at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, the estimated fair value which would be payable to terminate the interest rate swap agreements, taking into account current interest rates, was approximately $4 million and $7 million, respectively. Northern Border Pipeline presently intends to maintain the current schedule of maturities for the senior notes and the interest rate swap agreements which will result in no gains or losses on their respective repayment. The carrying value of the credit agreement and the amended bank loan agreement approximates the fair value since the interest rates are periodically adjusted to current market conditions.

5. COMMITMENTS AND CONTINGENCIES

    REGULATORY PROCEEDINGS

    In November 1995, Northern Border Pipeline filed a rate case in compliance with its FERC tariff for the determination of its allowed equity rate of return. In December 1995, the FERC issued an order that permitted Northern Border Pipeline to begin collecting the requested increase in the equity rate of return effective June 1, 1996, subject to refund. Northern Border Pipeline filed for FERC approval of a Stipulation and Agreement (Stipulation) on October 15, 1996, to settle its rate case. On November 19, 1996, the Stipulation was certified by an Administrative Law Judge (ALJ) to the FERC for review and approval. In accordance with the terms of the Stipulation, Northern Border Pipeline's allowed equity rate of return would be reduced from a requested 14.25% to 12.75% for the period June 1, 1996 to October 1, 1996 and to 12% thereafter. Additionally, the Stipulation would reduce the depreciation rate applied to Northern Border Pipeline's gross transmission plant from 3.6% to 2.7% for the period June 1, 1996 to December 31, 1996, resulting in an average effective depreciation rate of 3.1% for the year ended December 31, 1996. Beginning January 1, 1997, the depreciation rate would be reduced to 2.5%. Northern Border Pipeline has reduced its

                        NORTHERN BORDER PIPELINE COMPANY

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) operating revenues by approximately $12.2 million for the year ended December 31, 1996, which includes $7.4 million attributable to the reduction in depreciation and amortization expense for 1996, to reflect the terms of the Stipulation. Northern Border Pipeline must receive FERC approval of the Stipulation before it can implement all of the filed for terms and any associated refunds. Northern Border Pipeline is unable to predict if or when the Stipulation will be approved as filed and thus actual results could differ from amounts recorded.

    In August 1996, the FERC issued an order which contained a preliminary determination favorable to Northern Border Pipeline's October 1995 amended application with the FERC for The Chicago Project. The preliminary determination found that The Chicago Project is required by the public convenience and necessity and authorizes the project facility costs to be included with existing facility costs in the determination of rates. The preliminary determination contemplates issuance of a final order by the FERC, subject to completion of the environmental review. In September 1996, Northern Border Pipeline filed an amendment to its October 1995 application to reflect limited facility modifications which among other things, reduced environmental impacts and project costs. In December 1996, the FERC issued a draft Environmental Impact Statement (EIS) which concluded The Chicago Project would have a limited adverse environmental impact and would be environmentally acceptable after adoption of certain recommended mitigation measures. Northern Border Pipeline's September 1996 application with the FERC for The Chicago Project facilities proposes construction and operation of 243 miles of pipeline, 147 miles of pipeline loop and a total of 228,500 compressor horsepower at eight compressor stations. The application also requests approval to remove from service 100,000 compressor horsepower at five existing compressor stations to be replaced with 175,000 compressor horsepower. The project is expected to cost, using certain construction cost escalation assumptions, approximately $837 million and, subject to timely regulatory approvals, be ready for service in November 1998. A final EIS and FERC order approving construction and operation of The Chicago Project is anticipated in 1997.

    In May 1996, the FERC granted rehearing of its May 1994 order on Northern Border Pipeline's methodology for recording in its books and reflecting in its rates amounts related to alternative minimum tax (AMT). The FERC Audit Staff (Staff), in December 1991 after an examination of Northern Border Pipeline's records for the period January 1, 1987 through December 31, 1989, took exception to Northern Border Pipeline's established method of accounting for AMT for ratemaking purposes. Northern Border Pipeline did not agree with the exception noted by the Staff and proceeded with a hearing before an ALJ who concluded Northern Border Pipeline had properly accounted for AMT. Ultimately, in the May 1996 order, the FERC accepted the ALJ's conclusions and vacated its May 1994 order which had held that the AMT component of Northern Border Pipeline's rate base should reflect the particular tax circumstances of each Northern Border Pipeline partner. There were no accounting adjustments or rate refunds required in resolution of this issue.

    In May 1996, the Staff issued its audit report on its examination of Northern Border Pipeline's records for the three year period subsequent to January 1, 1990. The audit report required Northern Border Pipeline to record certain adjustments to its accounts including the reclassification of $3.9 million of costs from utility plant in service to a regulatory asset. In accordance with Northern Border Pipeline's FERC tariff, the regulatory asset is includable in rate base, however Northern Border Pipeline must file with the FERC for the future recovery of this asset through amortization in cost of service. The adjustments made to Northern Border Pipeline's accounts as a result of the

                        NORTHERN BORDER PIPELINE COMPANY

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) audit report did not materially affect Northern Border Pipeline's financial position or results of operations.

    ENVIRONMENTAL MATTERS

    Northern Border Pipeline is not aware of any material contingent liabilities with respect to compliance with applicable environmental laws and regulations.

    OTHER

    Various legal actions which have arisen in the ordinary course of business are pending. Northern Border Pipeline believes that the resolution of these issues, including the FERC proceedings discussed above, will not have a material adverse impact on Northern Border Pipeline's results of operations or financial position.

6. CAPITAL EXPENDITURE PROGRAM

    Total capital expenditures for 1997 are estimated to be $210 million for The Chicago Project and $14 million for renewals and replacements for the existing facilities. Funds required to meet the 1997 capital expenditures are anticipated to be provided primarily from debt borrowings and equity contributions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management Committee of Northern Border Pipeline Company:

    We have audited the accompanying balance sheets of Northern Border Pipeline Company (a Texas partnership) as of December 31, 1997 and 1996, and the related statements of income, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Border Pipeline Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Omaha, Nebraska,
January 26, 1998

                        NORTHERN BORDER PIPELINE COMPANY

                                 BALANCE SHEETS

                             (THOUSANDS OF DOLLARS)

                                                                                     DECEMBER 31,    DECEMBER 31,
                                                                                         1997            1996
                                                                                    --------------  --------------
ASSETS
NATURAL GAS TRANSMISSION PLANT
  In service......................................................................      1,497,743       1,493,525
  Construction work in progress...................................................        211,378          19,591
                                                                                    --------------  --------------
    Total property, plant and equipment...........................................      1,709,121       1,513,116
  Less: Accumulated provision for depreciation and amortization...................        608,231         575,257
                                                                                    --------------  --------------
    Net property, plant and equipment.............................................      1,100,890         937,859
                                                                                    --------------  --------------
CURRENT ASSETS
  Cash and cash equivalents.......................................................         19,986           4,294
  Receivables.....................................................................         17,337          19,264
  Materials and supplies, at cost.................................................          3,677           3,847
                                                                                    --------------  --------------
    Total current assets..........................................................         41,000          27,405
                                                                                    --------------  --------------
DEFERRED CHARGES..................................................................          5,230           8,873
                                                                                    --------------  --------------
                                                                                        1,147,120         974,137
                                                                                    --------------  --------------
                                                                                    --------------  --------------
PARTNERS' CAPITAL AND LIABILITIES
PARTNERS' CAPITAL.................................................................        581,412         526,962
                                                                                    --------------  --------------
LONG-TERM DEBT, net of current maturities.........................................        459,000         360,000
                                                                                    --------------  --------------
CURRENT LIABILITIES
  Current maturities of long-term debt............................................             --          17,500
  Note payable....................................................................             --          10,000
  Accounts payable................................................................         61,618           2,846
  Accrued taxes other than income.................................................         20,294          20,968
  Accrued interest................................................................         10,367          10,353
  Over recovered cost of service..................................................          4,601           4,236
  Accumulated provision for rate refunds..........................................             --          12,227
                                                                                    --------------  --------------
    Total current liabilities.....................................................         96,880          78,130
                                                                                    --------------  --------------
RESERVES AND DEFERRED CREDITS.....................................................          9,828           9,045
                                                                                    --------------  --------------
                                                                                        1,147,120         974,137
                                                                                    --------------  --------------
                                                                                    --------------  --------------

  The accompanying notes to financial statements are an integral part of these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                              STATEMENTS OF INCOME

                             (THOUSANDS OF DOLLARS)

                                                                                              FOR THE YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997       1996
                                                                                             ---------  ---------
OPERATING REVENUES
  Operating revenues.......................................................................    226,019    214,103
  Provision for rate refunds...............................................................    (39,969)   (12,160)
                                                                                             ---------  ---------
    Operating revenues, net................................................................    186,050    201,943
                                                                                             ---------  ---------
OPERATING EXPENSES
  Operations and maintenance...............................................................     28,522     26,974
  Depreciation and amortization............................................................     38,708     46,979
  Taxes other than income..................................................................     22,393     24,390
                                                                                             ---------  ---------
    Operating expenses.....................................................................     89,623     98,343
                                                                                             ---------  ---------
OPERATING INCOME...........................................................................     96,427    103,600
                                                                                             ---------  ---------
INTEREST EXPENSE...........................................................................     33,020     33,117
                                                                                             ---------  ---------
OTHER INCOME
  Other income, net........................................................................      4,305      2,517
  Allowance for borrowed funds used during construction....................................      3,660        447
  Allowance for equity funds used during construction......................................      1,400        396
                                                                                             ---------  ---------
    Other income...........................................................................      9,365      3,360
                                                                                             ---------  ---------
NET INCOME.................................................................................     72,772     73,843
                                                                                             ---------  ---------
                                                                                             ---------  ---------

  The accompanying notes to financial statements are an integral part of these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                            STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                                                                             FOR THE YEAR ENDED
                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1997        1996
                                                                                           ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................................................      72,772      73,843
                                                                                           ----------  ----------
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization......................................................      38,715      47,010
      Amortization of debt expense.......................................................         296         924
      Allowance for equity funds used during construction................................      (1,400)       (396)
      Provision for rate refunds.........................................................      40,403      12,227
      Rate refunds paid..................................................................     (52,630)         --
      Other reserves and deferred credits................................................         783      (2,252)
      Changes in current assets and liabilities:
        Receivables......................................................................       1,927         931
        Materials and supplies...........................................................         170         218
        Accounts payable.................................................................      14,587       1,673
        Accrued taxes other than income..................................................        (674)      1,065
        Accrued interest.................................................................          14        (163)
        Over recovered cost of service...................................................         365       1,728
                                                                                           ----------  ----------
          Total adjustments..............................................................      42,556      62,965
                                                                                           ----------  ----------
          Net cash provided by operating activities......................................     115,328     136,808
                                                                                           ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment, net....................................    (152,070)    (18,597)
                                                                                           ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Contributions from Partners..........................................................      81,000          --
    Distributions to Partners............................................................     (99,322)   (102,845)
    Issuance of long-term debt...........................................................     209,000          --
    Retirement of long-term debt.........................................................    (127,500)    (32,500)
    (Repayment of) borrowings on note payable............................................     (10,000)     10,000
    Long-term debt issuance costs........................................................        (744)         --
                                                                                           ----------  ----------
      Net cash provided by (used in) financing activities................................      52,434    (125,345)
                                                                                           ----------  ----------
NET CHANGE IN CASH AND CASH EQUIVALENTS..................................................      15,692      (7,134)
Cash and cash equivalents--beginning of period...........................................       4,294      11,428
                                                                                           ----------  ----------
Cash and cash equivalents--end of period.................................................      19,986       4,294
                                                                                           ----------  ----------
                                                                                           ----------  ----------

  The accompanying notes to financial statements are an integral part of these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                             (THOUSANDS OF DOLLARS)

                                                                                      NORTHERN
                                                                                       BORDER
                                               TRANSCANADA                          INTERMEDIATE
                                                  BORDER           TRANSCAN           LIMITED
                                              PIPELINE LTD.      NORTHERN LTD.      PARTNERSHIP         TOTAL
                                           --------------------  -------------  --------------------  ----------
Balance, December 31, 1995...............           88,954             77,835           389,175          555,964
Net Income...............................           11,237             10,916            51,690           73,843
Distributions............................          (13,936)           (16,917)          (71,992)        (102,845)
Ownership transfer.......................          (54,637)            54,637                --               --
                                                   -------       -------------         --------       ----------
Balance, December 31, 1996...............           31,618            126,471           368,873          526,962
Net Income...............................            4,366             17,466            50,940           72,772
Contributions............................            4,860             19,440            56,700           81,000
Distributions............................           (5,959)           (23,838)          (69,525)         (99,322)
                                                   -------       -------------         --------       ----------
Balance, December 31, 1997...............           34,885            139,539           406,988          581,412
                                                   -------       -------------         --------       ----------
                                                   -------       -------------         --------       ----------

  The accompanying notes to financial statements are an integral part of these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND MANAGEMENT

    Northern Border Pipeline Company (Northern Border Pipeline) is a general partnership, formed March 9, 1978, pursuant to the Texas Uniform Partnership Act. The ownership percentages of the partners in Northern Border Pipeline (Partners) at both December 31, 1997 and 1996, are as follows:

                                                                                       OWNERSHIP
PARTNER                                                                               PERCENTAGE
---------------------------------------------------------------------------------  -----------------
Northern Border Intermediate Limited Partnership.................................             70
TransCan Northern Ltd............................................................             24
TransCanada Border PipeLine Ltd..................................................              6

    The pipeline system owned by Northern Border Pipeline is a 969-mile natural gas transmission line extending from the United States-Canadian border near Port of Morgan, Montana, to a terminus near Harper, Iowa, where it interconnects with the pipeline system of Natural Gas Pipeline Company of America (NGPL).

    Northern Border Pipeline is managed by a Management Committee that includes three representatives from Northern Border Intermediate Limited Partnership (Partnership) and one representative from TransCanada Border PipeLine Ltd. and TransCan Northern Ltd. (collectively TransCanada), both of which are wholly-owned subsidiaries of TransCanada PipeLines Limited. The Partnership's representatives selected by its general partners, Northern Plains Natural Gas Company (Northern Plains), a wholly-owned subsidiary of Enron Corp. (Enron), Pan Border Gas Company, a wholly-owned subsidiary of Duke Energy Corporation (Duke Energy), and Northwest Border Pipeline Company, a wholly-owned subsidiary of The Williams Companies, Inc., have 35%, 22.75% and 12.25%, respectively, of the voting interest on the Management Committee. The representative designated by TransCanada votes the remaining 30% interest. The day-to-day management of Northern Border Pipeline's affairs is the responsibility of Northern Plains (the Operator), as defined by the operating agreement between Northern Border Pipeline and Northern Plains. Northern Border Pipeline is charged for the salaries, benefits and expenses of the Operator. Substantially all of the operations and maintenance expenses are paid to the Operator and other Enron affiliates.

    Net income and distributions are allocated based on ownership percentage. Effective December 1, 1996, TransCan Northern Ltd. purchased a portion of the TransCanada Border PipeLine Ltd. equity ownership in Northern Border Pipeline. The net income and distributions are reflected in the capital account balances at their new ownership interests from that date forward.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Northern Border Pipeline is subject to regulation by the Federal Energy Regulatory Commission (FERC). Northern Border Pipeline's accounting policies conform to generally accepted accounting principles, as applied in the case of regulated entities.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        NORTHERN BORDER PIPELINE COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (A) PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION AND AMORTIZATION

    Property, plant and equipment is stated at original cost. Construction work in progress shown on the accompanying balance sheet includes approximately $197.9 million and $16.8 million at December 31, 1997 and 1996, respectively, of project-to-date costs on Northern Border Pipeline's expansion and extension of its pipeline from its current terminus near Harper, Iowa to a point near Manhattan, Illinois (The Chicago Project) (see Note 5). At December 31, 1997, approximately $44.2 million of project costs incurred but not paid for The Chicago Project were recorded in accounts payable and construction work in progress on the balance sheet and were excluded from the change in accounts payable and expenditures for property, plant and equipment, net on the statements of cash flows.

    Maintenance and repairs are charged to operations in the period incurred. The provision for depreciation and amortization of the transmission line is an integral part of Northern Border Pipeline's FERC tariff and its levelized cost of service. The effective depreciation rate applied to Northern Border Pipeline's gross transmission plant in 1997 and 1996 was 2.5% and 3.1%, respectively (see Note 5). Composite rates are applied to all other functional groups of property having similar economic characteristics.

    The original cost of property retired is charged to accumulated depreciation and amortization, net of salvage and cost of removal. No retirement gain or loss is included in income except in the case of extraordinary retirements or sales.

    (B) INCOME TAXES

    Income taxes are the responsibility of the Partners and are not reflected in these financial statements. However, the Northern Border Pipeline FERC tariff establishes the method of accounting for and calculating income taxes and requires Northern Border Pipeline to reflect in its cost of service the income taxes which would have been paid or accrued if Northern Border Pipeline were organized during the period as a corporation. As a result, for purposes of calculating the return allowed by the FERC, Partners' capital and rate base are reduced by the amount equivalent to the net accumulated deferred income taxes. Such amounts were $300.0 million and $306.7 million as of December 31, 1997 and 1996, respectively, and are primarily related to accelerated depreciation and other plant-related differences.

    (C) REVENUE RECOGNITION

    Northern Border Pipeline bills the cost of service on an estimated basis for a six month cycle. Any net excess or deficiency resulting from the comparison of the cost of service determined for that period in accordance with the FERC tariff (incurred cost of service) to the estimated billing is accumulated, including carrying charges thereon and is either billed to or credited back to the shippers. Revenues reflect incurred cost of service. An amount equal to differences between billing estimates and the incurred cost of service, including carrying charges, is reflected in current assets or current liabilities.

                        NORTHERN BORDER PIPELINE COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (D) ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

    The allowance for funds used during construction (AFUDC) represents the estimated costs, during the period of construction, of funds used for construction purposes. Recognition of this allowance is appropriate because it constitutes an actual cost of construction. For regulated activities, Northern Border Pipeline is permitted to earn a return on and recover AFUDC through its inclusion in rate base and the provision for depreciation. The rate employed for the equity component of AFUDC is the equity rate of return stated in Northern Border Pipeline's FERC tariff.

    (E) CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these investments.

    (F) RISK MANAGEMENT

    Financial instruments are used by Northern Border Pipeline in the management of its interest rate exposure. A control environment has been established which includes policies and procedures for risk assessment and the approval, reporting and monitoring of financial instrument activities. As a result, Northern Border Pipeline has entered into various interest rate swap agreements with major financial institutions which hedge interest rate risk by effectively converting certain of its floating rate debt to fixed rate debt. Northern Border Pipeline does not use these agreements for trading purposes. The cost or benefit of the interest rate swap agreements is recognized currently as a component of interest expense.

3. SHIPPER SERVICE AGREEMENTS

    Operating revenues are collected pursuant to the FERC tariff which directs that Northern Border Pipeline collect its cost of service through firm transportation service agreements (firm service agreements). Northern Border Pipeline's FERC tariff provides an opportunity to recover all operations and maintenance costs of the pipeline, taxes other than income taxes, interest, depreciation and amortization, an allowance for income taxes and a regulated equity return. Billings for the firm service agreements are based on contracted volumes to determine the allocable share of cost of service and are not dependent upon the percentage of available capacity actually used.

    Northern Border Pipeline's firm service agreements, including firm service agreements applicable to The Chicago Project, extend for various terms with termination dates that range from October 2001 to October 2013. Northern Border Pipeline also has interruptible service contracts with numerous other shippers as a result of its self-implementing blanket transportation authority. Revenues received from the interruptible service contracts are credited to the cost of service reducing the billings for the firm service agreements.

    At December 31, 1997, Northern Border Pipeline's largest shipper, Pan-Alberta Gas (U.S.) Inc. (PAGUS), was obligated for approximately 49.0% of the cost of service through its firm service agreements which expire in October 2001. Operating revenues from the PAGUS firm service agreements and interruptible service contracts for the years ended December 31, 1997 and 1996 were $86.8 million and $95.7 million, respectively. Northern Natural Gas Company (Northern), a wholly-

                        NORTHERN BORDER PIPELINE COMPANY

3. SHIPPER SERVICE AGREEMENTS (CONTINUED) owned subsidiary of Enron, and Panhandle Eastern Pipe Line Company (Panhandle), a wholly-owned subsidiary of Duke Energy, have executed financial guarantees representing 17.2% and 10.7%, respectively, of the total cost of service related to the contracted capacity of PAGUS. The remaining cost of service obligation of PAGUS is supported by various credit support arrangements, including among others, a letter of credit, an escrow account and an upstream capacity transfer agreement. After The Chicago Project is placed in service, PAGUS is obligated for approximately 29.9% of the cost of service and the financial guarantees related to the PAGUS contracted capacity by Northern and Panhandle will represent 10.5% and 6.5%, respectively, of the total cost of service.

    Shippers affiliated with the Partners of Northern Border Pipeline have firm service agreements representing approximately 12.6% of the cost of service at December 31, 1997. These firm service agreements extend for various terms with termination dates that range from October 2003 to December 2008. Operating revenues from the affiliated firm service agreements and interruptible service contracts for the years ended December 31, 1997 and 1996 were $20.2 million and $21.4 million, respectively.

4. CREDIT FACILITIES, SHORT-TERM BORROWINGS AND LONG-TERM DEBT

    Detailed information on short-term borrowings and long-term debt is as follows:

                                                                             DECEMBER 31,
                                                                         --------------------
(THOUSANDS OF DOLLARS)                                                     1997       1996
-----------------------------------------------------------------------  ---------  ---------
Senior notes--average 8.43% due from 2000 to 2003......................    250,000    250,000
1996 one-year revolving credit facility--average 5.95% and 5.94% in
  1997 and 1996, respectively..........................................         --     10,000
Pipeline Credit Agreement
  Five-year revolving credit facility..................................    127,500         --
  Three-year revolving credit facility.................................     81,500         --
Amended bank loan agreement due 1999...................................         --    127,500
                                                                         ---------  ---------
Total..................................................................    459,000    387,500
Less: Current maturities of long-term debt.............................         --     17,500
Amount classified as note payable......................................         --     10,000
                                                                         ---------  ---------
Long-term debt.........................................................    459,000    360,000
                                                                         ---------  ---------
                                                                         ---------  ---------

    In June 1997, Northern Border Pipeline entered into a credit agreement (Pipeline Credit Agreement) with certain financial institutions to borrow up to an aggregate principal amount of $750 million. The Pipeline Credit Agreement is comprised of a $200 million five-year revolving credit facility to be used for the retirement of Northern Border Pipeline's existing bank loan agreement and for general business purposes, and a $550 million three-year revolving credit facility to be used for the construction of The Chicago Project. The three-year revolving credit facility may be converted to a term loan maturing in June 2002 once The Chicago Project has been placed in service and certain other conditions are met. The Pipeline Credit Agreement permits Northern Border Pipeline to choose among various interest rate options, to specify the portion of the borrowings to be covered

                        NORTHERN BORDER PIPELINE COMPANY

4. CREDIT FACILITIES, SHORT-TERM BORROWINGS AND LONG-TERM DEBT (CONTINUED) by specific interest rate options and to specify the interest rate period, subject to certain parameters. Northern Border Pipeline is required to pay a facility fee on the aggregate principal amount of $750 million.

    At both December 31, 1997 and 1996, Northern Border Pipeline had outstanding interest rate swap agreements with notional amounts of $90 million. Under the agreements, which have a remaining average maturity of approximately two years as of December 31, 1997, Northern Border Pipeline makes payments to counterparties at fixed rates and in return receives payments at variable rates based on the London Interbank Offered Rate. At both December 31, 1997 and 1996, Northern Border Pipeline was in a payable position relative to its counterparties. The average effective interest rate of Northern Border Pipeline's variable rate debt, taking into consideration the interest rate swap agreements, was 7.09% and 7.32% at December 31, 1997 and 1996, respectively.

    Interest paid, net of amounts capitalized, during the years ended December 31, 1997 and 1996 was $29.0 million and $31.9 million, respectively.

    Aggregate required repayments of long-term debt are as follows: $148 million, $41 million and $206 million for 2000, 2001 and 2002, respectively. There are no required repayment obligations for 1998 and 1999.

    Certain of Northern Border Pipeline's long-term debt and credit arrangements contain requirements as to the maintenance of minimum partners' capital and debt to capitalization ratios which restrict the incurrence of other indebtedness by Northern Border Pipeline and also place certain restrictions on distributions to the partners of Northern Border Pipeline. Under the most restrictive of the covenants, as of December 31, 1997 and 1996, respectively, $81 million and $27 million of partners' capital of Northern Border Pipeline could be distributed.

    The following estimated fair values of financial instruments represent the amount at which each instrument could be exchanged in a current transaction between willing parties. Based on quoted market prices for similar issues with similar terms and remaining maturities, the estimated fair value of the senior notes was approximately $276 million and $271 million at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, the estimated fair value which would be payable to terminate the interest rate swap agreements, taking into account current interest rates, was approximately $3 million and $4 million, respectively. Northern Border Pipeline presently intends to maintain the current schedule of maturities for the senior notes and the interest rate swap agreements which will result in no gains or losses on their respective repayment. The carrying value of Northern Border Pipeline's variable rate debt approximates the fair value since the interest rates are periodically adjusted to current market conditions.

5. COMMITMENTS AND CONTINGENCIES

    REGULATORY PROCEEDINGS

    In January 1998, Northern Border Pipeline filed an application with the FERC to acquire the linepack gas required to operate the pipeline from the shippers and to provide the linepack gas in the future for its operations. The estimated value of the linepack gas, including the linepack gas attributable to the pipeline extension for The Chicago Project, is $12.5 million. Northern Border Pipeline has proposed that the cost of the linepack gas be included in its rate base.

                        NORTHERN BORDER PIPELINE COMPANY

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In August 1997, Northern Border Pipeline received FERC approval of the Stipulation and Agreement (Stipulation) filed on October 15, 1996 to settle its November 1995 rate case. Northern Border Pipeline filed the rate case, in compliance with its FERC tariff, for the determination of its allowed equity rate of return and was permitted, pursuant to a December 1995 FERC order, to begin collecting the requested increase in the equity rate of return effective June 1, 1996, subject to refund. In accordance with the terms of the Stipulation, Northern Border Pipeline's allowed equity rate of return was reduced from the requested 14.25% to 12.75% for the period June 1, 1996 to September 30, 1996 and to 12% thereafter. Additionally, the Stipulation reduced the effective depreciation rate applied to Northern Border Pipeline's gross transmission plant from 3.6% to 2.7% for the period June 1, 1996 to December 31, 1996, which resulted in an average effective depreciation rate of 3.1% for the year ended December 31, 1996. Beginning January 1, 1997, the depreciation rate was reduced to 2.5%. In October 1997, Northern Border Pipeline used a combination of cash on hand and borrowings on a revolving credit facility to pay refunds to its shippers of approximately $52.6 million.

    In August 1997, the FERC issued a certificate of public convenience and necessity authorizing Northern Border Pipeline to construct and operate facilities, as filed for in a September 1996 application with the FERC for The Chicago Project. Northern Border Pipeline has accepted the certificate and construction is proceeding. NGPL had filed in the United States Court of Appeals for the District of Columbia a petition for review of the August order issued by the FERC that has been dismissed. The Chicago Project pipeline facilities consist of 243 miles of pipeline and 147 miles of pipeline loop. Compression facilities for The Chicago Project involve the installation of 228,500 compressor horsepower at eight new compressor stations and upgrades at five existing compressor stations by the removal from service of units producing 100,000 compressor horsepower with the installation of replacement units producing 175,000 compressor horsepower. The project's estimated cost, as filed with the FERC, is approximately $839 million and it is expected to be ready for service in the fourth quarter of 1998.

    In May 1996, the FERC granted rehearing of its May 1994 order on Northern Border Pipeline's methodology for recording in its books and reflecting in its rates amounts related to alternative minimum tax (AMT). The FERC Audit Staff (Staff), in December 1991 after an examination of Northern Border Pipeline's records for the period January 1, 1987 through December 31, 1989, took exception to Northern Border Pipeline's established method of accounting for AMT for ratemaking purposes.

    Northern Border Pipeline did not agree with the exception noted by the Staff and proceeded with a hearing before an Administrative Law Judge (ALJ) who concluded Northern Border Pipeline had properly accounted for AMT. Ultimately, in the May 1996 order, the FERC accepted the ALJ's conclusions and vacated its May 1994 order which had held that the AMT component of Northern Border Pipeline's rate base should reflect the particular tax circumstances of each Northern Border Pipeline partner. There were no accounting adjustments or rate refunds required in resolution of this issue.

    In May 1996, the Staff issued its audit report on its examination of Northern Border Pipeline's records for the three year period subsequent to January 1, 1990. The audit report required Northern Border Pipeline to record certain adjustments to its accounts including the reclassification of $3.9 million of costs from utility plant in service to a regulatory asset. In accordance with Northern

                        NORTHERN BORDER PIPELINE COMPANY

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Border Pipeline's FERC tariff, the regulatory asset is includable in rate base, however, Northern Border Pipeline must file with the FERC for the future recovery of this asset through amortization in cost of service. The adjustments made to Northern Border Pipeline's accounts as a result of the audit report did not materially affect Northern Border Pipeline's financial position or results of operations.

    ENVIRONMENTAL MATTERS

    Northern Border Pipeline is not aware of any material contingent liabilities with respect to compliance with applicable environmental laws and regulations.

    OTHER

    Various legal actions that have arisen in the ordinary course of business are pending. Northern Border Pipeline believes that the resolution of these issues will not have a material adverse impact on Northern Border Pipeline's results of operations or financial position.

6. CAPITAL EXPENDITURE PROGRAM

    Total capital expenditures for 1998 are estimated to be $637 million for The Chicago Project and $8 million for renewals and replacements of the existing facilities. Capital expenditures for linepack gas, if the filing to acquire the linepack is approved by the FERC, would be approximately $12.5 million (see Note
5). Funds required to meet the 1998 capital expenditures are anticipated to be provided primarily from debt borrowings and capital contributions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management Committee of
Northern Border Pipeline Company:

    We have reviewed the accompanying balance sheet of Northern Border Pipeline Company (a Texas partnership) as of September 30,1998, the related statements of income and cash flows for the three-month and nine-month periods ended September 30, 1998 and 1997, and the related statements of changes in partners' capital for the three-month and nine-month periods ended September 30, 1998. These financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Omaha, Nebraska,
October 13, 1998

                        NORTHERN BORDER PIPELINE COMPANY

                                 BALANCE SHEET

                             (THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                                                                    SEPTEMBER 30,
                                                                                                         1998
                                                                                                    --------------
ASSETS
NATURAL GAS TRANSMISSION PLANT
  In service......................................................................................      1,538,092
  Construction work in progress...................................................................        649,167
                                                                                                    --------------
    Total property, plant and equipment...........................................................      2,187,259
  Less: Accumulated provision for depreciation and amortization...................................        584,397
                                                                                                    --------------
    Net property, plant and equipment.............................................................      1,602,862
                                                                                                    --------------
CURRENT ASSETS
  Cash and cash equivalents.......................................................................         19,952
  Receivables.....................................................................................         16,021
  Materials and supplies, at cost.................................................................          3,824
  Under recovered cost of service.................................................................          1,381
                                                                                                    --------------
    Total current assets..........................................................................         41,178
                                                                                                    --------------
DEFERRED CHARGES..................................................................................          9,764
                                                                                                    --------------
                                                                                                        1,653,804
                                                                                                    --------------
                                                                                                    --------------
PARTNERS' CAPITAL AND LIABILITIES
PARTNERS' CAPITAL.................................................................................        789,258
                                                                                                    --------------
LONG-TERM DEBT....................................................................................        724,000
                                                                                                    --------------
CURRENT LIABILITIES
  Accounts payable................................................................................        103,009
  Accrued taxes other than income.................................................................         21,449
  Accrued interest................................................................................          6,270
  Over recovered cost of service..................................................................             --
                                                                                                    --------------
    Total current liabilities.....................................................................        130,728
                                                                                                    --------------
RESERVES AND DEFERRED CREDITS.....................................................................          9,818
                                                                                                    --------------
                                                                                                        1,653,804
                                                                                                    --------------
                                                                                                    --------------

The accompanying report of independent public accountants and the selected notes to financial statements should be read in conjunction with these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                              STATEMENTS OF INCOME

                             (THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                                           FOR THE THREE          FOR THE NINE
                                                                            MONTHS ENDED          MONTHS ENDED
                                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                                        --------------------  --------------------
                                                                          1998       1997       1998       1997
                                                                        ---------  ---------  ---------  ---------
OPERATING REVENUES
  Operating revenues..................................................     49,121     46,586    145,476    180,338
  Provision for rate refunds..........................................         --        893         --    (39,969)
                                                                        ---------  ---------  ---------  ---------
    Operating revenues, net...........................................     49,121     47,479    145,476    140,369
                                                                        ---------  ---------  ---------  ---------
OPERATING EXPENSES
  Operations and maintenance..........................................      7,137      7,086     21,581     21,027
  Depreciation and amortization.......................................     10,272      9,737     30,060     28,988
  Taxes other than income.............................................      5,362      5,818     17,267     17,793
  Regulatory credit...................................................     (2,479)        --     (4,709)        --
                                                                        ---------  ---------  ---------  ---------
    Operating expenses................................................     20,292     22,641     64,199     67,808
                                                                        ---------  ---------  ---------  ---------
OPERATING INCOME......................................................     28,829     24,838     81,277     72,561
                                                                        ---------  ---------  ---------  ---------
INTEREST EXPENSE......................................................     11,742      8,324     30,422     24,162
                                                                        ---------  ---------  ---------  ---------
OTHER INCOME
  Allowance for funds used during construction
    Debt..............................................................      5,811      1,023     12,022      1,874
    Equity............................................................      3,408        369      7,921        801
  Other income (expenses), net........................................        639       (527)     1,253      2,280
                                                                        ---------  ---------  ---------  ---------
    Other income......................................................      9,858        865     21,196      4,955
                                                                        ---------  ---------  ---------  ---------
NET INCOME............................................................     26,945     17,379     72,051     53,354
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

The accompanying report of independent public accountants and the selected notes to financial statements should be read in conjunction with these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                            STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                                             FOR THE THREE          FOR THE NINE
                                                                              MONTHS ENDED          MONTHS ENDED
                                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                                          --------------------  --------------------
                                                                            1998       1997       1998       1997
                                                                          ---------  ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................................     26,945     17,379     72,051     53,354
                                                                          ---------  ---------  ---------  ---------
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.....................................     10,274      9,707     30,071     28,991
      Amortization of debt expense......................................         91         88        273        201
      Allowance for equity funds used during construction...............     (3,408)      (369)    (7,921)      (801)
      Provision for rate refunds........................................         --       (709)        --     40,403
      Regulatory credit.................................................     (2,549)        --     (4,807)        --
      Other reserves and deferred credits...............................        (40)       773        (10)       773
      Changes in current assets and liabilities:
        Receivables.....................................................       (385)     6,762      1,316      3,497
        Materials and supplies..........................................       (343)      (601)      (147)      (216)
        Accounts payable................................................       (397)     1,414      1,488       (376)
        Accrued taxes other than income.................................      3,085      4,683      1,155        381
        Accrued interest................................................     (4,255)    (4,320)    (4,097)    (5,430)
        Over/under recovered cost of service............................       (352)     1,988     (5,982)       827
                                                                          ---------  ---------  ---------  ---------
          Total adjustments.............................................      1,721     19,416     11,339     68,250
                                                                          ---------  ---------  ---------  ---------
          Net cash provided by operating activities.....................     28,666     36,795     83,390    121,604
                                                                          ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment, net...................   (185,284)   (36,776)  (484,219)   (69,773)
                                                                          ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions from Partners...........................................         --     40,000    197,000     40,000
  Distributions to Partners.............................................    (28,290)   (32,870)   (61,205)   (99,322)
  Issuance of long-term debt............................................    175,000         --    265,000    160,000
  Retirement of long-term debt..........................................         --         --         --   (127,500)
  Repayment of note payable.............................................         --         --         --    (10,000)
  Long-term debt issuance costs.........................................         --         (7)        --       (682)
                                                                          ---------  ---------  ---------  ---------
    Net cash provided by (used in) financing activities.................    146,710      7,123    400,795    (37,504)
                                                                          ---------  ---------  ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.................................     (9,908)     7,142        (34)    14,327
Cash and cash equivalents--beginning of period..........................     29,860     11,479     19,986      4,294
                                                                          ---------  ---------  ---------  ---------
Cash and cash equivalents--end of period................................     19,952     18,621     19,952     18,621
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest (net of amount capitalized)..................................     10,095     11,533     22,224     27,517
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

The accompanying report of independent public accountants and the selected notes to financial statements should be read in conjunction with these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                             (THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                                                            NORTHERN
                                                               TRANSCANADA                   BORDER
                                                                 BORDER       TRANSCAN    INTERMEDIATE
                                                                PIPELINE      NORTHERN      LIMITED
                                                                  LTD.          LTD.      PARTNERSHIP     TOTAL
                                                              -------------  -----------  ------------  ---------
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998
Balance, June 30, 1998......................................       47,436       189,745       553,422     790,603
Net income..................................................        1,617         6,467        18,861      26,945
Distributions...............................................       (1,698)       (6,790)      (19,802)    (28,290)
                                                              -------------  -----------  ------------  ---------
Balance, September 30, 1998.................................       47,355       189,422       552,481     789,258
                                                              -------------  -----------  ------------  ---------
                                                              -------------  -----------  ------------  ---------
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
Balance, December 31, 1997..................................       34,885       139,539       406,988     581,412
Net income..................................................        4,323        17,292        50,436      72,051
Contributions...............................................       11,820        47,280       137,900     197,000
Distributions...............................................       (3,673)      (14,689)      (42,843)    (61,205)
                                                              -------------  -----------  ------------  ---------
Balance, September 30, 1998.................................       47,355       189,422       552,481     789,258
                                                              -------------  -----------  ------------  ---------
                                                              -------------  -----------  ------------  ---------

The accompanying report of independent public accountants and the selected notes to financial statements should be read in conjunction with these statements.

                        NORTHERN BORDER PIPELINE COMPANY

                     SELECTED NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998

    1. Northern Border Pipeline Company (Northern Border Pipeline) is a general partnership and is subject to regulation by the Federal Energy Regulatory Commission (FERC). The financial statements included herein have been prepared by Northern Border Pipeline without audit in accordance with generally accepted accounting principles. Certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted, although Northern Border Pipeline believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the financial statements as of December 31, 1997, together with the report of independent public accountants thereon. In the opinion of management, these statements reflect all adjustments which are necessary for a fair statement of results for the interim periods.

    The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    2. Income taxes are the responsibility of the partners and are not reflected in these financial statements. However, the Northern Border Pipeline tariff establishes the method of accounting for and calculating income taxes and requires Northern Border Pipeline to reflect in its cost of service the income taxes which would have been paid or accrued if Northern Border Pipeline were organized during the period as a corporation. As a result, for purposes of calculating the return allowed by the FERC, partners' capital and rate base are reduced by the amount equivalent to the net accumulated deferred income taxes. Such amounts were $296.0 million and $300.0 million as of September 30,1998 and December 31, 1997, respectively, and are primarily related to accelerated depreciation and other plant-related differences.

    3. Construction work in progress shown on the accompanying balance sheets includes approximately $648.1 million and $197.9 million at September 30, 1998 and December 31, 1997, respectively, of project-to-date costs on Northern Border Pipeline's expansion and extension of its pipeline system from its current terminus near Harper, Iowa to a point near Manhattan, Illinois (The Chicago Project). At September 30, 1998 and December 31, 1997, respectively, approximately $84.1 million and $44.2 million of project costs incurred but not paid for The Chicago Project were recorded in accounts payable and construction work in progress on the balance sheet and were excluded from the change in accounts payable and expenditures for property, plant and equipment, net on the statements of cash flows. The project's budgeted cost, as filed with the FERC, is $839 million and it is expected to be ready for service in December 1998.

    4. In September 1998, Pan-Alberta Gas (U.S.) Inc. (PAGUS), Northern Border Pipeline's largest shipper, signed amendments to its transportation contracts covering 741 million cubic feet per day of capacity. The amendments extend the contracts for two years through October 2003.

    PAGUS became a related party to Northern Border Pipeline after the merger of NOVA Corporation and TransCanada PipeLines Limited (TransCanada) effective July 2, 1998. Two of Northern Border Pipeline's partners, TransCanada Border PipeLine Ltd. and TransCan Northern Ltd., are wholly-owned subsidiaries of TransCanada. At the time of the merger, the parent company of PAGUS was a subsidiary of NOVA Corporation. On August 6, 1998, Pan-Alberta Gas Ltd., the parent company of PAGUS, announced the pending sale of its business, once certain conditions are met.

                        NORTHERN BORDER PIPELINE COMPANY

                               SEPTEMBER 30, 1998

    5. During September 1998, Northern Border Pipeline executed anticipatory hedge transactions with an aggregate notional amount of $150 million to lock in the interest rate for a planned issuance of fixed rate debt during 1999. The average effective interest rate on the transactions, based on ten-year U.S. Treasury Notes, is 4.90%. At September 30, 1998, the estimated fair value which would be payable to terminate the anticipatory hedge transactions, taking into account current interest rates, was approximately $5 million.

    6. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133--"Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but may be implemented as of the beginning of any fiscal quarter after issuance. Adoption of the statement is not expected to have a material effect on Northern Border Pipeline's financial position or results of operation.

    7. Certain balances in the 1997 financial statements have been reclassified to be consistent with current presentation.

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Board of Directors of TC PipeLines GP, Inc.

    We have audited the accompanying balance sheet of TC PipeLines GP, Inc. as of December 23, 1998. This financial statement is the responsibility of the management of the company. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TC PipeLines GP, Inc. as of December 23, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Calgary, Canada
December 23, 1998

                             TC PIPELINES GP, INC.

                                 BALANCE SHEET

                               DECEMBER 23, 1998

ASSETS
  Cash.............................................................................  $     980
  Investment in TC PipeLines, LP...................................................         10
  Investment in TC PipeLines Intermediate Limited Partnership......................         10
                                                                                     ---------
                                                                                     $   1,000
                                                                                     ---------
                                                                                     ---------
SHARE CAPITAL......................................................................  $   1,000
                                                                                     ---------
                                                                                     ---------

                             NOTE TO BALANCE SHEET

    TC PipeLines GP, Inc. (the "General Partner") is a wholly-owned subsidiary of TransCan Northern Ltd. ("TransCan Northern"). TransCan Northern is a wholly-owned subsidiary of TransCanada PipeLines Limited. The General Partner was formed on December 16, 1998 as a Delaware corporation. The General Partner owns a 1.0% general partner interest in TC PipeLines, LP (the "Partnership") and a 1.0101% general partner interest in TC PipeLines Intermediate Limited Partnership (the "Intermediate Partnership").

    On December 23, 1998, the General Partner issued 1 common share to TransCan Northern, its sole shareholder for $1,000.

    The General Partner has invested $10 in the Partnership and $10 in the Intermediate Partnership. There have been no other transactions involving the General Partner as of December 23, 1998.

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                               TC PIPELINES, L.P.

                               TABLE OF CONTENTS

                                   ARTICLE I
                                  DEFINITIONS

Section 1.1    Definitions............................................................           1
Section 1.2    Construction...........................................................          16

                                            ARTICLE II
                                           ORGANIZATION
Section 2.1    Formation..............................................................          16
Section 2.2    Name...................................................................          16
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices...          16
Section 2.4    Purpose and Business...................................................          17
Section 2.5    Powers.................................................................          17
Section 2.6    Power of Attorney......................................................          17
Section 2.7    Term...................................................................          18
Section 2.8    Title to Partnership Assets............................................          18

                                            ARTICLE III
                                    RIGHTS OF LIMITED PARTNERS

Section 3.1    Limitation of Liability................................................          19
Section 3.2    Management of Business.................................................          19
Section 3.3    Outside Activities of the Limited Partners.............................          19
Section 3.4    Rights of Limited Partners.............................................          19

                                            ARTICLE IV
                       CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
                          INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1    Certificates...........................................................          20
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates......................          21
Section 4.3    Record Holders.........................................................          21
Section 4.4    Transfer Generally.....................................................          22
Section 4.5    Registration and Transfer of Limited Partner Interests.................          22
Section 4.6    Transfer of the General Partner's General Partner Interest.............          23
Section 4.7    Transfer of Incentive Distribution Rights..............................          23
Section 4.8    Restrictions on Transfers..............................................          24
Section 4.9    Citizenship Certificates; Non-citizen Assignees........................          24
Section 4.10   Redemption of Partnership Interests of Non-citizen Assignees...........          25

                                             ARTICLE V
                    CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1    Organizational Contributions...........................................          26
Section 5.2    Contributions by the General Partner and its Affiliates................          26
Section 5.3    Contributions by Initial Limited Partners and Reimbursement of the
               General Partner........................................................          27
Section 5.4    Interest and Withdrawal................................................          27
Section 5.5    Capital Accounts.......................................................          27
Section 5.6    Issuances of Additional Partnership Securities.........................          30
Section 5.7    Limitations on Issuance of Additional Partnership Securities...........          31
Section 5.8    Conversion of Subordinated Units.......................................          32
Section 5.9    Limited Preemptive Right...............................................          33

Section 5.10   Splits and Combination.................................................          33
Section 5.11   Fully Paid and Non-Assessable Nature of Limited Partner Interests......          34

                                            ARTICLE VI
                                   ALLOCATIONS AND DISTRIBUTIONS

Section 6.1    Allocations for Capital Account Purposes...............................          35
Section 6.2    Allocations for Tax Purposes...........................................          40
Section 6.3    Requirement and Characterization of Distributions; Distributions to
               Record Holders.........................................................          42
Section 6.4    Distributions of Available Cash from Operating Surplus.................          43
Section 6.5    Distributions of Available Cash from Capital Surplus...................          44
Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution
               Levels.................................................................          44
Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.......          45
Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution
               Rights.................................................................          45
Section 6.9    Entity-Level Taxation..................................................          46

                                            ARTICLE VII
                               MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1    Management.............................................................          46
Section 7.2    Certificate of Limited Partnership.....................................          48
Section 7.3    Restrictions on General Partner's Authority............................          48
Section 7.4    Reimbursement of the General Partner...................................          49
Section 7.5    Outside Activities.....................................................          50
Section 7.6    Loans from the General Partner; Loans or Contributions from the
               Partnership; Contracts with Affiliates; Certain Restrictions on the
               General Partner........................................................          51
Section 7.7    Indemnification........................................................          52
Section 7.8    Liability of Indemnitees...............................................          53
Section 7.9    Resolution of Conflicts of Interest....................................          54
Section 7.10   Other Matters Concerning the General Partner...........................          55
Section 7.11   Purchase or Sale of Partnership Securities.............................          56
Section 7.12   Registration Rights of the General Partner and its Affiliates..........          56
Section 7.13   Reliance by Third Parties..............................................          58

                                           ARTICLE VIII
                              BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting.................................................          58
Section 8.2    Fiscal Year............................................................          59
Section 8.3    Reports................................................................          59

                                            ARTICLE IX
                                            TAX MATTERS

Section 9.1    Tax Returns and Information............................................          59
Section 9.2    Tax Elections..........................................................          59
Section 9.3    Tax Controversies......................................................          60
Section 9.4    Withholding............................................................          60

                                             ARTICLE X
                                       ADMISSION OF PARTNERS

Section 10.1   Admission of Initial Limited Partners..................................          60
Section 10.2   Admission of Substituted Limited Partner...............................          60

Section 10.3   Admission of Successor General Partner.................................          61
Section 10.4   Admission of Additional Limited Partners...............................          61
Section 10.5   Amendment of Agreement and Certificate of Limited Partnership..........          61

                                            ARTICLE XI
                                 WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1   Withdrawal of the General Partner......................................          62
Section 11.2   Removal of the General Partner.........................................          63
Section 11.3   Interest of Departing Partner and Successor General Partner............          63
Section 11.4   Termination of Subordination Period, Conversion of Subordinated Units
               and Extinguishment of Cumulative Common Unit Arrearages................          65
Section 11.5   Withdrawal of Limited Partners.........................................          65

                                            ARTICLE XII
                                    DISSOLUTION AND LIQUIDATION

Section 12.1   Dissolution............................................................          65
Section 12.2   Continuation of the Business of the Partnership After Dissolution......          65
Section 12.3   Liquidator.............................................................          66
Section 12.4   Liquidation............................................................          66
Section 12.5   Cancellation of Certificate of Limited Partnership.....................          67
Section 12.6   Return of Contributions................................................          67
Section 12.7   Waiver of Partition....................................................          67
Section 12.8   Capital Account Restoration............................................          67

                                           ARTICLE XIII
                     AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1   Amendment to be Adopted Solely by the General Partner..................          68
Section 13.2   Amendment Procedures...................................................          69
Section 13.3   Amendment Requirements.................................................          69
Section 13.4   Special Meetings.......................................................          70
Section 13.5   Notice of a Meeting....................................................          70
Section 13.6   Record Date............................................................          70
Section 13.7   Adjournment............................................................          70
Section 13.8   Waiver of Notice; Approval of Meeting; Approval of Minutes.............          71
Section 13.9   Quorum.................................................................          71
Section 13.10  Conduct of a Meeting...................................................          71
Section 13.11  Action Without a Meeting...............................................          72
Section 13.12  Voting and Other Rights................................................          72

                                            ARTICLE XIV
                                              MERGER
Section 14.1   Authority..............................................................          73
Section 14.2   Procedure for Merger or Consolidation..................................          73
Section 14.3   Approval by Limited Partners of Merger or Consolidatio.................          74
Section 14.4   Certificate of Merger..................................................          74
Section 14.5   Effect of Merger.......................................................          74

                                            ARTICLE XV
                            RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1   Right to Acquire Limited Partner Interests.............................          76

                                            ARTICLE XVI
                                        GENERAL PROVISIONS

Section 16.1   Addresses and Notices..................................................          77
Section 16.2   Further Action.........................................................          78
Section 16.3   Binding Effect.........................................................          78
Section 16.4   Integration............................................................          78
Section 16.5   Creditors..............................................................          78
Section 16.6   Waiver.................................................................          78
Section 16.7   Counterparts...........................................................          78
Section 16.8   Applicable Law.........................................................          78
Section 16.9   Invalidity of Provisions...............................................          78
Section 16.10  Consent of Partners....................................................          78

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                              OF TC PIPELINES, LP

    THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TC PIPELINES,
LP dated as of              , 1999, is entered into by and among TC PipeLines
GP, Inc., a Delaware corporation, as the General Partner, and TransCan Northern Ltd., a Delaware corporation, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

Section 1.1 DEFINITIONS.

    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

    "ACQUISITION" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

    "ADDITIONAL BOOK BASIS" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

     (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

    (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

    "ADDITIONAL BOOK BASIS DERIVATIVE ITEMS" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "EXCESS ADDITIONAL BOOK BASIS"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

    "ADDITIONAL LIMITED PARTNER" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

    "ADJUSTED CAPITAL ACCOUNT" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "ADJUSTED CAPITAL ACCOUNT" of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest was first issued.

    "ADJUSTED OPERATING SURPLUS" means, with respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in Working Capital Borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in Working Capital Borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

    "ADJUSTED PROPERTY" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

    "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "CONTROL" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

    "AGGREGATE REMAINING NET POSITIVE ADJUSTMENTS" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

    "AGREED ALLOCATION" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of
Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "AGREED ALLOCATION" is used).

    "AGREED VALUE" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

    "AGREEMENT" means this Agreement of Limited Partnership of TC PipeLines, LP, as it may be amended, supplemented or restated from time to time.

    "ASSIGNEE" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

    "ASSOCIATE" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

    "AVAILABLE CASH" means, with respect to any Quarter ending prior to the Liquidation Date,

    (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

    (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to
       (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

    Notwithstanding the foregoing, "AVAILABLE CASH" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

    "BOOK BASIS DERIVATIVE ITEMS" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

    "BOOK-DOWN EVENT" means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

    "BOOK-TAX DISPARITY" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section
5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

    "BOOK-UP EVENT" means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

    "BUSINESS DAY" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America, the State of New York, Canada or the Province of Alberta shall not be regarded as a Business Day.

    "CAPITAL ACCOUNT" means the capital account maintained for a Partner pursuant to Section 5.5. The "CAPITAL ACCOUNT" of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

    "CAPITAL CONTRIBUTION" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution and Conveyance Agreement.

    "CAPITAL IMPROVEMENT" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, pipeline systems, terminalling and storage facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

    "CAPITAL SURPLUS" has the meaning assigned to such term in Section 6.3(a).

    "CARRYING VALUE" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

    "CAUSE" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

    "CERTIFICATE" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

    "CERTIFICATE OF LIMITED PARTNERSHIP" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

    "CITIZENSHIP CERTIFICATION" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

    "CLAIM" has the meaning assigned to such term in Section 7.12(c).

    "CLOSING DATE" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

    "CLOSING PRICE" has the meaning assigned to such term in Section 15.1(a).

    "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

    "COMBINED INTEREST" has the meaning assigned to such term in Section
11.3(a).

    "COMMISSION" means the United States Securities and Exchange Commission.

    "COMMON UNIT" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partner (exclusive of its interest as a holder of the General Partner Interest and Incentive Distribution Rights) and having the rights and obligations specified with respect to Common Units in this Agreement. The term "COMMON UNIT" does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

    "COMMON UNIT ARREARAGE" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

    "CONFLICTS COMMITTEE" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither security holders, officers nor employees of the General Partner nor officers, directors or employees of any Affiliate of the General Partner.

    "CONTRIBUTED PROPERTY" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to a new partnership on termination of the Partnership pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

    "CONTRIBUTION AND CONVEYANCE AGREEMENT" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Intermediate Partnership, TransCan Northern, TransCanada Border Pipeline Ltd. and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

    "CUMULATIVE COMMON UNIT ARREARAGE" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

    "CURATIVE ALLOCATION" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

    "CURRENT MARKET PRICE" has the meaning assigned to such term in Section 15.1(a).

    "DELAWARE ACT" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

    "DEPARTING PARTNER" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

    "DEPOSITARY" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

    "ECONOMIC RISK OF LOSS" has the meaning set forth in Treasury Regulation
Section 1.752-2(a).

    "ELIGIBLE CITIZEN" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

    "EVENT OF WITHDRAWAL" has the meaning assigned to such term in Section 11.1(a).

    "FINAL SUBORDINATED UNITS" has the meaning assigned to such term in Section 6.1(d)(x).

    "FIRST LIQUIDATION TARGET AMOUNT" has the meaning assigned to such term in
Section 6.1(c)(i)(D).

    "FIRST TARGET DISTRIBUTION" means $      per Unit per Quarter (or, with
respect to the period commencing on the Closing Date and ending on
             , 1999, it means the product of $      multiplied by a fraction of
which the numerator is the number of days in such period, and of which the denominator is 91), subject to adjustment in accordance with Sections 6.6 and 6.9.

    "GENERAL PARTNER" means TC PipeLines GP, Inc., a Delaware corporation, and its successors and permitted assigns as general partner of the Partnership.

    "GENERAL PARTNER INTEREST" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

    "GROUP" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

    "GROUP MEMBER" means a member of the Partnership Group.

    "HOLDER" as used in Section 7.12, has the meaning assigned to such term in
Section 7.12(a).

    "INCENTIVE DISTRIBUTION RIGHT" means a non-voting Limited Partner Interest initially held by the General Partner, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

    "INCENTIVE DISTRIBUTIONS" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v),
(vi) and (vii) and 6.4(b)(iii), (iv) and (v).

    "INDEMNIFIED PERSONS" has the meaning assigned to such term in Section 7.12(c).

    "INDEMNITEE" means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

    "INITIAL COMMON UNITS" means the Common Units sold in the Initial Offering.

    "INITIAL LIMITED PARTNERS" means the General Partner (with respect to the Common Units, Subordinated Units and the Incentive Distribution Rights received by it pursuant to Section 5.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

    "INITIAL OFFERING" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

    "INITIAL UNIT PRICE" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

    "INTERIM CAPITAL TRANSACTIONS" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (other than the Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

    "INTERMEDIATE PARTNERSHIP" means TC PipeLines Intermediate Limited Partnership, a Delaware limited partnership, and any successors thereto.

    "INTERMEDIATE PARTNERSHIP AGREEMENT" means the Agreement of Limited Partnership of TC PipeLines Intermediate Limited Partnership, as it may be amended, supplemented or restated from time to time.

    "ISSUE PRICE" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

    "LIMITED PARTNER" means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX and Sections 12.3 and 12.4, each Assignee; provided, however, that when the term "LIMITED PARTNER" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

    "LIMITED PARTNER INTEREST" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "LIMITED PARTNER INTEREST" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

    "LIQUIDATION DATE" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

    "LIQUIDATOR" means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

    "MERGER AGREEMENT" has the meaning assigned to such term in Section 14.1.

    "MINIMUM QUARTERLY DISTRIBUTION" means $0. per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on
             , 1999, it means the product of $0. multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Sections 6.6 and 6.9.

    "NATIONAL SECURITIES EXCHANGE" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

    "NET AGREED VALUE" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

    "NET INCOME" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

    "NET LOSS" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

    "NET POSITIVE ADJUSTMENTS" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

    "NET TERMINATION GAIN" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

    "NET TERMINATION LOSS" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

    "NON-CITIZEN ASSIGNEE" means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

    "NONRECOURSE BUILT-IN GAIN" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

    "NONRECOURSE DEDUCTIONS" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

    "NONRECOURSE LIABILITY" has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).

    "NORTHERN BORDER PIPELINE" means Northern Border Pipeline Company, a Texas general partnership.

    "NOTICE OF ELECTION TO PURCHASE" has the meaning assigned to such term in
Section 15.1(b).

    "OPERATING EXPENDITURES" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal of and premium on indebtedness shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or
       (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

    (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

    "OPERATING SURPLUS" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

    (a) the sum of (i) $ million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

    (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

    Notwithstanding the foregoing, "OPERATING SURPLUS" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

    "OPINION OF COUNSEL" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

    "ORGANIZATIONAL LIMITED PARTNER" means TransCan Northern in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

    "OUTSTANDING" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates or (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

    "OVER-ALLOTMENT OPTION" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

    "PARITY UNITS" means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

    "PARTNER NONRECOURSE DEBT" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4).

    "PARTNER NONRECOURSE DEBT MINIMUM GAIN" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

    "PARTNER NONRECOURSE DEDUCTIONS" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

    "PARTNERS" means the General Partner and the Limited Partners.

    "PARTNERSHIP" means TC PipeLines, LP, a Delaware limited partnership, and any successors thereto.

    "PARTNERSHIP GROUP" means the Partnership, the Intermediate Partnership and any Subsidiary of any such entity, treated as a single consolidated entity.

    "PARTNERSHIP INTEREST" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

    "PARTNERSHIP MINIMUM GAIN" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

    "PARTNERSHIP SECURITY" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units and Incentive Distribution Rights.

    "PERCENTAGE INTEREST" means as of any date of determination (a) as to the General Partner (with respect to its General Partner Interest), an aggregate 1.0%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 99% less the percentage applicable to paragraph (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

    "PERSON" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

    "PER UNIT CAPITAL AMOUNT" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

    "PRO RATA" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number of Incentive Distribution Rights held by each such holder.

    "PURCHASE DATE" means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

    "QUARTER" means, unless the context requires otherwise, a fiscal quarter of the Partnership.

    "RECAPTURE INCOME" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the
Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

    "RECORD DATE" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

    "RECORD HOLDER" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

    "REDEEMABLE INTERESTS" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to
Section 4.10.

    "REGISTRATION STATEMENT" means the Registration Statement on Form S-1
(Registration No. 333-             ) as it has been or as it may be amended or
supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

    "REMAINING NET POSITIVE ADJUSTMENTS" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative

Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

    "REQUIRED ALLOCATIONS" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

    "RESIDUAL GAIN" or "RESIDUAL LOSS" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

    "SECOND LIQUIDATION TARGET AMOUNT" has the meaning assigned to such term in
Section 6.1(c)(i)(E).

    "SECOND TARGET DISTRIBUTION" means $0. per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on March 31, 1999, it means the product of $0. multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Sections 6.6 and 6.9.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

    "SHARE OF ADDITIONAL BOOK BASIS DERIVATIVE ITEMS" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period,
(i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

    "SPECIAL APPROVAL" means approval by a majority of the members of the Conflicts Committee.

    "SUBORDINATED UNIT" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (other than of holders of the Incentive Distribution Rights) and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "SUBORDINATED UNIT" as used herein does not include a Common Unit.

    "SUBORDINATION PERIOD" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

    (a) the first day of any Quarter beginning after March 31, 2004 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units that were Outstanding during such periods on a fully diluted basis (i.e., taking into account for purposes of such determination all Outstanding Common Units, all Outstanding Subordinated Units, all Common Units and Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made, and all Common Units and Subordinated Units that have as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interest in the Partnership and on the general partner interest in the Intermediate Partnership, during such periods and (ii) there are no Cumulative Common Unit Arrearages; and

    (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

    "SUBSIDIARY" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

    "SUBSTITUTED LIMITED PARTNER" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

    "SURVIVING BUSINESS ENTITY" has the meaning assigned to such term in Section 14.2(b).

    "THIRD TARGET DISTRIBUTION" means $0. per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on March 31, 1999, it means the product of $0. multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Sections 6.6 and 6.9.

    "TRADING DAY" has the meaning assigned to such term in Section 15.1(a).

    "TRANSCANADA" means TransCanada PipeLines Limited, a Canadian corporation.

    "TRANSCANADA BORDER PIPELINE" means TransCanada Border Pipeline Ltd., a Nevada corporation and a wholly-owned subsidiary of TransCanada.

    "TRANSCAN NORTHERN" means TransCan Northern Ltd., a Delaware corporation and a wholly-owned subsidiary of TransCanada.

    "TRANSFER" has the meaning assigned to such term in Section 4.4(a).

    "TRANSFER AGENT" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

    "TRANSFER APPLICATION" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

    "UNDERWRITER" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

    "UNDERWRITING AGREEMENT" means the Underwriting Agreement dated
             , 1999 among the Underwriters, the Partnership, the Intermediate Partnership, the General Partner, TransCanada and others, providing for the purchase of Common Units by such Underwriters.

    "UNIT" means a Partnership Security that is designated as a "UNIT" and shall include Common Units and Subordinated Units but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.

    "UNITHOLDERS" means the holders of Common Units and Subordinated Units.

    "UNIT MAJORITY" means, during the Subordination Period, at least a majority of the Outstanding Common Units voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and thereafter, at least a majority of the Outstanding Common Units.

    "UNPAID MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

    "UNREALIZED GAIN" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

    "UNREALIZED LOSS" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

    "UNRECOVERED CAPITAL" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

    "U.S. GAAP" means United States Generally Accepted Accounting Principles consistently applied.

    "WITHDRAWAL OPINION OF COUNSEL" has the meaning assigned to such term in
Section 11.1(b).

    "WORKING CAPITAL BORROWINGS" means borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

Section 1.2 CONSTRUCTION.

    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "INCLUDE" or "INCLUDES" means includes, without limitation, and "INCLUDING" means including, without limitation.

                                   ARTICLE II
                                  ORGANIZATION

Section 2.1 FORMATION.

    The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of TC Pipelines, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2 NAME.

    The name of the Partnership shall be "TC PipeLines, LP" The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE; OTHER
OFFICES.

    Unless and until changed by the General Partner, the registered office of
the Partnership in the State of Delaware shall be located at              , and
the registered agent for service of process on the Partnership in the State of
Delaware at such registered office shall be              . The principal office
of the Partnership shall be located at              or such other place as the
General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary
or appropriate. The address of the General Partner shall be              or such
other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 PURPOSE AND BUSINESS.

    The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a partner of the Intermediate Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a partner of the Intermediate Partnership pursuant to the Intermediate Partnership Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Intermediate Partnership is permitted to engage in by the Intermediate Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates "QUALIFYING INCOME" (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of the Intermediate Partnership or a Partnership activity that generates qualifying income, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5 POWERS.

    The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section
2.4 and for the protection and benefit of the Partnership.

Section 2.6 POWER OF ATTORNEY.

        (a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator, (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

           (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

           (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

    Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.7 TERM.

    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2097 or until the earlier dissolution of the Partnership in accordance with the provisions of
Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8 TITLE TO PARTNERSHIP ASSETS.

    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the

Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

                                  ARTICLE III
                           RIGHTS OF LIMITED PARTNERS

Section 3.1 LIMITATION OF LIABILITY.

    The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 MANAGEMENT OF BUSINESS.

    No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3 OUTSIDE ACTIVITIES OF THE LIMITED PARTNERS.

    Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4 RIGHTS OF LIMITED PARTNERS.

        (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

           (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

           (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

           (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

           (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

           (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

           (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

        (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

                                   ARTICLE IV
 CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF
                             PARTNERSHIP INTERESTS

Section 4.1 CERTIFICATES.

    Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership and the Underwriters. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8.

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
Section 4.2 MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES.

        (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

        (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

           (i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

           (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

           (iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

           (iv) satisfies any other reasonable requirements imposed by the Partnership.

    If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c) As a condition to the issuance of any new Certificate under this
    Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 RECORD HOLDERS.

    The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

    Section 4.4 TRANSFER GENERALLY.

        (a) The term "TRANSFER," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

        (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article
    IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder of the General Partner of any or all of the issued and outstanding stock of the General Partner.

Section 4.5 REGISTRATION AND TRANSFER OF LIMITED PARTNER INTERESTS.

        (a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

        (e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

        (f) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6 TRANSFER OF THE GENERAL PARTNER'S GENERAL PARTNER INTEREST.

        (a) Subject to Section 4.6(c) below, prior to March 31, 2009, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner or (B) another Person in connection with the merger or consolidation of the General Partner with or into another Person or the transfer by the General Partner of all or substantially all of its assets to another Person.

        (b) Subject to Section 4.6(c) below, on or after March 31, 2009, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

        (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and the Intermediate Partnership Agreement and to be bound by the provisions of this Agreement and the Intermediate Partnership Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Intermediate Partnership or cause the Partnership or the Intermediate Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner or managing member of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 TRANSFER OF INCENTIVE DISTRIBUTION RIGHTS.

    Prior to March 31, 2009, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders (a) to an Affiliate or (b) to another Person in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights prior to March 31, 2009, shall require the prior approval of holders at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after March 31, 2009, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner shall have the authority (but shall not be required) to adopt such reasonable restrictions on the transfer of Incentive Distribution Rights and requirements for registering the transfer of Incentive Distribution Rights as the General Partner, in its sole discretion, shall determine are necessary or appropriate.

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
Section 4.8 RESTRICTIONS ON TRANSFERS.

        (a) Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Intermediate Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Intermediate Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

        (b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or the Intermediate Partnership becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).

        (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

Section 4.9 CITIZENSHIP CERTIFICATES; NON-CITIZEN ASSIGNEES.

        (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

        (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited

    Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to
    Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

Section 4.10 REDEMPTION OF PARTNERSHIP INTERESTS OF NON-CITIZEN ASSIGNEES.

        (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

           (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

           (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

           (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

           (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

        (c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

                                   ARTICLE V
          CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 ORGANIZATIONAL CONTRIBUTIONS.

    In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $10.00, for a certain interest in the Partnership and has been admitted as the General Partner and as a Limited Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $990.00 for an interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution and Conveyance Agreement; the initial Capital Contributions of each Partner shall thereupon be refunded; and the Organizational Limited Partner shall cease to be a Limited Partner of the Partnership. Ninety-nine percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2 CONTRIBUTIONS TO THE PARTNERSHIP.

        (a) On the Closing Date and pursuant to the Contribution and Conveyance Agreement, (i) TransCanada Border PipeLine contributed to the Partnership, as a Capital Contribution, all of its interest in the Intermediate Partnership in exchange for _____________ Common Units, (ii) TransCan Northern contributed to the Partnership, as a Capital Contribution, all but its 1.0101% general partner interest in the Intermediate Partnership in exchange for (A) a general partner interest in the Partnership, (B) _____________ Common Units, (C) _____________ Subordinated Units, (D) the Incentive Distribution Rights, (iii) the Partnership redeemed all of the Common Units issued to TransCanada Border PipeLine and TransCan Northern for cash, and (E) the assumption of certain liabilities of TransCan Northern, and (iv) TransCan Northern transferred all of its interests in the Partnership to the General Partner.

        (b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the issuance of the Common Units issued in the Initial Offering or pursuant to the Over-Allotment Option), the General Partner shall be required to make additional Capital Contributions equal to 1/99th of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in the immediately preceding sentence and Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

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
Section 5.3 CONTRIBUTIONS BY INITIAL LIMITED PARTNERS AND REIMBURSEMENT OF THE GENERAL PARTNER.

        (a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

        (b) Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(b), the Partnership shall use such cash to redeem from the General Partner or its Affiliates that number of Subordinated Units held by the General Partner or its Affiliates equal to the number of Common Units issued to the Underwriters as provided in this Section 5.3(b).

        (c) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to
    subparagraph (a) hereof in aggregate number equal to              , (ii) the
    "OPTIONAL UNITS" as such term is used in the Underwriting Agreement in an
    aggregate number up to              issuable upon exercise of the
    Over-Allotment Option pursuant to subparagraph (b) hereof, (iii) the
                 Subordinated Units issuable to the General Partner pursuant to
    Section 5.2 hereof, and (iv) the Incentive Distribution Rights.

Section 5.4 INTEREST AND WITHDRAWAL.

    No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of
Section 17-502(b) of the Delaware Act.

Section 5.5 CAPITAL ACCOUNTS.

        (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with
    Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

           (i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Intermediate Partnership Agreement) of all property owned by the Intermediate Partnership or any other Subsidiary that is classified as a partnership for federal income tax purposes.

           (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

           (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

           (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

           (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

           (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
       Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to
       Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

        (c) (i)A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

           (ii) Immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to
       Section 5.8 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and
       (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

        (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to
    Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

           (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

Section 5.6 ISSUANCES OF ADDITIONAL PARTNERSHIP SECURITIES.

        (a) Subject to Section 5.7, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

        (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

        (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this
    Section 5.6, (ii) the conversion of the General Partner Interest and Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest and Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

Section 5.7 LIMITATIONS ON ISSUANCE OF ADDITIONAL PARTNERSHIP SECURITIES.

    The issuance of Partnership Securities pursuant to Section 5.6 shall be subject to the following restrictions and limitations:

        (a) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights
    relating to) an aggregate of more than              additional Parity Units
    without the prior approval of the holders of a Unit Majority. In applying this limitation, there shall be excluded Common Units and other Parity Units issued (A) in connection with the exercise of the Over-Allotment Option, (B) in accordance with Sections 5.7(b) and 5.7(c), (C) upon conversion of Subordinated Units pursuant to Section 5.8, (D) upon conversion of the General Partner Interest and Incentive Distribution Rights pursuant to
    Section 11.3(b), (D) pursuant to the employee benefit plans of the General Partner, the Partnership or any other Group Member and (E) in the event of a combination or subdivision of Common Units.

        (b) The Partnership may also issue an unlimited number of Parity Units, prior to the end of the Subordination Period and without the prior approval of the Unitholders, if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition is to be consummated or such Capital Improvement is to be completed, would have resulted, on a pro forma basis, in an increase in:

           (A) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of the four most recently completed Quarters (on a pro forma basis as described below) as compared to

           (B) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to each of such four most recently completed Quarters.

    If the issuance of Parity Units with respect to an Acquisition or Capital Improvement occurs within the first four full Quarters after the Closing Date, then Adjusted Operating Surplus as used in clauses (A) (subject to the succeeding sentence) and (B) above shall be calculated (i) for each Quarter, if any, that commenced after the Closing Date for which actual results of operations are available, based on the actual Adjusted Operating Surplus of the Partnership generated with respect to such Quarter, and (ii) for each other Quarter, on a pro forma basis consistent with the procedures, as applicable, set forth in Appendix D to the Registration Statement. Furthermore, the amount in clause (A) shall be determined on a pro forma basis assuming that (1) all of the Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement had been issued and outstanding, (2) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such issuance of Parity Units) had been incurred or assumed, in each case as of the commencement of such four-Quarter period, (3) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (4) the non-personnel costs and expenses are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.

        (c) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating to) additional Partnership Securities having rights to distributions or in liquidation ranking prior or senior to the Common Units, without the prior approval of the holders of a Unit Majority.

        (d) No fractional Units shall be issued by the Partnership.

Section 5.8 CONVERSION OF SUBORDINATED UNITS.

        (a) A total of              of the Outstanding Subordinated Units will
    convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after March 31, 2002, in respect of which:

           (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units during such periods;

           (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units that were Outstanding during such periods on a fully-diluted basis (i.e. taking into account for purposes of such determination all Outstanding Common Units, all Outstanding Subordinated Units, all Common Units and Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made, and all Common Units and Subordinated Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interest in the Partnership and the Intermediate Partnership, during such periods; and

           (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero.

        (b) An additional              of the Outstanding Subordinated Units
    will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after March 31, 2003, in respect of which:

           (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units during such periods;

           (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units that were Outstanding during such periods on a fully-diluted basis (i.e. taking into account for purposes of such determination all Outstanding Common Units, all Outstanding Subordinated Units, all Common Units and Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made, and all Common Units and Subordinated Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interest in the Partnership and the Intermediate Partnership, during such periods; and

           (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero;

    provided, however, that the conversion of Subordinated Units pursuant to this Section 5.8(b) may not occur until at least one year following the conversion of Subordinated Units pursuant to Section 5.8(a).

        (c) In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.8(a) or 5.8(b) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.

        (d) Any Subordinated Units that are not converted into Common Units pursuant to Sections 5.8(a) and (b) shall convert into Common Units on a one-for-one basis on the first day following the Record Date for distributions in respect of the final Quarter of the Subordination Period.

        (e) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of,
    Section 11.4.

        (f) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

Section 5.9 LIMITED PREEMPTIVE RIGHT.

    Except as provided in this Section 5.9 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.10 SPLITS AND COMBINATION.

        (a) Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.

        (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.7(e) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.11 FULLY PAID AND NON-ASSESSABLE NATURE OF LIMITED PARTNER INTERESTS.

    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

                                   ARTICLE VI
                         ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES.

    For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

        (a) NET INCOME. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

           (i) First, 100% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

           (ii) Second, 1% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years and 99% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to
       Section 6.1(b)(ii) for all previous taxable years; and

           (iii) Third, the balance, if any, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests.

        (b) NET LOSSES. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

           (i) First, 1% to the General Partner and 99% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

           (ii) Second, 1% to the General Partner and 99% to the Unitholders in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

           (iii) Third, the balance, if any, 100% to the General Partner.

        (c) NET TERMINATION GAINS AND LOSSES. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital

    Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

           (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

           (A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

           (B) Second, 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "UNPAID MQD") plus (3) any then existing Cumulative Common Unit Arrearage;

           (C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, 99% to all Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

           (D) Fourth, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of
       (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the "FIRST LIQUIDATION TARGET AMOUNT");

           (E) Fifth, 85.8673% to all Unitholders, Pro Rata, 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the "SECOND LIQUIDATION TARGET AMOUNT");

           (F) Sixth, 75.7653% to all Unitholders, Pro Rata, 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over

       (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(vi) and 6.4(b)(iv);

           (G) Finally, any remaining amount 50.5102% to all Unitholders, Pro Rata, 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner.

           (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

           (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, 99% to the Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

           (B) Second, 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

           (C) Third, the balance, if any, 100% to the General Partner.

        (d) SPECIAL ALLOCATIONS. Notwithstanding any other provision of this
    Section 6.1, the following special allocations shall be made for such taxable period:

           (i) PARTNERSHIP MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this
       Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

           (ii) CHARGEBACK OF PARTNER NONRECOURSE DEBT MINIMUM GAIN. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this
       Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

           (III) PRIORITY ALLOCATIONS. (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then
       (1) each Unitholder
       receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 1/99th of the sum of the amounts allocated in clause (1) above.

           (B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year.

           (iv) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

           (v) GROSS INCOME ALLOCATIONS. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

           (vi) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

           (vii) PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

           (viii) NONRECOURSE LIABILITIES. For purposes of Treasury Regulation
       Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

           (ix) CODE SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

           (x) ECONOMIC UNIFORMITY. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("FINAL SUBORDINATED UNITS") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

           (XI) CURATIVE ALLOCATION.

           (A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to
       (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

           (B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

           (vii) CORRECTIVE ALLOCATIONS. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

           (A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this
       Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

           (B) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as reasonably determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount which would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

           (C) In making the allocations required under this Section 6.1(d)(xii), the General Partner, in its sole discretion, may apply whatever conventions or other methodology it deems reasonable to satisfy the purpose of this Section 6.1(d)(xii).

Section 6.2 ALLOCATIONS FOR TAX PURPOSES.

        (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "BOOK" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

           (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "BOOK" gain or loss is allocated pursuant to Section 6.1.

           (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "BOOK" gain or loss is allocated pursuant to Section 6.1.

           (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

        (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or
    (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

        (d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6), Proposed Treasury Regulation Section 1.197-2(g)(3), or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this
    Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

Section 6.3 REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS; DISTRIBUTIONS TO RECORD HOLDERS.

        (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on March 31, 1999, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to
    Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "CAPITAL SURPLUS." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

        (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

        (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS.

        (a) DURING SUBORDINATION PERIOD. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to
    Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

           (i) First, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

           (ii) Second, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

           (iii) Third, 99% to the Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

           (iv) Fourth, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

           (v) Fifth, 85.8673% to all Unitholders, Pro Rata, 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

           (vi) Sixth, 75.7653% to all Unitholders, Pro Rata, 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

           (vii) Thereafter, 50.5102% to all Unitholders, Pro Rata, 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

        (b) AFTER SUBORDINATION PERIOD. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

           (i) First, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

           (ii) Second, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

           (iii) Third, 85.8673% to all Unitholders, Pro Rata, and 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

           (iv) Fourth, 75.7653% to all Unitholders, Pro Rata, and 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

           (v) Thereafter, 50.5102% to all Unitholders, Pro Rata, and 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 DISTRIBUTIONS OF AVAILABLE CASH FROM CAPITAL SURPLUS.

    Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS.

        (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision

    (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

        (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall also be subject to adjustment pursuant to Section 6.9.

Section 6.7 SPECIAL PROVISIONS RELATING TO THE HOLDERS OF SUBORDINATED UNITS.

        (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b).

        (b) The Unitholder holding a Subordinated Unit which has converted into a Common Unit pursuant to Section 5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person which is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(b), the General Partner may take whatever reasonable steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

Section 6.8 SPECIAL PROVISIONS RELATING TO THE HOLDERS OF INCENTIVE DISTRIBUTION RIGHTS.

    Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iii), (iv) and (v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9 ENTITY-LEVEL TAXATION.

    If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or the Intermediate Partnership to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Intermediate Partnership to entity-level taxation for federal income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution Date shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership or the Intermediate Partnership for the taxable year of the Partnership or the Intermediate Partnership in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership or the Intermediate Partnership for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Intermediate Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Intermediate Partnership had been subject to such state and local taxes during such preceding taxable year.

                                  ARTICLE VII
                      MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 MANAGEMENT.

        (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

           (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

           (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

           (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

           (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Intermediate Partnership); the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

           (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

           (vi) the distribution of Partnership cash;

           (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

           (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

           (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Intermediate Partnership from time to time) subject to the restrictions set forth in Section 2.4;

           (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

           (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

           (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

           (xiii) unless restricted or prohibited by Section 5.7, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

           (xiv) the undertaking of any action in connection with the Partnership's participation in the Intermediate Partnership as a partner.

        (b) Notwithstanding any other provision of this Agreement, the Intermediate Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Intermediate Partnership Agreement, the Underwriting Agreement, the Intermediate Partnership, the Contribution and Conveyance Agreement, and the other agreements and other described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 CERTIFICATE OF LIMITED PARTNERSHIP.

    The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY.

        (a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose;
    (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

        (b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Intermediate Partnership, taken as a whole, without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Intermediate Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or Intermediate Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Intermediate Partnership Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Intermediate Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Intermediate Partnership or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership or the Intermediate Partnership.

        (c) The General Partner may not approve or consent to the conversion of Northern Border Pipeline to corporate form without first obtaining the approval of the holders of at least 66 2/3% of the Outstanding Units during the Subordination Period and at least a majority of the Outstanding Units thereafter.

Section 7.4 REIMBURSEMENT OF THE GENERAL PARTNER.

        (a) Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Intermediate Partnership Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

        (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

        (c) Subject to Section 5.7, the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with
    Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

Section 7.5 OUTSIDE ACTIVITIES.

        (a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as the general partner of the Partnership, the Intermediate Partnership, and any other partnership or limited liability company of which the Partnership or the Intermediate Partnership is, directly or indirectly, a partner and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

        (b) Except as specifically restricted by Section 7.5(a), each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Intermediate Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

        (c) Subject to the terms of Section 7.5(a), Section 7.5(b) and Section 7.5(c), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this
    Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the General Partner and the Indemnities shall have no obligation to present business opportunities to the Partnership.

        (d) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

        (e) The term "AFFILIATES" when used in Section 7.5(a) and Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

        (f) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this
    Section 7.5.

Section 7.6 LOANS FROM THE GENERAL PARTNER; LOANS OR CONTRIBUTIONS FROM THE PARTNERSHIP; CONTRACTS WITH AFFILIATES; CERTAIN RESTRICTIONS ON THE GENERAL PARTNER.

        (a) The General Partner or its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "GROUP MEMBER" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

        (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

        (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

        (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

        (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to
    (i) the transactions effected pursuant to Sections 5.2 and 5.3, the Contribution and Conveyance Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

        (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

        (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

Section 7.7 INDEMNIFICATION.

        (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Contribution and Conveyance Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or the Intermediate Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to
    Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

        (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the

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
    holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "FINES" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

        (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 LIABILITY OF INDEMNITEES.

        (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

        (b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the

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
    General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

        (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership's and General Partner's directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 RESOLUTION OF CONFLICTS OF INTEREST.

        (a) Unless otherwise expressly provided in this Agreement or the Intermediate Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Intermediate Partnership, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Intermediate Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person;
    (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms

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
    so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

        (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Intermediate Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Intermediate Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed 1% of the total amount distributed to all partners or (B) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

        (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

        (d) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 OTHER MATTERS CONCERNING THE GENERAL PARTNER.

        (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

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
        (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

        (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 7.11 PURCHASE OR SALE OF PARTNERSHIP SECURITIES.

    The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to
Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12 REGISTRATION RIGHTS OF THE GENERAL PARTNER AND ITS AFFILIATES.

        (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "HOLDER") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and

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
    do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "INDEMNIFIED PERSONS") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "CLAIM" and in the plural as "CLAIMS") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

        (d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the

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
    Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

        (e) Any request to register Partnership Securities pursuant to this
    Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13 RELIANCE BY THIRD PARTIES.

    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                  ARTICLE VIII
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 RECORDS AND ACCOUNTING.

    The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of

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time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 FISCAL YEAR.

    The fiscal year of the Partnership shall be a fiscal year ending December
31.

Section 8.3 REPORTS.

        (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                   ARTICLE IX
                                  TAX MATTERS

Section 9.1 TAX RETURNS AND INFORMATION..

    The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 TAX ELECTIONS.

        (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under
    Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

        (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in
    Section 709 of the Code.

        (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

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
Section 9.3 TAX CONTROVERSIES.

    Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 WITHHOLDING.

    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the Intermediate Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to
Section 6.3 in the amount of such withholding from such Partner.

                                   ARTICLE X
                             ADMISSION OF PARTNERS

Section 10.1 ADMISSION OF INITIAL LIMITED PARTNERS.

    Upon the transfer of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner as described in Section 5.2, the General Partner shall be deemed to have been admitted to the Partnership as a Limited Partner in respect of the Common Units, Subordinated Units and Incentive Distribution Rights transferred to it. Upon the issuance by the Partnership of Common Units to the Underwriters as described in Section 5.3 in connection with the Initial Offering and the execution by each Underwriter of a Transfer Application, the General Partner shall admit the Underwriters to the Partnership as Initial Limited Partners in respect of the Common Units purchased by them.

Section 10.2 ADMISSION OF SUBSTITUTED LIMITED PARTNER.

    By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such

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
consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3 ADMISSION OF SUCCESSOR GENERAL PARTNER.

    A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to
Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section
4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4 ADMISSION OF ADDITIONAL LIMITED PARTNERS.

        (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

        (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.5 AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP.

    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to
Section 2.6.

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                                   ARTICLE XI
                       WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 WITHDRAWAL OF THE GENERAL PARTNER.

        (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "EVENT OF WITHDRAWAL");

           (i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 11.1(a)(i) if the General Partner voluntarily withdraws as general partner of the Intermediate Partnership);

           (ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

           (iii) The General Partner is removed pursuant to Section 11.2;

           (iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

           (v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

           (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

    If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A),
(B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2008, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General

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    Partner delivers to the Partnership an Opinion of Counsel ("WITHDRAWAL
    OPINION OF COUNSEL") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of a limited partner of the Intermediate Partnership or cause the Partnership or the Intermediate Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on March 31, 2009, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, as the case may be, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2 REMOVAL OF THE GENERAL PARTNER.

    The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this
Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3 INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL PARTNER.

        (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders

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    of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section
    11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest) in the other Group Members and all of its Incentive Distribution Rights (collectively, the "COMBINED INTEREST") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement or the Intermediate Partnership Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

    For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

        (b) If the Combined Interest is not purchased in the manner set forth in
    Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

        (c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to 1/99th of the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject

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    to the following sentence, be entitled to 1% of all Partnership allocations and distributions. The successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 1%.

Section 11.4 TERMINATION OF SUBORDINATION PERIOD, CONVERSION OF SUBORDINATED UNITS AND EXTINGUISHMENT OF CUMULATIVE COMMON UNIT ARREARAGES.

    Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis and (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished.

Section 11.5 WITHDRAWAL OF LIMITED PARTNERS.

    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

                                  ARTICLE XII
                          DISSOLUTION AND LIQUIDATION

Section 12.1 DISSOLUTION.

    The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

        (a) the expiration of its term as provided in Section 2.7;

        (b) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

        (c) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

        (d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (e) the sale of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2 CONTINUATION OF THE BUSINESS OF THE PARTNERSHIP AFTER DISSOLUTION.

    Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in
Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or
(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this

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Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

           (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 2.7 unless earlier dissolved in accordance with this Article XII;

           (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

           (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to
       Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that
       (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Intermediate Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 12.3 LIQUIDATOR.

    Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to
Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 LIQUIDATION.

    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines

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to be in the best interest of the Partners, subject to Section 17-804 of the
Delaware Act and the following:

        (a) DISPOSITION OF ASSETS. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b) DISCHARGE OF LIABILITIES. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c) LIQUIDATION DISTRIBUTIONS. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5 CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP.

    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 RETURN OF CONTRIBUTIONS.

    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 WAIVER OF PARTITION.

    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 CAPITAL ACCOUNT RESTORATION.

    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

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                                  ARTICLE XIII
           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 AMENDMENT TO BE ADOPTED SOLELY BY THE GENERAL PARTNER.

    Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Intermediate Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

        (d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section
    5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "QUARTER" and the dates on which distributions are to be made by the Partnership;

        (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g) subject to the terms of Section 5.7, an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

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        (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k) a merger or conveyance pursuant to Section 14.3(d); or

        (l) any other amendments substantially similar to the foregoing.

Section 13.2 AMENDMENT PROCEDURES.

    Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 AMENDMENT REQUIREMENTS.

        (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

        (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion,
    (iii) change Section 12.1(a) or 12.1(c), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(c), give any Person the right to dissolve the Partnership.

        (c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the General Partner's authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

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        (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by
    Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units and Subordinated Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

        (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 SPECIAL MEETINGS.

    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 NOTICE OF A MEETING.

    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 RECORD DATE.

    For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 ADJOURNMENT.

    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 WAIVER OF NOTICE; APPROVAL OF MEETING; APPROVAL OF MINUTES.

    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 QUORUM.

    The holders of a majority of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 CONDUCT OF A MEETING.

    The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner

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may make such other regulations consistent with applicable law and this
Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 ACTION WITHOUT A MEETING.

    If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 VOTING AND OTHER RIGHTS.

        (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "OUTSTANDING") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

        (b) With respect to Limited Partner Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

                                  ARTICLE XIV
                                     MERGER

Section 14.1 AUTHORITY.

    The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("MERGER AGREEMENT") in accordance with this Article XIV.

Section 14.2 PROCEDURE FOR MERGER OR CONSOLIDATION.

    Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

    (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

    (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "SURVIVING BUSINESS ENTITY");

    (c) The terms and conditions of the proposed merger or consolidation;

    (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

    (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

    (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

    (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

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
    SECTION 14.3  APPROVAL BY LIMITED PARTNERS OF MERGER OR CONSOLIDATION

    (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article
XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

    (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

    (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

    (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any limited partner in the Intermediate Partnership or cause the Partnership or the Intermediate Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

    SECTION 14.4  CERTIFICATE OF MERGER.

    Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

    SECTION 14.5  EFFECT OF MERGER.

    (a) At the effective time of the certificate of merger:

         (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

        (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

        (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

        (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

    (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

                                   ARTICLE XV
                   RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

    SECTION 15.1  RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS.

    (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15 is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "CURRENT MARKET PRICE" as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "CLOSING PRICE" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) "TRADING DAY" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

    (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "NOTICE OF ELECTION TO PURCHASE") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this
Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

    (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

                                  ARTICLE XVI
                               GENERAL PROVISIONS

    SECTION 16.1  ADDRESSES AND NOTICES.

    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

    SECTION 16.2  FURTHER ACTION.

    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

    SECTION 16.3  BINDING EFFECT.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

    SECTION 16.4  INTEGRATION.

    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

    SECTION 16.5  CREDITORS.

    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

    SECTION 16.6  WAIVER.

    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

    SECTION 16.7  COUNTERPARTS.

    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

    SECTION 16.8  APPLICABLE LAW.

    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

    SECTION 16.9  INVALIDITY OF PROVISIONS.

    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

    SECTION 16.10  CONSENT OF PARTNERS.

    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the

Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

                      [REST OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          GENERAL PARTNER:

                                          TC PIPELINES GP, INC.

                                          By:
                                          Name:
                                          Title:

                                          ORGANIZATIONAL LIMITED PARTNER:

                                          TRANSCAN NORTHERN LTD.

                                          By:
                                          Name:
                                          Title:

                                          LIMITED PARTNERS:

                                          All Limited Partners now and hereafter
                                             admitted as Limited Partners of the
                                             Partnership, pursuant to powers of
                                             attorney now and hereafter executed
                                             in favor of, and granted and
                                             delivered to the General Partner.

                                          TC PIPELINES GP, INC.

                                          By:
                                          Name:
                                          Title:

                                   EXHIBIT A
                               TO THE AMENDED AND
                  RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                                TC PIPELINES, LP
                      CERTIFICATE EVIDENCING COMMON UNITS
                   REPRESENTING LIMITED PARTNER INTERESTS IN
                                TC PIPELINES, LP

No.                                                                 Common Units

    In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP, as amended, supplemented or restated from time to time (the "PARTNERSHIP AGREEMENT"), TC PipeLines, LP, a Delaware limited partnership (the "PARTNERSHIP"), hereby certifies that ------------------- (the "HOLDER") is the registered owner of ------------ Common Units representing limited partner interests in the Partnership (the "COMMON UNITS") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at -------------------. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

    The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

    Except as otherwise provided in the Partnership Agreement, this Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated: ------------------------                TC PIPELINES, LP

Countersigned and Registered by:               By: TC PipeLines GP, Inc., its General
                                               Partner

                                               By: ----------------------------

as Transfer Agent and Registrar                Name: ------------------------

By: ----------------------------               By: ----------------------------
  Authorized Signature                         Secretary

                            [REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

    The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM --       as tenants in common                        UNIF GIFT/TRANSFERS MIN ACT
TEN ENT --       as tenants by the entireties                ------------ Custodian
                                                             (Cust)         (Minor)
JT TEN --        as joint tenants with right of              under Uniform Gifts/Transfers
                 survivorship and not as tenants in common   to
                                                             Minors Act --------------------
                                                             (State)

Additional abbreviations, though not in the above list, may also be used.

                           ASSIGNMENT OF COMMON UNITS
                                       IN
                                TC PIPELINES, LP
              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
                 DUE TO TAX SHELTER STATUS OF TC PIPELINES, LP

    You have acquired an interest in TC PipeLines, L.P., a Delaware limited partnership, whose taxpayer identification number is 52-2135448. The Internal Revenue Service has issued TC PipeLines, LP the following tax shelter registration number:
------------.

    YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN TC PIPELINES, LP

    You must report the registration number as well as the name and taxpayer identification number of TC PipeLines, LP on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN TC PIPELINES, LP.

    If you transfer your interest in TC PipeLines, LP to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of TC PipeLines, LP. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

    ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

FOR VALUE RECEIVED,
------------------ HEREBY ASSIGNS, CONVEYS, SELLS AND TRANSFERS UNTO

(Please print or typewrite name                          (Please insert Social Security or
and address of Assignee)                                 other
                                                         identifying number of Assignee)

------------ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint
------------------- as its attorney-in-fact with full power of substitution to transfer the same on the books of TC PipeLines, LP

Date:                                      NOTE:      The signature to any endorsement hereon
                                                      must correspond with the name as written
                                                      upon the face of this Certificate in
                                                      every particular, without alteration,
                                                      enlargement or change.
SIGNATURE(S) MUST BE GUARANTEED BY A
MEMBER FIRM OF THE NATIONAL ASSOCIATION               (Signature)
OF SECURITIES DEALERS, INC. OR BY A                   (Signature)
COMMERCIAL BANK OR TRUST COMPANY

SIGNATURE(S) GUARANTEED

    No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

    The undersigned ("ASSIGNEE") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

    The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP (the "PARTNERSHIP"), as amended, supplemented or restated to the date hereof (the "PARTNERSHIP AGREEMENT"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership
Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement,
(d) gives the powers of attorney provided for in the Partnership Agreement, and
(e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:
-------------------

 Social Security or other identifying number               Signature of Assignee
                 of Assignee

Purchase Price including commissions, if any           Name and Address of Assignee

Type of Entity (check one):

o Individual                 o Partnership                o Corporation

o Trust                      o Other (specify) ----------------------------

Nationality (check one):

o U.S. Citizen, Resident or Domestic Entity

o Foreign Corporation        o Non-resident Alien

    If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

    Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "CODE"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.  Individual Interestholder

    1.  I am not a non-resident alien for purposes of U.S. income taxation.

    2.  My U.S. taxpayer identification number (Social Security Number) is
    -----------------------.

    3.  My home address is
    -----------------------.

B.  Partnership, Corporation or Other Interestholder

    1.
    ----------------------- is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

    2.  The interestholder's U.S. employer identification number is
    -----------------------.

    3. The interestholder's office address and place of incorporation (if applicable) is
       --------------------------.

    The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

    The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

    Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

                             Name of Interestholder
                               Signature and Date
                             Title (if applicable)

    Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                      APPENDIX B

    No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

    The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

    The Assignee (a) requests admission as an Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact, to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement,
(d) gives the power of attorney provided for in the Partnership Agreement, and
(e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:
                                               By:
Social Security or other identifying number                Signature of Assignee
  of Assignee
Purchase Price including commissions, if any           Name and Address of Assignee

    Type of Entity (check one):

/ / Individual / / Partnership         / / Corporation
/ / Trust  / / Other (specify)

Nationality (check one):

/ / U.S. Citizen, Resident or Domestic
  Entity
/ / Foreign Corporation                   / / Non-resident Alien

    If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

    Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

    A.  Individual Interestholder

       1.  I am not a non-resident alien for purposes of U.S. income taxation.
       2.  My U.S. taxpayer identification number (Social Security Number) is __
       3.  My home address is __________________________________________________

    B.  Partnership, Corporation or Other Interestholder
       1. ____________________________ is not a foreign corporation, foreign partnership,

              (Name of
           Interestholder)

       foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).
       2.  The interestholder's U.S. employer identification number is ________.

       3. The interestholder's office address and place of incorporation (if applicable) is _____________.

    The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

    The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

    Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

              Name of Interestholder

Dated:

                Signature and Date
              Title (if applicable)

    Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the signee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                      APPENDIX C

                           GLOSSARY OF CERTAIN TERMS

    Acquisition: Any transaction in which the Partnership acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another person for the purpose of increasing the operating capacity or revenues of the Partnership from the operating capacity or revenues of the Partnership existing immediately prior to such transaction.

    Adjusted Operating Surplus: With respect to any period, Operating Surplus generated during such period (a) less (1) any net increase in Working Capital Borrowings during such period and (2) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (1) any net decrease in Working Capital Borrowings during such period and (2) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(1) of the definition of Operating Surplus.

    Available Cash: With respect to any quarter prior to liquidation:

    (a) the sum of (1) all cash and cash equivalents of the Partnership on hand at the end of such quarter and (2) all additional cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such quarter resulting from Working Capital Borrowings for working capital purposes made subsequent to the end of such quarter, less

    (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (1) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such quarter, (2) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Partnership is a party or by which it is bound or its assets are subject, or (3) provide funds for distributions under
Section 6.4 or 6.5 of the Partnership Agreement in respect of any one or more of the next four quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (3) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all common units, plus any cumulative Common Unit Arrearage on all common units with respect to such quarter; and, provided further, that disbursements made by the Partnership or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash within such quarter if the General Partner so determines. Notwithstanding the foregoing, "Available Cash" with respect to the quarter in which the liquidation of the Partnership occurs and any subsequent quarter shall equal zero.

    Capital Account: The capital account maintained for a Partner pursuant to the Partnership Agreement. The Capital Account of a Partner in respect of a general partner interest, a common unit, a subordinated unit, an Incentive Distribution Right or any other Partnership interest shall be the amount which such Capital Account would be if such general partner interest, common unit, subordinated unit, Incentive Distribution Right or other Partnership interest were the only interest in the Partnership held by a Partner from and after the date on which such general partner interest, common unit, subordinated unit, Incentive Distribution Right or other Partnership interest was first issued.

    Capital Improvements: Additions or improvements to the capital assets owned by the Partnership or the acquisition of existing, or the construction of new, capital assets (including pipeline systems, terminalling and storage facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership existing immediately prior to such addition, improvement, acquisition or construction.

    Capital Surplus: All Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the Closing Date equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be Capital Surplus.

    Cause: Means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

    Common Unit Arrearage: The amount by which the Minimum Quarterly Distribution in respect of a quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a common unit, cumulative for such quarter and all prior quarters during the Subordination Period.

    Common units: A unit representing a fractional part of the Partnership Interests of all limited partners and assignees and having the rights and obligations specified with respect to common units in the Partnership Agreement. The term "common units" does not refer to a subordinated unit prior to its conversion into a common unit pursuant to the terms of the Partnership Agreement.

    Compensation Committee: A committee of the board of directors of the General Partner which will include two independent directors, which will determine the compensation of the officers of the General Partner and administer its employee benefit plans.

    Conflicts Committee: A committee of the board of directors of the General Partner composed entirely of two or more directors who are neither officers or employees or security holders of the General Partner nor officers, directors or employees of any affiliate of the General Partner.

    Contribution Agreement: The Contribution, Conveyance and Assumption Agreement to be dated the Closing Date among the General Partner, TransCan Northern Ltd., TransCanada Border PipeLine Ltd., the Partnership, the Intermediate Partnership and certain other parties governing the Transactions pursuant to which, among other things, the Intermediate Partnership acquires ownership of and assumes the liabilities associated with a 30% general partner interest in Northern Border Pipeline.

    Counsel: Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), special counsel to the General Partner and the Partnership.

    Current Market Price: With respect to any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices (as hereinafter defined) for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date. "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange (other than the Nasdaq Stock Market) on which the units of such class are listed or admitted to trading or, if the units of such class are not listed or admitted to trading on any national securities exchange (other than the Nasdaq Stock Market), the last quoted price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or if on any such day the units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the units of such class selected by the General Partner, or if on any such day no market maker is making a market in the units of such class, the fair value of such units on such day as determined reasonably and in good faith by the General Partner. "Trading Day" means a day on which the principal national securities exchange on which units of any class are listed or admitted to trading is open for the transaction of business or, if the units of a class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

    Delaware Act: The Delaware Revised Uniform Limited Partnership Act, 6 Del C.
(S)17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

    Departing Partner: A former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to the Partnership Agreement.

    Duke: Duke Energy Corporation,              .

    Enron: Enron Corp., a Delaware corporation.

    FERC: Federal Energy Regulatory Commission.

    General Partner: TC PipeLines GP, Inc., a Delaware corporation, and its successors and permitted assigns as general partner of the Partnership.

    Incentive Distribution Rights: A non-voting limited partner interest issued to the General Partner in connection with the transfer of substantially all of its general partner interest in the Intermediate Partnership to the Partnership pursuant to the Partnership Agreement, which limited partner interest will confer upon the holder thereof only the rights and obligations specifically provided in the Partnership Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of holders of a Partnership Interest). These rights include the distributions of Available Cash from Operating Surplus initially made to the General Partner that are in excess of the General Partner's aggregate 2% general partner interest.

    Initial Common Units: The common units sold in the offering.

    Initial Unit Price: An amount per unit equal to the initial public offering price of the common units as set forth on the outside front cover page of this prospectus.

    Interim Capital Transactions: The following transactions if they occur prior to liquidation: (a) borrowings, refinancings and refundings of indebtedness and sales of debt securities (other than for Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by the Partnership; (b) sales of equity interests by the Partnership (other than the common units sold to the underwriters pursuant to the exercise of their over-allotment option); and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership (other than (1) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (2) sales or other dispositions of assets as a part of normal retirements or replacements).

    Intermediate Partnership: TC PipeLines Intermediate Limited Partnership, a Delaware limited partnership, and any successors thereto.

    Intermediate Partnership Agreement: The Amended and Restated Agreement of Limited Partnership of the Intermediate Partnership, as it may be amended, supplemented or restated from time to time (the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part).

    Minimum Quarterly Distribution: $      per unit with respect to each quarter
or $      per unit on an annualized basis, subject to adjustment as described in
"Cash Distribution Policy-- Distributions from Capital Surplus" and "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

    NEB: National Energy Board of Canada.

    Northern Border Pipeline: The Texas general partnership that owns the Pipeline System and whose full name is Northern Border Pipeline Company.

    Northern Plains: Northern Plains Natural Gas Company, a Delaware corporation and wholly owned subsidiary of Enron.

    Northwest Border: Northwest Border Pipeline Company, a Delaware corporation and wholly owned subsidiary of Williams.

    Non-citizen Assignee: A Limited Partner or assignee who (1) fails to furnish information about nationality, citizenship, residency or other related status within 30 days after a request by the General Partner for such information, or
(2) the General Partner determines after receipt of such information is not an eligible citizen.

    Operating Expenditures: All Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, debt service payments and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal and premium on indebtedness shall not be an Operating Expenditure if the payment is (1) required in connection with the sale or other disposition of assets or (2) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

    (b) Operating Expenditures shall not include (1) capital expenditures made for Acquisitions or for Capital Improvements, (2) payment of transaction expenses relating to Interim Capital Transactions or (3) distributions to partners. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

    Operating Surplus: As to any period prior to liquidation, on a cumulative basis and without duplication:

    (a) the sum of (1) $ million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (2) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions and (3) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

    (b) the sum of (1) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (2) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided however, that disbursements made (including contributions to a member of the Partnership Group or disbursements on behalf of a member of the Partnership Group) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced for purposes of determining Operating Surplus, within such period if the General Partner so determines. Notwithstanding the foregoing, "Operating Surplus" with respect to the quarter in which the liquidation occurs and any subsequent quarter shall equal zero.

    Opinion of Counsel: A written opinion of counsel, acceptable to the General Partner in its reasonable discretion, to the effect that the taking of a particular action will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

    Pan Border: Pan Border Gas Company, a Delaware corporation and wholly owned subsidiary of Panhandle.

    Panhandle: Panhandle Eastern Corporation, a Delaware corporation.

    Partnership Agreement: The Amended and Restated Agreement of Limited Partnership of the Partnership (the restated or supplemented form of which is included in this prospectus as Appendix A), as it may be amended, supplemented or restated from time to time. Unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreement of the Partnership and to the Intermediate Partnership Agreement, collectively.

    Partnership Group: The Partnership, the Intermediate Partnership and any subsidiary of either such entity, treated as a single consolidated entity.

    Partner Interest: An ownership interest in the Partnership, which shall include the general partner interests and limited partner interests.

    Partnership Security: Means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to any equity interest in the Partnership), including, without limitation, common units, subordinated units and Incentive Distribution Rights.

    Pipeline System: The 1,213-mile United States interstate pipeline system owned by Northern Border Pipeline that transports natural gas produced in western Canada to major natural gas consuming markets in the United States.

    Qualifying Income Exception: An exception to Section 7704 of the Code which provides that publicly traded partnerships will be taxed as partnerships and not corporations if 90% or more of the gross income for every taxable year consists of "qualifying income".

    Subordinated unit: A unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified with respect to subordinated units in the Partnership Agreement.

    Subordination Period: The Subordination Period will generally extend from the closing of the offering until the first to occur of: (a) the first day of any quarter beginning after March 31, 2004 in respect of which (1) distributions of Available Cash from Operating Surplus on each of the outstanding common units and the subordinated units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding common units and subordinated units during such periods, (2) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the common units and subordinated units that were outstanding during such periods on a fully diluted basis, plus the related distribution on the general partner interest in the Partnership and the general partner interest in the Intermediate Partnership, and (3) there are no outstanding Common Unit Arrearages; and (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of outstanding units under circumstances where Cause does not exist and units held by the General Partner and its Affiliates are not voted in favor of such removal.

    Target Distribution Levels: The distribution levels at which the General Partner's Incentive Compensation Payments are determined as described in "Cash Distribution Policy--Incentive Distribution Rights--Hypothetical Annualized Yield".

    Transactions: The transactions related to the formation of the Partnership and the other transactions to occur in connection with the offering.

    TransCanada: TransCanada PipeLines Limited.

    Transfer Agent:              serving as registrar and transfer agent for the
common units.

    Transfer Application: An application for transfer of units in the form set forth on the back of a certificate, substantially in the form included in this prospectus as Appendix B, or in a form substantially to the same effect in a separate instrument.

    Unit Majority: During the Subordination Period, at least a majority of the outstanding common units (excluding common units held by the General Partner and its affiliates), voting as a class, and at least a majority of the outstanding subordinated units, voting as a class and, thereafter, at least a majority of the outstanding common units.

    Units: A Partnership Security that is designated as a "unit", including the common units and the subordinated units, but not including the general partner interest or the Incentive Distribution Rights.

    Unrecovered Capital: At any time, the Initial Unit Price, less the sum of all distributions theretofore made in respect of an Initial Common Unit constituting Capital Surplus and any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of such unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such units.

    Williams: The Williams Companies, Inc., a Delaware corporation.

    Working Capital Borrowings: Borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

                                                                      APPENDIX D

                PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS

    The following table shows the calculation of Pro Forma Available Cash from Operating Surplus and should be read in conjunction with "Cash Available for Distribution," the Northern Border Pipeline Financial Statements and the Partnership's unaudited Pro Forma Financial Statements.

                                                                                    NINE MONTHS
                                                                                       ENDED         YEAR ENDED
                                                                                   SEPTEMBER 30,    DECEMBER 31,
                                                                                        1998            1997
                                                                                   --------------  --------------
                                                                                            (UNAUDITED)
                                                                                       (thousands of dollars)
Pro forma net income of the Partnership..........................................        20,715          20,632
Add: Pro forma distributions from Northern Border Pipeline.......................        18,362          29,797
Less: Pro forma equity income from investment....................................       (21,615)        (21,832)
Less: Maintenance capital expenditures of the Partnership........................        --              --
                                                                                   --------------  --------------
Pro forma Available Cash from Operating Surplus(a)(b)(c).........................        17,462          28,597
                                                                                   --------------  --------------
                                                                                   --------------  --------------

------------------------

(a) The pro forma adjustments in the unaudited pro forma financial statements are based upon currently available information and certain estimates and assumptions. The unaudited pro forma financial statements do not purport to present the financial position or results of operations of the Partnership had the Transactions to be effected at the closing of this offering actually been completed as of the date indicated. Furthermore, the unaudited pro forma financial statements are based on accrual accounting concepts whereas Available Cash and Operating Surplus are defined in the Partnership Agreement on a cash accounting basis. As a consequence, the amount of Pro Forma Available Cash from Operating Surplus shown above should only be viewed as a general indication of the amounts of Available Cash from Operating Surplus that may have been generated by the Partnership had it been formed in earlier periods.

(b) The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the common units and subordinated units to be outstanding immediately after the offering and on the combined 2% general partner interest will be $30.0 million (approximately $23.5 million for the common units, approximately $5.9 million for the subordinated units and approximately $0.6 million for the combined general partner interest). These amounts for three quarters will be $22.5 million in total (approximately $17.6 million for the common units, approximately $4.4 million for the subordinated units and approximately $0.5 for the combined general partner interest). The pro forma amounts reflected above would not have been sufficient to cover the Minimum Quarterly Distribution during 1997 and the nine months ended September 30, 1998 on all of the common units and the subordinated units and the related distribution on the general partner interest.

(c) For the periods presented in this Appendix D, the Chicago Project was not in service and therefore not generating cash flow other than returns on Northern Border Pipeline partners' investment in the Chicago Project. Pro Forma Available Cash from Operating Surplus for the periods presented in this Appendix D does not include operating cash flows associated with the Chicago Project, which was recently completed and placed in service in December 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the common units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                               ------------------

                               TABLE OF CONTENTS

                                                    Page
                                                    -----
Forward-Looking Statements.....................          ii
Prospectus Summary.............................           1
Risk Factors...................................          27
The Transactions...............................          42
Use of Proceeds................................          43
Pro Forma Capitalization.......................          44
Dilution.......................................          45
Cash Distribution Policy.......................          46
Cash Available for Distribution................          54
Selected Pro Forma Financial Data of the
  Partnership..................................          56
Selected Historical Financial and Operating
  Data of Northern Border Pipeline.............          57
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          58
Market Overview................................          66
Business of the Partnership....................          68
Business of Northern Border Pipeline...........          70
Management.....................................          79
Security Ownership of Certain Beneficial Owners
  and Management...............................          82
Conflicts of Interest and Fiduciary
  Responsibilities.............................          83
Description of the Common Units................          88
Description of the Subordinated Units..........          91
The Partnership Agreement......................          93
Units Eligible for Future Sale.................         104
Northern Border Pipeline Partnership
  Agreement....................................         106
Tax Considerations.............................         111
Investment in the Partnership by Employee
  Benefit Plans................................         128
Validity of the Common Units...................         129
Experts........................................         129
Underwriting...................................         U-1
Index to Financial Statements..................         F-1
Appendix A--Form of Agreement of Limited
  Partnership..................................         A-1
Appendix B--Form of Application for Transfer of
  Common Units.................................         B-1
Appendix C--Glossary of Certain Terms..........         C-1
Appendix D--Pro Forma Available Cash from
  Operating Surplus............................         D-1

                               ------------------

    Through and including       , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                            15,640,000 Common Units

                                TC PIPELINES, LP

                              Representing Limited
                               Partner Interests

                                 -------------

                                     [LOGO]
                                 -------------

                              GOLDMAN, SACHS & CO.
                              SALOMON SMITH BARNEY
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER

                            PAINEWEBBER INCORPORATED

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee............................  $  101,253
NASD filing fee................................................................      30,500
NYSE listing fee...............................................................     200,000
Printing and engraving expenses................................................      *
Legal fees and expenses........................................................      *
Accounting fees and expenses...................................................      *
Transfer agent and registrar fees..............................................      *
Miscellaneous..................................................................      *
                                                                                 ----------
        TOTAL..................................................................      *

------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The section of the prospectus entitled "The Partnership Agreement--Indemnification" is incorporated herein by this reference. Reference is made to Section __ of the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In connection with the consummation of the offering, the Partnership issued to TransCan Northern Ltd. and TransCanada Border PipeLine Ltd. (the "TransCanada Subsidiaries") a number of Common Units, 3,960,000 subordinated units and the Incentive Distribution Rights as partial consideration for their combined 30% general partner interests in Northern Border Pipeline in offerings exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The Partnership will use a portion of the net proceeds of the offering to redeem all of the Common Units issued to the TransCanada Subsidiaries. There have been no other sales of unregistered securities of the Partnership within the past three years.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

    *1.1--  Form of Underwriting Agreement.
     3.1--  Form of Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP
            (included as Appendix A to the prospectus).
     3.2--  Certificate of Limited Partnership of TC PipeLines, LP.
     3.3--  Certificate of Limited Partnership of TC PipeLines Intermediate Limited
            Partnership.
    *5.1--  Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the legality of the securities being registered.
    *8.1--  Opinion of Fried, Frank, Harris, Shriver & Jacobson relating to tax matters.

   *10.1--  Form of Contribution, Conveyance and Assumption Agreement among TC PipeLines, LP and certain other parties.
**10.2.1--  Northern Border Pipeline Company General Partnership Agreement between Northern
            Border Intermediate Limited Partnership, TransCanada Border PipeLine Ltd., and
            TransCan Northern Ltd., effective March 9, 1978 as amended (Exhibit 3.2 to
            Northern Border Partners L.P. Form S-1 Registration Statement No. 33-66158).
    10.2.2  Seventh Supplement Amending Northern Border Pipeline Company General Partnership
            Agreement dated as of September 23, 1993.
  **10.3--  Note Purchase Agreement between Northern Border Pipeline Company and the parties listed therein, dated July 15, 1992 (Exhibit 10.6 to Northern Border Partners
            L.P. Form S-1 Registration Statement No. 33-66158).
  **10.4--  Supplemental Agreement to the Note Purchase Agreement dated as of June 1, 1995
            (Exhibit 10.6.1 to Northern Border Partners L.P. Form S-1 Registration Statement
            No. 33-66158).
  **10.5--  Credit Agreement among Northern Border Pipeline Company, The First National Bank
            of Chicago, as Administrative Agent, The First National Bank of Chicago, Royal
            Bank of Canada, and Bank of America National Trust and Savings Association, as
            Syndication Agents, First Chicago Capital Markets, Inc., Royal Bank of Canada,
            and BancAmerica Securities, Inc. as Joint Arrangers and Lenders (as defined therein) dated as of June 16, 1997 (Exhibit 10(c) to Northern Border Partners
            L.P. Form S-3 Registration Statement No. 33-40601).
  **10.6--  Operating Agreement between Northern Border Pipeline Company and Northern Plains
            Natural Gas Company, dated February 28, 1980. (Exhibit 10.3 to Northern Border
            Partners L.P. Form S-1 Registration Statement No. 33-66158).
  **10.7    Guaranty made by Panhandle Eastern Pipeline Company, dated October 31, 1992
            (Exhibit 10.9 to Northern Border Partners L.P. Form S-1 Registration Statement
            No. 33-66158).
  **10.8    Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and Enron Gas Marketing, Inc., dated June 22, 1990
            (Exhibit 10.10 to Northern Border Partners L.P. Form S-1 Registration Statement
            No. 33-66158).
  **10.9.1  Amended Exhibit A to Northern Border Pipeline Company U.S. Shippers Service
            Agreement between Northern Border Pipeline Company and Enron Gas Marketing, Inc.
            (Exhibit 10.10.1 to Northern Border Partners L.P. 1993 Form 10-K SEC File No.
            001-12202).
  **10.9.2  Amended Exhibit A to Northern Border Pipeline U.S. Shippers Service Agreement
            between Northern Border Pipeline Company and Enron Gas Marketing, Inc., effective
            November 1, 1994 (Exhibit 10.10.2 to Northern Border Partners L.P. 1994 Form 10-K
            SEC File No. 001-12202).
  **10.9.3  Amended Exhibit A's to Northern Border Pipeline Company U.S. Shipper Service
            Agreement effective, August 1, 1995 and November 1, 1995 (Exhibit 10.10.3 to
            Northern Border Partners L.P. 1995 Form 10-K SEC File No. 001-12202).
  **10.9.4  Amended Exhibit A to Northern Border Pipeline Company U.S. Shipper Service
            Agreement effective April 1, 1998. (Exhibit 10.10.3 to Northern Border Partners
            L.P. 1995 Form 10-K SEC File No. 001-12202).
 **10.10.1  Guaranty made by Northern Natural Gas Company, dated October 7, 1993 (Exhibit
            10.11.1 to Northern Border Partners L.P. 1993 Form 10-K SEC File No. 001-12202).
 **10.10.2  Guaranty made by Northern Natural Gas Company, dated October 7, 1993 (Exhibit
            10.11.2 to Northern Border Partners L.P. 1993 Form 10-K SEC File No. 001-12202).
  **10.11   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and Northern Natural Gas Company, dated August 25, 1988
            (Exhibit 10.12 to Northern Border Partners L.P. Form S-1 Registration Statement
            No. 33-66158).

 **10.11.1  Amendment to Northern Border Pipeline Company U.S. Shippers Service Agreement
            effective October 1, 1993 (Exhibit 10.12.1 to Northern Border Partners L.P. 1993
            Form 10-K SEC File No. 001-12202).
 **10.11.2  Amendment to Northern Border Pipeline Company U.S. Shippers Service Agreement
            terminating the Agreement as of November 1, 1994 (Exhibit 10.12.2 to Northern
            Border Partners L.P. 1994 Form 10-K SEC File No. 001-12202).
  **10.12   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and Western Gas Marketing Limited, as agent for
            TransCanada Pipeline Limited, dated December 15, 1980 (Exhibit 10.13 to Northern border Partners L.P. Form S-1 Registration Statement No. 33-66158).
 **10.12.1  Amendment to Northern Border Pipeline Company Service Agreement extending the term effective November 1, 1995 (Exhibit 10.13.1 to Northern Border Partners L.P.
            1995 Form 10-K SEC File No. 001-12202).
  **10.13   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and Transcontinental Gas Pipe Line Corporation, dated
            July 14, 1983, with Amended Exhibit A effective February 11, 1994 (Exhibit 10.17 to Northern Border Partners L.P. 1995 Form 10-K SEC File No. 001-12202).
  **10.14   Northern Border Pipeline Company U.S. Shippers Service Agreement dated August 30,
            1991 between Northern Border Pipeline Company and Mobil Natural Gas, Inc., with
            Amended Exhibit A effective April 29, 1994 and designation of agent effective
            August 1, 1996 (Exhibit 10-18 to Northern Border Partners L.P. 1996 Form 10-K SEC
            File No. 001-12202).
  **10.15   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and Enron Capital & Trade Resources Corp. dated October
            15, 1997 (Exhibit 10.21 to Northern Border Partners L.P. 1997 Form 10-K SEC File
            No. 001-12202).
  **10.16   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and Enron Capital & Trade Resources Corp. dated October
            15, 1997 (Exhibit 10.22 to Northern Border Partners L.P. 1997 Form 10-K SEC File
            No. 001-12202).
  **10.17   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and PanEnergy Trading and Market Services, L.L.C., now
            known as Duke Trading and Market Services L.L.C., dated August 14, 1997 (Exhibit
            10.23 to Northern Border Partners L.P. 1997 Form 10-K SEC File No. 001-12202).
  **10.18   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and PanEnergy Trading and Market Services, L.L.C., now
            known as Duke Trading and Market Services L.L.C., dated August 14, 1997 (Exhibit
            10.24 to Northern Border Partners L.P. 1997 Form 10-K SEC File No. 001-12202).
  **10.19   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and Enron Capital & Trade Resources Corp. dated August 5,
            1997 with Amendment dated September 25, 1997 (Exhibit 10.25 to Northern Border
            Partners L.P. 1997 Form 10-K SEC File No. 001-12202).
  **10.20   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and Enron Capital & Trade Resources Corp. dated August 5,
            1997 (Exhibit 10.26 to Northern Border Partners L.P. 1997 Form 10-K SEC File No.
            001-12202).
  **10.21   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and TransCanada Gas Services Inc., as agent for
            TransCanada PipeLines Limited, dated August 5, 1997 (Exhibit 10.27 to Northern
            Border Partners L.P. 1997 Form 10-K SEC File No. 001-12202).

  **10.22   Northern Border Pipeline Company U.S. Shippers Service Agreement between Northern
            Border Pipeline Company and TransCanada Gas Services Inc., as agent for
            TransCanada PipeLines Limited, dated August 14, 1997 (Exhibit 10.28 to Northern
            Border Partners L.P. 1997 Form 10-K SEC File No. 001-12202).
    15.1--  Letter of acknowledgment regarding unaudited interim financial information of
            Northern Border Pipeline Company by Arthur Andersen LLP
    23.1--  Consent of Arthur Andersen LLP (relating to audited financial statements of
            Northern Border Pipeline Company)
    23.2--  Consent of KPMG LLP
   *23.3--  Consent of Fried, Frank, Harris, Shriver & Jacobson (contained in Exhibits 5.1 and 8.1)
    24.1--  Powers of Attorney (included on the signature page)
    27      Financial Data Schedule

------------------------

     * To be filed by amendment.

    ** Indicates exhibits incorporated by reference.

    (b) Financial Statement Schedules

    All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on December 30, 1998.

                                TC PipeLines, LP

                                By:  TC PipeLines GP, Inc.
                                its general partner

                                By:            /s/ JOHN W. CARRUTHERS
                                          --------------------------------
                                Name: John W. Carruthers
                                Title:  President, Chief Executive Officer

                            ------------------------

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint John W. Carruthers, Stephen J.J. Letwin and Paul
F. MacGregor, and each of them as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign the Registration Statement to be filed in connection with the public offering of limited partnership interest of TC PipeLines, LP and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
                            ------------------------

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
    /s/ JOHN W. CARRUTHERS      Officer
  --------------------------    (principal executive         December 30, 1998
      John W. Carruthers        officer)

                                Director, Chief Financial
   /s/ STEPHEN J.J. LETWIN      Officer
  --------------------------    (principal financial and     December 30, 1998
     Stephen J.J. Letwin        accounting officer)

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